UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

United Insurance Holdings Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, $0.0001 par value per share, of United Insurance Holdings Corp. (“UIHC common stock”)
	(2)	Aggregate number of securities to which transaction applies: 20,956,355 shares of UIHC common stock.
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The merger agreement sets forth a maximum exchange ratio of 209,563.55 shares of UIHC common stock for each of the 100 outstanding shares of common stock of AmCo Holding Company (“AmCo common stock”). The average of the high and low price of UIHC common stock on the NASDAQ Global Select Market on October 4, 2016 was $16.18. As a result, the proposed maximum aggregate transaction value was determined based on the product of the maximum exchange ratio multiplied by the 100 outstanding shares of AmCo common stock, multiplied by $16.18. The filing fee was determined by multiplying 0.0001159 by a maximum aggregate value of the transaction of $339,073,823.90.

	(4)	Proposed maximum aggregate value of transaction: $339,073,823.90
	(5)	Total fee paid: $39,298.66

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION,

DATED OCTOBER 5, 2016

UNITED INSURANCE HOLDINGS CORP.

800 2nd Avenue S.

St. Petersburg, FL 33701

YOUR VOTE IS IMPORTANT

To the stockholders of United Insurance Holdings Corp.:

On August 17, 2016, United Insurance Holdings Corp., a Delaware corporation (“UIHC”, “we” or “Parent”) entered into an Agreement and Plan of Merger (the “merger agreement”) with Kilimanjaro Corp., a North Carolina corporation and a wholly-owned subsidiary of UIHC (“Merger Sub”), Kili LLC, a Delaware limited liability company and a wholly-owned subsidiary of UIHC (“Merger LLC”), RDX Holding, LLC, a Delaware limited liability company (“RDX”), R. Daniel Peed, an individual residing in Texas (“Mr. Peed”), Peed FLP1, Ltd., L.L.P., a Texas limited liability partnership that is wholly-owned by Mr. Peed (“Peed FLP1”), and AmCo Holding Company, a North Carolina corporation and a wholly-owned subsidiary of RDX (“AmCo”), pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the merger agreement, we will acquire AmCo by way of a series of mergers and each share of AmCo common stock issued and outstanding immediately prior to the transactions will be converted into a number of shares of UIHC common stock (the “merger consideration”) equal to 209,563.55 multiplied by the lesser of (i) one and (ii) a fraction, the numerator of which is 130% of $14.81 and the denominator of which is the thirty trading day trailing volume-weighted average closing stock price of UIHC common stock as of the day of the closing of the mergers (the “closing”). Immediately following the closing, RDX will distribute to its members all of the merger consideration.

UIHC expects to issue approximately 20,956,355 shares of UIHC common stock pursuant to the merger agreement. Based on the number of shares of common stock of AmCo and UIHC outstanding at the close of business on [            ], 2016 (being the record date for UIHC’s special meeting of stockholders, the “record date”), immediately following the consummation of the mergers, current UIHC stockholders and RDX members would own approximately 51% and 49% of the outstanding shares of UIHC common stock, respectively.

The proxy statement attached to this letter contains detailed information concerning UIHC, AmCo and the mergers and a more thorough explanation of the views of the board of directors of UIHC (the “UIHC board”) regarding the mergers. PLEASE READ THIS DOCUMENT CAREFULLY, INCLUDING THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE [    ], WHICH DESCRIBES SOME OF THE RISKS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGERS AND THE SHARE ISSUANCE PROPOSAL (AS DEFINED BELOW).

UIHC is asking its stockholders to approve (i) the issuance of shares of common stock, $0.0001 par value per share, of UIHC as the merger consideration pursuant to the merger agreement (which we refer to as the “share issuance proposal”) and (ii) the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in support of the share issuance proposal (which we refer to as the

“adjournment proposal” and, together with the share issuance proposal, the “proposals”). The UIHC board has unanimously determined that the mergers, the issuance of shares of UIHC common stock pursuant to the merger agreement, and the other transactions contemplated by the merger agreement are advisable and in the best interest of UIHC and its stockholders and unanimously recommends that UIHC stockholders vote “FOR” the share issuance proposal and “FOR” the adjournment proposal.

The proposals are being presented to the stockholders of UIHC at a special meeting to be held on [            ], 2016 at [            ] (local time) at our offices at 800 2nd Avenue S., St. Petersburg, Florida, 33701 (such meeting, the “special meeting”).

Your vote is important. We cannot complete the mergers unless the share issuance proposal is approved by the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the special meeting. We encourage you to read the proxy statement, which includes important information about UIHC, AmCo, the mergers and the proposals related to the mergers. Whether or not you plan to attend the UIHC special meeting, please take the time to vote by completing and mailing the enclosed proxy card promptly. You may also vote your shares over the Internet according to the instructions on the proxy card.

John Forney, CFA
President and Chief Executive Officer
United Insurance Holdings Corp.

This proxy statement is dated [            ], 2016 and is first being mailed to UIHC stockholders on or about [            ].

THE SECURITIES TO BE ISSUED AS THE MERGER CONSIDERATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION,

DATED OCTOBER 5, 2016

UNITED INSURANCE HOLDINGS CORP.

800 2nd Avenue S.

St. Petersburg, FL 33701

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

UNITED INSURANCE HOLDINGS CORP.

TO BE HELD ON [            ], 2016

To the stockholders of United Insurance Holdings Corp.:

Notice is hereby given that a special meeting of the stockholders of United Insurance Holdings Corp., a Delaware corporation (“UIHC”), will be held at [    a.m. / p.m.] local time at 800 2nd Avenue S., St. Petersburg, Florida, 33701 on [            ], 2016, for the following purposes:

a)	To consider and vote on a proposal to approve the issuance of shares of UIHC common stock (the “share issuance proposal”) as contemplated by that certain Agreement and Plan of Merger, dated as of August 17, 2016 (the “merger agreement”), by and among UIHC, Kilimanjaro Corp., a North Carolina corporation and a wholly-owned subsidiary of UIHC, Kili LLC, a Delaware limited liability company and a wholly-owned subsidiary of UIHC, RDX Holding, LLC, a Delaware limited liability company, R. Daniel Peed, an individual residing in Texas, Peed FLP1, Ltd., L.L.P., a Texas limited liability partnership that is wholly-owned by Peed, and AmCo Holding Company, a North Carolina corporation and wholly-owned subsidiary of RDX Holding, LLC; and

b)	To transact any other business as may properly come before the special meeting and the adjournment or postponement of the special meeting to solicit additional proxies (the “adjournment proposal”).

The board of directors of UIHC (the “UIHC board”) has fixed the close of business on [            ], 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. Only UIHC stockholders of record at the close of business on the record date for the special meeting are entitled to notice of and to vote at the special meeting and any adjournments or postponements of such special meeting. The UIHC board has unanimously determined that the mergers, the issuance of shares of UIHC common stock pursuant to the merger agreement and the other transactions contemplated by the merger agreement are advisable and in the best interest of UIHC and its stockholders and unanimously recommends that UIHC stockholders vote “FOR” both proposals.

Your vote at the special meeting is important. We cannot complete the mergers unless the share issuance proposal is approved by the holders of a majority of the shares of UIHC common stock entitled to vote and present in person or represented by proxy at the special meeting. It is therefore important that your stock be represented and voted whether or not you plan to attend the special meeting in person. Instructions regarding the different methods for voting your shares are provided under the section titled “Questions and Answers About the Mergers and the Special Meeting” beginning on page 1.

By Order of the Board of Directors,

Gregory C. Branch
Chairman of the Board of Directors

St. Petersburg, FL

[            ], 2016

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting to be held for the purpose of voting on proposals addressing (i) the issuance of shares of common stock of United Insurance Holdings Corp. (“UIHC”), $0.0001 par value per share (which we refer to as the “share issuance proposal”), contemplated by that certain Agreement and Plan of Merger, dated as of August 17, 2016 (the “merger agreement”), by and among UIHC, Kilimanjaro Corp., a North Carolina corporation and a wholly-owned subsidiary of UIHC (“Merger Sub”), Kili LLC, a Delaware limited liability company and a wholly-owned subsidiary of UIHC (“Merger LLC”), RDX Holding, LLC, a Delaware limited liability company (“RDX”), R. Daniel Peed, an individual residing in Texas (“Mr. Peed”), Peed FLP1, Ltd., L.L.P., a Texas limited liability partnership that is wholly-owned by Mr. Peed (“Peed FLP1”), and AmCo Holding Company, a North Carolina corporation and a wholly-owned subsidiary of RDX (“AmCo”); and (ii) the transaction of such other business as may properly come before the special meeting and the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies (which we refer to as the “adjournment proposal”). These questions and answers do not address all questions that may be important to you as a UIHC stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because the board of directors of UIHC (which we refer to as the “UIHC board”) is soliciting proxies for use at the special meeting being held to consider and vote upon the share issuance proposal and the adjournment proposal.

Q:	When and where will the special meeting of the UIHC stockholders be held?

A:	The special meeting will take place at our offices at 800 2nd Avenue S., St. Petersburg, Florida 33701 on [ ], [ ], 2016, at [ p.m. / a.m.] local time.

Q:	Who can attend and vote at the special meeting?

A:	Holders of record of outstanding shares of UIHC common stock as of the close of business on [ ], 2016 (which we refer to as the “record date”) are entitled to receive notice of, attend and vote or be represented by proxy at the special meeting and any adjournment or postponement of the special meeting. Each share of UIHC common stock outstanding as of the close of business on the record date is entitled to one vote on each matter properly brought before the special meeting.

Q:	What constitutes a quorum?

A:	The presence in person or by proxy of holders of a majority of the shares of UIHC common stock entitled to vote at the special meeting will be necessary, and will constitute a quorum, for the transaction of business at the special meeting. If you are a UIHC stockholder as of the close of business on the record date and you vote by mail, through the Internet or in person at the special meeting, you will be considered part of the quorum. If your shares are held by your broker, bank or other nominee (which we refer to as holding shares in “street name”) and you provide your bank, broker or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If your shares are held in street name and you do not provide your bank, broker or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

If a quorum is not present or represented by proxy at the special meeting, the holders of a majority of the shares of UIHC common stock entitled to vote at the special meeting who are present in person or represented by proxy may adjourn the special meeting.

Q:	What vote is required to approve the share issuance proposal and the adjournment proposal?

A:	The approval by the holders of a majority of the shares of UIHC common stock entitled to vote and present in person or represented by proxy at the special meeting is required to approve the share issuance proposal.

The approval by the holders of a majority of the shares of UIHC common stock entitled to vote and present in person or represented by proxy at the special meeting is required to approve the adjournment proposal. In addition, even if a quorum is not present at the special meeting, the approval by the holders of a majority of the shares of UIHC common stock entitled to vote and present in person or represented by proxy at the special meeting may adjourn the special meeting.

Q:	How does the UIHC board recommend that I vote on the share issuance proposal and the adjournment proposal?

A:	The UIHC board unanimously recommends that our stockholders vote “FOR” the share issuance proposal and “FOR” the adjournment proposal. For a discussion of the factors that the UIHC board considered in determining to recommend the share issuance proposal, please see the section of this proxy statement titled “The Mergers—Recommendation of the UIHC Board and Reasons for Recommendation” beginning on page 46.

Q:	How do I vote my shares of UIHC common stock?

A:	If you are a holder of record of UIHC common stock as of the close of business on the record date, you may vote by:

•	authorizing a proxy to vote your shares at the special meeting by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed pre-addressed, postage-paid envelope;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	appearing in person at the special meeting and voting by ballot.

Proxies submitted through the Internet must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail or through the Internet even if you plan to attend the special meeting in person to ensure that your shares of UIHC common stock are represented at the special meeting.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the share issuance proposal and “FOR” the adjournment proposal.

Q:	What happens if I abstain from voting or fail to vote?

A:	With respect to the share issuance proposal, if you attend the meeting in person or by proxy but abstain from voting, it will have the same effect as a vote against the share issuance proposal. If you fail to cast your vote in person or by proxy, or if your shares are held in street name and you fail to give voting instructions to your broker, bank or other nominee on how to vote your shares, it will have no effect on the share issuance proposal, assuming a quorum is present.

With respect to the adjournment proposal, if you attend the meeting in person or by proxy but abstain from voting, it will have the same effect as a vote against the adjournment proposal. If you fail to cast your vote in person or by proxy, or if your shares are held in street name and you fail to give voting instructions to your broker, bank or other nominee on how to vote your shares, it will not have any effect on the outcome of the vote on the adjournment proposal.

Q:	How do I cast my vote if my shares of UIHC common stock are held of record in street name?

A:	If you hold your shares of UIHC common stock in street name, your broker, bank or nominee will not vote your shares unless you provide instructions on how to vote. You should receive a voting instruction form from the broker, bank or other nominee that is the record holder of your shares. You must follow the directions on the voting instruction form to provide your broker, bank or other nominee with instructions on how to vote your shares. Although the inability of your broker, bank or other nominee to vote your shares will have no effect on the share issuance proposal (assuming a quorum is present) and will have no effect on the adjournment proposal, you are encouraged to have your voice heard in regard to these important matters by voting your shares in accordance with such voting instruction form. If your shares are held in street name, please refer to the voting instruction form used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the Internet or telephone.

Q:	How will proxy holders vote my shares of common stock?

A:	If you properly authorize a proxy prior to the special meeting, your shares of UIHC common stock will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares of common stock will be voted “FOR” the share issuance proposal and “FOR” the adjournment proposal. The proxy holders will vote in their discretion upon such other matters as may properly come before the special meeting by or at the direction of the UIHC board or any adjournment or postponement of the special meeting.

Q:	Can I change my vote after I have voted?

A:

You may revoke your proxy or change your vote at any time before it is voted at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to our Corporate Secretary at 800 2nd Avenue S., St. Petersburg, Florida 33701. You may also revoke your proxy or change your vote by submitting another proxy through the Internet in accordance with the instructions on the enclosed proxy card prior to 11:59 p.m. Eastern Time on the day before the special meeting. Only your latest vote will be counted at the special meeting. You may also submit a later-dated proxy card relating to the same shares of UIHC common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke or change your proxy. Holders of shares of UIHC common stock in street name should contact their bank, broker or other nominee to obtain instructions as to how to revoke or change their proxies.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the instructions received from your bank, broker or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Once your shares have been voted, whether in person or by proxy, at the special meeting, your vote cannot be changed.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares of UIHC common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by properly completing and mailing each proxy card you receive or by submitting your proxies through the Internet by using the different voter control number(s) located on each proxy card received.

Q:	When does UIHC expect to complete the mergers?

A:	We and AmCo are working toward completing the mergers as quickly as possible. We currently anticipate that the mergers will be completed during the first calendar quarter of 2017, but we cannot be certain when or if the conditions to the mergers will be satisfied or, to the extent permitted, waived. The mergers cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the approval of the share issuance proposal by our stockholders and the receipt of certain regulatory approvals. For additional information, see the section titled “Merger Agreement—Conditions to Completion of the Mergers” beginning on page 82.

Q:	What happens if the mergers are not completed?

A:	If the share issuance proposal is not approved by the holders of a majority of the shares of UIHC common stock entitled to vote and present in person or represented by proxy at the special meeting, or if the mergers are not completed for any other reason, we expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of UIHC common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of UIHC common stock. Under certain circumstances, if the mergers are not completed, we may be obligated to pay a termination fee. For additional information, see the section titled “Merger Agreement—Transaction and Termination Fees and Expenses” beginning on page 85.

Q:	Are there any requirements if I plan to attend the special meeting?

A:	If you wish to attend the special meeting, you may be asked to present valid photo identification. Please note that, if you hold your shares in street name, you will need to bring a copy of your voting instruction card or brokerage statement reflecting your ownership of UIHC common stock as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without our approval.

Q:	Where can I find more information about UIHC?

A:	We file periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (which we refer to as the “SEC”). You may read and copy any document we file at the SEC’s public reference facilities located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and on our website at http://investors.upcinsurance.com. For a more detailed description of the information available, see the section titled “Where You Can Find More Information” beginning on page 127.

Q:	Who can help answer my questions about the mergers and the special meeting?

A:	If you have more questions about the special meeting or the mergers, you should contact our proxy solicitation agent, MacKenzie Partners, Inc., as follows:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

If you hold your shares through a broker, bank or other nominee, you should call your broker, bank or other nominee for additional information.

SUMMARY

The following is only a summary of material information contained in this proxy statement. To understand the share issuance proposal and the adjournment proposal, you must review all the information in this proxy statement, along with the annexes and the information incorporated by reference. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 127. The merger agreement, a copy of which is attached as Annex A to this proxy statement, the stockholders agreement, a copy of which is attached as Annex B to this proxy statement, the fairness opinion of Raymond James & Associates, Inc., a copy of which is attached as Annex C to this proxy statement, the audited annual financial statements of AmCo and related notes, a copy of which is attached as Annex D-1 to this proxy statement, the unaudited interim financial statements of AmCo and related notes, a copy of which is attached as Annex D-2 to this proxy statement, and the financial statement schedules of AmCo, a copy of which is attached as Annex D-3 to this proxy statement, each form a part of this proxy statement. You should refer to the merger agreement for a complete statement of the terms and conditions of the mergers.

The Parties to the Mergers (see page 38)

UIHC. UIHC, which we also refer to as “we” or “Parent”, is primarily engaged in the homeowners property and casualty insurance business in the United States. UIHC serves as the holding company for United Property & Casualty Insurance Company and its affiliated companies, and conducts its business primarily through its wholly-owned operating subsidiaries. Collectively, including UIHC, these entities are referred to as “UPC Insurance.” UPC Insurance currently writes in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire and Virginia. Its target market currently consists of areas where the perceived threat of natural catastrophe has caused large national insurance carriers to reduce their concentration of policies. UIHC common stock is traded on the NASDAQ Global Select Market (which we refer to as “Nasdaq”) under the symbol “UIHC”. UIHC’s principal executive offices are located at 800 2nd Avenue S., St. Petersburg, Florida 33701.

Merger Sub. Merger Sub is a North Carolina corporation and a wholly-owned subsidiary of UIHC that was formed solely for the purpose of facilitating UIHC’s acquisition of AmCo. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the first merger (as defined below), Merger Sub will merge with and into AmCo and will cease to exist.

Merger LLC. Merger LLC is a Delaware limited liability company and a wholly-owned subsidiary of UIHC that was formed solely for the purpose of facilitating UIHC’s acquisition of AmCo. Merger LLC has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the second merger (as defined below), AmCo will merge with and into Merger LLC, with Merger LLC (which will be renamed “AmCo Holding Company” (or a similar name) shortly thereafter) surviving the second merger as a wholly-owned subsidiary of UIHC.

AmCo. AmCo is a North Carolina corporation, an insurance holding company and the sole shareholder of American Coastal Insurance Company (which we refer to as “American Coastal”). American Coastal is engaged in the commercial residential property and casualty insurance business and writes coverage for Florida condominiums, homeowners associations, apartments and townhomes through AmRisc, LLC, its managing general agent (which we refer to as “AmRisc”). American Coastal has been operating continuously in Florida since 2007, and has successfully managed its business through a number of changes in the commercial residential market in Florida. AmCo is also the owner of BlueLine Cayman Holdings, a Cayman Islands holding company that owns BlueLine Re. BlueLine Re is a protected cell whose sole business is the entry into and performance of quota share agreements to participate in AmRisc’s excess and surplus book of business. AmCo’s principal executive office is located at 20405 State Highway 249, Suite 430, Houston, Texas 77070. As a result of the first merger (as defined below), Merger Sub will be merged with and into AmCo, with AmCo surviving the first merger. As a result of the second merger (as defined below), AmCo will be merged with and into Merger LLC, with Merger LLC surviving the second merger. At that time, AmCo will cease to exist and Merger LLC, which will be renamed “AmCo Holding Company” (or a similar name) shortly thereafter, will be a wholly-owned subsidiary of UIHC.

RDX. RDX is a Delaware limited liability company formed for the sole purpose of holding equity interests in AmCo. The holding company group conducts insurance business through its indirect subsidiaries, American Coastal and BlueLine Cayman Holdings. All other activities of RDX are incidental to its formation and ongoing holding of AmCo equity interests.

Peed FLP1. Peed FLP1 is a Texas limited liability partnership managed by its general partner Peed Management, LLC. Mr. Peed is the sole limited partner of Peed FLP1. Peed FLP1 was formed for the sole purpose of holding equity interests in certain corporations, limited partnerships and limited liability companies, including RDX. Peed FLP1 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with holding equity interests.

Mr. Peed. Mr. Peed is a natural person residing in Texas. Mr. Peed is the sole limited partner of Peed FLP1. Mr. Peed is also the sole member and manager of Peed Management, LLC, which is the sole general partner of Peed FLP1. Mr. Peed is the sole director of RDX, and is the only member of RDX that holds voting shares. Mr. Peed will be a director of UIHC after the closing.

The Mergers (see page 38)

On August 17, 2016, UIHC, Merger Sub, Merger LLC, AmCo, RDX, Mr. Peed and Peed FLP1 entered into the merger agreement. Under the terms of the merger agreement, subject to the satisfaction or waiver of conditions specified in the merger agreement, Merger Sub will merge with and into AmCo (which merger we refer to as the “first merger”). As a result of the first merger, AmCo will become a wholly-owned subsidiary of UIHC. AmCo, as the survivor of the first merger, will then merge with and into Merger LLC, with Merger LLC surviving the second merger as a wholly-owned subsidiary of UIHC (which merger we refer to as the “second merger”, and together with the first merger, the “mergers”).

We have attached the merger agreement as Annex A to this proxy statement. We encourage you to carefully read the merger agreement in its entirety. We currently expect that the mergers will be completed during the first calendar quarter of 2017, but we cannot be certain when or if the conditions to the mergers will be satisfied (or, to the extent permitted, waived) and therefore cannot predict the actual timing of the completion of the mergers.

Prior to the Mergers

The Mergers: The First Merger

The Mergers: The Second Merger

After the Mergers

The Merger Consideration (see page 71)

The merger agreement provides that, at the effective time of the first merger, each issued and outstanding share of common stock of AmCo (other than shares owned by AmCo, UIHC, Merger Sub or any of their respective wholly-owned subsidiaries, which will be cancelled) will automatically be converted into a number of shares of common stock of UIHC equal to 209,563.55 multiplied by the lesser of (a) one and (b) a fraction, the numerator of which is 130% of $14.81 and the denominator of which is the volume-weighted average closing sale price of UIHC common stock on Nasdaq for the thirty trading days preceding the date of the closing (which we refer to as the “closing date”) of the mergers (which we refer to as the “exchange ratio”).

Immediately following the consummation of the mergers, RDX will distribute the UIHC common stock issued upon the consummation of the first merger (which we call the “merger consideration”) to the equityholders of RDX. Since the market price of UIHC common stock will fluctuate, the value of the merger consideration to be received by RDX may increase or decrease between the dates of the merger agreement, this proxy statement and the special meeting, and the closing date.

The Special Meeting (see page 33)

Date, Time and Place. The special meeting will be held on [                 ], 2016, starting at [     a.m. / p.m. local time] at 800 2nd Avenue S., St. Petersburg, Florida 33701.

Purpose. You are being asked to consider and vote upon the (i) the share issuance proposal and (ii) the adjournment proposal.

Record Date and Quorum. You are entitled to vote at the special meeting if you were the record owner of shares of UIHC common stock at the close of business on the record date, which is [                 ], 2016. Stockholders of record of UIHC common stock as of the close of business on the record date will have one vote for each share of UIHC common stock. As of the record date, there were [                ] shares of UIHC common stock issued and outstanding and entitled to vote. The presence in person or by proxy of holders of a majority of the shares of UIHC common stock entitled to vote at the special meeting constitutes a quorum for the purpose of the special meeting. In the event that a quorum is not present in person or represented by proxy at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required. The adoption of the share issuance proposal and the adjournment proposal requires the approval by the holders of a majority of the shares of UIHC common stock entitled to vote and present in person or represented by proxy at the special meeting.

Recommendation of the UIHC Board and Reasons for the Mergers (see page 46)

At an August 17, 2016 meeting of the UIHC board, the UIHC board, by a unanimous vote and after careful consideration of the terms and conditions of the merger agreement, the mergers, the issuance of shares of UIHC common stock as the merger consideration pursuant to the merger agreement (which we call the “share issuance”) and the other transactions contemplated by the merger agreement (which we refer to as the “transactions”): (a) adopted and declared advisable the merger agreement, the mergers, the share issuance and the consummation by UIHC of the other transactions contemplated by the merger agreement; (b) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by UIHC of the transactions, including the mergers and the share issuance; (c) determined that the mergers and the transactions, including the share issuance, are in the best interests of UIHC and its stockholders; (d) directed that a proposal to adopt the share issuance be submitted to a vote at a meeting of UIHC stockholders; and (e) recommended that UIHC stockholders vote for the share issuance proposal. Accordingly, the UIHC board unanimously recommends that UIHC stockholders vote “FOR” the share issuance proposal and “FOR” the adjournment proposal.

For a summary of the factors considered by the UIHC board in reaching its decision to approve the merger agreement, the mergers, the share issuance and the other transactions contemplated by the merger agreement, as well as the UIHC board’s reasons for, and certain risks related to, the mergers, see the section of this proxy statement titled “The Mergers—Recommendation of the UIHC Board and Reasons for Recommendation” beginning on page 46.

Opinion of UIHC’s Financial Advisor (see page 50)

At the August 17, 2016 meeting of the UIHC board, representatives of Raymond James & Associates, Inc. (which we refer to as “Raymond James”) rendered Raymond James’ oral opinion to the UIHC board that the exchange ratio was fair, from a financial point of view, to UIHC. The oral opinion was subsequently confirmed by Raymond James’ delivery of its written opinion to the UIHC board, dated August 17, 2016, as to the fairness, as of such date, of the exchange ratio to UIHC, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Annex C to this proxy statement. The summary of the opinion of Raymond James set forth in this proxy statement is qualified in its entirety by reference to the full text of such written opinion. Raymond James provided its opinion for the information of the UIHC board (in its capacity as such) in connection with its consideration of the proposed mergers. The opinion only addresses the fairness, from a financial point of view, of the exchange ratio in the merger agreement to UIHC, and does not address any other term, aspect or implication of the merger agreement, the mergers or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. Raymond James’ opinion does not constitute a recommendation to the UIHC board, any stockholder of UIHC or any other party as to how to vote or act on any matter relating to the mergers or otherwise.

Ownership of UIHC After the Mergers (see page 23)

Upon the consummation of the first merger, RDX will own the shares of UIHC common stock issued as the merger consideration. Immediately following the closing, however, RDX will distribute the merger consideration to its members.

UIHC expects to issue approximately 20,956,355 shares of UIHC common stock pursuant to the merger agreement. Based on the number of shares of common stock of AmCo and UIHC outstanding on the record date, following the consummation of the mergers, current UIHC stockholders and RDX members are expected to own approximately 51% and 49% of the outstanding shares of UIHC common stock, respectively. In particular, Mr. Peed, being the majority equityholder of RDX, is expected to beneficially own approximately 32% of the outstanding shares of UIHC common stock and have a proxy from one of the members of RDX to vote approximately 8% of the outstanding shares of UIHC common stock. For more information regarding this risk, see the section of this proxy statement titled “Risk Factors—Risks Relating to the Mergers” beginning on page 23.

The Stockholders Agreement (see page 87)

Concurrently with the execution of the merger agreement, UIHC, RDX, Mr. Peed and Peed FLP1 (which, together with Mr. Peed, we refer to as the “Peed stockholder”) entered into a stockholders agreement (which we refer to as the “stockholders agreement”), which will govern the Peed stockholder’s ownership of securities of, and its investment in, UIHC following the closing. Notable terms and conditions of the stockholders agreement include:

•	a provision limiting, subject to certain exceptions, the number of voting securities of UIHC voted by the Peed stockholder at its discretion to no more than 25% of the total outstanding voting securities of UIHC until the earlier of the five year anniversary of the closing and the date the Peed stockholder beneficially owns less than 25% of UIHC’s total outstanding voting securities. Until such time, any shares held by the Peed stockholder in excess of 25% of the voting securities of UIHC must be voted in proportion with the votes cast by UIHC stockholders other than the Peed stockholder and its affiliates;

•	restrictions on the Peed stockholder’s ability to transfer, without the UIHC board’s prior written consent and subject to certain exceptions: (i) any of its securities in UIHC until the first anniversary of the closing; and (ii) greater than 25% of its voting securities in UIHC between the first and third anniversaries of the closing. Following the third anniversary of the closing, the Peed stockholder will be permitted to transfer its voting securities without the UIHC board’s prior written consent; and

•	customary “standstill” provisions that prohibit the Peed stockholder and its affiliates from taking certain actions, including (subject to certain exceptions) acquiring additional UIHC securities, participating in efforts to acquire UIHC or any of its subsidiaries, and seeking to elect or remove members of the UIHC board. The Peed stockholder will also be subject to a non-competition provision expiring five years following the closing.

We have attached the stockholders agreement as Annex B to this proxy statement. We encourage you to carefully read the stockholders agreement in its entirety.

Commercial Relationship with AmRisc and Extension of Amended and Restated Managing Agency Contract (see page 91)

AmCo’s main operating subsidiary, American Coastal, is subject to an exclusive amended and restated managing agency contract (which we refer to as the “MGA contract”) with AmRisc that governs the terms and conditions under which AmRisc acts as American Coastal’s managing general agent. American Coastal relies on AmRisc for the conduct of its insurance business, including for the distribution of all of American Coastal’s insurance policies and for underwriting, claims, marketing and other services. Mr. Peed is also the Chief Executive Officer and an equityholder of AmRisc. For more information regarding risks related to American Coastal’s and Mr. Peed’s relationship with AmRisc, see the section of this proxy statement titled “Risk Factors—Risks Relating to the Business of AmCo” beginning on page 28.

The initial term of the MGA contract will expire on June 1, 2020. Concurrently with the execution of the merger agreement, UIHC, American Coastal, AmRisc and certain affiliates entered into a consent agreement that would, among other things, amend the MGA contract to extend the initial term to five years following the consummation of the first merger (which we refer to as the “MGA contract amendment”) effective upon the approval of the MGA contract amendment by the Florida Office of Insurance Regulation. Such approval is a condition to UIHC’s obligations to consummate the mergers. We cannot assure you that this approval will be granted or that it will not involve the imposition of additional conditions to the amendment. For more information regarding risks related to the termination or expiration of the MGA contract, see the section of this proxy statement titled “Risk Factors—Risks Relating to the Business of AmCo” beginning on page  28.

UIHC Board After the Mergers (see page 60)

At the effective time of the first merger, the UIHC board will be increased from seven directors to ten directors. The UIHC board will be comprised of the directors of the UIHC board as of immediately prior to the effective time of the first merger, plus Mr. Peed, Mr. Patrick F. Maroney and Mr. Michael R. Hogan. Mr. Peed will also serve as the Non-Executive Vice Chairman of the UIHC board. For more information on the composition of the UIHC board after the mergers, see the sections of this proxy statement titled “Stockholders Agreement—Board Representation” beginning on page 87 and “The Mergers—UIHC Board After the Mergers” beginning on page 60.

Regulatory Approvals (see page 80)

UIHC and AmCo have agreed to use their commercially reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include:

•	approvals under, or the expiration or termination of waiting periods pursuant to, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the “HSR Act”);

•	approvals of UIHC’s acquisition of control of American Coastal from the insurance regulator for the State of Florida, and approvals of Mr. Peed’s and RDX’s acquisition of control of certain subsidiaries of UIHC from the insurance regulators for the States of Florida, Hawaii and New York (which we refer to collectively as the “Form A approvals”); and

•	the approval (which we refer to as the “amendment approval”) by the Florida Office of Insurance Regulation of the MGA contract amendment.

On September 30, 2016, UIHC and AmCo received early termination of the HSR Act waiting period.

While we expect to obtain all required regulatory approvals, we cannot assure you that these approvals will be granted or that they will not involve the imposition of additional conditions to the completion of the mergers. For more information on these regulatory matters, see the sections of this proxy statement titled “Merger Agreement—Efforts to Consummate the Mergers; Regulatory Matters” beginning on page 80, “The Mergers—Regulatory Approvals Required for the Transaction” beginning on page 59 and “Risk Factors—Risks Relating to the Business of AmCo” beginning on page 28.

Conditions to Completion of the Mergers (see page 82)

Conditions to Each Party’s Obligations. The obligations of the parties to the merger agreement to effect the mergers are subject to the satisfaction or waiver of certain conditions, including (among others):

•	receipt of the UIHC stockholder approval of the share issuance proposal (which we call the “stockholder approval”);

•	approval for listing the merger consideration on Nasdaq;

•	absence of any temporary restraining order, preliminary or permanent injunction or other order that would (i) prevent the consummation of the mergers or the transactions or (ii) prevent or limit the performance of any party to any of the ancillary agreements entered into in connection with the merger agreement;

•	absence of any pending or threatened legal proceeding that seeks an order or injunction that would prevent, restrain or otherwise limit the performance by any party of any of the ancillary agreements entered into at the signing; and

•	RDX and its members being ready, willing and able to effect the distribution of the merger consideration from RDX to its members (which we refer to as the “distribution”), and UIHC’s reasonable satisfaction that the distribution will occur immediately following the closing.

In addition, UIHC’s obligations to effect the mergers are subject to the further satisfaction or waiver of other conditions, including (among others):

•	the minimum tangible net worth of AmCo, measured as of immediately prior to the closing, being no less than $154,500,000; and

•	receipt of the amendment approval and the Form A approvals without the imposition of a burdensome regulatory action (as such term is described in the section of this proxy statement titled “Merger Agreement—Efforts to Consummate the Mergers; Regulatory Matters” beginning on page 80).

AmCo’s obligations to effect the mergers also are subject to the further satisfaction or waiver of other conditions, including (among others):

•	the volume-weighted average closing sale price of common stock of UIHC on Nasdaq for the thirty trading days preceding the date of the closing (which we refer to as the “30-day trailing VWAP”) being no less than $10.367;

•	receipt of the Form A approvals without the imposition of a burdensome regulatory action; and

•	receipt of an opinion from Debevoise & Plimpton LLP (which we refer to as “Debevoise”) or another nationally recognized law firm selected by AmCo that the mergers will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, as amended (which we refer to as the “code”).

For a more detailed discussion of the conditions to closing the mergers, see the section of this proxy statement titled “Merger Agreement—Conditions to Completion of the Mergers” beginning on page 82.

No Solicitation of Alternative Transactions; Adverse Recommendation Change (see page 76)

Subject to certain exceptions, the merger agreement generally precludes UIHC from soliciting, initiating or knowingly facilitating, or engaging in discussions or negotiations with or entering into a letter of intent, agreement in principle or contract with a third party with regard to, any UIHC takeover proposal (as such term is defined in the section of this proxy statement titled “Merger Agreement—No Solicitation” beginning on page 76). Notwithstanding such restrictions, the merger agreement provides that, under specified circumstances occurring before UIHC’s receipt of the stockholder approval of the share issuance, UIHC may contact a third party that made a UIHC takeover proposal solely to clarify the UIHC takeover proposal to determine whether it would reasonably be expected to lead to a “superior proposal” (as such term is defined in the section of this proxy statement titled “Merger Agreement—No Solicitation” beginning on page 76). UIHC may also, in certain circumstances, engage in discussions or negotiations with, or enter into a letter of intent, agreement in principle or contract with, a third party with respect to a UIHC takeover proposal made or submitted by such third party if the UIHC board determines in good faith that such takeover proposal is or would reasonably be expected to lead to a superior proposal. Under certain circumstances, UIHC would be permitted to terminate the merger agreement to enter into an agreement for a superior proposal, provided that it pays a termination fee of $9,311,000 (or $4,655,000 if the merger agreement was terminated prior to October 1, 2016) and reimburses up to $1,500,000 of AmCo and its affiliates’ transaction expenses.

For more information on these solicitation restrictions, see the section of this proxy statement titled “Merger Agreement—No Solicitation” beginning on page 76.

The merger agreement also restricts the UIHC board from effecting an adverse recommendation change (as such term is defined in the section of this proxy statement titled “Merger Agreement—Recommendation of the UIHC Board” beginning on page 78). Notwithstanding such restriction, the merger agreement provides that at any time prior to the receipt of the stockholder approval of the share issuance proposal, the UIHC board may effect an adverse recommendation change in certain circumstances (i) in connection with a superior proposal that is not solicited in violation of the above solicitation restrictions, if, after negotiating with AmCo regarding such superior proposal for three business days, the UIHC board determines in good faith after consultation with its outside legal and financial advisors that the applicable UIHC takeover proposal remains a superior proposal, or (ii) otherwise, if, after negotiating with AmCo for three business days, the UIHC board determines in good faith, after consultation with outside legal advisors and financial advisors, that the failure to effect a parent adverse recommendation change would be reasonably likely to be inconsistent with the exercise of the UIHC board’s fiduciary duties. In the event of an adverse recommendation change prior to UIHC’s receipt of stockholder approval of the share issuance proposal, AmCo would be permitted to terminate the merger agreement and receive a $9,311,000 termination fee and reimbursement of up to $1,500,000 of AmCo’s and its affiliates’ expenses.

For more information on the UIHC board’s ability to effect an adverse recommendation change, see the section of this proxy statement titled “Merger Agreement—Recommendation of the UIHC Board” beginning on page 78.

Termination of the Merger Agreement (see page 84)

The merger agreement may be terminated at any time prior to the effective time of the first merger upon the mutual written consent of UIHC, Merger Sub and AmCo. Either AmCo or UIHC may also terminate the merger agreement:

•	if the first merger is not consummated on or before May 17, 2017 (subject to an extension of such date in certain circumstances);

•	if a governmental entity issues a final, nonappealable order, decree or ruling that permanently enjoins, restrains or otherwise prohibits the mergers or the transactions or imposes a burdensome regulatory action; or

•	if the share issuance proposal is not approved at the special meeting (or at any adjournment or postponement thereof) by the holders of a majority of the shares of UIHC common stock entitled to vote and present in person or represented by proxy at such special meeting (which we refer to as a “stockholder approval termination event”).

UIHC may also terminate the merger agreement:

•	if AmCo (i) breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement, (ii) such breach or failure would give rise to a failure of certain of the conditions to closing, and (iii) such breach or failure cannot be cured within thirty days after UIHC provides AmCo with written notice of such breach or failure; or

•	to concurrently enter into a binding definitive agreement for a superior proposal in accordance with certain terms and conditions of the merger agreement described in the section of this proxy statement titled “Merger Agreement—No Solicitation” beginning on page 76 (which we refer to as a “superior proposal termination event”).

AmCo may also terminate the merger agreement if:

•	UIHC, Merger Sub or Merger LLC (i) breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement, (ii) such breach or failure would give rise to a failure of certain of the conditions to closing, and (iii) such breach or failure cannot be cured within thirty days after AmCo provides UIHC, Merger Sub or Merger LLC with written notice of such breach or failure; or

•	prior to the receipt of the stockholder approval, the UIHC board or any committee thereof effects an adverse recommendation change (which we refer to as an “adverse recommendation change termination event”).

Termination Fees (see page 85)

We will be required to pay RDX a termination fee of up to $9,311,000 (which we refer to as the “termination fee”) and / or reimburse up to $1,500,000 of transaction expenses incurred by AmCo and its affiliates (which we refer to as the “expense reimbursement”) in the following circumstances:

•	Upon a stockholder approval termination event, we will be required to pay the expense reimbursement. We will also be required to pay the termination fee upon a stockholder termination event if: (i) a UIHC takeover proposal (as defined in the section of this proxy statement titled “Merger Agreement—No Solicitation” beginning on page 76, except with references to “20%” and “80%” replaced with “50%”) is publicly announced and not publicly withdrawn prior to the special meeting; and (ii) concurrently with, or within twelve months after, the stockholder approval termination event, we consummate, or enter into a definitive agreement providing for, a UIHC acquisition transaction (as defined in the section of this proxy statement titled “Merger Agreement—No Solicitation” beginning on page 76, except with references to “20%” and “80%” replaced with “50%”), which UIHC acquisition transaction need not be pursuant to the UIHC takeover proposal that was publicly announced and not publicly withdrawn prior to the special meeting;

•	Upon a superior proposal termination event, we will be required to pay the termination fee and expense reimbursement, provided that the amount of the termination fee would equal $4,655,000 if the merger agreement was terminated prior to October 1, 2016; and

•	Upon an adverse recommendation change termination event, we will be required to pay the termination fee and expense reimbursement.

For additional information on the termination fee, please see the section of this proxy statement titled “Merger Agreement—Transaction and Termination Fees and Expenses” beginning on page 85.

Accounting Treatment (see page 59)

UIHC will account for the mergers under the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, UIHC considered the factors required under the Financial Accounting Standards Board (which we refer to as the “FASB”) Accounting Standards Codification 805 – Business Combinations (which we refer to as “ASC Topic 805”) and determined that UIHC will be considered the acquirer of AmCo for accounting purposes.

Share Ownership of Directors and Executive Officers (see page 123)

As of the record date, the directors and executive officers of UIHC beneficially owned in the aggregate approximately 4,673,807 shares of UIHC common stock entitled to vote at the special meeting, representing approximately 21.6% of the outstanding shares of UIHC common stock.

UIHC Stockholders Will Not Have Dissenters’ Appraisal Rights (see page 61)

No stockholder of UIHC will be entitled to exercise dissenters’ rights and demand payment for his, her or its shares in connection with the mergers.

AMCO SELECTED HISTORICAL FINANCIAL INFORMATION

The selected consolidated financial data of AmCo presented below is being provided to assist you in your analysis of the financial aspects of the mergers. The annual AmCo historical information for the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015, 2014 and 2013 are derived from AmCo’s audited historical financial statements and related notes attached as Annex D-1 to this proxy statement. The annual AmCo historical information for the years ended December 31, 2012 and 2011 and as of December 31, 2012 and 2011 are derived from AmCo’s unaudited historical financial information not included in this proxy statement. The selected consolidated financial data presented below for the six month periods ended June 30, 2016 and 2015 and as of June 30, 2016 and 2015 are derived from AmCo’s unaudited interim consolidated financial statements and related notes attached as Annex D-2 to this proxy statement. This information is only a summary, and you should read this information in conjunction with the other sections of this proxy statement, including those titled “Risk Factors” beginning on page 23, “AmCo Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 100, AmCo’s audited financial statements and related notes for the years ended December 31, 2015, 2014 and 2013 attached as Annex D-1 to this proxy statement, AmCo’s unaudited interim financial statements and related notes attached as Annex D-2 to this proxy statement, the financial statement schedules of AmCo attached as Annex D-3 to this proxy statement and the other financial information included in this proxy statement. The historical results below or contained elsewhere in this proxy statement are not necessarily indicative of the future performance of AmCo or the combined company.

Income Statement Data (Dollars in thousands)

	Years Ended December 31,					Six Months Ended June 30,
	2015	2014	2013	2012 (unaudited)	2011 (unaudited)	2016 (unaudited)	2015 (unaudited)
Revenue:
Gross premiums written	$308,512	$311,397	$303,367	$259,348	$233,349	$168,940	$206,464
Gross premiums earned	313,298	309,783	285,602	248,005	222,388	144,496	153,449

Net premiums earned	$175,411	$179,933	$173,117	$133,113	$123,134	$96,427	$89,593
Net investment income and realized gains	2,871	2,223	2,438	1,990	2,070	1,957	1,050

Total revenue	$178,282	$182,156	$175,555	$135,103	$125,204	$98,384	$90,643
Expenses:
Losses and loss adjustment expenses	33,370	32,464	27,527	23,550	22,061	22,650	15,786
Other operating expenses	85,037	82,429	76,885	67,307	58,076	40,232	40,089

Total expenses	$118,407	$114,893	$104,412	$90,857	$80,137	$62,882	$55,875
Income before income taxes	59,875	67,263	71,143	44,246	45,067	35,502	34,768
Provision for income taxes	23,399	22,300	24,938	17,068	17,386	13,816	13,589

Net Income	$36,476	$44,963	$46,205	$27,178	$27,681	$21,686	$21,179

Return on average equity(1)	18.1%	21.6%	24.9%	17.5%	18.7%	11.6%	11.7%

Ceded ratio(2)	44.0%	41.9%	39.4%	46.3%	44.6%	33.3%	41.6%

Ratios to net premiums earned:
Loss and loss adjustment expense	19.0%	18.0%	15.9%	17.7%	17.9%	23.5%	17.6%
Expenses	48.5%	45.8%	44.4%	50.6%	47.2%	41.7%	44.7%
Combined Ratio	67.5%	63.8%	60.3%	68.3%	65.1%	65.2%	62.3%

[1]	Return on average equity calculated as net income divided by average of last two years shareholders’ equity.
[2]	Calculated as ceded premiums earned divided by gross premiums earned.

Balance Sheet Data (Dollars in thousands)

	As of December 31,					As of June 30,
	2015	2014	2013	2012 (unaudited)	2011 (unaudited)	2016 (unaudited)	2015 (unaudited)
Cash and invested assets	$273,670	$265,391	$257,103	$237,849	$210,321	$290,309	$288,272
Prepaid reinsurance premiums	67,699	79,381	85,155	49,495	58,940	116,160	122,151
Other assets	95,521	90,605	91,755	85,763	71,786	101,498	112,405

Total Assets	$436,890	$435,377	$434,013	$373,107	$341,047	$507,967	$522,828

Unpaid loss and loss adjustment expenses	$50,076	$51,257	$38,079	$40,287	$36,213	$53,032	$45,518
Unearned premiums	132,259	137,045	135,431	117,666	106,323	156,703	190,060
Reinsurance payable	45,561	30,081	37,922	41,113	32,678	91,811	100,531
Other liabilities	13,172	9,603	13,791	11,214	17,795	12,472	6,049

Total Liabilities	$241,068	$227,986	$225,223	$210,280	$193,009	$314,018	$342,158
Total Stockholders’ Equity	$195,822	$207,391	$208,790	$162,827	$148,038	$193,949	$180,670

UIHC SELECTED AND SUPPLEMENTARY HISTORICAL FINANCIAL INFORMATION

The selected and supplementary consolidated financial data of UIHC presented below is being provided to assist you in your analysis of the financial aspects of the mergers. The selected annual UIHC historical information, as of and for each of the years in the five-year period ended December 31, 2015, is derived from, and should be read in conjunction with, the historical financial statements and accompanying notes of UIHC included in our Annual Report on Form 10-K filed with the SEC on March 2, 2016, which is incorporated by reference in this proxy statement. The selected interim financial data presented below, as of and for the six month periods ended June 30, 2015 and June 30, 2016, are derived from, and should be read in conjunction with, the historical financial statements and accompanying notes of UIHC included in our Quarterly Report on Form 10-Q filed with the SEC on August 9, 2016, which is incorporated by reference in this proxy statement. The supplementary unaudited quarterly financial data presented below, as of and for the fiscal years ended December 31, 2014 and December 31, 2015 and the first two fiscal quarters of 2016, is derived from historical unaudited financial statements and accompanying notes of UIHC included in certain of our past quarterly reports on Form 10-Q and current reports on Form 8-K.

This information is only a summary, and you should read this information in conjunction with the other sections of this proxy statement, including the section titled “Risk Factors” beginning on page 23, and the financial statements, related notes and other financial information incorporated by reference in this proxy statement. The historical results below or contained elsewhere in this proxy statement are not necessarily indicative of the future performance of UIHC or the combined company.

Selected Income Statement Data (Dollars in thousands)

	Years Ended December 31,					Six Months Ended June 30,
	2015	2014	2013	2012	2011	2016	2015

Revenue

Gross Premiums written	$569,736	$436,753	$381,352	$254,909	$203,806	$346,712	$269,198

Gross premiums earned	504,215	400,695	316,708	226,254	180,837	311,087	236,164

Net premiums earned	335,958	264,850	197,378	121,968	90,080	215,549	158,500

Net investment and other income	21,611	15,380	10,702	9,266	6,338	12,933	9,236

Total revenue	357,569	280,230	208,080	131,234	96,418	228,482	167,736

Expenses

Losses and loss adjustment expenses	183,108	118,077	98,830	58,409	38,861	126,869	96,598

Other operating expenses	132,895	97,820	74,764	57,596	44,366	82,142	62,798

Total expenses	316,003	215,897	173,594	116,005	83,227	209,011	159,396

Income before income taxes	41,566	64,333	34,486	15,229	13,191	19,471	8,340

Other income (expense)	294	77	1	485	(175)	69	185

Provision for income taxes	14,502	23,397	14,145	6,009	4,928	6,748	3,052

Net Income	$27,358	$41,013	$20,342	$9,705	$8,088	$12,792	$5,473

Return on Average Equity	12.4%	27.2%	20.8%	16.1%	16.1%	14.5%	12.6%

Ceded ratio	-33.4%	-33.9%	-37.7%	-46.1%	-50.2%	-30.7%	-32.9%

Ratios to net premiums earned:
Losses and loss adjustment expenses	54.5%	44.6%	50.0%	47.9%	43.1%	58.9%	60.9%
Expenses	39.5%	36.8%	37.7%	46.9%	48.6%	38.0%	39.5%
Combined Ratio	94.0%	81.4%	87.7%	94.8%	91.7%	96.9%	100.4%

Balance Sheet Data (Dollars in thousands)

	Years Ended December 31,					Six Months Ended June 30,
	2015	2014	2013	2012	2011	2016	2015

Cash and invested assets	$537,500	$443,018	$326,548	$223,385	$165,898	$635,365	$505,042

Prepaid reinsurance premiums	79,399	63,827	55,268	49,916	40,968	180,747	161,057

Other assets	123,122	77,324	59,414	40,313	33,349	180,648	123,602

Total Assets	740,021	584,169	441,230	313,614	240,215	996,760	789,701

Unpaid Loss and loss adjustment expenses	76,792	54,436	47,451	35,692	33,600	117,013	67,638

Unearned premiums	304,653	229,486	193,428	128,785	100,130	366,521	272,167

Other liabilities	119,365	96,484	92,764	61,151	51,496	254,070	230,439

Total Liabilities	500,810	380,406	333,643	225,628	185,226	737,604	570,244

Total Stockholders’ Equity	239,211	203,763	107,587	87,986	54,989	259,156	219,457

Supplementary Quarterly Data (Dollars in thousands, except per share data)

Quarters	First	Second	Third	Fourth	Total
Six Months Ended June 30, 2016
Total revenues	$107,561	$120,921	$—	$—	$228,482
Income before income taxes	4,330	15,210	—	—	19,540
Net income	$2,951	$9,841	$—	$—	$12,792

Basic earnings per share(1)	$0.14	$0.46	$—	$—	$0.60
Diluted earnings per share(1)	0.14	0.45	—	—	0.59

Year Ended December 31, 2015
Total revenues	$82,396	$85,340	$89,806	$100,027	$357,569
Income before income taxes	338	8,187	12,984	20,351	41,860
Net income	$198	$5,275	$8,083	$13,802	$27,358

Basic earnings per share(1)	$0.01	$0.25	$0.38	$0.65	$1.29
Diluted earnings per share(1)	0.01	0.25	0.38	0.64	1.28

Year Ended December 31, 2014
Total revenues	$67,507	$67,704	$68,847	$76,172	$280,230
Income before income taxes	17,696	15,410	13,523	17,781	64,410
Net income	$11,389	$9,590	$8,640	$11,394	$41,013

Basic earnings per share(1)	$0.65	$0.46	$0.42	$0.55	$2.06
Diluted earnings per share(1)	0.65	0.46	0.41	0.55	2.05

(1)	The sum of the quarterly reported amounts may not equal the full year, as each is computed independently.

SUMMARY SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following summary selected unaudited pro forma condensed combined balance sheet data as of June 30, 2016 reflect the mergers as if they had occurred on June 30, 2016. The following summary selected unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2016 and the year ended December 31, 2015 reflect the mergers as if they had occurred on January 1, 2015.

The summary selected unaudited pro forma condensed combined financial data is based on the historical financial statements of UIHC and AmCo, and certain assumptions and adjustments as discussed in the section titled “UIHC and AmCo Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 62, including assumptions relating to the allocation of the purchase price paid for AmCo based on preliminary estimates of the fair value of the assets acquired and liabilities assumed. This summary selected unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of UIHC or AmCo would have been had the mergers been completed at the beginning of the period or on the date indicated, nor are they necessarily indicative of any future operating results or financial position. UIHC and AmCo may have performed differently had they been combined during the period presented. The following should be read in connection with the section of this proxy statement titled “UIHC and AmCo Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 62 and other information included in or incorporated by reference into this proxy statement.

Unaudited Pro Forma Statement of Operations Data:[1]	Year Ended December 31, 2015	Six Months Ended June 30, 2016
Revenues	$535,851	$326,866
Income from continuing operations	$61,153	$33,565
Income from continuing operations per common share	$1.47	$0.79

Unaudited Other Pro Forma Data:
Cash dividends declared per common share[2]	$1.33	$0.86

Unaudited Pro Forma Balance Sheet Data:	As of December 31, 2015	As of June 30, 2016
Total assets	$1,355,574	$1,600,224
Long-term obligations	$12,353	$25,486

1	Amounts set forth in dollars in this summary selected unaudited pro forma condensed combined financial information are in thousands, except per share data.
2	Pro forma cash dividends declared per common share includes the historical dividends of AmCo, which may not be consistent with UIHC’s historical or future dividend policy.

UNAUDITED PRO FORMA COMBINED PER SHARE INFORMATION

The following selected unaudited pro forma book value per common share information reflects the mergers as if they had occurred on June 30, 2016. The following selected unaudited pro forma combined statement of operations per share information for the six months ended June 30, 2016 and the year ended December 31, 2015 reflects the mergers as if they had occurred on January 1, 2015.

The unaudited pro forma combined per share information is based on the historical financial statements of UIHC and AmCo and certain assumptions and adjustments as discussed in the section titled “UIHC and AmCo Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 62, including assumptions relating to the allocation of the purchase price paid for AmCo based on preliminary estimates of the fair value of the assets acquired and liabilities assumed. This unaudited pro forma combined per share information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of UIHC or AmCo would have been had the mergers been completed at the beginning of the periods or on the date indicated, nor are they necessarily indicative of any future operating results or financial position. UIHC and AmCo may have performed differently had they been combined during the periods presented. The following should be read in connection with the section titled “UIHC and AmCo Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 62, and other information included in or incorporated by reference into this proxy statement.

	Six Months Ended June 30, 2016
Unaudited Pro Forma Combined Per Share Data:	UIHC Historical Per Share	AmCo Historical Per Share [1]	Unaudited Pro Forma Combined	Pro Forma Equivalent Per AmCo Share [2]
Book value per share	$11.97	—	$12.70	$2,661,515.74
Cash dividends declared per share [3]	$0.11	—	$0.86	$180,479.06
Income from continuing operations per common share	$0.59	—	$0.79	$165,353.92

	Year Ended December 31, 2015
Unaudited Pro Forma Combined Per Share Data:	UIHC Historical Per Share	AmCo Historical Per Share [1]	Unaudited Pro Forma Combined	Pro Forma Equivalent Per AmCo Share [2]

Book value per share	$11.11	—	$14.22	$2,980,491.22
Cash dividends declared per share [3]	$0.20	—	$1.33	$278,168.71
Income from continuing operations per common share	$1.28	—	$1.47	$307,438.57

[1]	This information is not available, as there is no established public trading market for the common stock of AmCo.
[2]	Pro forma equivalent per AmCo share data was calculated by multiplying the unaudited pro forma combined data by the exchange ratio of 209,563.55.
[3]	Unaudited pro forma combined and pro forma equivalent per AmCo share data for cash dividends declared per share includes the historical dividends of AmCo, which may not be consistent with UIHC’s historical or future dividend policy.

RISK FACTORS

The share issuance, the mergers and the future performance of UIHC common stock involve a number of risks, some of which could be substantial. UIHC stockholders will be choosing to permit, among other things, significant dilution of their percentage ownership in UIHC by voting for the share issuance proposal. You should carefully consider the following information about these risks, together with the other information in this proxy statement, including the risks referenced in the annexes to this proxy statement and in the materials incorporated by reference in this proxy statement, in considering the share issuance proposal. For a discussion of the risks related to UIHC’s business, please refer to UIHC’s Annual Report on Form 10-K filed with the SEC on March 2, 2016, which is incorporated by reference in this proxy statement.

Risks Relating to the Mergers

UIHC stockholders will have a reduced ownership and voting interest after completion of the first merger and will exercise less influence over management.

UIHC stockholders presently have the right to vote on the appointment of members of the UIHC board and on other matters affecting UIHC. Immediately after the first merger is completed, it is expected that current UIHC stockholders will own approximately 51% of the issued and outstanding UIHC common stock and that RDX (and, following the distribution by RDX of the merger consideration to its members, the current members of RDX) will own approximately 49% of the issued and outstanding UIHC common stock. Mr. Peed and Peed FLP1, as the majority equityholders of RDX, are expected to hold approximately 32% of the outstanding shares of UIHC common stock, and Mr. Peed will have a proxy from one of the members of RDX to vote additional shares of UIHC common stock, which is expected to equal approximately 8% of the outstanding shares of UIHC common stock. As a result, the issuance of the merger consideration will cause a significant reduction in the relative percentage interests of current UIHC stockholders in earnings, voting, liquidation value, and book and market value. While the Peed stockholder will be subject to a standstill and to voting restrictions on the shares which it owns or has the right to vote, the other members of RDX that receive shares in the distribution will not be subject to such limitations.

Shares of UIHC common stock to be beneficially owned by Mr. Peed following the closing will have different rights relative to other shares of UIHC common stock.

Shares of UIHC common stock are currently governed by the second amended and restated certificate of incorporation and by-laws of UIHC. Concurrently with the execution of the merger agreement, however, UIHC, RDX and the Peed stockholder entered into the stockholders agreement, which grants certain rights to the Peed stockholder in respect of the UIHC common stock that will be distributed to the Peed stockholder following the closing. Among other rights, the stockholder agreement grants board nomination and designation rights to Mr. Peed for as long as the Peed stockholder owns of record or beneficially owns at least 15% of the then-issued and outstanding voting securities of UIHC. Accordingly, certain rights associated with the UIHC common stock issued to the Peed stockholder will differ from the rights associated with other UIHC common stock. These rights may give the Peed stockholder significant ability to influence the direction of UIHC. Please see the section titled “The Stockholders Agreement” beginning on page 87.

The combined company may not realize all of the anticipated benefits of the transactions or such benefits may take longer to realize than expected.

The success of the mergers will depend, in part, on the combined company’s ability to realize the anticipated benefits from combining the businesses of UIHC and AmCo as further described in the section titled “The Mergers—Recommendation of the UIHC Board and Reasons for Recommendation” beginning on page 46. The combination of two independent companies is a complex, costly and time-consuming process. The failure of the combined company to meet the challenges involved in such process or to otherwise realize the anticipated benefits of the transactions could cause an interruption of, or a loss of momentum in, the activities of the combined company and could seriously harm its results of operations. Potential difficulties may include, among others:

•	managing a significantly larger company;

•	the potential diversion of management focus and resources from other strategic opportunities and from operations matters, and potential disruption associated with the mergers, including the risk that the announcement of the mergers and potential diversion of management and employee attention may adversely affect UIHC’s and AmCo’s ability to retain current customers and bid for and secure new contracts;

•	retaining existing customers and attracting new customers;

•	maintaining employee morale and retaining key management and other employees;

•	the possibility of faulty assumptions underlying expectations regarding the combined company;

•	unanticipated changes in applicable laws and regulations;

•	managing tax costs or inefficiencies associated with the operations of the combined company;

•	unforeseen expenses or delays associated with the mergers; and

•	making any necessary modifications to internal financial control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Many of these factors will be outside of the combined company’s control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the combined company’s business, financial condition and results of operations. In addition, the combined company may not realize the full benefits or any benefits of the transactions, including the synergies, cost savings or sales or growth opportunities that the combined company expects. These benefits may not be achieved within the anticipated time frame, or at all. As a result, UIHC cannot assure you that the combination of AmCo with UIHC will result in the realization of the full benefits anticipated from the transactions.

UIHC may waive one or more of the conditions to the mergers without re-soliciting or seeking additional stockholder approval.

Each of the conditions to UIHC’s obligation to complete the mergers may be waived, in whole or in part, by UIHC to the extent permitted by applicable law. The UIHC board may evaluate the materiality of any such waiver to determine whether an amendment of this proxy statement and re-solicitation of proxies is necessary, or, if the stockholder approval has been obtained, whether further stockholder approval is necessary. UIHC does not currently expect any such waiver to be so significant as to require re-solicitation or additional approval by its stockholders. If any waiver is required, and is not determined to be significant enough to require re-solicitation or additional approval of UIHC’s stockholders, UIHC may complete the mergers without seeking further stockholder approval.

The merger agreement limits UIHC’s ability to pursue alternatives to the mergers.

The merger agreement contains provisions that make it more difficult for UIHC to enter into a transaction with a party other than AmCo. These provisions include a prohibition on soliciting UIHC takeover proposals, restrictions on entering into discussions or negotiations, or entering into letters of intent, agreements in principle or contracts with respect to, a UIHC takeover proposal, restrictions on the UIHC board’s ability to change its recommendation that the UIHC stockholders approve the share issuance proposal, and a requirement that UIHC pay a termination fee of up to $9,311,000 and reimburse expenses of AmCo and its affiliates up to $1,500,000 if the merger agreement is terminated in specified circumstances. For more information on these restrictions, see the sections of the proxy statement titled “Merger Agreement—No Solicitation” beginning on page 76, “Merger Agreement—Recommendation of the UIHC Board” beginning on page 78, “Merger Agreement—Termination of the Merger Agreement” beginning on page 84, and “Merger Agreement—Transaction and Termination Fees and Expenses” beginning on page 85.

While the UIHC board believes that these provisions are reasonable and not preclusive of other offers with respect to UIHC, the provisions might discourage a third party that has an interest in acquiring all of or a significant part of UIHC from considering or proposing that acquisition. Furthermore, the termination fee may result in a potential competing acquirer proposing a transaction with a value lower than what it might otherwise have proposed to pay because of the added expense of the termination fee and expense reimbursement.

Once the stockholder approval is obtained, the closing may occur even if a more attractive transaction becomes available to UIHC and its stockholders.

The ability of UIHC to, under certain circumstances, participate in discussions or negotiations, or enter into a letter of intent or agreement in principle or contract, with a third party in respect of a UIHC takeover proposal will cease upon receipt of the stockholder approval. As a result, once UIHC’s stockholders have approved the share issuance proposal, UIHC will be required to complete the mergers upon the satisfaction or waiver by AmCo or UIHC, as applicable, of all of the other conditions to closing even if, after the stockholder approval is obtained but before the closing, a superior proposal is received from a third party or another material intervening event has occurred.

The market price of the common stock of the combined company may be affected by factors different from those affecting the market price for shares of UIHC common stock.

AmCo’s business differs from that of UIHC, and the business of the combined company will therefore differ from that of UIHC. Accordingly, the results of operations and, by extension, the market price of the common stock of the combined company, may be affected by factors different from those currently affecting UIHC. For a discussion of the businesses of AmCo and UIHC and of certain factors to consider in connection with those businesses, see the section titled “Business of AmCo” beginning on page 91 and the documents incorporated by reference in this proxy statement and referred to in the section titled “Where You Can Find More Information” beginning on page 127. See the section titled “Market Price Data and Dividend Data” beginning on page 121 for additional information on the market value of shares of UIHC common stock and the dividend data of UIHC and AmCo.

Failure to complete the mergers could negatively impact the stock price, future business and financial results of UIHC.

If the mergers are not completed, the ongoing business of UIHC may be adversely affected, and UIHC will be subject to several risks and consequences, including the following:

•	UIHC may be required, under certain circumstances, to pay RDX a termination fee of up to $9,311,000 and / or reimburse AmCo and its affiliates’ expenses up to $1,500,000 under the merger agreement;

•	UIHC will be required to pay certain costs related to the mergers, whether or not the mergers are completed, such as legal, accounting and financial advisor fees;

•	under the merger agreement, UIHC and its subsidiaries are subject to certain restrictions on the conduct of their businesses prior to completing the mergers, which may adversely affect UIHC and its subsidiaries’ ability to execute certain of their business strategies; and

•	matters relating to the mergers may require substantial commitments of time and resources by UIHC management, which would otherwise have been devoted to other opportunities that may have been beneficial to UIHC as an independent company.

In addition, if the mergers are not completed, UIHC may experience negative reactions from the financial markets and from its customers and employees. UIHC also could be subject to litigation related to any failure to complete the mergers or to enforcement proceedings commenced against UIHC to perform its obligations under the merger agreement. If the mergers are not completed, UIHC cannot assure its stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock price of UIHC.

UIHC and AmCo will incur significant transaction costs in connection with the mergers.

UIHC and AmCo expect to incur a number of costs associated with completing the mergers. A majority of these costs will be non-recurring expenses resulting from the mergers and will consist of transaction costs related to the mergers. The realization of anticipated benefits from combining the businesses of UIHC and AmCo, which may otherwise offset incremental transaction and merger-related costs over time, may not be achieved in the near term, or at all.

The unaudited pro forma financial statements are presented for illustrative purposes only, do not include transaction costs, are not intended to represent what the combined company’s actual financial position or results of operations would have been had the transactions been completed on the dates indicated and are not necessarily an indication of the combined company’s financial condition or results of operations following the transactions.

The unaudited pro forma financial statements are not intended to represent what the combined company’s actual consolidated results of operations or consolidated financial position would have been had the mergers occurred on the dates indicated in the unaudited pro forma financial statements, nor are they necessarily indicative of the combined company’s future consolidated results of operations or consolidated financial position. The preparation of pro forma financial information requires management to make a number of adjustments and assumptions, some or all of which could prove to be inaccurate. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy and are subject to further refinement. Moreover, the unaudited pro forma financial statements do not reflect costs that are expected to be incurred by UIHC, AmCo or the combined company in connection with the mergers, including transaction costs. As a result, the actual financial condition and results of operations of the combined company following the mergers may not be consistent with, or evident from, these unaudited pro forma financial statements.

The adjustments and assumptions used in preparing the unaudited pro forma financial statements may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the mergers. Any decline or potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. For additional information, see the section of this proxy statement titled “UIHC and AmCo Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 62.

The financial forecasts included in this proxy statement involve risks, uncertainties and assumptions, many of which are beyond the control of UIHC and AmCo. As a result, they may not prove to be accurate and are not necessarily indicative of current values or future performance.

The financial forecasts contained in this proxy statement involve risks, uncertainties and assumptions and are not a guarantee of future performance. The future financial results of UIHC and, if the mergers are completed, the combined company, may materially differ from those expressed in the financial forecasts due to factors that are beyond UIHC’s and AmCo’s ability to control or predict. UIHC and AmCo cannot provide any assurance that the financial forecasts will be realized or that the future financial results will not materially vary from the financial forecasts. The financial forecasts cover multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared.

More specifically, the financial forecasts:

•	necessarily make numerous assumptions, many of which are beyond the control of UIHC and AmCo and may not prove to be accurate;

•	do not necessarily reflect revised prospects for UIHC’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than is reflected in the forecasts; and

•	should not be regarded as a representation that the financial forecasts will be achieved.

The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or United States generally accepted accounting principles, as in effect from time to time (which we refer to as “GAAP”), and do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. See the section titled “The Mergers—Financial Forecasts” beginning on page 56.

The mergers may not be accretive and may cause dilution to the combined company’s earnings per share, which may negatively affect the market price of the combined company’s common stock.

UIHC currently anticipates that the mergers will be accretive to GAAP earnings per share in 2017. This expectation is based on preliminary estimates which may materially change. The combined company could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all or any of the benefits anticipated in the mergers. All of these factors could cause dilution to the combined company’s earnings per share or decrease or delay the expected accretive effect of the mergers and cause a decrease in the price of the combined company’s common stock.

The combined company and Mr. Peed will be subject to certain restrictive covenants that may restrict the combined company’s ability to pursue opportunities following the closing.

AmCo, American Coastal and Mr. Peed are currently subject to restrictive covenant agreements and, in the case of Mr. Peed, an employment agreement with AmRisc. These agreements contain non-competition, non-solicitation, confidentiality and other restrictive covenants that prohibit AmCo, American Coastal and Mr. Peed from engaging in certain activities, including activities customarily performed by managing general agents and / or activities related to the subject business (as defined in the section of this proxy titled “Risk Factors—Risks Relating to the Business of AmCo” beginning on page

28) and broader segments of the commercial property insurance market for coastally exposed risks in the United States (which we refer to as the “commercial property insurance business”). Additionally, in connection with the execution of the merger agreement, UIHC has agreed to be subject to a restrictive covenant effective as of the closing and expiring on June 1, 2022 that will prohibit the formation, investment in or development, acquisition or ownership of any managing general agent or entity that performs activities customarily performed by managing general agents, or the engagement in customary managing general agent functions with respect to the subject business or the commercial property insurance business. Following the closing, these restrictive covenants may restrict the combined company and Mr. Peed from pursuing opportunities for expansion, including opportunities to act as or perform functions similar to a managing general agent, and therefore may limit the combined company’s overall growth potential.

Risks Relating to the Business of AmCo

AmCo’s main operating subsidiary, American Coastal, relies exclusively on AmRisc, a third party it does not control, for nearly all aspects of its insurance business, including the distribution of its insurance policies, as well as for underwriting, claims, marketing and other services that are essential to the overall business, financial condition and results of operations of AmCo and its subsidiaries. The loss of its managing general agency relationship or reduction in business provided by AmRisc would therefore have a material adverse effect on AmCo.

American Coastal has engaged AmRisc as its exclusive managing general agent for all underwriting and policy issuances for condominium, townhome and homeowners associations written on admitted security in Florida (which we refer to as the “subject business”) pursuant to the MGA contract. AmCo and its subsidiaries have no employees and therefore rely almost entirely on AmRisc’s services in connection with the subject business, including as to the management of assets, implementation of underwriting strategies and pricing of risk. For 2015, all premiums written by American Coastal were written through AmRisc, and UIHC expects that at least all or a substantial portion of the revenue of AmCo will continue to be attributable to AmRisc following the closing.

Any significant decrease in, or loss of the entirety of, business from AmRisc would cause AmCo to lose substantial premiums and require AmCo to seek one or more alternative managing general agents. In the event AmCo is unable to find a replacement managing general agent or otherwise increase the production of premiums, AmCo’s premium revenues would decrease and its business, financial condition and results of operations would be materially and adversely affected. Additionally, given the concentration of AmCo’s business and operations with AmRisc, AmRisc may have substantial leverage in negotiations with AmCo, and amendments to the terms and conditions of the MGA contract and other changes to the commercial relationship between AmCo and AmRisc could have a material adverse effect on AmCo’s business, financial condition and results of operations.

The financial distress or bankruptcy of AmRisc could have a material adverse effect on AmCo’s financial condition and results of operations.

Given the concentration of AmCo’s business and operations with AmRisc, prevailing regulatory, legal, economic, political, competitive, weather and other conditions impacting the operations and business of AmRisc may have a more pronounced effect on the revenues and profitability of AmCo relative to other insurance companies whose operations are more diversified. If AmRisc experiences financial difficulty, including bankruptcy or insolvency, as a result of such regulatory, legal, economic, political, competitive, weather and other conditions, such financial difficulty could have an adverse effect on AmCo’s business due to the potential inability of AmRisc to provide managing general agent services in respect of the subject business. Accordingly, any bankruptcy, insolvency or financial difficulties of AmRisc could have a material adverse effect on AmCo’s business, financial condition and results of operations.

AmCo’s success depends significantly on the continued availability of Mr. Peed’s services to both AmCo and AmRisc.

Mr. Peed currently serves as the Chief Executive Officer and sole director of AmCo and holds a majority of the outstanding equity of AmCo’s sole shareholder, RDX. Mr. Peed is also employed as the Chief Executive Officer of AmRisc and is therefore a significant factor in the commercial relationship between American Coastal and AmRisc. Accordingly, not only would Mr. Peed’s services to AmCo be difficult, time-consuming and costly to replace due to his multiple years of service to AmCo, any termination or reduction of Mr. Peed’s involvement with either AmCo or AmRisc could also disrupt the commercial relationship between American Coastal and AmRisc. Accordingly, any termination or reduction of the availability of Mr. Peed’s services to AmCo or AmRisc could have a material adverse effect on AmCo’s business, financial condition and results of operations.

Because the subject business is exclusively in Florida, AmCo’s business and financial results depend largely on the regulatory, economic and weather conditions present in that state.

With the exception of AmCo’s participation in AmRisc’s excess and surplus book of business through BlueLine Re, all of AmCo’s business is conducted in respect of risk located in the State of Florida. In particular, all premiums underwritten on behalf of American Coastal in respect of its admitted commercial residential business are for risks located in Florida, with concentrations in coastally exposed areas such as Broward County, Palm Beach County and Dade County. Accordingly, prevailing regulatory, legal, economic, political, competitive, weather and other conditions in Florida have a more pronounced effect on the revenues and profitability of AmCo relative to other insurance companies that are more geographically diversified. AmCo is particularly subject to increased exposure to losses related to catastrophic events, such as hurricanes, in Florida. The occurrence of one or more catastrophic events or other conditions causing losses in Florida may have a material adverse effect on AmCo’s results of operations and financial condition.

Deficiencies in AmCo’s internal controls over financial reporting could have a material adverse impact on the combined company’s ability to produce timely and accurate financial statements.

Maintaining effective internal control over financial reporting is necessary for AmCo and the combined company to produce reliable financial statements and, following the closing, for the combined company to comply with its reporting obligations under securities laws. As a private company, however, AmCo has not historically had internal controls over financial reporting that would comply with the Sarbanes-Oxley Act of 2002. In August 2016, AmCo identified a material weakness in its internal controls due to its failure to properly apply GAAP related to the appropriate application of subsequent event considerations.

Specifically, AmCo determined that it had not considered subsequent events in accordance with GAAP during the preparation of its 2015 financial statements. Prior to 2015, AmCo had never issued GAAP financial statements and had only issued statutory financial statements related to American Coastal. AmCo determined during 2015 that it had approximately $8 million in adverse development related to losses in prior years. As loss reserves are an estimate and the information supporting the increase in losses was not known until 2015, AmCo had originally recorded the additional losses as adverse development during the 2015 year. However, during the preparation of the 2015 GAAP financial statements it was determined that, for GAAP reporting purposes, the adverse development should have been allocated to the prior years based upon the information now known as a first-time filer of GAAP financial statements. The impact of the re-estimation for each year was determined based upon known information determined during the preparation of the financial statements for the year ended December 31, 2015. The subsequent re-estimation of loss and loss adjustment expense (which we refer to as “LAE”) reserves resulted in a material adjustment to AmCo’s consolidated statements of comprehensive income for the years ended December 31, 2014, 2013 and 2012. For additional information on the material weakness, see the section of this proxy statement titled “Business of AmCo—Loss Reserves—Reserves for Incurred But Not Reported Losses” beginning on page 95.

If AmCo or the combined company identify any material weakness in the future, the correction of such material weakness may require additional remedial measures that would be costly and time-consuming, including material adjustments to, or restatements of, financial statements. In addition, if the combined company is unable to effectively remediate any material weakness or is otherwise unable to maintain adequate internal controls over financial reporting in the future, it may not be able to prepare reliable financial statements or comply with its reporting obligations on a timely basis, which could materially adversely affect its business and subject the combined company to legal and regulatory action.

As a property and casualty insurer, AmCo may experience significant losses and its business and financial results may vary due to its exposure to catastrophic events and severe weather conditions, the incidence and severity of which could be affected by climate change.

AmCo’s property and casualty insurance operations are exposed to claims arising from catastrophes. Catastrophes can be caused by various natural events, including hurricanes, windstorms, earthquakes, hail, severe winter weather and fires. They can also be manmade, such as terrorist attacks (including those involving nuclear, biological, chemical or radiological events) or consequences of war or political instability. The losses in connection with claims arising from such catastrophes may exceed the available reinsurance coverage (which would cause AmCo or its subsidiaries to have to pay any excess losses) as well as the losses that were experienced in prior years, projected using third-party catastrophe modeling software or otherwise, or used to develop prices for insurance products.

The incidence and severity of such catastrophes are largely unpredictable, but the frequency and severity of property claims generally increase when catastrophes occur. Climate change, to the extent that it may affect weather patterns, may cause an increase in the frequency or severity of catastrophes or severe weather conditions which, in addition to the attendant increase in claims-related costs, may also cause an increase in reinsurance costs or negatively impact AmCo’s ability to provide insurance to policyholders.

Catastrophes, or the accumulation of smaller weather-related events, may cause material adverse effects on AmCo’s business or results of operations prior to and after the closing. They may also materially harm AmCo’s financial condition, which in turn may materially harm AmCo’s liquidity or impair AmCo’s ability to raise capital on acceptable terms or at all.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

UIHC has made forward-looking statements in this proxy statement (including financial forecasts), and in documents that are incorporated by reference into this proxy statement, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of UIHC’s management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations, including, but not limited to, statements about the benefits of the mergers, future financial and operating results, and the combined company’s plans, objectives, expectations and intentions.

Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to the risks, uncertainties and other factors discussed in the section titled “Risk Factors” beginning on page 23 and elsewhere in this proxy statement, and in documents that are incorporated by reference into this proxy statement, could affect the future results of UIHC, AmCo and the combined company after the completion of the mergers and could cause results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	regulatory, economic and weather conditions;

•	the impact of new federal or state regulations that affect the property and casualty insurance market;

•	the cost and viability of reinsurance;

•	assessments charged by various governmental agencies;

•	pricing competition and other initiatives by competitors;

•	UIHC’s, AmCo’s and the combined company’s ability to attract and retain the services of senior management;

•	the outcome of litigation pending against UIHC, AmCo or the combined company, including the terms of any settlements;

•	dependence on investment income and the composition of UIHC’s, AmCo’s or the combined company’s investment portfolio and related market risks;

•	UIHC’s, AmCo’s and the combined company’s exposure to catastrophic events and severe weather conditions;

•	downgrades in UIHC’s and the combined company’s financial strength ratings;

•	consolidation in the property and casualty insurance market;

•	UIHC’s, AmCo’s and the combined company’s ability to identify and complete acquisitions, manage growth and integrate acquisitions;

•	interruption of UIHC’s, AmCo’s and the combined company’s operations due to outside sources;

•	AmCo’s and the combined company’s dependence on key commercial relationships and personnel;

•	compliance with existing laws and regulations;

•	the combined company’s access to sufficient capital to fund its future requirements; and

•	other risks and uncertainties described in the section titled “Risk Factors” beginning on page 23.

These statements may include, or be preceded or followed by, the words “may,” “will,” “should,” “potential,” “possible,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “hope,” “project,” “could” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement or the date of any document incorporated by reference into this proxy statement.

All subsequent written and oral forward-looking statements concerning the mergers, the share issuance proposal or other matters addressed in this proxy statement and attributable to UIHC or any person acting on UIHC’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, UIHC does not take and hereby disclaims any obligation to make any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to UIHC’s stockholders as part of the solicitation of proxies by the UIHC board for use at the special meeting to be held on [            ], 2016 at [     a.m./p.m. local time], at our offices at 800 2nd Avenue S., St. Petersburg, Florida 33701, or at any properly convened meeting following an adjournment or postponement of the special meeting.

Purpose of the Special Meeting

The purpose of the UIHC special meeting is for UIHC’s stockholders:

•	to consider and vote on the share issuance proposal; and

•	to consider and vote on the adjournment proposal.

The UIHC board is not aware of any other matters that are likely to be brought before the UIHC stockholders at the special meeting. However, if any other matters properly come before the stockholders at the special meeting, the persons named in the enclosed proxy or their duly constituted substitutes acting at the special meeting will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

A copy of the merger agreement is attached to this proxy statement as Annex A. A copy of the stockholders agreement is attached to this proxy statement as Annex B. A copy of the fairness opinion of Raymond James is attached to this proxy statement as Annex C. Copies of audited annual financial statements and related notes and unaudited interim financial statements and related notes for AmCo are attached to this proxy statement as Annexes D-1 and D-2, respectively. Certain financial statement schedules of AmCo are attached to this proxy statement as Annex D-3. UIHC stockholders should review the merger agreement, the stockholders agreement, the fairness opinion, the audited annual financial statements, the unaudited interim financial statements, the financial statement schedules and this proxy statement carefully and in their entirety before deciding how to vote.

Recommendation of the UIHC Board

The UIHC board carefully reviewed and considered the terms and conditions of the merger agreement, the mergers and the transactions contemplated by the merger agreement, including the share issuance. By a unanimous vote, the UIHC board (a) adopted and declared advisable the merger agreement, the mergers, the share issuance and the consummation by UIHC of the other transactions contemplated by the merger agreement; (b) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by UIHC of the transactions, including the mergers and the share issuance; (c) determined that the mergers and the other transactions contemplated by the merger agreement, including the share issuance, are in the best interests of UIHC and its stockholders; (d) directed that a proposal to adopt the share issuance be submitted to a vote at a meeting of UIHC stockholders; and (e) recommended that UIHC stockholders vote for the share issuance proposal. Accordingly, the UIHC board unanimously recommends a vote “FOR” the share issuance proposal. The UIHC board also unanimously recommends a vote “FOR” the adjournment proposal. For additional information on the factors that the UIHC board considered in determining to recommend the share issuance proposal, please see the section titled “The Mergers—Recommendation of the UIHC Board and Reasons for Recommendation” beginning on page 46.

Record Date; Outstanding Shares; Shares Entitled to Vote

The UIHC board has fixed the record date for the determination of the number of shares of UIHC common stock issued and outstanding and the stockholders entitled to notice of, and to vote at, our special meeting as of the close of business on [                    ]. As of such date, there were [                ] shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote on each of the share issuance proposal and the adjournment proposal.

Quorum; Vote Required for Approval

The presence in person or by proxy of holders of a majority of the shares of UIHC common stock entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Adoption of both the share issuance proposal and the adjournment proposal requires the approval by the holders of a majority of the shares of UIHC common stock entitled to vote and present in person or represented by proxy at the special meeting. If a quorum is not present or represented by proxy at the special meeting, the holders of a majority of the shares entitled to vote at the special meeting who are present in person or represented by proxy may adjourn the meeting from time to time until a quorum is present.

If you are a UIHC stockholder of record and you vote by mail, through the Internet or in person at the special meeting, then your shares of UIHC common stock will be counted as part of the quorum. If you are a street name holder of shares of UIHC common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a street name holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of UIHC common stock held by stockholders of record that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Abstentions and Broker Non-Votes

Abstentions are counted as present and entitled to vote for the purpose of determining whether a quorum is present. Both the share issuance proposal and the adjournment proposal require approval by the holders of a majority of the shares of UIHC common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” either the share issuance proposal or the adjournment proposal.

A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in street name, your bank, broker, trust or other nominee will NOT be able to vote your shares of UIHC common stock on either of the proposals unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the approval of each of the share issuance proposal and the adjournment proposal requires approval by the holders of a majority of the shares of UIHC common stock present in person or represented by proxy at the special meeting entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on the approval of either proposal, assuming a quorum is present. The failure to cast your vote in person or by proxy will also not affect the outcome of either proposal, assuming a quorum is present.

How to Vote

Stockholders of record as of the close of business on the record date have a choice of voting your shares of UIHC common stock by:

•	authorizing a proxy to vote your shares at the special meeting by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed pre-addressed, postage-paid envelope;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	appearing and voting in person at the special meeting and voting by ballot.

Proxies submitted by Internet must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

If the enclosed proxy is properly executed and returned prior to voting at the special meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted “FOR” the share issuance proposal and “FOR” the adjournment proposal.

Please note that your broker will NOT be able to vote your shares with respect to the share issuance proposal or the adjournment proposal if you have not provided instructions to your broker. We therefore strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

All stockholders as of the close of business on the record date, or their duly appointed proxy holders, may attend our special meeting. Registration will begin at [     a.m. / p.m. local time] and persons attending should allow ample time for check-in procedures. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you are a stockholder of record, we will verify your name against the list of our stockholders as of the record date, prior to admittance to our special meeting. Please also note that if you are a street name holder of shares of UIHC common stock, you will need to present a copy of a brokerage statement reflecting your stock ownership as of the record date before you can be admitted to the special meeting.

You may attend our special meeting and vote in person, regardless of whether you have previously voted by proxy card or via the Internet. If you are a street name holder of shares of our common stock and if you obtain a legal proxy from your broker, bank or other holder of record and present it to the Inspector of Elections along with your ballot, you may vote in person at our special meeting. We encourage you to vote your shares in advance of our special meeting, even if you plan on attending. If you have already voted, you may nevertheless revoke your vote in the manner described below and vote in person at our special meeting.

To obtain directions to attend our special meeting and vote in person, please contact our proxy solicitation agent, MacKenzie Partners, Inc., by calling (800) 322- 2885, emailing proxy@mackenziepartners.com or writing MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016.

Revocation of Proxies

Any proxy given by a UIHC stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	submitting another proxy through the Internet, in accordance with instructions on the proxy card, prior to 11:59 p.m. Eastern Time on the day before the special meeting;

•	delivering a signed written notice of revocation bearing a date later than the date on the proxy to our Corporate Secretary at 800 2nd Avenue S., St. Petersburg, Florida 33701;

•	submitting a later-dated proxy card relating to the same shares of UIHC common stock; or

•	attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

Street name holders of shares of UIHC common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed if necessary or appropriate, including to solicit additional proxies in favor of the share issuance proposal. UIHC’s by-laws provide that, if a quorum is not present or represented by proxy at any meeting of stockholders, the holders of a majority of the shares entitled to vote at the meeting who are present in person or represented by proxy may adjourn the meeting from time to time until a quorum is present. An adjourned meeting may be held later without notice other than announcement at the meeting, except that if the adjournment is for more than forty-five days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given personally or by first-class mail to each stockholder of record entitled to vote at the adjourned meeting.

In addition, the UIHC board may adjourn, recess or postpone the special meeting from time to time as determined by the Chairman of the special meeting.

Solicitation of Proxies

The UIHC board is soliciting the proxies accompanying this proxy statement. The UIHC board has also retained MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies and has agreed to pay MacKenzie Partners, Inc. a fee of $25,000 plus out-of-pocket expenses for these services. We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional information we furnish to our stockholders. We may solicit proxies through the mail, or our directors, executive officers, and other employees may solicit proxies in person or by telephone. We will not pay any additional compensation to our directors, executive officers, or other employees for their services with regard to proxy solicitation. We will also request brokers, banks, and other stockholders of record to forward proxy materials, at our expense, to the beneficial owners of our shares.

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided by first class mail without charge to each person to whom this proxy statement is delivered upon written or oral request of such person. See the section of this proxy statement titled “Where You Can Find More Information” beginning on page 127 for more information regarding where you can request any of the documents incorporated by reference in this proxy statement or other information concerning UIHC.

Presence of Principal Accountants

UIHC expects that representatives from RSM US LLP, its principal accountants for the current fiscal year and most recently completed fiscal year, will be present at the special meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Additional Information

If you have more questions about the mergers, the share issuance proposal, the special meeting or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitation agent, MacKenzie Partners, Inc., at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

THE MERGERS

The following discussion contains material information pertaining to the mergers. This discussion is subject, and qualified in its entirety by reference, to the merger agreement, the stockholders agreement, Raymond James’ fairness opinion, AmCo’s audited annual financial statements and related notes, AmCo’s unaudited interim financial statements and related notes, and the financial statement schedules of AmCo, which are attached to this proxy statement as Annex A, Annex B, Annex C, Annex D-1, Annex D-2 and Annex D-3, respectively. We urge you to read and review the merger agreement, the stockholders agreement, the fairness opinion and AmCo’s audited and unaudited financial statements and financial statement schedules in their entirety as well as the discussion in this proxy statement.

General

On August 17, 2016, the UIHC board unanimously approved the merger agreement, attached as Annex A to this proxy statement. The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into AmCo, and AmCo will become a wholly-owned subsidiary of UIHC as a result of the first merger. AmCo, as the survivor of the first merger, will then merge with and into Merger LLC, with Merger LLC surviving the second merger as a wholly-owned subsidiary of UIHC. Merger LLC will be renamed “AmCo Holding Company” (or a similar name) shortly thereafter. At the effective time of the first merger, each issued and outstanding share of common stock of AmCo will be converted into shares of common stock of UIHC, upon the terms provided in the merger agreement and as described in the section of this proxy statement titled “Merger Agreement—Consideration to be Received in the Mergers” beginning on page 71.

Parties to the Mergers

UIHC

800 2nd Avenue S.

St. Petersburg, FL 33701

(727) 895-7737

UIHC is primarily engaged in the homeowners property and casualty insurance business in the United States. UIHC serves as the holding company for United Property & Casualty Insurance Company and its affiliated companies. UIHC conducts its business principally through its wholly-owned operating subsidiaries. Collectively, including UIHC, these entities are referred to as “UPC Insurance.” UPC Insurance currently writes in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire and Virginia. UPC Insurance’s target market currently consists of areas where the perceived threat of natural catastrophe has caused large national insurance carriers to reduce their concentration of policies.

UIHC’s common stock is listed on Nasdaq under the symbol “UIHC”.

For more information about UIHC, please visit the Internet website of UIHC at http://upcinsurance.com. The Internet website address of UIHC is provided as an inactive textual reference only. The information contained on the Internet website of UIHC is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Additional information about UIHC is included in the documents incorporated by reference into this proxy statement. See the section titled “Where You Can Find More Information” beginning on page 127 of this proxy statement.

Merger Sub

800 2nd Avenue S.

St. Petersburg, FL 33701

(727) 895-7737

Merger Sub, a North Carolina corporation and a wholly-owned subsidiary of UIHC, was formed solely for the purpose of facilitating the mergers. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the mergers contemplated by the merger agreement. By operation of the first merger, Merger Sub will be merged with and into AmCo, with AmCo surviving the first merger as a wholly-owned subsidiary of UIHC.

Merger LLC

800 2nd Avenue S.

St. Petersburg, FL 33701

(727) 895-7737

Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of UIHC, was formed solely for the purpose of facilitating the mergers. Merger LLC has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the mergers contemplated by the merger agreement. By operation of the second merger, the surviving corporation after the first merger will merge with and into Merger LLC, with Merger LLC (which will be renamed “AmCo Holding Company” (or a similar name) shortly thereafter) surviving the second merger as a wholly-owned subsidiary of UIHC.

AmCo

20405 State Highway 249

Suite 430

Houston, TX 77070

(281) 257-5118

AmCo, a North Carolina corporation and an insurance holding company, is the owner of American Coastal. American Coastal is engaged in the commercial residential property and casualty insurance business and writes coverage for Florida condominiums, homeowners associations, apartments and townhomes through AmRisc, its managing general agent. American Coastal has been operating continuously in Florida since 2007, and has successfully managed its business through a number of changes in the commercial residential market in Florida. AmCo is also the owner of BlueLine Cayman Holdings, a Cayman Islands holding company that owns BlueLine Re. BlueLine Re is a protected cell whose sole business is the entry into and performance of quota share agreements to participate in AmRisc’s excess and surplus book of business. As a result of the first merger, Merger Sub will be merged with and into AmCo, with AmCo surviving the first merger. As a result of the second merger, AmCo will be merged with and into Merger LLC, with Merger LLC surviving the second merger. At this time, AmCo will cease to exist and Merger LLC, which will be renamed “AmCo Holding Company” (or a similar name) shortly thereafter, will be a wholly-owned subsidiary of UIHC.

RDX

20405 State Highway 249

Suite 430

Houston, TX 77070

(281) 257-5118

RDX is a Delaware limited liability company formed for the sole purpose of holding equity interests in AmCo. The holding company group conducts insurance business through its indirect subsidiaries, American Coastal and BlueLine Cayman Holdings. All other activities of RDX are incidental to its formation and ongoing holding of AmCo equity interests.

Peed FLP1

159 Manor Lake Estates Dr.

Spring, TX 77379

(281) 257-0170

Peed FLP1 is a Texas limited liability partnership managed by its general partner Peed Management, LLC. Mr. Peed is the sole limited partner of Peed FLP1. Peed FLP1 was formed for the sole purpose of holding equity interests in certain corporations, limited partnerships and limited liability companies, including RDX. Peed FLP1 has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with holding equity interests.

Mr. Peed

159 Manor Lake Estates Dr.

Spring, TX 77379

(281) 257-0170

R. Daniel Peed is a natural person residing in Texas. Mr. Peed is the sole limited partner of Peed FLP1. Mr. Peed is also the sole member and manager of Peed Management, LLC, which is the sole general partner of Peed FLP1. Mr. Peed is the sole director of RDX, and is the only member of RDX that holds voting shares. Mr.  Peed will be a director of UIHC after the closing.

Background of the Mergers

The UIHC board regularly reviews potential strategic opportunities to enhance stockholder value.

On August 27, 2015, Mr. John Forney, President and Chief Executive Officer of UIHC, had an introductory meeting with Mr. Peed, Chief Executive Officer of AmCo and AmRisc, the exclusive managing general agent of American Coastal, a wholly-owned subsidiary of AmCo, to discuss the respective companies’ strategic direction and business principles. Shortly following that meeting, Mr. Peed communicated to Mr. Forney that he thought an in-person meeting that included a broader group of representatives would be helpful to further the discussion.

On October 8, 2015, Mr. Forney and Mr. Gregory Branch, Chairman of the UIHC board, met with Mr. Peed and Mr. Andy Gray, Chief Financial Officer of AmCo and RDX, and a representative of TigerRisk Capital Markets & Advisory (which we refer to as “TigerRisk”), co-financial advisor to AmCo. At that meeting, American Coastal delivered to UIHC a presentation highlighting the merits of a combination of UIHC and American Coastal, and suggesting a stock-for-stock merger with an exchange ratio that would result in members of RDX, the sole shareholder of AmCo, owning 57.2% of the combined company and existing UIHC stockholders owning 42.8% of the combined company.

On October 14, 2015, UIHC and American Coastal executed a confidentiality agreement to facilitate the exchange of confidential information so both parties could further evaluate this potential combination.

During the month of October 2015, UIHC hired Raymond James as its sole external investment banking advisor to evaluate a potential combination with American Coastal or one of its affiliated entities. During that same month, UIHC and AmCo began to share due diligence information in order to permit each other to evaluate a potential business combination.

On October 28, 2015, members of management of UIHC and AmCo met in person with Raymond James and TigerRisk to discuss the potential business combination between UIHC and AmCo. The meeting included an extensive discussion of the operating history, strategy, business challenges and opportunities of both companies.

On November 2, 2015, AmCo provided UIHC with financial projections through 2018. On November 3, 2015, UIHC provided AmCo with financial projections through 2019.

On November 5, 2015, the UIHC board held a regularly scheduled in-person meeting. During this meeting Raymond James and UIHC management discussed with the UIHC board the business combination proposed by AmCo in which the members of AmCo’s sole shareholder, RDX, would receive UIHC stock that on a pro forma basis would result in the RDX members owning approximately 57.2% of the combined company pursuant to the October 8th presentation. Representatives of Raymond James discussed with UIHC various financial measures related to the proposal, the UIHC board and AmCo, including the financial projections provided by each of the parties. Following the discussion, the UIHC board authorized UIHC management and Raymond James to propose to AmCo a business combination in which the members of RDX would receive UIHC stock that on a pro forma basis would result in the RDX members owning less than 50% of the combined company.

Also on November 5, 2015, Raymond James, at the direction of the UIHC board, conveyed to TigerRisk the UIHC board’s willingness to continue discussions regarding the proposed business combination between UIHC and AmCo, but at pro forma ownership levels much lower than those proposed by RDX.

On November 19, 2015, Mr. Branch, Mr. Forney and Mr. B. Bradford Martz, Chief Financial Officer of UIHC, met with Messrs. Peed and Gray to discuss further a potential business combination between UIHC and AmCo. Mr. Peed indicated that he would be interested in exploring a potential business combination in which RDX members would own no less than 50% of the combined company on a pro forma basis.

On December 18, 2015, management of UIHC and AmCo and their respective financial advisors met to further discuss the proposed business combination and the business of each party. At this meeting Mr. Peed reiterated his proposal for a business combination in which RDX members would own 50% of the combined company on a pro forma basis and indicated that AmCo would expect to distribute out all 2015 earnings to RDX prior to completion of the proposed combination. At this time, AmCo provided UIHC with revised financial projections through 2018, which were updated for the passage of time.

In late December, UIHC revised its internal financial projections, which were updated to include an increase in expected loss ratio for certain potential high-frequency, low-severity catastrophic losses.

Following the exchange of projections, Messrs. Branch and Forney instructed Raymond James to convey to AmCo a revised proposal for a business combination between UIHC and AmCo in which RDX members would receive UIHC stock that would result in RDX members owning 47% of the combined company on a pro forma basis and AmCo would be permitted to make a $37 million dividend to RDX prior to the consummation of the proposed combination. The proposal also contemplated that (a) RDX members would have the right to designate three directors to the UIHC board, (b) Mr. Peed, as the largest member of RDX, would receive UIHC shares issued in the business combination that equaled approximately 40% of the outstanding voting power of the combined company on a pro forma basis, and for two years following the closing, Mr. Peed would be subject to voting restrictions with respect to his UIHC shares such that he would be entitled to vote approximately 19% of the outstanding voting power of UIHC in his sole discretion and the remainder would be voted pro rata in accordance with the votes of UIHC stockholders not affiliated with Mr. Peed and (c) approximately 76% of the shares issued in the proposed combination would be subject to three-year transfer restrictions.

On December 29, 2015, Raymond James conveyed to TigerRisk the revised proposal as directed by Messrs. Branch and Forney.

In early January 2016, TigerRisk informed Raymond James that Mr. Peed was considering UIHC’s counterproposal and would respond to UIHC and Raymond James in due course.

On February 5, 2016, TigerRisk, on behalf of AmCo, provided (x) revised AmCo projections through 2018, which were updated for the passage of time and (y) a revised proposal for a business combination in which RDX members would own 49% of the combined company on a pro forma basis and AmCo would be permitted to make a dividend, based on net income, to RDX prior to consummation of the proposed combination, which dividend was estimated at the time to be $31.5 million. The proposal also contemplated that (a) Mr. Peed, as the largest member of RDX, would receive UIHC shares issued in the business combination that equaled approximately 42% of the voting power of the combined company on a pro forma basis and for two years following the closing, Mr. Peed would be subject to voting restrictions with respect to his UIHC shares such that he would be entitled to vote 25% of the outstanding voting power of UIHC in his sole discretion and the remainder would be voted pro rata in accordance with the votes of UIHC stockholders not affiliated with Mr. Peed, provided that Mr. Peed could vote all of his shares in his sole discretion in connection with any proposed change of control transaction of UIHC, (b) RDX members would initially be permitted to designate three directors to the UIHC board, provided that the number would increase to RDX’s percentage of the outstanding UIHC voting power following the expiration of the voting agreement described in clause (a), and (c) approximately 72% of the UIHC shares issued in the proposed mergers would be subject to a three year transfer restriction.

On February 17, 2016, the UIHC board held a regularly scheduled in-person board meeting. At the meeting, the UIHC board, management of UIHC and Raymond James discussed the proposed business combination, including the revised projections of each party and a preliminary financial analysis of the proposed combination and the terms proposed by each party. The UIHC board also discussed the strategic rationale for the proposed mergers and other considerations related to the proposed mergers. Following discussion, the UIHC board authorized management and Raymond James to continue negotiations with AmCo on the basis of a 51% / 49% ownership split.

Throughout March of 2016, UIHC, AmCo and their respective representatives engaged in financial and business due diligence. The parties also discussed the status of the audit review of AmCo’s financial statements for the year ended December 31, 2015 and any potential issues relating to the audit.

In March of 2016, UIHC engaged the law firm of Sidley Austin LLP (which we refer to as “Sidley Austin”), to represent UIHC in connection with the proposed mergers. On March 17 and 18, 2016, UIHC, AmCo and their respective financial advisors held in-person meetings to conduct due diligence and provide management presentations to the other. During these meetings, Mr. Peed met with UIHC board members to discuss the proposed combination and his potential role with the combined company.

On March 10, 2016, UIHC provided AmCo with revised projections through 2019, which were updated for the passage of time.

On March 21, 2016, management and Raymond James provided the UIHC board a review of the ongoing financial and business diligence and updated financial analysis based on the revised projections.

On March 28, 2016, UIHC, Raymond James and Sidley Austin met in person to discuss the proposed mergers, including due diligence and potential terms for the proposed mergers.

On March 29, 2016, UIHC, AmCo, Mr. Peed and their respective representatives participated in a conference call during which they discussed potential terms for the proposed mergers.

On March 31, 2016, Sidley Austin, on behalf of UIHC, delivered to Debevoise, counsel for AmCo, a draft outline of proposed key terms for the proposed mergers. The outline contemplated, among other things, that (a) Mr. Peed would be subject to a standstill agreement, (b) the term of the voting restrictions to which Mr. Peed would be subject would be the earlier of five years after the closing of the business combination and the date on which Mr. Peed no longer owned 15% of the outstanding voting power of UIHC, (c) Mr. Peed would be entitled to designate for nomination three directors to the UIHC board until the date Mr. Peed owned less than 15% of the outstanding voting power of UIHC and (d) Mr. Peed (but not the other members of RDX) would be subject to transfer restrictions with respect to the shares of UIHC common stock received in the business combination.

Over the course of April, UIHC, AmCo and their legal and financial advisors negotiated the terms and conditions of the proposed mergers and continued to perform due diligence.

On April 15, 2016, management of UIHC and representatives of Raymond James met with management of AmRisc, the exclusive managing agent of American Coastal, and BB&T Insurance Services, Inc. (which we refer to as “BB&T Insurance”), the majority owner of AmRisc, to better understand the relationship between American Coastal and AmRisc.

On April 22, 2016, UIHC provided AmCo with revised projections through 2019, which were updated for the passage of time.

On April 27, 2016, the UIHC board held a regularly scheduled in-person meeting. Also present for a portion of the meeting were members of management of UIHC, and representatives of Raymond James and Sidley Austin. Representatives of Sidley Austin discussed with the UIHC board the fiduciary obligations of the members in connection with considering a transaction such as the proposed mergers. Management then discussed with the UIHC board the due diligence efforts and findings to date, including financial and legal due diligence (including that management was waiting for the completed AmCo audit) and AmCo’s relationship with AmRisc and BB&T Corporation (which we refer to as “BB&T Corp” and, together with BB&T Insurance, “BB&T”). The UIHC board and management discussed the terms of the MGA contract and potential modifications to the MGA contract. The UIHC board also discussed that Mr. Peed was expected to continue as Chief Executive Officer of AmRisc following completion of the proposed business combination. Following questions from members of the UIHC board and discussion, representatives of Sidley Austin discussed with the UIHC board the changes to the proposed terms of the post-transaction stockholders agreement since the terms reviewed with the UIHC board at its February 17, 2016 meeting, including (a) that Mr. Peed would be subject to a standstill agreement until his ownership of UIHC voting power decreased below 15%, (b) the term of Mr. Peed’s voting agreement would be extended to the earlier of five years following the closing of the proposed mergers and the date on which Mr. Peed held less than 15% of the outstanding voting power of UIHC, and that the voting agreement would apply to change of control transactions, (c) Mr. Peed (but not the other members of RDX) would be subject to transfer restrictions with respect to the shares he received in the proposed mergers and (d) Mr. Peed would be subject to a non-compete agreement following the closing. The Sidley Austin representatives also discussed with the UIHC board the proposed terms of the merger agreement, including (i) that prior to the UIHC stockholders approving the share issuance proposal, the UIHC board would have the right to negotiate with other parties who made a UIHC takeover proposal that the UIHC board determined was or would reasonably be expected to lead to a superior proposal, and to terminate the merger agreement to accept such as superior proposal, (ii) that the termination fee payable by UIHC if it terminated the merger agreement to accept a superior proposal would be 1.5% of the equity value of the transaction if the merger agreement were terminated in the first forty-five days after signing and thereafter would be 3% of the equity value of the transaction (and that UIHC would in either case have to reimburse AmCo for its expenses incurred in connection with the transaction) and (iii) the conditions to each party’s obligation to close the proposed mergers. Following this discussion, representatives of Raymond James discussed with the UIHC board the preliminary financial analysis of the proposed mergers. Throughout the discussion, members of the UIHC board asked questions which management and representatives of Raymond James answered. The UIHC board, management and representatives of Raymond James and Sidley Austin then discussed next steps and the UIHC board authorized management to deliver drafts of the transaction documents to AmCo, RDX and their representatives.

On May 6, 2016, at the direction of the UIHC board, Sidley Austin delivered drafts of the merger agreement and the stockholders agreement to AmCo, RDX and their representatives. Over the course of the next several months until the execution of the definitive agreements, UIHC, AmCo, Sidley Austin and Debevoise negotiated the definitive documents. On May 6, 2016, AmCo also provided UIHC with revised projections through 2018 which were updated for the passage of time and included an increase in expected loss ratio for certain potential high-frequency, low-severity catastrophic losses.

During June and July 2016, Messrs. Forney and Peed met with various insurance regulators to discuss on a confidential basis the proposed mergers.

On June 14, 2016, Sidley Austin, at the direction of UIHC, delivered to Debevoise a draft letter agreement among UIHC, AmRisc, BB&T Corp, BB&T Insurance, Mr. Peed, RDX, AmCo and American Coastal to address certain issues in the MGA contract and other contracts between BB&T Corp or AmRisc and AmCo, Mr. Peed or their respective affiliates in order to facilitate the proposed mergers and Mr. Peed’s role with UIHC following the completion of the proposed mergers. Throughout June and to the signing of the definitive agreements, the parties negotiated the proposed letter with AmRisc and BB&T.

On July 11, 2016, UIHC provided to AmCo revised projections, which were updated for the passage of time.

On July 12, 2016, members of management of UIHC and American Coastal, along with representatives of TigerRisk, Raymond James, Sidley Austin and Debevoise, met in UIHC’s offices to discuss the terms of the proposed merger agreement and the stockholders agreement, including the ability of Mr. Peed to transfer shares of UIHC common stock received in the mergers, as well as modifications to the MGA contract and the restrictive covenants to which Mr. Peed is subject. Among other things, Mr. Peed agreed to seek from AmRisc and BB&T Insurance an amendment to the MGA contract to extend the term of the MGA contract to five years following the closing of the proposed mergers. The parties also agreed that Mr. Peed could transfer up to 9.9% of the outstanding voting power of the combined company in connection with his marital separation and that these shares would not be subject to the transfer restrictions, but that Mr. Peed would receive an irrevocable proxy to vote such shares.

Following the meeting, Sidley Austin and Debevoise, at the direction of UIHC and AmCo, respectively, negotiated revised drafts of the transaction agreements.

On August 1, 2016, UIHC provided to AmCo projections for 2020. UIHC did not make any revisions to its projections through 2019, which were previously provided.

On August 3, 2016, AmCo provided to UIHC projections for 2019 and 2020. AmCo did not make any revisions to its projections through 2018, which were previously provided.

On August 9, 2016, the UIHC board met with Mr. Peed to discuss the proposed mergers, his role at the combined company and his views on the industry.

On August 10, 2016, the UIHC board held a regularly scheduled in-person meeting. At the meeting, the UIHC board, members of management and representatives of Raymond James and Sidley Austin discussed with the UIHC board the proposed mergers. Representatives of Sidley Austin discussed with the UIHC board the directors’ fiduciary duties in considering the proposed mergers and the terms of the proposed mergers and changes thereto since the last UIHC board meeting. The representatives of Sidley Austin also described for the UIHC board (a) the terms of the MGA contract and the consents that AmRisc and BB&T would provide under that contract and other agreements with American Coastal and Mr. Peed to facilitate the transaction, and Mr. Peed’s potential role with UIHC following completion of the proposed mergers, and (b) the applicable restrictive covenants that would continue in place with AmCo and Mr. Peed following the completion of the proposed mergers, as well as those that would be applicable to UIHC following the completion of the proposed mergers. They also described the proposed amendment to the MGA contract to extend its term to five years after completion of the proposed mergers and the rights and obligations of both AmRisc and American Coastal following the expiration of the MGA contract. The UIHC board, management and representatives of Raymond James and Sidley Austin discussed the impact the various restrictive covenant agreements would have on the combined company as well as alternatives available to the combined company at the expiration of the term of the MGA contract. Management noted that it believed (and understood that Mr. Peed believed) that, although it is difficult to predict the future and there are a number of factors that could have an impact on their predictions, the combined company would be in a favorable position at the expiration of the term of the MGA contract to either renew the agreement or continue on without the AmRisc relationship. Management then reviewed with the UIHC board the projections of UIHC and American Coastal, which had been updated to reflect actual results through the year. Following discussion regarding the projections, representatives of Raymond James then discussed Raymond James’ preliminary financial analysis of the proposed mergers. Members of the UIHC board asked a number of questions regarding the preliminary analysis. Following discussion, the UIHC board authorized management to proceed to finalize negotiations of the merger agreement, the stockholders agreement and related agreements.

During the next week, UIHC, American Coastal, Sidley Austin and Debevoise worked to finalize the transaction documents and complete due diligence.

On August 12, 2016, AmCo provided to UIHC revised projections, which were updated to include an equity contribution of $5.7 million from RDX and the elimination of certain surplus note interest expenses previously included in the projections.

On August 15, 2016, AmCo received the audit report and report on internal controls over financial reporting from its auditor for AmCo’s financial statements for the years ended December 31, 2015, 2014 and 2013. The report indicated that AmCo had a material weakness in its internal controls over financial reporting as described in the section of this proxy statement titled “Risk Factors – Risks Relating to the Business of AmCo” beginning on page 28. Management of UIHC and representatives of UIHC’s auditor reviewed with management of AmCo and with representatives of AmCo’s auditor the impact of this material weakness on the reported financial results and condition of AmCo reflected in the audited financial statements. Based on the results of these discussions and other due diligence conducted by management of UIHC, management of UIHC determined it believed the financial statements of AmCo were reliable, since ending reserves on the most recent balance sheet were stated accurately, as were cumulative reserves over the three-year period covered by the audit.

On August 17, 2016, the UIHC board held a special telephonic meeting to consider the merger agreement and the other transaction documents. Members of management, as well as representatives of Raymond James and Sidley Austin, were also present. The representatives of Sidley Austin discussed with the UIHC board its fiduciary duties in considering the transaction and reviewed with the UIHC board the changes to the transaction documents since the last UIHC board meeting. Management discussed with the UIHC board the audit report on AmCo’s financial statements. They noted that the report included a material weakness regarding AmCo’s historic reserving practices and that as part of the audit the auditors had recommended that AmCo’s historic reserves be adjusted. Management explained that the adjustments had not impacted AmCo’s current reserves and informed the UIHC board that in management’s view, the material weakness did not adversely affect management’s financial analysis of AmCo or the proposed mergers. Members of the UIHC board asked a number of questions which management and representatives of Raymond James and Sidley Austin answered. Following this discussion, representatives of Raymond James then discussed with the UIHC board the financial analysis of Raymond James with respect to the proposed mergers. Following discussion, Raymond James delivered its fairness opinion that, as of August 17, 2016, and subject to the qualifications and assumptions set forth in the opinion, the exchange ratio in the proposed mergers was fair, from a financial point of view, to UIHC. Management of UIHC confirmed its recommendation in favor of the proposed mergers. The UIHC board then discussed with management and representatives of Raymond James and Sidley Austin the various considerations the UIHC board had reviewed over the course of the negotiations in evaluating the proposed mergers, including the potential benefits and challenges of the proposed mergers. The UIHC board then approved the merger agreement, the stockholders agreement, an amendment to UIHC’s Rights Agreement, dated as of July 20, 2012, with Continental Stock Transfer & Trust Company (which we refer to as the “UIHC rights agreement”), the other transaction documents and the transactions contemplated thereby.

Representatives of Sidley Austin and Debevoise finalized the transaction documents and the applicable parties executed and delivered the merger agreement, the stockholders agreement and the other transaction documents, and UIHC amended the rights agreement. Thereafter, UIHC and AmCo issued a press release announcing the execution of the transaction.

Recommendation of the UIHC Board and Reasons for Recommendation

In evaluating the merger agreement and the transactions contemplated thereby, including the share issuance and the mergers, the UIHC board consulted with UIHC’s management team and outside legal and financial advisors and considered and evaluated a variety of factors. Such consideration and evaluation occurred over the course of approximately forty-one weeks and six meetings of the UIHC board. The UIHC board’s consideration included the following factors, which the UIHC board believed supported its unanimous determination to approve the terms of the mergers and its unanimous recommendation that the UIHC stockholders vote in favor of the share issuance proposal and the adjournment proposal.

•	Strategic Case for Combination

•	Scale. The UIHC board considered the advantages of increased scale for the combined company. The combined company would have greater market presence and influence with distributors, reinsurers, vendors and other market participants. In addition, the UIHC board reviewed information presented by Raymond James suggesting that larger entities may enjoy higher valuation multiples in the public equity markets.

•	Stability. The UIHC board reviewed earnings history for both companies and the combined company, which showed that the earnings of the combined company, intra- and inter-year, would likely be less volatile than for UIHC as a standalone entity. The UIHC board believes that this greater stability may enhance the valuation of the combined company.

•	Diversification. The UIHC board considered that the combination will result in a combined company with the opportunity for greater diversification of product offerings, including:

•	that the combined company will have expanded ability to grow its personal and commercial lines of insurance products, in both admitted and excess and surplus lines markets. This includes the ability to expand American Coastal’s offerings to other states through UIHC distribution networks and the ability to leverage American Coastal’s customer base in Florida to sell complementary personal lines products; and

•	that, as a result of the proposed combination, the combined company would have access to a more diversified group of independent retail agents, aggregators and wholesale brokers.

•	Potential for increased relationship with BB&T. The UIHC board considered the positive aspects of American Coastal’s partnership with AmRisc, the largest wind managing general agent in the country, which is owned primarily by BB&T Insurance, the fifth largest distributor of insurance products in the United States. UIHC already does some business with BB&T, but the UIHC board viewed as favorable the ability to strengthen and expand this partnership through the long-term AmRisc relationship and other channels.

•	Acceleration of UIHC business plan. The UIHC board considered that the combined combination would have the effect of accelerating many of the business plans UIHC already had in place.

•	Rating agency benefits. The UIHC board concluded that the larger, more diversified and more stable combined company would be better positioned with rating agencies.

•	Management. The UIHC board believes that the size and scale of the combined company may increase its ability to attract and retain management talent.

•	Cultural / operational considerations. The UIHC board viewed as favorable the fact that American Coastal has no employees, which would minimize the cultural and operational challenges of integrating the two companies.

•	Financial Considerations

•	Accretion to earnings. The UIHC board considered that the mergers are expected to be accretive to earnings in 2017.

•	Return on equity accretion. The UIHC board reviewed historical returns on equity (which we refer to as “ROE”) for each entity by itself, and for the pro forma combined company, and concluded that AmCo’s historically higher ROE would benefit UIHC by increasing combined ROE over historical levels.

•	Multiple expansion. The UIHC board considered the potential for valuation multiple expansion as a result of the mergers, after reviewing historical valuation multiples for commercial lines companies, companies with higher ROEs and larger companies.

•	Capital benefits. The UIHC board believes that AmCo has excess capital, which presents opportunities for deployment of capital in both organic premium growth and potential acquisitions without accessing capital markets.

•	Reinsurance benefits.

•	The UIHC board took into account the expected reduction in the aggregate probable maximum loss (which we refer to as “PML”) for the combined company, which would enhance the combined company’s opportunity to reduce its reinsurance spend and / or increase its reinsurance coverage; and

•	The UIHC board considered the estimated potential $20 million in combined annual savings from the combined company’s reinsurance program.

•	Information Regarding UIHC and AmCo

•	Due diligence. The UIHC board considered the financial, business and legal due diligence that had been conducted on AmCo over the course of the eleven months of evaluation of the proposed combination. The UIHC board also took into account the projected financial information of AmCo provided to the UIHC board.

•	Historic stock prices. The UIHC board considered the historic stock prices and trading multiples of UIHC.

•	Terms and Conditions of the Mergers

•	Financial terms. The UIHC board considered the fixed exchange ratio for the issuance of UIHC common stock constituting the merger consideration and the cap on the maximum value of the merger consideration, the latter of which would serve to reduce the number of UIHC shares issued when the 30-day trailing VWAP exceeds 130% of $14.81 per share.

•	Pro forma ownership. The UIHC board took note of the fact that upon consummation of the mergers, current UIHC stockholders and RDX members are expected to own approximately 51% and 49%, respectively, of the combined company based on the number of outstanding shares of UIHC common stock and other equity securities of UIHC and RDX as of the date of the merger agreement.

•	Other terms of the merger agreement. The UIHC board considered the terms and conditions of the merger agreement, including:

•	the nature and scope of the closing conditions, as well as the likelihood of satisfaction of these conditions;

•	that, prior to receipt of the stockholder approval, UIHC is permitted to respond to unsolicited acquisition proposals that the UIHC board determines would be reasonably likely to result in a superior proposal and to terminate the merger agreement because of a superior proposal termination event if UIHC pays the applicable termination fee; and

•	that the termination fee payable by UIHC if it terminated the merger agreement because of a superior proposal termination event during the first forty-five days after signing would equal $4,655,000 plus up to $1,500,000 of AmCo’s and its affiliates’ expenses, and thereafter would equal $9,311,000 plus up to $1,500,000 of AmCo’s and its affiliates’ expenses. The UIHC board also considered the other circumstances in which a termination fee would be payable or in which UIHC would be required to pay the expense reimbursement, including if the merger agreement is terminated because of a stockholder approval termination event.

•	Likelihood of Completion of the Mergers. The UIHC board considered the likelihood of the satisfaction of the closing conditions and its view that the required regulatory approvals would be obtained without a material adverse effect on the respective businesses of UIHC, AmCo or the combined company.

•	Opinion of UIHC’s Financial Advisor. The UIHC board considered the financial analyses reviewed and discussed with the UIHC board by representatives of Raymond James on August 17, 2016, as well as the oral opinion of Raymond James rendered to the UIHC board on August 17, 2016 (which was subsequently confirmed in writing by delivery of a written opinion dated the same date) that, as of August 17, 2016, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in such written opinion, the exchange ratio was fair to UIHC, taking into account the terms of Raymond James’ engagement as financial advisor.

•	Enhanced Relationships; Stockholders Agreement

•	The UIHC board took into account the relationships, experience and expertise that Mr. Peed may contribute to the combined company as a member of the UIHC board.

•	The UIHC board considered the terms of the stockholders agreement, including:

•	the standstill to which the Peed stockholder will be subject;

•	the voting restrictions to which the Peed stockholder will be subject;

•	Mr. Peed’s right to designate three individuals for nomination or appointment, as applicable, to the UIHC board until such time as the Peed stockholder, its affiliates and permitted transferees cease to own at least 15% of the voting securities;

•	the five-year non-competition agreement to which the Peed stockholder will be subject; and

•	the limits imposed on the Peed stockholder’s ability to transfer its shares of UIHC common stock.

•	The UIHC board also considered that it is a condition to the closing that the MGA contract’s amendment approval be obtained, thereby providing UIHC with greater certainty that such relationship will continue.

The UIHC board also considered potential negative factors associated with the proposed combination, including the following:

•	The ownership concentration of Mr. Peed. The UIHC board noted several positive considerations that mitigated the ownership concentration, including that:

•	it was likely to provide increased motivation to Mr. Peed to continue to serve as a director of UIHC;

•	it was limited by the standstill arrangement and voting restrictions in the stockholders agreement; and

•	at least initially, the number of directors of the UIHC board that the Peed stockholder is entitled to designate for nomination or appointment, as applicable, is less than the portion of the pro forma voting power that Mr. Peed would have.

•	Mr. Peed will continue to serve as the Chief Executive Officer of AmRisc, which, among other things, may distract him from his obligations as a director at UIHC. The UIHC board noted that Mr. Peed’s sizable ownership interest in UIHC following the closing was likely to mitigate this concern, and that Mr. Peed’s position at AmRisc would be beneficial to the combined company given the important relationship between AmCo and AmRisc.

•	American Coastal’s business is exclusively managed by AmRisc under the MGA contract; therefore, during the term of the MGA contract, the UIHC board will not have complete operational control over AmCo’s business. The UIHC board considered as a mitigating factor the fact that Mr. Peed will continue at least in the near term to serve as the Chief Executive Officer of AmRisc and will continue to own a large ownership stake in the combined company.

•	The potential outcomes, including the potential loss of business, following the expiration or termination of the MGA contract. The UIHC board considered as a mitigating factor that, subject to the receipt of the amendment approval, the term of the MGA contract will be amended to expire five years following the closing, thereby providing UIHC with greater certainty that such relationship will continue.

•	The restrictive covenants to which Mr. Peed is subject with AmRisc and BB&T, and the restrictive covenants to which UIHC will become subject as a result of the mergers.

•	The increased concentration and exposure to Florida catastrophe events in the combined company’s insurance book. The UIHC board considered that this risk may be mitigated over time by virtue of the anticipated enhanced ability of the combined company to diversify its insurance offerings to geographic locations with the larger platform the combined company will have.

•	The lack of public information available regarding AmCo to provide valuation points of reference. Notwithstanding the foregoing, the UIHC board noted the financial and legal diligence that had been conducted on AmCo.

•	The regulatory approval process may take a prolonged period of time.

•	The potential impact of purchase accounting treatment, including the requirement to record significant intangible assets.

Opinion of UIHC’s Financial Advisor

At the August 17, 2016 meeting of the UIHC board, representatives of Raymond James rendered Raymond James’ oral opinion to the UIHC board that the exchange ratio was fair, from a financial point of view, to UIHC. The oral opinion was subsequently confirmed by Raymond James’ delivery of its written opinion to the UIHC board, dated August 17, 2016, as to the fairness, as of such date, from a financial point of view, to UIHC of the exchange ratio in the mergers pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Annex C to this proxy statement. The summary of the opinion of Raymond James set forth in this proxy statement is qualified in its entirety by reference to the full text of such written opinion. Raymond James provided its opinion for the information of the UIHC board (in its capacity as such) in connection with its consideration of the proposed mergers. No limitations were imposed by the UIHC board upon Raymond James with respect to the investigations made or procedures followed in rendering its opinion. The opinion only addresses the fairness, from a financial point of view, to UIHC of the exchange ratio provided for in the merger agreement, and does not address any other term, aspect or implication of the merger agreement, the mergers or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. Raymond James’ opinion does not constitute a recommendation to the UIHC board, any stockholder of UIHC or any other party as to how to vote or act on any matter relating to the proposed mergers or otherwise. Furthermore, as provided by the terms of the agreement governing Raymond James’ engagement by UIHC, Raymond James’ opinion should not be construed as creating any fiduciary duty on the part of Raymond James to the UIHC board, any stockholder of UIHC or any other party, regardless of any prior or ongoing advice or relationships.

In connection with its review of the proposed mergers and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions of the mergers as stated in the draft of the merger agreement dated as of August 16, 2016;

•	reviewed certain information related to the historical, current and future operations, financial condition and prospects of UIHC and AmCo made available to Raymond James by UIHC and AmCo, including, but not limited to, projected financial information prepared by the management of UIHC and AmCo relating to UIHC and AmCo for the periods ending December 31, 2016 through 2020, as approved for Raymond James’ use by UIHC;

•	reviewed UIHC’s recent public filings and certain other publicly available information regarding UIHC;

•	reviewed financial, operating and other information regarding UIHC and AmCo and the industry in which they operate;

•	reviewed the financial and operating performance of UIHC and AmCo and that of other selected public companies that Raymond James deemed to be relevant to its analysis;

•	reviewed the current and historical market prices and trading volume for UIHC’s common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant to its analysis;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•	reviewed a certificate addressed to Raymond James from a member of senior management of UIHC regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of UIHC; and

•	discussed with members of the senior management of UIHC certain information relating to the aforementioned and any other matters that Raymond James deemed relevant to its analysis.

With UIHC’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of UIHC and AmCo or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to verify independently, and did not so verify, any of such information. In addition, Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of UIHC or AmCo.

With respect to the projected financial information and other information and data prepared by the management of UIHC and AmCo and provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with UIHC’s consent, assumed that such projected financial information and other information and data were reasonably prepared in good faith on bases reflecting the best available estimates and judgments of management of UIHC and AmCo, and Raymond James relied upon the parties to the merger agreement to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James was authorized by UIHC to rely upon such projected financial information and expressed no view as to any such projected financial information or other information or data, or the bases or assumptions on which they were prepared. Raymond James relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof. Raymond James assumed that the final form of the merger agreement, when executed by the parties thereto, would be substantially similar to the draft of the merger agreement reviewed by Raymond James, and that the mergers will be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the merger agreement.

Raymond James relied upon and assumed, without independent verification, that (i) the mergers will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, (ii) the mergers will constitute a tax-free reorganization and (iii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the mergers will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the mergers or UIHC that would be material to its analyses or its opinion. Raymond James relied upon, without independent verification, the assessment of UIHC’s management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including, without limitation, that the mergers will qualify as a reorganization within the meaning of Section 368(a) of the code.

Raymond James relied upon and assumed, without independent verification, that there were no changes in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of UIHC or AmCo since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to Raymond James’ analyses or its opinion, and that there is no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

Raymond James expressed no opinion as the underlying business decision of the UIHC board to effect the mergers, the structure or tax consequences of the mergers or the availability or advisability of any alternatives to the mergers. Raymond James did not recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the mergers. Raymond James did not advise UIHC with respect to its strategic alternatives. Raymond James did not express any opinion as to the value of UIHC common stock following the mergers or the likely trading range of UIHC’s common stock following the mergers, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of UIHC at that time.

Raymond James’ opinion is limited to the fairness, from a financial point of view, to UIHC of the exchange ratio provided for in the merger agreement. Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the UIHC board to approve or consummate the mergers. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations were or will be obtained from the appropriate professional sources. Furthermore, Raymond James relied, with the consent of the UIHC board, on the fact that UIHC was assisted by legal, accounting and tax advisors and Raymond James, with the consent of the UIHC board, relied upon and assumed the accuracy and completeness of the assessments by UIHC and its advisors as to all legal, accounting and tax matters with respect to UIHC and the mergers.

In formulating its opinion, Raymond James considered only what it understood to be the exchange ratio for the mergers as described in its opinion, and Raymond James did not consider and Raymond James expressed no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of AmCo’s officers, directors or employees, or class of such persons, whether relative to the exchange ratio or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things, the fairness of the mergers, relative or otherwise, to the holders of any class of securities, creditors, or other constituencies of UIHC, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion. Raymond James did not express any opinion as to the impact of the mergers on the solvency or viability of UIHC or AmCo or the ability of UIHC or AmCo to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the UIHC board during its meeting on August 17, 2016. Unless the context indicates otherwise, the analyses relied upon the closing price of the common stock of the selected companies listed below as of August 16, 2016. Unless otherwise indicated, for each of the following analyses performed by Raymond James, financial and market data and earnings per share estimates for the selected companies were based on the companies’ filings with the SEC and certain publicly available research analyst estimates for those companies.

Contribution Analysis. Raymond James analyzed the relative contribution of UIHC and AmCo to certain financial and operating metrics for the pro forma combined company resulting from the mergers. Such financial and operating metrics included: (i) cash and invested assets net of any outstanding interest bearing debt; (ii) statutory surplus; (iii) GAAP book value; (iv) GAAP tangible book value; (v) 2015 GAAP net income; (vi) GAAP net income for the last twelve months ended June 30, 2016; and (vii) estimates for 2016 and 2017 GAAP net income based on the projected financial information provided to Raymond James. The relative contribution analysis did not give effect to the impact of any synergies or purchase accounting adjustments as a result of the mergers. The results of this analysis are summarized in the table below:

	Relative Contribution		Implied
	UIHC	AmCo	Exchange Ratio

Net Cash and Invested Assets	67.4%	32.6%	104,776.810x
Statutory Surplus	54.0%	46.0%	184,591.851x
GAAP Book Value	57.2%	42.8%	161,978.288x
GAAP Tangible Book Value	54.4%	45.6%	181,103.213x
2015A Net Income	42.9%	57.1%	288,583.201x
LTM Net Income	47.5%	52.5%	239,449.894x
2016E Net Income	52.1%	47.9%	199,102.358x
2017E Net Income	49.5%	50.5%	221,179.786x

Exchange Ratio in the Mergers			209,563.55x

Selected Companies Analysis. Raymond James reviewed certain data for two selected groups of insurance companies with publicly traded equity securities that it deemed relevant for its analysis. The two selected groups include homeowners’ specialists and specialty commercial lines insurers. The financial data reviewed included (i) book value per share; (ii) tangible book value per share; (iii) earnings per share, for the last twelve months, or “LTM”, for which data was available (which was the twelve months ended June 30, 2016); and (iv) publicly available analysts’ consensus estimates for earnings per share for the fiscal years 2016 and 2017. No company used in the analyses described below is identical or directly comparable to UIHC or AmCo. The selected companies and resulting data are below:

Homeowners Specialists

•	Universal Insurance Holdings, Inc. (UVE)

•	Heritage Insurance Holdings, Inc. (HRTG)

•	Federated National Holding Company (FNHC)

•	HCI Group, Inc. (HCI)

•	Kingstone Companies, Inc. (KINS)

Specialty Commercial Lines

•	Argo Group International Holdings, Ltd. (AGII)

•	Navigators Group, Inc. (NAVG)

•	James River Group Holdings, Ltd. (JRVR)

•	State National Companies, Inc. (SNC)

•	Kinsale Capital Group, Inc. (KNSL)

•	OneBeacon Insurance Group, Ltd. (OB)

	UIHC Multiples		AmCo Multiples
	Mean	Median	Mean	Median
Book Value	1.4x	1.3x	1.4x	1.3x
Tangible Book Value	1.4x	1.3x	1.5x	1.4x
LTM EPS	8.1x	8.2x	11.9x	12.7x
2016E EPS	8.9x	9.0x	12.3x	12.8x
2017E EPS	6.6x	6.8x	10.8x	10.7x

Taking into account the results of the selected companies analysis, Raymond James applied the mean and median of the price to book value ratio, price to tangible book value ratio and price to earnings per share multiples to corresponding financial data for each of UIHC and AmCo. For UIHC, Raymond James used the means and medians of the homeowners’ specialist selected company group, which group it deemed to include companies with businesses similar to UIHC, including catastrophe exposed personal lines homeowners’ risks. For AmCo, Raymond James used a 50% / 50% weighted average of the means and medians of the homeowners’ specialist and specialty commercial line selected company groups. A 50% / 50% weighted average was used as Raymond James deemed AmCo to have similarities with both selected company groups. AmCo’s catastrophe exposed property risk is similar to the risks experienced by the homeowners’ specialist selected company group, while its competitors, customer type, policy size and regulatory environment are more similar to the specialty commercial line selected company group. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of AmCo by the lower implied per share value of UIHC to calculate the high implied exchange ratio, and by dividing the lower implied per share value of AmCo by the higher implied per share value of UIHC to calculate the low implied exchange ratio. The results of the selected companies’ analysis are summarized below:

	Implied Equity Value				Implied
	UIHC		AmCo		Exchange Ratio
	Mean	Median	Mean	Median	Low/High		High/Low
Book Value	$16.31	$15.19	$2,680,124.49	$2,560,195.27	156,950.806x	-	176,427.362x
Tangible Book Value	15.19	13.59	2,869,460.68	2,628,765.77	173,014.650x	-	211,193.526x
LTM EPS	13.07	13.15	4,551,177.83	4,887,370.69	346,060.757x	-	374,067.705x
2016E EPS	18.08	18.19	4,964,457.22	5,145,676.51	272,923.071x	-	284,625.691x
2017E EPS	15.18	15.67	5,560,957.70	5,482,328.26	349,771.346x	-	366,271.131x

Exchange Ratio in the Mergers					209,563.55x

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of UIHC and AmCo based on the projected financial information provided to Raymond James and approved for use by UIHC management. In performing this analysis, Raymond James applied three different methodologies for calculating the terminal values for each of UIHC and AmCo. Raymond James applied a range of terminal values using (i) multiples of 8.0x to 12.0x estimated 2020 earnings, (ii) multiples of 1.3x to 2.1x estimated 2020 book value, and (iii) perpetual growth rates of 1.0% to 3.0% applied to estimated 2020 earnings. Raymond James arrived at its terminal value multiple ranges by observing the present and historical trading ranges for both selected company groups. For each of UIHC and AmCo, Raymond James used discount rates ranging from 11.0% to 15.0%. Raymond James arrived at its discount ranges by using the Modified CAPM methodology as presented in the 2016 Duff & Phelps

Valuation Handbook. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of UIHC and AmCo and calculated a range of implied exchange ratios by dividing the maximum implied per share value of AmCo by the minimum implied per share value of UIHC common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of AmCo by the maximum implied per share value of UIHC to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:

	Implied Equity Value				Implied
	UIHC		AmCo		Exchange Ratio
	Low	High	Low	High	Low/High		High/Low
Net Income Terminal Multiple	$20.29	$33.33	$4,747,331.96	$6,935,115.52	142,431.746x	-	341,734.614x
TBV Terminal Multiple	18.06	31.39	3,249,612.75	4,480,910.69	103,517.597x	-	248,046.490x
Perpetual Growth Method	18.64	35.48	4,477,376.16	7,286,080.87	126,203.022x	-	390,833.046x

Exchange Ratio in the Mergers					209,563.55x

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of UIHC and AmCo. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the UIHC board in making its determination to approve the mergers. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of positions held by the UIHC board or UIHC management with respect to UIHC, AmCo or the mergers.

Raymond James’ opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of the date of its opinion. Although subsequent developments may affect the opinion of Raymond James, Raymond James does not have any obligation to update, revise or reaffirm its opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. UIHC selected Raymond James because it is a nationally recognized investment banking firm that regularly advises companies in connection with mergers and acquisitions and because of its familiarity with UIHC and the financial services industry generally.

For its services as financial advisor to UIHC in connection with the mergers, Raymond James received an initial retainer (which will be credited against any transaction fee) and will receive a customary transaction fee based on the value of the consideration to be received or retained by the UIHC stockholders in the mergers, estimated to be approximately $3.5 million, which fee is contingent upon successful completion of the mergers. Upon the rendering of its opinion, Raymond James became entitled to a fee of $400,000, which fee is not contingent upon the successful completion of the mergers. In addition, UIHC agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and to indemnify Raymond James and certain related parties against certain liabilities arising out of Raymond James’ engagement.

Raymond James and its affiliates have in the past provided and are currently providing investment banking and other financial services to UIHC for which Raymond James or its affiliates have received, or would expect to receive, compensation, including serving as UIHC’s advisor in its acquisition of Interboro Insurance Company and serving as an underwriter in UIHC’s equity offerings in 2012 and 2014. Over the last two years, Raymond James and its affiliates have received fees totaling $700,000 (excluding out-of-pocket expenses reimbursement) from UIHC for its investment banking services. Raymond James and its affiliates have not in the past provided investment banking and other financial services to RDX, AmCo, American Coastal, or Mr. Peed. Raymond James and its affiliates may provide investment banking, financial advisory and other financial services to UIHC, AmCo or certain of their respective affiliates in the future, for which Raymond James and such affiliates may receive compensation. Finally, a member of the Raymond James deal team assigned to this engagement was an owner of 62,777 shares of UIHC common stock at the time Raymond James’ opinion was delivered.

In the ordinary course of Raymond James’ business, Raymond James may trade in the securities of UIHC for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Financial Forecasts

UIHC and AmCo do not as a matter of course publicly disclose internal management forecasts or projections as to future financial performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with their respective evaluations of the proposed transactions, (i) UIHC requested, and AmCo’s management provided, UIHC and its financial advisors with certain non-public financial forecasts prepared by AmCo’s management, and (ii) AmCo requested, and UIHC’s management provided, AmCo and its financial advisors with certain non-public financial forecasts prepared by UIHC’s management. UIHC has included below a summary of such forecasts (which we refer to collectively as the “financial forecasts”) to provide its stockholders access to certain non-public unaudited prospective internal financial information that was furnished to the above-listed parties and considered by the parties’ respective financial advisors in connection with their financial analysis.

The financial forecasts were not prepared for the purpose of public disclosure, nor were they prepared in compliance with published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, but, in the view of UIHC management, they were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of UIHC management’s knowledge and belief, the expected course of action and the expected future financial performance of UIHC to be derived in connection with the mergers. The inclusion of the financial forecasts should not be regarded as an indication that UIHC or the UIHC board considered, or currently considers, such information to be a reliable predictor of actual future results. Although UIHC management believes there is a reasonable basis for the financial forecasts, UIHC cautions stockholders that future results could be materially different from the financial forecasts. The financial forecasts are not being included in this proxy statement to influence your decision whether to vote for the share issuance proposal or the adjournment proposal; instead, they are included in this proxy statement because the forecasts from which the financial forecasts were derived were made available to UIHC, AmCo and their respective financial advisors and boards of directors for purposes of considering and evaluating the mergers and the merger agreement. Neither UIHC’s independent registered public accounting firm, nor any other independent accountant, has examined, compiled or performed any procedures with respect to the accompanying prospective financial information or expressed any opinion or any other form of assurance on such information or its achievability.

The financial forecasts are subjective in many respects and, as a result, subject to interpretation. While presented with numeric specificity, the financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of UIHC management. Important factors that may affect actual results and cause the financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to UIHC’s, AmCo’s or the combined company’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), catastrophic events and severe weather conditions, cost and viability of reinsurance, key personnel and commercial relationships, industry performance, the regulatory environment, general business and economic conditions, and other factors described in the section of this proxy statement titled “Risk Factors” beginning on page 23. The financial forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from the financial forecasts. There can be no assurance that the financial forecasts will be realized or that actual results will not be significantly lower or higher than estimated. Portions of the financial forecasts cover multiple years. Such information by its nature becomes less predictive with each successive year.

None of UIHC, AmCo nor their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the financial forecasts, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the financial forecasts to reflect circumstances existing after the date such forward-looking information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial forecasts are shown to be in error. Except as required by applicable securities laws, UIHC does not intend to make publicly available any update or other revision to the financial forecasts, even in the event that any or all assumptions are shown to be in error. None of UIHC or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding UIHC’s ultimate performance compared to the information contained in the financial forecasts or that forecasted results will be achieved. UIHC has made no representation to AmCo, in the merger agreement or otherwise, concerning the financial forecasts. In light of the foregoing, and considering that the UIHC stockholder meeting will be held several months after the financial forecasts were prepared, as well as the uncertainties inherent in any financial forecasts, stockholders of UIHC are cautioned not to rely on these financial forecasts as a predictor of future operating results or otherwise.

Set forth below is a summary of the most recent financial forecasts that were provided by AmCo to UIHC and to the financial advisors to UIHC and AmCo:

Summary of Financial Forecasts Provided by AmCo

(all amounts are approximate and expressed in $000s)

	For the Period Ended
	Projected 2016	Projected 2017	Projected 2018	Projected 2019	Projected 2020
Net Premiums Written	$179,300	$222,300	$249,000	$276,100	$301,400
Total Revenue	$180,700	$224,100	$243,000	$270,200	$294,900
Net Income	$40,200	$51,300	$52,700	$60,100	$65,900

Set forth below is a summary of the most recent financial forecasts that were provided by UIHC to AmCo and to the financial advisors to AmCo and UIHC:

Summary of Financial Forecasts Provided by UIHC

(all amounts are approximate and expressed in $000s)

	For the Period Ended
	Projected 2016	Projected 2017	Projected 2018	Projected 2019	Projected 2020
Net Premiums Written	$484,095	$563,807	$624,414	$684,233	$760,615
Total Revenue	$479,200	$518,400	$636,800	$699,400	$776,200
Net Income	$43,700	$50,200	$65,100	$76,400	$84,800

The financial forecasts prepared by each of UIHC and AmCo were developed assuming:

•	both businesses are going concern entities that continue to operate in the ordinary course of business with no consideration given to potential future mergers, acquisitions, capital formations or new product lines;

•	no major catastrophic events occur; however, each company contemplated limited potential catastrophe losses associated with less severe, non-named events;

•	reinsurance and operating costs continue at levels consistent with current market assumptions; and

•	AmCo assumed the continuation, at current levels, of its assumption of excess and surplus business from AmRisc, which began in June 2016.

The estimates and assumptions underlying the financial forecasts of AmCo and UIHC involve assumptions and judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, including those risk factors detailed in the sections of this proxy statement titled “Risk Factors” beginning on page 23 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31, all of which are difficult to predict and many of which are beyond the control of AmCo and UIHC and will be beyond the control of the combined company after the mergers. Estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. In addition, the financial forecasts prepared by AmCo and UIHC represent each company’s own evaluation of its future financial performance on a stand-alone basis, and without reference to transaction-related costs or benefits. Accordingly, actual results could vary materially from those presented in the financial forecasts, and actual value or future results could be significantly more or less favorable than what is suggested by the forecasts. The inclusion of these financial forecasts should not be interpreted as an indication that AmCo or UIHC considers this information a reliable predictor of future results, and this information should not be relied on for any purpose. AmCo and its management did not participate in preparing, and do not express any view on, the UIHC financial forecasts set forth above, or the assumptions underlying such financial forecasts. Likewise, UIHC and its management did not participate in preparing, and do not express any view on, the AmCo financial forecasts set forth above, or the assumptions underlying such financial forecasts.

The prospective financial information of AmCo and UIHC included in this proxy statement has been prepared by, and is the responsibility of, the management teams of AmCo and UIHC, respectively. Neither AmCo’s or UIHC’s auditors, nor any other independent registered public accounting firm, nor AmCo’s or UIHC’s financial advisors, has examined, compiled or performed any procedures with respect to these forecasts, nor have they expressed any opinion or any other form of assurance on this information or its achievability.

Neither AmCo nor UIHC intends to disclose publicly any update or other revision to these forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error.

Accounting Treatment

UIHC will account for the mergers under the acquisition method of accounting for business combinations. In determining the acquirer for accounting purposes, UIHC considered the factors required under the FASB’s ASC Topic 805 – Business Combinations, and determined that UIHC will be considered the acquirer of AmCo for accounting purposes.

Regulatory Approvals Required for the Transaction

In accordance with the provisions of the HSR Act, completion of the mergers is conditioned on the filing of premerger notification and report forms with the Antitrust Division of the United States Department of Justice (which we refer to as the “DOJ”) and the United States Federal Trade Commission (which we refer to as the “FTC”), and the satisfaction of certain waiting period requirements. On September 13, 2016, UIHC and AmCo filed their respective notification and report forms under the HSR Act with the DOJ and the FTC, which triggered the start of the HSR Act waiting period. On September 30, 2016, UIHC and AmCo received early termination of the HSR Act waiting period. Notwithstanding the early termination of the HSR Act waiting period, the DOJ, FTC or U.S. state attorneys general could take action before or after the effective time of the mergers, including seeking to enjoin the completion of the mergers, conditionally approving the mergers upon the divestiture of UIHC’s or AmCo’s assets, subjecting the completion of the mergers to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

As of September 16, 2016, UIHC and AmCo had made all filings required as conditions to closing the mergers with respect to insurance laws, which filings consisted of:

•	Form A Statement of Acquisition of Controlling Stock of a Domestic Insurer with the Florida Office of Insurance Regulation in respect of UIHC’s acquisition of control of AmCo’s subsidiary, American Coastal;

•	Form A Statement of Acquisition of Controlling Stock of a Domestic Insurer with the Florida Office of Insurance Regulation in respect of RDX’s and Mr. Peed’s acquisition of control of UIHC’s subsidiary, United Property & Casualty Insurance Company;

•	Section 1506 Application for Approval of Acquisition of Control of a Domestic Insurer with the New York State Department of Financial Services in respect of RDX and Mr. Peed’s acquisition of control of UIHC’s subsidiary, Interboro Insurance Company;

•	Form A Statement of Acquisition of Controlling Stock of a Domestic Insurer with the Hawaii Insurance Division in respect of RDX’s and Mr. Peed’s acquisition of control of UIHC’s subsidiary, Family Security Insurance Company, Inc.; and

•	Form D Application for Non-Disapproval with the Florida Office of Insurance Regulation with respect to the MGA contract amendment.

While we currently expect to obtain all required regulatory approvals prior to or during the first calendar quarter of 2017, we cannot assure you that these approvals will be obtained or that the grant of such approvals will not involve conditions or restrictions that delay or prevent the closing or require changes to the terms of the merger agreement or other material contracts of UIHC or AmCo.

Listing of UIHC Common Stock

The obligation of each party to the merger agreement to effect the mergers is subject to the satisfaction or waiver of the condition that the shares of UIHC common stock issuable to RDX in the first merger be approved for listing on Nasdaq, subject to official notice of issuance.

Federal Securities Law Consequences; Resale Restrictions

The shares of UIHC common stock to be issued upon the consummation of the first merger to RDX and distributed to the members of RDX immediately following the closing will be issued in a private placement exempt from the registration requirements of the United States Securities Act of 1933, as amended (which we call the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act. UIHC has relied on representations made by RDX and its equityholders in determining that the issuance will constitute a private placement, including that RDX and its equityholders are acquiring such shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal or state securities laws, and that RDX and its equityholders are “Accredited Investors” as defined under Rule 501 of Regulation D of the Securities Act.

The shares of UIHC common stock to be so issued will constitute “restricted securities”, and the shares issued to Mr. Peed and Peed FLP1 will be subject to restrictions on transfer set forth in the stockholders agreement. Accordingly, no member of RDX that receives shares of UIHC common stock may transfer such shares unless such transfer is pursuant to an effective registration statement under the Securities Act (or an exemption under the Securities Act) and, if applicable, in accordance with the stockholders agreement.

UIHC Board After the Mergers

At the effective time of the first merger, the UIHC board will be increased from seven directors to ten directors. The UIHC board will be comprised of the directors of the UIHC board as of immediately prior to the effective time of the first merger, plus Mr. Michael R. Hogan, Mr. Patrick F. Maroney and Mr. Peed. A brief summary of each of these individuals’ relevant experience is as follows:

•	Michael R. Hogan. Mr. Hogan will be appointed to the UIHC board upon the closing. Mr. Hogan has served on the board of directors of American Coastal since October 2015. From 1994 to 1999, Mr. Hogan served on the national agency advisory board of The Travelers Insurance Company. In addition, from 2003 to 2008, Mr. Hogan served on the board of directors of The South Financial Corporation. Mr. Hogan has 42 years of experience as an independent insurance agent, specializing in wind, flood and earthquake insurance as the President and owner of Puckett Sheetz and Hogan Insurance, which received a national Best Practices Award in 2006. Mr. Hogan graduated from Furman University in 1972 with a B.A. in business and economics.

UIHC believes that Mr. Hogan is qualified to serve on the UIHC board because of his significant experience in management and the insurance industry.

•

Patrick F. Maroney. Mr. Maroney will be appointed to the UIHC board upon the closing. Mr. Maroney has served on the board of directors of American Coastal since October 2015. Mr. Maroney is currently a Professor Emeritus at Florida State University College of Business. From 1996 to 2003, Mr. Maroney served on the board of directors at First Floridian Insurance Company. From 1978 to 1981, Mr. Maroney served as Assistant General Counsel of the Florida Department of Insurance. Mr. Maroney was also a counsel at Liberty Mutual Insurance Company and CNA Insurance Company and a personal lines manager at West Coast Insurers. Mr. Maroney is a founding director of the Florida Catastrophic Storm Risk Management Center. Mr. Maroney has a B.S. in risk management and insurance from Florida State University and a J.D. from the University of Florida.

UIHC believes that Mr. Maroney is qualified to serve on the UIHC board because of his significant experience as an insurance attorney as well as his significant experience in management and the insurance industry.

•	R. Daniel Peed. Mr. Peed will be appointed to the UIHC board upon the closing. Mr. Peed has served on the board of directors of American Coastal since the company’s founding in 2007. Mr. Peed has been the President and Chief Executive Officer of AmRisc (formerly known as “CRC Insurance Services, Inc.”) since December 2000. From April 1991 to December 2000, Mr. Peed served as a senior vice president of SOREMA North America Reinsurance Company, Fulcrum Insurance. In addition, from May 1985 to April 1991, Mr. Peed was a supervisor at Factory Mutual Engineering Association. Mr. Peed has a B.S. in petroleum engineering from Texas A&M University and an MBA with a concentration in insurance from the University of North Texas. In addition, Mr. Peed has CPCU and ARe designations and a Professional Engineering designation in Fire Protection.

UIHC believes that Mr. Peed is qualified to serve on the UIHC board because of his significant experience in management and the insurance industry.

Mr. Peed will also serve as the Non-Executive Vice Chairman of the UIHC board.

For additional information on the composition of the UIHC board after the mergers, see the section of this proxy statement titled “Stockholders Agreement—Board Representation” beginning on page 87 and the stockholders agreement attached as Annex B to this proxy statement. Information about the current UIHC directors and executive officers can be found in the documents listed in the section of this proxy statement titled “Where You Can Find More Information” beginning on page 127.

No Appraisal Rights

No stockholder of UIHC will be entitled to exercise dissenters’ rights and demand payment for his, her or its shares in connection with the mergers.

UIHC AND AMCO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

As discussed in this proxy statement, on August 17, 2016, UIHC entered into the merger agreement with Merger Sub, Merger LLC, AmCo, RDX, Mr. Peed and Peed FLP1, by which, subject to the satisfaction or waiver of the conditions set forth in the merger agreement, UIHC will acquire AmCo by way of a series of mergers. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2016 and the year ended December 31, 2015 set forth in this section of the proxy statement give effect to the mergers as if they had occurred on January 1, 2015 (which we refer to as the “unaudited pro forma statement of operations”); the unaudited pro forma condensed combined balance sheet as of June 30, 2016 gives effect to the mergers as if they had occurred on June 30, 2016 (together with the unaudited pro forma statement of operations, the “unaudited pro forma financial statements”).

The unaudited pro forma financial statements reflect the historical consolidated financial information of UIHC and AmCo, as adjusted to give effect to pro forma events that are (i) directly attributable to the mergers, (ii) factually supportable, and (iii) with respect to the unaudited pro forma statement of operations, expected to have a continuing impact on the combined results. The adjustments to the unaudited pro forma financial statements are for informational purposes only and have been made solely for the purpose of developing the unaudited pro forma financial statements necessary to comply with the applicable disclosure and reporting requirements of the SEC. The unaudited pro forma financial statements are not intended to represent what UIHC’s actual consolidated results of operations or consolidated financial position would have been had the mergers occurred on the dates assumed, nor are they necessarily indicative of UIHC’s future consolidated results of operations or consolidated financial position. The actual results reported in periods following the closing may differ significantly from the unaudited pro forma financial statements for a number of reasons including, but not limited to, differences in the cost and viability of reinsurance; differences in UIHC’s portfolio of investments; differences in key commercial relationships and personnel; differences in the ordinary conduct of the business following the mergers; differences between the assumptions used to prepare these unaudited pro forma financial statements and actual amounts; catastrophic events and severe weather conditions; and potential operating synergies.

The pro forma adjustments and related assumptions are described in the accompanying notes. The pro forma adjustments are based on assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed, based on preliminary estimates of fair value. UIHC believes that the assumptions used to derive the pro forma adjustments are reasonable given the information available; however, as the valuations of acquired assets and liabilities assumed are in process and are not expected to be finalized until after the mergers are completed and information may become available within the measurement period which indicates a potential change to these valuations, the actual purchase price allocation may differ significantly relative to the purchase price allocation reflected in the unaudited pro forma financial statements.

The unaudited pro forma financial statements do not reflect any cost savings from operating efficiencies or any incremental costs that could result from the combined company. The unaudited pro forma financial statements are based on the historical financial statements of UIHC and AmCo, as adjusted for the pro forma effect of the mergers. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and the accompanying notes of UIHC included in our Quarterly Report Form 10-Q filed with the SEC on August 9, 2016 and our Annual Report on Form 10-K filed with the SEC on March 2, 2016, which are incorporated by reference in this proxy statement. For more information on the documents incorporated by reference in this proxy statement, see the section titled “Where You Can Find More Information” beginning on page 127.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF UIHC

AND AMCO AS OF JUNE 30, 2016

U.S. GAAP (IN THOUSANDS)

	UIHC	AmCo	Pro Forma Adjustments (See Note 4)		Unaudited Pro Forma COMBINED
ASSETS
Investments:
Fixed maturities, available for sale, at fair value	$465,725	$190,180	—		$655,905
Equity securities, available for sale, at fair value	27,752	3,333	—		31,085
Other investments	5,679	1,993	—		7,672
Total investments	499,156	195,506	—		694,663
Cash and cash equivalents	136,209	94,802	—		231,011
Accrued investment income	3,639	1,026	—		4,665
Premiums receivable	44,414	28,857	—		73,271
Reinsurance recoverable	22,852	27,630	—		50,482
Prepaid reinsurance premiums	180,747	116,160	—		296,907
Property and equipment, net	18,299	—	—		18,299
Goodwill	15,544	—	73,540	(a)	89,084
Deferred policy acquisition costs	58,786	36,868	(36,868	)(b)	58,786
Other assets	17,114	7,118	58,825	(c)	83,057
Total Assets	$996,760	$507,967	$95,497		$1,600,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$117,013	$53,032	—		$170,045
Unearned premiums	366,521	156,703	—		523,224
Reinsurance payable	170,426	91,811	—		262,237
Other liabilities	58,158	12,472	7,599	(d)	78,229
Long-term notes payable	25,486	—	—		25,486
Total Liabilities	$737,604	$314,018	$7,599		$1,059,221

Stockholders’ Equity:
Common stock	2	—	2	(e)	4
Additional paid-in capital	98,338	55,713	233,731	(e)	387,782
Treasury stock	(431)	—	—		(431)
Accumulated other comprehensive income (loss)	9,974	2,643	(2,643	)(e)	9,974
Retained earnings	151,273	135,593	(143,192	)(e)	143,674
Total Stockholders’ Equity	$259,156	$193,949	$87,898		$541,003
Total Liabilities and Stockholders’ Equity	$996,760	$507,967	$95,497		$1,600,224

See the accompanying notes to the unaudited pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

OPERATIONS OF UIHC AND AMCO

FOR THE SIX MONTHS ENDED JUNE 30, 2016

U.S. GAAP (IN THOUSANDS, EXCEPT PER SHARE DATA)

	UIHC	AmCo	Pro Forma Adjustments (See Note 4)		Unaudited Pro Forma COMBINED
REVENUE:
Gross premiums written	$346,712	$168,940	$—		$515,652
Decrease (Increase) in gross unearned premiums	(35,625)	(24,444)	—		(60,069)
Gross premiums earned	311,087	144,496	—		455,583
Ceded premiums earned	(95,538)	(48,069)	—		(143,607)
Net premiums earned	215,549	96,427	—		311,976
Net investment income	5,123	1,943	—		7,066
Net realized gains	372	14	—		386
Other revenue	7,438	—	—		7,438
Total revenue	$228,482	$98,384	$—		$326,866

OPERATING EXPENSES:
Losses and loss adjustment expenses	126,869	22,650	—		149,519
Policy acquisition costs	52,753	38,088	—		90,841
Operating and underwriting	9,768	—	—		9,768
General and administrative expenses	19,430	2,144	1,460	(g)	23,034
Interest expense	191	—	—		191
Total operating expenses	$209,011	$62,882	$1,460		$273,353

Income (loss) before other income	19,471	35,502	(1,460)		53,513
Other income	69	—	—		69
Income before income taxes	19,540	35,502	(1,460)		53,582
Provision for income taxes	6,748	13,816	(548	)(h)	20,016
Net income (loss)	$12,792	$21,686	$(913)		$33,565

Weighted average shares outstanding - basic	21,385,220		20,955,202	(i)	42,340,422
Weighted average shares outstanding - diluted	21,584,287		20,955,202	(i)	42,539,489
Earnings per share - basic	$0.60				$0.79
Earnings per share - diluted	$0.59				$0.79

See the accompanying notes to the unaudited pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

OPERATIONS OF UIHC AND AMCO

FOR THE YEAR ENDED DECEMBER 31, 2015

U.S. GAAP (IN THOUSANDS, EXCEPT PER SHARE DATA)

	UIHC	AmCo	Pro Forma Adjustments (See Note 4)		Unaudited Pro Forma COMBINED
REVENUE:
Gross premiums written	$569,736	$308,512	$—		$878,248
Decrease (increase) in gross unearned premiums	(65,521)	4,786	—		(60,735)
Gross premiums earned	504,215	313,298	—		817,513
Ceded premiums earned	(168,257)	(137,887)	—		(306,144)
Net premiums earned	335,958	175,411	—		511,369
Net investment income	9,212	2,867	—		12,079
Net realized gains	827	3	—		830
Other revenue	11,572	—	—		11,572
Total revenue	$357,569	$178,282	$—		$535,851

OPERATING EXPENSES:
Losses and loss adjustment expenses	183,108	33,370	—		216,478
Policy acquisition costs	87,401	75,618	(33,165	)(f)	129,855
Operating and underwriting	15,316	—	—		15,316
General and administrative expenses	29,852	9,419	37,454	(g)	76,725
Interest expense	326	—	—		326
Total operating expenses	$316,003	$118,407	$4,290		$438,700

Income (loss) before other income	41,566	59,875	(4,290)		97,151
Other income	294	—	—		294
Income before income taxes	41,860	59,875	(4,290)		97,445
Provision for income taxes	14,502	23,399	(1,609	)(h)	36,292
Net income (loss)	$27,358	$36,476	$(2,681)		$61,153

Weighted average shares outstanding - basic	21,218,233		20,232,001	(i)	41,450,234
Weighted average shares outstanding - diluted	21,452,540		20,232,001	(i)	41,684,541
Earnings per share - basic	$1.29				$1.48
Earnings per share - diluted	$1.28				$1.47

See the accompanying notes to the unaudited pro forma financial statements.

Note 1 - Description of the Transaction

On August 17, 2016, UIHC entered into the merger agreement with RDX, AmCo, Merger Sub, Merger LLC, Mr. Peed and Peed FLP1, by which, subject to the satisfaction or waiver of conditions set forth in the merger agreement, UIHC will acquire AmCo through a series of mergers. RDX, the sole shareholder of AmCo, will receive for each share of AmCo stock that it holds a number of shares of UIHC common stock equal to 209,563.55 multiplied by the lesser of (a) one and (b) a fraction, the numerator of which is 130% of $14.81 and the denominator of which is the 30-day trailing VWAP. Following the issuance of the merger consideration, RDX will distribute the merger consideration to its members. Please see the section of this proxy statement titled “Merger Agreement” beginning on page 70 for additional information.

Note 2 - Basis of Presentation

The unaudited pro forma financial statements were prepared in conformity with GAAP under the provisions of ASC Topic 805 – Business Combinations.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2016 combines the consolidated statements of operations of UIHC and AmCo for the period then ended to give effect to the mergers as if they had occurred on January 1, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 combines the consolidated statements of operations of UIHC and AmCo for the period then ended to give effect to the mergers as if they had occurred on January 1, 2015.

The unaudited pro forma condensed combined balance sheet as of June 30, 2016 combines the consolidated balance sheets of UIHC and AmCo as of June 30, 2016 to give effect to the mergers as if they had occurred on June 30, 2016.

The pro forma adjustments described herein have been developed based on UIHC management’s judgment, including estimates relating to the allocations of purchase price to the assets acquired and liabilities assumed of AmCo based on preliminary estimates of fair value. UIHC management believes that the assumptions used to derive the pro forma adjustments are reasonable given the information available; however, as the valuations of assets acquired and liabilities assumed are in process and are not expected to be finalized until after the mergers’ completion in 2017, and information may become available within the measurement period which indicates a potential change to these valuations, the purchase price allocations may be subject to adjustment. Moreover, the unaudited pro forma financial statements do not reflect any cost savings from potential operating efficiencies, any other potential synergies or any incremental costs which may be incurred in connection with AmCo or the mergers. UIHC and AmCo also estimate that they will incur approximately $10.0 million of general and administrative expenses, comprised mostly of professional service fees, in order to complete the mergers, but these costs have not been reflected in the unaudited pro forma financial statements.

The unaudited pro forma financial statements are provided for illustrative purposes only and are not intended to represent what UIHC’s actual consolidated results of operations or consolidated financial position would have been had the mergers occurred on the dates assumed, nor are they necessarily indicative of UIHC’s future consolidated results of operations or consolidated financial position.

Note 3 - Preliminary Purchase Price Calculation and Allocation

UIHC will allocate the purchase price in the mergers to the fair value of AmCo assets acquired and liabilities assumed. The pro forma purchase price allocation below has been developed based on preliminary estimates of fair value using the historical financial statements of AmCo as of June 30, 2016. In addition, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third party valuation advisers, at the completion of the mergers. The estimated amortizable intangible asset values and their useful lives could be impacted by a variety of factors that may become known to UIHC only upon access to additional information and / or by changes in such factors that may occur prior to the first and second effective times of the mergers. The estimated intangible assets are comprised of the MGA contract with an estimated useful life of ten years (for information regarding risks related to the MGA contract’s term, see the section of this proxy statement titled “Risk Factors – Risks Relating to the Business of AmCo” beginning on page 28), the value of business acquired with an estimated useful life of one year and a trade name with an estimated useful life of three years. Additional intangible asset classes may be identified as the valuation process continues; however, such items are currently not expected to be material to the overall purchase price allocation. The residual amount of the purchase price after preliminary allocation to identifiable net assets represents goodwill.

Below is a preliminary purchase price calculation:

Preliminary purchase price calculation	Amount (in thousands, except share and per share data)
UIHC common shares outstanding at June 30, 2016	21,642,514
UIHC restricted common shares outstanding at June 30, 2016	168,002
UIHC fully diluted common shares outstanding at June 30, 2016	21,810,516
RDX fully diluted pro forma ownership of UIHC	49.0%
Exchange ratio	209,552.02
UIHC common shares to be issued to RDX	20,955,202
Per share market price of UIHC shares on June 30, 2016	$16.38
Preliminary purchase price before discount	$343,246
Market price discount on UIHC shares issued to RDX	-15.7%
Preliminary purchase price	$289,446

As described above, the preliminary purchase price calculation was calculated based on the number of outstanding shares of UIHC common stock and restricted common stock as of June 30, 2016, as disclosed in UIHC’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2016. Based on such amount and RDX’s anticipated 49% fully diluted pro forma ownership of UIHC following the closing, UIHC calculated an exchange ratio of 209,552.018 shares of UIHC common stock per share of AmCo common stock, and, by multiplying such exchange ratio by the number of outstanding shares of AmCo common stock, determined that it would have issued 20,955,202 shares of UIHC common stock as the merger consideration had the closing occurred on June 30, 2016. UIHC then multiplied 20,955,202 by $16.38, the price per share of UIHC common stock on Nasdaq at market close on June 30, 2016. Finally, UIHC discounted such amount by 15.673941%, which is the weighted average of the following estimated fair market value discounts reflecting the transfer and voting restrictions applicable to the merger consideration:

Restrictions	RDX Shares	Discount
Freely transferable shares with full voting rights	7,296,630	0.0%
Freely transferable shares after one year with full voting rights	853,751	-10.0%
Freely transferable shares after three years with full voting rights	6,423,154	-20.0%
Freely transferable shares after three years with five years limited voting rights	6,381,667	-30.0%

The estimated consideration expected to be transferred reflected in the unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the mergers are consummated. In accordance with ASC Topic 805 – Business Combinations, the fair value of the equity securities issued as part of the consideration transferred will be measured at the closing of the mergers at the then-current market price. This requirement will likely result in a per share equity component different from the amount assumed in the unaudited pro forma condensed combined financial information, which difference may be material. UIHC believes that price volatility of as much as 30% in UIHC’s common stock price on the closing date of the mergers from $14.81, the closing price on Nasdaq of shares of UIHC common stock on August 16, 2016, is reasonably possible based upon the recent history of the price of UIHC’s common stock. While actual UIHC common stock price volatility could exceed this estimate, the number of shares of UIHC common stock constituting the merger consideration would be reduced in the event the 30-day trailing VWAP exceeds 130% of $14.81. The maximum change would increase the consideration expected to be transferred to RDX by approximately $93 million, which would be reflected in UIHC’s financial statements as an increase to goodwill. For more information on the exchange ratio in the merger agreement, see the section of this proxy statement titled “Merger Agreement—Consideration to be Received in the Mergers” beginning on page 71.

Below is a preliminary allocation of the consideration to be exchanged for the mergers as of June 30, 2016:

Preliminary purchase price allocation	Amount (in thousands)
Current assets	$465,369
Goodwill	$73,540
Other assets	$65,943
Total assets acquired	$603,464

Unpaid loss and loss adjustment expenses (which we refer to as “LAE”)	$53,032
Unearned premiums	$156,703
Other liabilities	$104,283
Total liabilities assumed	$314,018
Net assets acquired	$289,446

Note 4 - Unaudited Pro Forma Financial Statement Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma financial statements. All adjustments are based on current valuations and assumptions which are subject to change:

(a)	Goodwill – the $73.5 million adjustment to goodwill represents the excess of the fair value of the consideration exchanged over the fair value of AmCo’s net assets acquired in the mergers as of June 30, 2016. To the extent the fair value of the consideration exchanged varies resulting from the fluctuation in the price of UIHC common stock, goodwill will also vary.

(b)	Deferred policy acquisition costs – this adjustment entails eliminating AmCo’s deferred policy acquisition costs of approximately $36.9 million that are not recognized under GAAP in accordance with ASC 944-805.

(c)	Other assets – these adjustments estimated at $58.8 million represent intangible assets specifically identified during the allocation of the preliminary purchase price. These intangible assets consist of the following:

Intangible Asset	Estimated Fair Value	Estimated Useful Life
Value of Business Acquired	$34,534	1 year
Contractual Agreements	$21,836	10 years
Trade Name	$2,210	3 years
Licenses	$245	Perpetual
Total Intangible Assets	$58,825

(d)	Other liabilities – the adjustment for roughly $7.6 million is an estimate for the deferred tax liability related to the intangible assets identified in Notes 4(b) and 4(c) that impact future amortization expense calculated using a federal tax rate of 35.0%.

(e)	Stockholders’ equity – these adjustments eliminate the stockholders’ equity of AmCo and account for the issuance of 20,955,202 shares of UIHC common stock to RDX with an estimated fair value of $289.4 million including applicable discounts for transferability and voting restrictions and excluding estimated deferred tax liabilities.

(f)	Policy acquisition costs – this adjustment of $33.2 million removes AmCo’s amortization expense related to its deferred acquisition costs that would have been eliminated on January 1, 2015 if the mergers had occurred on January 1, 2015, as they are not recognized under GAAP in accordance with ASC 944-805.

(g)	General and administrative expenses – this adjustment for the year ended December 31, 2015 includes $37.5 million of amortization expense related to the intangible assets identified during the allocation of the preliminary purchase price as if the merger had been completed January 1, 2015; the adjustment of roughly $1.5 million for the six months ended June 30, 2016 represents amortization expense related to the intangible assets identified during the allocation of the preliminary purchase price as if the merger had been completed January 1, 2015.

(h)	Provision for income taxes – this adjustment applies an estimated effective tax rate of 37.5% to the income before taxes related to Note 4(f) and Note 4(g).

(i)	Weighted average shares outstanding – this adjustment adds the 20,955,202 and 20,232,001 shares of UIHC common stock that would have been issued to RDX if the mergers had been completed at June 30, 2016 and January 1, 2015, respectively.

MERGER AGREEMENT

This section describes the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this proxy statement and forms a part of this proxy statement. We urge you to read the entire merger agreement carefully, as it is the legal document governing the mergers.

The merger agreement and the following summary have been included to provide you with information regarding the terms of the merger agreement and the transactions described in this proxy statement. UIHC does not intend for the text of the merger agreement to be a source of factual, business or operation information about UIHC or AmCo. That information can be found elsewhere in this proxy statement or in the other public documents that UIHC files with the SEC. See the section titled “Where You Can Find More Information” beginning on page 127.

The merger agreement contains representations, warranties, covenants and other agreements that the parties made to each other as of specific dates. Representations and warranties are used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of all facts, and not necessarily to establish such matters as facts. Furthermore, the representations and warranties in the merger agreement may be modified or qualified by information contained in disclosure letters that the parties exchanged in connection with the execution of the merger agreement or UIHC’s SEC filings. Some of these representations and warranties may not be accurate or complete as of a specific date because they are subject to a contractual standard of materiality that may be different from the standard generally applied under federal securities laws. Finally, information concerning the subject matter of the representations and warranties in the merger agreement may have changed since the date of the merger agreement, which may or may not be fully reflected in UIHC’s public disclosures.

Structure of the Mergers

The merger agreement provides that, subject to the terms and conditions of the merger agreement, and in accordance with North Carolina law, at the effective time of the first merger, Merger Sub will be merged with and into AmCo and, as a result of the first merger, the separate corporate existence of Merger Sub will cease and AmCo will continue as the surviving corporation and a wholly-owned subsidiary of UIHC. At the effective time of the second merger, subject to the terms and conditions of the merger agreement, and in accordance with North Carolina and Delaware law, AmCo will be merged with and into Merger LLC and, as a result of the second merger, the separate corporate existence of AmCo will cease and Merger LLC (which will be renamed “AmCo Holding Company” (or a similar name) shortly thereafter) will continue as the surviving limited liability company and a wholly-owned subsidiary of UIHC.

Closing and Effective Time; Organizational Documents

The first merger will become effective upon the filing of the first articles of merger with the Secretary of State of the State of North Carolina or at such later time as is agreed upon by UIHC and AmCo and specified in the first articles of merger. The filing of the first articles of merger will occur on the date of closing, which will take place on a date which will be no later than the third business day after the satisfaction or waiver of the conditions to the closing of the mergers set forth in the merger agreement (other than those conditions that, by their nature, can only be satisfied on the date of the closing) or at such other time as is agreed upon in writing by UIHC and AmCo. AmCo and Merger Sub will make all other filings and recordings required under the North Carolina Business Corporation Act to effectuate the first merger.

Immediately after the parties have received a file-stamped copy of the first articles of merger, AmCo and Merger LLC will file the Delaware articles of merger with the Secretary of State of the State of Delaware and will make all other filings and recordings required under the Delaware Limited Liability Company Act to effectuate the second merger. Subsequently, and immediately after the parties have received a file-stamped copy of the Delaware articles of merger, AmCo and Merger LLC will file articles of merger with the Secretary of State of the State of North Carolina (together with the Delaware articles of merger, the “second articles of merger”). The second merger will become effective upon the filing of the second articles of merger with the Secretaries of State of the States of Delaware and North Carolina or at such later time as is agreed upon by UIHC and AmCo and specified in the second articles of merger.

At the effective time of the first merger, the articles of incorporation of the surviving corporation of the first merger will be those of AmCo as in effect immediately prior to the effective time of the first merger, and the bylaws of the surviving corporation will be those of Merger Sub as in effect immediately prior to the effective time of the first merger. At the effective time of the second merger, the certificate of formation and the limited liability company agreement of the surviving limited liability company of the second merger will be those of Merger LLC as in effect immediately prior to the effective time of the second merger.

Consideration to be Received in the Mergers

By virtue of the mergers, at the effective time of the first merger, each issued and outstanding share of common stock of AmCo (other than those owned by AmCo, UIHC, Merger Sub or any of their respective wholly-owned subsidiaries, which shares will automatically be cancelled) will automatically be converted into a number of shares of common stock of UIHC equal to 209,563.55 multiplied by the lesser of (a) one and (b) a fraction, the numerator of which is 130% of $14.81 and the denominator of which is the 30-day trailing VWAP. However, in the event that the outstanding shares of UIHC common stock, shares of AmCo common stock or securities convertible into or exercisable for shares of UIHC common stock or AmCo common stock are changed into a different number of shares or a different class due to any reclassification, stock split, recapitalization, split-up, combination, exchange of shares or readjustment prior to, or any stock dividend with a record date prior to, the effective time of the first merger, the exchange ratio and certain related items will be appropriately adjusted to provide RDX with the same economic effect as contemplated by the merger agreement prior to such event. Immediately following the closing, RDX will effect the distribution.

Each issued and outstanding share of capital stock of Merger Sub will be converted into one share of common stock, par value $0.01, of AmCo.

Representations and Warranties

UIHC, Merger Sub and Merger LLC have made a number of representations and warranties to AmCo, RDX, Mr. Peed and Peed FLP1 regarding aspects of their businesses and other matters pertinent to the mergers. The topics covered by these representations and warranties include the following:

•	the due organization, valid existence, qualification, good standing and similar corporate matters of UIHC and each of its subsidiaries;

•	the capitalization of UIHC, Merger Sub and Merger LLC;

•	the authority and power of UIHC, Merger Sub and Merger LLC to execute and deliver the merger agreement and ancillary agreements to which each entity is a party, to consummate the transactions, and to comply with its obligations under the merger agreement and the ancillary agreements;

•	the enforceability of the merger agreement and the ancillary agreements against UIHC;

•	the adoption of the merger agreement and the transactions, including the mergers, by the UIHC board, and the resolution by the UIHC board to recommend that UIHC’s stockholders approve the share issuance proposal;

•	the absence of violations of, or defaults under, the organizational documents of UIHC or any of its subsidiaries, any material contracts of UIHC or its subsidiaries, or any material judgment or law applicable to UIHC or its subsidiaries, as a result of UIHC, Merger Sub and Merger LLC entering into the merger agreement, UIHC entering into certain ancillary agreements, or the consummation of the mergers and the other transactions;

•	regulatory consents and filings required as a result of the execution and delivery of the merger agreement and certain ancillary agreements, performance of the terms of the merger agreement and such ancillary agreements, and the consummation of the transactions;

•	the SEC filings of UIHC since December 31, 2014 and financial statements contained in such filings, as well as UIHC’s disclosure controls and procedures and internal controls over financing reporting;

•	the statutory financial statements filed by certain subsidiaries of UIHC with insurance regulators for the annual periods ended December 31, 2014 and December 31, 2015 and quarterly periods ended March 31, 2016 and June 30, 2016;

•	the absence of certain types of undisclosed liabilities and obligations;

•	the information supplied by UIHC in connection with this proxy statement, as well as this proxy statement’s compliance with securities laws and the General Corporation Law of the State of Delaware;

•	the absence since December 31, 2015 of any “Parent Material Adverse Effect” (as defined below), and the conduct of UIHC’s and its subsidiaries’ respective businesses since December 31, 2015;

•	real property owned or leased by UIHC or its subsidiaries and title to such real property;

•	intellectual property matters;

•	information technology, security and privacy matters;

•	certain specified contracts and compliance with the terms of such contracts;

•	governmental permits of UIHC and its subsidiaries;

•	insurance policies of UIHC and its subsidiaries and other insurance matters;

•	the filing of tax returns, the payment of taxes and other tax matters;

•	the treatment of the mergers as a “reorganization” within Section 368(a) of the code;

•	the absence of pending or threatened legal proceedings and certain outstanding judgments;

•	compliance with applicable laws and judgments;

•	insurance regulatory matters;

•	employee benefits and labor matters;

•	the fairness opinion of Raymond James;

•	brokers and financial advisors; and

•	the inapplicability to the mergers of the UIHC rights agreement.

Many of these representations and warranties are qualified by, among other things, concepts of “materiality” or a “Parent Material Adverse Effect”. For purposes of the merger agreement, “Parent Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of UIHC and its subsidiaries, taken as a whole. The merger agreement provides that a Parent Material Adverse Effect will exclude any event, change, effect, development, state of facts, condition, circumstance or occurrence (a) in or affecting economic conditions (including changes in interest rates), financial or securities markets in the United States or elsewhere in the world, or industries in which UIHC and its subsidiaries operate generally (with such exclusions only applying to the extent such effect does not disproportionately adversely affect UIHC and its subsidiaries relative to other participants in the industries in which UIHC and its subsidiaries operate), or (b) resulting from or arising out of:

•	the compliance with, or taking of any action required by, the merger agreement or the transactions (subject to certain exceptions);

•	any taking of any action at the written request of AmCo;

•	any litigation arising from allegations of a breach of fiduciary duty or a violation of other applicable law relating to the merger agreement or the transactions;

•	any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal (occurring after August 17, 2016) of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local governmental entity (with such exclusion only applying to the extent such effect does not disproportionately adversely affect UIHC and its subsidiaries relative to other participants in the industries in which UIHC and its subsidiaries operate);

•	any changes in GAAP, the statutory accounting practices prescribed or permitted by insurance regulators of the applicable jurisdiction (which we refer to as “SAP”), or accounting standards or interpretations thereof (with such exclusion only applying to the extent such effect does not disproportionately adversely affect UIHC and its subsidiaries relative to other participants in the industries in which UIHC and its subsidiaries operate);

•	any outbreak or escalation of hostilities or acts of war or terrorism (with such exclusion only applying to the extent such effect does not disproportionately adversely affect UIHC and its subsidiaries relative to other participants in the industries in which UIHC and its subsidiaries operate);

•	any change in the share price or trading volume of UIHC common stock, in UIHC’s credit rating or in any analyst’s recommendations, in each case in and of itself, or UIHC’s failure to meet projections or forecasts (including analyst’s projections), in and of itself (provided that the event, change, effect, development, condition, circumstance or occurrence underlying each change or failure may be taken into account in determining whether there is or would reasonably be expected to be a Parent Material Adverse Effect); or

•	the announcement of the execution of the merger agreement, including the threatened or actual impact on relationships with customers, vendors, suppliers, distributors, landlords or employees (subject to certain exceptions, and only to the extent caused by the announcement of the execution of the merger agreement).

AmCo, RDX, Mr. Peed and Peed FLP1 also have made a number of representations and warranties to us regarding various matters pertinent to the mergers. The topics covered by these representations and warranties are similar to the representations and warranties of UIHC, Merger Sub and Merger LLC described above, but also include the following:

•	the ownership of shares of UIHC common stock issued in the first merger and immediately following the distribution;

•	certain consolidated financial statements of AmCo set forth in a disclosure letter delivered by AmCo prior to the execution of the merger agreement;

•	AmCo’s or any subsidiary’s ownership in other investments greater than $500,000 as of August 17, 2016;

•	the inapplicability of the anti-takeover prohibitions under the North Carolina Business Corporation Act to the merger agreement or any of the transactions;

•	the absence of certain affiliated person matters relating to AmCo and its subsidiaries;

•	AmCo and American Coastal’s relationship with, and the operations of, AmRisc; and

•	the investment intent and investment experience of RDX, Mr. Peed and Peed FLP1.

Many of these representations and warranties are qualified by, among other things, concepts of “materiality” or a “Company Material Adverse Effect.” For purposes of the merger agreement, “Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would reasonably be expected to be materially adverse to (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of AmCo and its subsidiaries, taken as a whole, or (b) the benefits expected to be derived by AmCo and its subsidiaries from certain agreements entered into between AmRisc and American Coastal (which we refer to collectively as the “AmRisc agreements”). The merger agreement provides that the definition of Company Material Adverse Effect will exclude similar events, changes, effects, developments, states of facts, conditions, circumstances or occurrences as the exclusions applicable to the definition of Parent Material Adverse Effect.

None of the representations and warranties of any party will survive the effective time of the first merger. However, this will not limit certain covenants and agreements of the parties regarding certain tax matters and covenants and agreements of the parties that, by their terms, contemplate performance after the effective time of the first merger or the second merger.

Covenants Regarding Conduct of Business by UIHC Prior to the Mergers

In the merger agreement, UIHC has agreed that before the effective time of the second merger, subject to certain exceptions, it will, and will cause each of its subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, maintain in effect all material permits, keep available the services of its current officers and key employees, and preserve intact its goodwill and ongoing business relationships with policyholders, suppliers, reinsurers, licensors, licensees, distributors and others having business dealings with them.

Before the effective time of the second merger, subject to certain exceptions, UIHC also will not, and will not permit any of its subsidiaries to (or permit any other person acting on behalf of UIHC or any of its subsidiaries to), without the prior written consent of AmCo (which consent will not be unreasonably withheld, conditioned or delayed):

•	declare, set aside or pay any dividends or make any distributions in respect of its capital stock, other than dividends and distributions by its direct or indirect wholly-owned subsidiary to its parent or quarterly dividends consistent with past practice;

•	reclassify, split or combine any of its capital stock (or issue or authorize the issuance of any other securities in respect of or in substitution for its capital stock);

•	redeem, purchase or otherwise acquire any capital stock of UIHC or the stock of any non-wholly-owned subsidiary of UIHC, any other securities of UIHC or a non-wholly-owned subsidiary of UIHC, or other rights, warrants or options to acquire any such securities;

•	issue, sell, grant or deliver any shares of capital stock, any voting debt of UIHC or any “significant subsidiary” of UIHC under Rule 1-02 of Regulation S-X (which we refer to collectively as “significant subsidiaries”), any other voting securities, or any convertible securities of UIHC or any significant subsidiary, other than pursuant to, or upon the exercise of convertible securities of UIHC or any significant subsidiary in accordance with, the terms of an equity or equity-based compensation plan of UIHC as in effect on August 17, 2016;

•	amend, authorize or propose to amend UIHC’s organizational documents;

•	adopt or enter into a plan of complete or partial liquidation or dissolution of UIHC or any significant subsidiary;

•	enter into any agreement to acquire any business or effect a similar transaction that would reasonably be expected to prevent or delay the closing beyond the Outside Date (as defined in the section of this proxy statement titled “Merger Agreement—Termination of the Merger Agreement” beginning on page 84) or materially increase the likelihood of a failure to satisfy certain closing conditions related to approvals by governmental entities;

•	make any changes to accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of UIHC, except insofar as may be required by a change in GAAP or SAP or as advised by UIHC’s regular public independent accountant is required by GAAP or SAP;

•	acquire or agree to acquire (a) by merger or consolidation with, by purchase of a substantial portion of the assets of or any equity interest in, by reinsurance or by any other manner, any business, entity or division, or (b) any assets that are material (individually or in the aggregate) to UIHC and its subsidiaries, taken as a whole;

•	grant to any executive officer or director of UIHC or any subsidiary of UIHC an increase in compensation other than in the ordinary course of business that exceeds $1,000,000 in the aggregate, subject to certain exceptions (including to the extent required by law or existing plans or arrangements as of the date of the merger agreement);

•	sell, lease (as lessor), license or otherwise dispose of, or subject to any material lien, any properties or assets;

•	incur, create, assume or otherwise become liable for, or prepay, any “Indebtedness” (as defined in the merger agreement) owed to a third party (excluding ordinary course trade payables or performance bonds entered into or provided in the ordinary course of business), or guarantee any such Indebtedness of any third party; issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of UIHC or any of its subsidiaries; guarantee any debt securities of any third party; enter into any “keepwell” or other agreement to maintain any financial statement condition of any third party or enter into any agreement having the economic effect of any of the foregoing; or amend, modify or refinance any such Indebtedness other than in the ordinary course of business;

•	make loans, advances or capital contributions to, or investments in, any person other than UIHC or any of its subsidiaries, except to the extent in the ordinary course of business in an amount not to exceed $50,000 in the aggregate;

•	enter into (including via any acquisition) a new line of business that represents a material change in operations and that is material to UIHC and its subsidiaries as a whole, or make any material change to UIHC or its subsidiaries’ businesses;

•	make or agree to make a new capital expenditure or expenditures that, individually or in the aggregate, is greater than $2,500,000 in any fiscal quarter;

•	settle or compromise any liability for taxes, enter into a closing agreement or similar agreement relating to taxes or otherwise settle any dispute relating to taxes; make a material tax election; prepare or file a tax return inconsistent with past practice; take a material position on any material tax return filed on or after the date of the merger agreement that is inconsistent with positions taken in prior periods; file an amended material tax return; make a change in any method of accounting for tax purposes; or request a ruling or similar guidance with respect to taxes;

•	make any material change in investment, underwriting, claims management or reinsurance practices, policies and procedures other than in the ordinary course of business;

•	settle a material action, claim or proceeding relating to claims made under any insurance contracts, policies, binders, slips or certificates issued by UIHC or any of its subsidiaries, other than in the ordinary course of business;

•	other than in the case of an action, claim or proceeding described in the previous bullet point, compromise, settle or agree to settle an action, claim or proceeding (a) for an amount greater than $1,000,000 individually or in the aggregate, or (b) that would include non-monetary relief that would materially affect the operations of UIHC, its subsidiaries or its affiliates from and after the closing;

•	materially change internal accounting controls or disclosure controls and procedures;

•	waive, extend, renew or enter into a non-compete, exclusivity, non-solicitation or similar contract that would materially restrict the operations of UIHC, its subsidiaries or any of their respective subsidiaries or affiliates (whether before or after the closing); or

•	authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

These restrictions are subject to various exceptions, including exceptions set forth in a disclosure letter delivered by UIHC immediately prior to the execution of the merger agreement regarding certain actions with respect to employment contracts and capital markets transactions between August 17, 2016 and the effective time of the second merger. The merger agreement generally subjects AmCo and its subsidiaries to similar restrictions between the signing of the merger agreement and the effective time of the first merger (including a restriction on declaring, setting aside or paying any dividends on, or making any distributions in respect of, its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of AmCo to its parent, or quarterly dividends not to exceed the aggregate quarterly dividend paid by UIHC to its stockholders in such quarter).

No Solicitation

UIHC has agreed in the merger agreement that, until the earlier of the effective time of the second merger and the termination of the merger agreement, UIHC will not, and will not permit its subsidiaries to, and will not authorize or knowingly permit any of its officers, directors, employees, financial advisors, attorneys, accountants or other agents, advisors or representatives (which we refer to collectively as “representatives”) to, directly or indirectly:

•	solicit, initiate or knowingly facilitate, induce or encourage the submission of any UIHC takeover proposal (as defined below) or any proposal, offer or inquiry that would reasonably be expected to lead to a UIHC takeover proposal;

•	enter into a letter of intent, agreement in principle or any contract (subject to limited exceptions) providing for a UIHC takeover proposal, or any proposal, offer or inquiry that would reasonably be expected to lead to a UIHC takeover proposal; or

•	enter into, continue or otherwise participate in any third party discussions or negotiations with respect to a UIHC takeover proposal or any proposal, offer or inquiry that would reasonably be expected to lead to a UIHC takeover proposal.

UIHC must advise AmCo promptly (but in any event within thirty-six hours) following the receipt of any UIHC takeover proposal by UIHC, any of its subsidiaries, or any of its or their representatives. Such notice must identify the third party making the UIHC takeover proposal, and (a) if the UIHC takeover proposal is in writing, include a copy of the UIHC takeover proposal and any related draft agreements and other material setting forth the material terms and conditions of the UIHC takeover proposal, and (b) if the UIHC takeover proposal is oral, include a reasonably detailed summary of the UIHC takeover proposal. UIHC also must keep AmCo informed in all material respects on a prompt basis of any change to the material terms of any such UIHC takeover proposal.

The merger agreement generally subjects AmCo, RDX, Mr. Peed and Peed FLP1 to similar restrictions regarding takeover proposals applicable to AmCo or any of its subsidiaries.

Notwithstanding the foregoing prohibitions, nothing in the merger agreement will prevent UIHC or any of its representatives from contacting, prior to the receipt of the stockholder approval, a third party that has made or submitted a UIHC takeover proposal (or such third party’s advisor) solely for the purpose of clarifying the UIHC takeover proposal and its material terms and conditions to consummation, in order to determine whether the UIHC takeover proposal would reasonably be expected to lead to a superior proposal (as defined below). Additionally, in the event of a UIHC takeover proposal received after August 17, 2016, nothing in the merger agreement will prevent UIHC or the UIHC board, directly or indirectly through any of its representatives, from taking any action described in the second or third bullet point of the first paragraph of this section prior to the receipt of the stockholder approval if (a) the UIHC takeover proposal was not solicited in violation of the restrictions described in the first bullet point of the first paragraph of this section, (b) the UIHC board determines in good faith (after consultation with outside counsel and financial advisors) that such UIHC takeover proposal is or would reasonably be expected to lead to a superior proposal, and (c) prior to furnishing any non-public information to, or entering into discussions or negotiations with, such third party, UIHC receives an executed confidentiality agreement from the third party with provisions no less favorable in the aggregate to UIHC than those contained in its confidentiality agreement with AmCo.

The merger agreement also provides that, prior to the earlier of the effective time of the second merger and the termination of the merger agreement, UIHC may not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a UIHC takeover proposal or standstill agreement to which UIHC or any of its subsidiaries is party (other than any involving AmCo), except to the extent the UIHC board determines in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary obligations under applicable law.

A “UIHC takeover proposal” is defined in the merger agreement to mean any third party offer or proposal relating to any UIHC acquisition transaction (as defined below).

A “UIHC acquisition transaction” is defined as any transaction or series of related transactions other than the mergers involving:

•	any acquisition or purchase by any third party of more than 20% of the total outstanding voting securities of UIHC or any significant subsidiary;

•	any tender offer or exchange offer that, if consummated, would result in any third party beneficially owning more than 20% of UIHC’s total outstanding voting securities or those of any of its subsidiaries;

•	any merger, amalgamation, plan of arrangement, consolidation, business combination, share exchange, recapitalization or similar transaction involving UIHC or any of its subsidiaries pursuant to which UIHC’s stockholders immediately preceding such transaction would hold less than 80% of the equity interests in the surviving or resulting entity of such transaction;

•	any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any of UIHC’s subsidiaries) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of UIHC and its subsidiaries, taken as a whole; or

•	any liquidation or dissolution of UIHC or any of its subsidiaries.

A “superior proposal” is defined in the merger agreement to mean any bona fide written UIHC takeover proposal that, in the good faith judgment of the UIHC board (after consultation with its outside financial advisors and legal counsel), and taking into account relevant legal, financial and regulatory aspects of the proposal, the identity of the third party making the proposal and its conditions to completion:

•	if consummated, would be more favorable to UIHC’s stockholders than the mergers, taken together, considering all the terms and conditions of the UIHC takeover proposal and the merger agreement (including any changes to the merger agreement proposed by AmCo in response to such UIHC takeover proposal or otherwise); and

•	is reasonably likely to be consummated.

However, for purposes of the reference to “UIHC takeover proposal” in the definition of “superior proposal”, (a) references to “20%” in the definition of “UIHC acquisition transaction” are deemed to be “50%” (except in the case of a UIHC takeover proposal by an individual person or “group” of persons, as described in Rule 13d-5(b)(1) under the United States Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), in which case references to “20%” are deemed to be “40%”), and (b) references to “80%” in the definition of “UIHC acquisition transaction” are deemed to be “50%” (except in the case of any UIHC takeover proposal by an individual or “group” of persons, as described in Rule 13d-5(b)(1) under the Exchange Act, in which case references to “80%” are deemed to be “60%”).

Recommendation of the UIHC Board

The merger agreement provides that neither the UIHC board nor a committee thereof will:

•	withhold or withdraw (or modify in a manner adverse to AmCo), or publicly propose to withhold, withdraw or so modify, (i) its determination that the mergers, the share issuance and the other transactions are fair to and in the best interests of UIHC and its stockholders (which we refer to as the “UIHC board determination”), or (ii) its recommendation that UIHC stockholders approve the share issuance (which we refer to as the “UIHC board recommendation”);

•	recommend, endorse, adopt or approve, or publicly propose to recommend, endorse, adopt or approve, a UIHC takeover proposal or a letter of intent, agreement in principle or contract providing for a UIHC takeover proposal; or

•	take an action to make the provisions of any takeover laws or a restrictive provision of any applicable anti-takeover provision in UIHC’s charter or by-laws inapplicable to any transaction contemplated by a UIHC takeover proposal (which, collectively, we refer to as an “adverse recommendation change”).

Notwithstanding the foregoing, subject to the conditions described below, the UIHC board may, at any time prior to receipt of the stockholder approval of the share issuance proposal, effect an adverse recommendation change and terminate the merger agreement to concurrently enter into a binding definitive agreement to effect a superior proposal if:

•	the applicable UIHC takeover proposal was not solicited in violation of the restrictions described in the section of this proxy statement titled “Merger Agreement—No Solicitation” beginning on page 76 and constitutes a superior proposal;

•	UIHC provides AmCo at least three business days’ prior written notice of the UIHC board’s intent to take such action, which notice will identify the third party making the UIHC takeover proposal and (a) if the UIHC takeover proposal is in writing, include a copy of the UIHC takeover proposal and any related draft agreements and other material setting forth the material terms and conditions of the UIHC takeover proposal, and (b) if the UIHC takeover proposal is oral, include a reasonably detailed summary of the UIHC takeover proposal;

•	during such three business day period, UIHC and its representatives negotiate in good faith with AmCo regarding any revisions to the merger agreement and the transactions proposed by AmCo in response to the superior proposal;

•	at the end of such three business day period, the UIHC board determines in good faith, after consultation with outside legal and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement and the transactions proposed by AmCo), that the UIHC takeover proposal continues to be a superior proposal; and

•	UIHC pays AmCo the termination fee and the expense reimbursement concurrently with the termination of the merger agreement (or, for the expense reimbursement, as soon thereafter as such amount is determined).

Any material amendment or modification of any superior proposal will be deemed to be a new UIHC takeover proposal. Accordingly, such an amendment or modification will require notice and negotiations of the type described above, although the notice period and period during which UIHC and its representatives are required to negotiate with AmCo will expire on the second business day after the UIHC board provides notice of such new UIHC takeover proposal to AmCo.

Additionally, nothing in the merger agreement will prohibit or restrict the UIHC board, in circumstances not involving or relating to a UIHC takeover proposal and at any time prior to receipt of the stockholder approval, from withholding or withdrawing (or modifying in a manner adverse to AmCo), or publicly proposing to withhold, withdraw or so modify the UIHC board determination or UIHC board recommendation if:

•	the UIHC board concludes in good faith, after consultation with its outside legal and financial advisors, that a failure to make such an adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable laws;

•	UIHC provides AmCo at least three business days’ prior written notice of the UIHC board’s intent to take such action, which notice will specify the reasons why the UIHC board is making such adverse recommendation change in reasonable detail;

•	during such three business day period, UIHC and its representatives negotiate in good faith with AmCo regarding any revisions to the merger agreement and the transactions proposed by AmCo in response to the UIHC board’s conclusion that the failure to take such action would be inconsistent with its fiduciary duties under applicable laws; and

•	at the end of such three business day period, the UIHC board determines in good faith, after consultation with its outside legal and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement and the transactions proposed by AmCo), that the failure to make an adverse recommendation change would be reasonably likely to be inconsistent with its fiduciary duties under applicable laws.

Stockholders Meeting

UIHC has agreed to duly call, give notice of, convene and hold a stockholders meeting as soon as reasonably practicable following the date of the merger agreement, but in no event later than thirty days after distribution of this proxy statement to UIHC’s stockholders, for the purpose of seeking the stockholder approval. Notwithstanding the foregoing, UIHC may adjourn, recess or postpone the stockholders meeting from time to time:

•	with the prior written consent of AmCo;

•	to the extent necessary to ensure that any supplement or amendment to this proxy statement required by applicable law (as determined by UIHC in good faith after consultation with its outside legal counsel) is provided to UIHC’s stockholders reasonably in advance of such stockholders meeting;

•	if, as of the time at which such stockholders meeting is to be held, (a) there is an absence of a quorum (either in person or by proxy) necessary to conduct the business of such stockholders meeting, or (b) it is necessary to solicit additional proxies to obtain approval of the share issuance; or

•	if required by law or any court of competent jurisdiction.

Efforts to Consummate the Mergers; Regulatory Matters

The merger agreement requires each of the parties to use its respective commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective the mergers and the other transactions, including (subject to certain exceptions):

•	obtain all necessary actions or nonactions and consents from governmental entities and Nasdaq, make all necessary registrations and filings and take all steps necessary to obtain an approval or waiver from, or to avoid a proceeding by, any governmental entity or Nasdaq;

•	obtain all necessary third party consents; and

•	execute and deliver any additional instruments necessary to consummate the mergers and the transactions.

In addition, UIHC and AmCo have agreed to:

•	use commercially reasonable efforts to cooperate with each other in determining whether any filings are required to be made with, or consents are required to be obtained from, any third parties or other governmental entities in connection with the mergers, and timely make all such filings and seek all such consents;

•	use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the mergers and the transactions;

•	keep each other apprised of the status of matters relating to the completion of the mergers and the transactions; and

•	subject to certain limitations, provide counsel for the other party with reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any governmental entity, and not participate in any meeting or discussion with any governmental entity in connection with the transactions unless it consults with the other party in advance and gives the other party the opportunity to attend and participate.

Notwithstanding the foregoing, UIHC, AmCo, RDX, Mr. Peed and Peed FLP1 are not required to (and, absent prior written consent, may not) take any action, agree to any limitation or make any concession or other undertaking that would, individually or in the aggregate, be considered a burdensome regulatory action. Under the terms of the merger agreement, a “burdensome regulatory action” is defined to include any divestiture of assets, provision of any guaranty, contribution of capital, keepwell agreement or capital maintenance arrangement, restriction of dividends or distributions, agreement to divest assets, or consent to, taking of any action or agreement to any limitation, concession or other undertaking, which, individually or in the aggregate, would be reasonably likely to materially and adversely affect:

•	the benefits expected to be derived by UIHC or RDX and its members, as applicable, as a result of the mergers;

•	the business of UIHC and its subsidiaries, or the business of AmCo and its subsidiaries, in each case as conducted on August 17, 2016; or

•	the business of AmCo and its subsidiaries as contemplated to be conducted on a combined basis with UIHC and its subsidiaries following the mergers.

AmRisc Agreements

Prior to the effective time of the first merger, AmCo must, and must cause its subsidiaries to, enforce all of the terms of the AmRisc agreements and comply with the AmRisc agreements. Additionally, prior to the effective time of the first merger, without the prior written consent of UIHC, AmCo may not (and may not permit its subsidiaries to) (a) amend, waive or modify any AmRisc agreement in a manner adverse to AmCo, or (b) terminate any AmRisc agreement. AmCo must keep UIHC informed on a reasonably current basis of any material changes in the relationship with or developments with respect to AmRisc or any of its subsidiaries and must furnish promptly to UIHC such information concerning the status of the relationship with AmRisc and its subsidiaries as UIHC may reasonably request.

UIHC Board

Under the merger agreement, UIHC must use its reasonable best efforts to take all actions as may be necessary to cause, as of the effective time of the first merger, the UIHC board to be increased to ten directors comprised of (a) the directors of the UIHC board as of immediately prior to the effective time of the first merger, and (b) Mr. Peed and two other individuals meeting the requirements of the stockholders agreement. For additional information regarding the members of the UIHC board following the closing, see the section of this proxy statement titled “The Mergers—UIHC Board After the Mergers” beginning on page 60.

Transfer Restrictions and Related Covenants

Under the merger agreement, RDX is prohibited from transferring, assigning, pledging, encumbering or disposing of any shares of capital stock of AmCo. Subject to an exception for certain specified permitted transferees, the Peed stockholder is also prohibited from directly or indirectly selling, transferring, assigning, pledging, hypothecating, mortgaging, licensing, gifting, granting a security interest in or lien on, encumbering or otherwise disposing of any securities of RDX held as of August 17, 2016. Additionally, neither RDX nor Peed FLP1 is permitted to issue securities or rights or contracts exercisable or exchangeable for, or convertible into, securities of such party, provided that Peed FLP1 may conduct issuances to permitted transferees or in connection with the exercise of options granted by RDX prior to August 17, 2016.

Moreover, neither Mr. Peed nor Peed FLP1 may, nor may they knowingly permit their affiliates to, (a) acquire, directly or indirectly (of record or beneficially), any shares of capital stock of UIHC or any securities or rights convertible into, or exercisable or exchangeable for, shares of capital stock of UIHC, (b) acquire, directly or indirectly, any economic interest in, or voting control over, any shares of capital stock of UIHC, or (c) attempt to manipulate the price per share of the capital stock of UIHC.

Other Covenants and Agreements

The merger agreement contains other covenants and agreements in regards to, among other items:

•	treatment of the mergers as a reorganization under Section 368(a) of the code and related tax matters, which covenants will survive the effective time of the first merger;

•	rights to indemnification, advancement of expenses and exculpation under the organizational documents of AmCo and its subsidiaries;

•	access to the parties’ respective properties, books, contracts, commitments, personnel and records;

•	the termination of certain affiliated person contracts of AmCo;

•	the exemption of certain transactions in connection with the mergers under Section 16 of the Exchange Act;

•	anti-takeover laws; and

•	public announcements concerning the transactions.

Conditions to Completion of the Mergers

The parties’ obligations to effect the mergers are subject to the satisfaction or waiver of each of the following conditions:

•	the receipt of the stockholder approval;

•	the approval for listing on Nasdaq of the shares of UIHC common stock issuable to RDX under the merger agreement, subject to official notice of issuance;

•	the expiration or termination of any waiting period applicable to the mergers under the HSR Act;

•	the receipt or occurrence of any consent of or filings with, or termination or expiration of any waiting period imposed by, any governmental entity, the failure of which to obtain, make or occur would cause the mergers or any of the other transactions to be illegal or have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition that is in effect and would (i) prevent the consummation of the mergers or the other transactions or constitute or require a burdensome regulatory action, or (ii) prevent, restrain or otherwise limit the performance by any party of any of the ancillary agreements;

•	the absence of any pending or threatened proceeding that seeks an order or injunction that would prevent, restrain or otherwise limit the performance by any party of any of the ancillary agreements; and

•	the willingness and ability of RDX and its members to effect the distribution, and UIHC’s reasonable satisfaction that such distribution will occur immediately following the closing.

UIHC’s obligations to effect the mergers are also subject to satisfaction or waiver of each of the following conditions, among others:

•	the representations and warranties of AmCo, RDX, Mr. Peed and Peed FLP1 with respect to (a) the capitalization of AmCo and RDX, (b) the absence of a Company Material Adverse Effect since December 31, 2015, and (c) the ownership of UIHC common stock by RDX and the Peed stockholder, shall be true and correct in all respects as of August 17, 2016 and on and as of the date of the closing as if made on and as of such date;

•	the representations and warranties of AmCo, RDX, Mr. Peed and Peed FLP1 with respect to (a) AmCo’s power and authority to execute and deliver the merger agreement and the ancillary agreements, to perform the obligations under those agreements and to consummate the transactions, (b) the enforceability of the merger agreement and ancillary agreements, (c) anti-takeover statutes, (d) information supplied for the proxy statement, (e) brokers and financial advisors, (f) AmCo and American Coastal’s relationship with, and the operations of, AmRisc, and (g) the investment intent and experience of RDX and the Peed stockholder, shall be true and correct in all material respects as of August 17, 2016 and on and as of the date of the closing as if made on and as of such date;

•	the representations and warranties of AmCo, RDX, Mr. Peed and Peed FLP1 (other than those described in the immediately preceding two bullet points), when read without any exception or qualification as to materiality or Company Material Adverse Effect, shall be true and correct as of August 17, 2016 and on and as of the date of the closing as if made on and as of such date, except as such failure to be so true and correct, individually or in the aggregate with respect to all such failures, has not had and would not reasonably be expected to have a Company Material Adverse Effect or would not reasonably be likely to materially adversely affect AmCo’s ability to effect the mergers;

•	AmCo, Mr. Peed and Peed FLP1 shall have performed in all material respects the obligations required to be performed by them under the merger agreement;

•	the parties shall have obtained the Form A approvals without the imposition of a burdensome regulatory action;

•	each of the AmRisc agreements shall be in full force and effect, and no party to the AmRisc agreements shall have materially breached the terms thereof or have the right to terminate any of the AmRisc agreements;

•	there shall be no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction or other legal restraint or prohibition preventing, restraining or otherwise limiting the performance of any of the parties under any of the AmRisc agreements, and there shall be no pending or threatened proceedings seeking any such order or injunction;

•	AmRisc and American Coastal shall have obtained, without the imposition of a burdensome regulatory action, the amendment approval;

•	AmCo’s minimum tangible net worth, measured as of immediately prior to the closing, shall be no less than $154,500,000;

•	certain specified affiliated person contracts and obligations of AmCo shall have been terminated in a manner reasonably acceptable to UIHC; and

•	certain ancillary agreements entered into on or prior to August 17, 2016 shall be in full force and effect as of the closing and all of the representations therein of the parties thereto (other than UIHC) shall be true and correct in all respects as of the closing.

AmCo’s obligation to effect the mergers are also subject to satisfaction or waiver of each of the following conditions, among others:

•	the representations and warranties of UIHC, Merger Sub and Merger LLC with respect to (a) the capitalization of UIHC, Merger Sub and Merger LLC, and (b) the absence of a Parent Material Adverse Effect since December 31, 2015, shall be true and correct in all respects as of August 17, 2016 and on and as of the date of the closing as if made on and as of such date (other than, in the case of the representations with respect to the capitalization of UIHC, Merger Sub and Merger LLC, de minimis inaccuracies);

•	the representations and warranties of UIHC, Merger Sub and Merger LLC with respect to (a) UIHC’s power and authority to execute and deliver the merger agreement and the ancillary agreements to which it is a party, to perform the obligations under those agreements and to consummate the transactions, (b) the enforceability of the merger agreement and ancillary agreements, (c) information supplied for the proxy statement, and (d) brokers and financial advisors, shall be true and correct in all material respects as of August 17, 2016 and on and as of the date of the closing as if made on and as of such date;

•	the representations and warranties of UIHC, Merger Sub and Merger LLC (other than those described in the immediately preceding two bullet points), when read without any exception or qualification as to materiality or Parent Material Adverse Effect, shall be true and correct as of August 17, 2016 and on and as of the date of the closing as if made on and as of such date, except as such failure to be so true and correct, individually or in the aggregate with respect to all such failures, has not had and would not reasonably be expected to have a Parent Material Adverse Effect or would not reasonably be likely to materially adversely affect the ability of UIHC, Merger Sub and Merger LLC to effect the mergers;

•	UIHC, Merger Sub and Merger LLC shall have performed in all material respects all obligations required to be performed by them under the merger agreement;

•	the parties shall have obtained the Form A approvals without the imposition of a burdensome regulatory action;

•	the 30-day trailing VWAP of UIHC’s common stock shall equal no less than $10.367;

•	certain ancillary agreements entered into on or prior to August 17, 2016 shall be in full force and effect as of the closing and all of the representations of UIHC therein shall be true and correct in all respects; and

•	RDX shall have received an opinion from Debevoise or another nationally recognized law firm selected by AmCo to the effect that the mergers will qualify as a “reorganization” within Section 368(a) of the code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the first merger upon the mutual written consent of UIHC, Merger Sub and AmCo. The merger agreement also may be terminated by UIHC or AmCo if:

•	the first merger is not consummated on or before May 17, 2017 (subject to an extension of such date in certain circumstances) (which we refer to as the “Outside Date”), but this right to terminate the merger agreement will not be available to any party if the failure of the first merger to occur on or before the Outside Date is the result of a material breach of such party’s representations, warranties, covenants or agreements contained in the merger agreement;

•	a governmental entity issues an order, decree or ruling or takes any other action that permanently enjoins, restrains or otherwise prohibits the mergers or the other transactions, or imposes (either individually or together with other orders, decrees, rulings or actions) a burdensome regulatory action, and such order, decree, ruling or other action shall have become final and nonappealable (subject to limited exceptions); or

•	a stockholder approval termination event occurs.

UIHC also may terminate the merger agreement if:

•	AmCo breaches or fails to perform any of its representations, warranties or covenants contained in the merger agreement or any of such representations and warranties shall have become untrue as of any date subsequent to August 17, 2016, which breach or failure (a) would give rise to a failure of certain of the conditions to closing described in the section of this proxy statement titled “Merger Agreement—Conditions to Completion of the Mergers” beginning on page 82, and (b) cannot be or has not been cured within thirty days after UIHC provides AmCo with written notice of such breach or failure; or

•	a superior proposal termination event occurs.

AmCo also may terminate the merger agreement if:

•	UIHC, Merger Sub or Merger LLC breaches or fails to perform any of its respective representations, warranties or covenants contained in the merger agreement or any of such representations and warranties shall have become untrue as of any date subsequent to August 17, 2016, which breach or failure (a) would give rise to a failure of certain of the conditions to closing described in the section of this proxy statement titled “Merger Agreement—Conditions to Completion of the Mergers” beginning on page 82, and (b) cannot be or has not been cured within thirty days after AmCo provides UIHC with written notice of such breach or failure; or

•	an adverse recommendation change termination event occurs.

If the merger agreement is terminated, the merger agreement will be void and have no effect, without any liability or obligation on the part of the parties to the merger agreement, except that the following provisions of the merger agreement will survive such termination: (a) obligations in respect of the termination fee and expense reimbursement (as described in the section of this proxy statement titled “Merger Agreement—Transaction and Termination Fees and Expenses” beginning on page 85); (b) provisions related to the effect of the termination of the merger agreement, and (c) certain miscellaneous provisions. Notwithstanding the above, the termination of the merger agreement generally will not relieve any party to the merger agreement from liability for any willful and material breach of a representation or warranty or any willful and material breach of any covenant contained in the merger agreement.

Transaction and Termination Fees and Expenses

Each party will generally pay its own fees and expenses in connection with the mergers and the transactions, whether or not the mergers are consummated.

UIHC will be required to pay RDX the termination fee and / or expense reimbursement in the following circumstances:

•	Upon a stockholder approval termination event, UIHC will be required to pay the expense reimbursement. UIHC will also be required to pay the termination fee upon a stockholder termination event if: (i) a UIHC takeover proposal (as defined in the section of this proxy statement titled “Merger Agreement—No Solicitation” beginning on page 76, except with references to “20%” and “80%” replaced with “50%”) is publicly announced and not publicly withdrawn prior to the special meeting; and (ii) concurrently with, or within twelve months after, the stockholder approval termination event, UIHC consummates, or enters into a definitive agreement providing for, a UIHC acquisition transaction (as defined in the section of this proxy statement titled “Merger Agreement—No Solicitation” beginning on page 76, except with references to “20%” and “80%” replaced with “50%”), which UIHC acquisition transaction need not be pursuant to the UIHC takeover proposal that was publicly announced and not publicly withdrawn prior to the special meeting.

•	Upon a superior proposal termination event, UIHC will be required to pay the termination fee and expense reimbursement, provided that the amount of the termination fee would equal $4,655,000 if the merger agreement was terminated prior to October 1, 2016.

•	Upon an adverse recommendation change termination event, UIHC will be required to pay the termination fee and expense reimbursement.

In the event that either UIHC or AmCo terminates the merger agreement, the merger agreement will become void and have no effect, without any liability or obligation on the part of the parties thereto (other than to pay a termination fee and expense reimbursement and comply with Article X of the merger agreement). Notwithstanding the foregoing, nothing will relieve any of the parties from liability for a willful and material breach of a representation, warranty or covenant in the merger agreement.

Amendment, Extension and Waiver of the Merger Agreement

The merger agreement may be amended by the parties thereto, or by action taken by the parties’ boards of directors, at any time prior to or after the approval of the matters presented to RDX in connection with the first merger, or the stockholder approval, as long as such amendment is in writing and signed by each of the parties to the merger agreement. If the merger agreement is amended after UIHC receives the stockholder approval, and if such amendment will require further approval by UIHC’s stockholders because of applicable law or the requirements of Nasdaq, then the amendment will be effective subject to the approval of UIHC’s stockholders by the requisite vote.

Before the effective time of the first merger, the parties may extend the time for the performance of any obligations or other acts of the other parties under the merger agreement, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any documents delivered pursuant to the merger agreement, and / or waive compliance with any of the covenants, agreements or conditions contained in the merger agreement that may legally be waived. However, if any waiver that takes place after UIHC receives the stockholder approval requires further approval of UIHC’s stockholders (either by applicable law or in accordance with the rules and regulations of Nasdaq), the waiver’s effectiveness will be subject to the approval of UIHC’s stockholders by the requisite vote. Any extension or waiver must be set forth in writing and signed on behalf of each such party to the agreement. For information about risks related to the waiver of provisions of the merger agreement, see the section of this proxy statement titled “Risk Factors—Risks Relating to the Mergers” beginning on page 23.

STOCKHOLDERS AGREEMENT

This section describes the material provisions of the stockholders agreement. The following description of the stockholders agreement is subject to, and qualified in its entirety by reference to, the stockholders agreement, which is attached as Annex B to this proxy statement and forms a part of this proxy statement. We urge you to read the entire stockholders agreement carefully, as it is the legal document governing the terms upon which the Peed stockholder will hold its portion of the merger consideration following the distribution.

The stockholders agreement and the following summary have been included to provide you with information regarding the terms of the stockholders agreement and the transactions described in this proxy statement. UIHC does not intend for the text of the stockholders agreement to be a source of factual, business or operation information about UIHC or AmCo. That information can be found elsewhere in this proxy statement or in the other public documents that UIHC files with the SEC. See the section of this proxy statement titled “Where You Can Find More Information” beginning on page 127.

The stockholders agreement contains representations, warranties, covenants and other agreements that the parties made to each other as of specific dates. Representations and warranties are used as a tool to allocate risks between the respective parties to the stockholders agreement, including where the parties do not have complete knowledge of all facts, and not necessarily to establish such matters as facts. Furthermore, some of these representations and warranties may not be accurate or complete as of a specific date because they are subject to a contractual standard of materiality that may be different from the standard generally applied under federal securities laws. Finally, information concerning the subject matter of the representations and warranties in the stockholders agreement may have changed since the date of the stockholders agreement, which may or may not be fully reflected in UIHC’s public disclosures.

Overview

In conjunction with the signing of the merger agreement, UIHC, RDX and the Peed stockholder entered into the stockholders agreement, dated as of August 17, 2016 and effective at and as of the closing. The stockholders agreement governs certain terms and conditions in respect of UIHC’s securities that will be held by the Peed stockholder following the closing, including the portion of UIHC’s common stock issued as merger consideration to be distributed to the Peed stockholder (which we refer to as the “stockholder shares,” and which, together with all other voting shares of UIHC that are entitled to vote in the election of directors, and any equity securities in respect of or into which any such common stock or other voting shares are converted or exchanged, we refer to as the “voting securities”), as well as the Peed stockholder’s relationship with and investment in UIHC as of the closing. It is a condition to UIHC’s obligation to consummate the transactions that the stockholders agreement be in full force and effect as of the closing.

Board Representation

At the closing, the UIHC board will increase its directors from seven to ten and appoint Mr. Peed and two other individuals as directors. For more information on these individuals, see the section of this proxy statement titled “The Mergers—UIHC Board After the Mergers” beginning on page 60. Mr. Peed will also be appointed Non-Executive Vice Chairman of the UIHC board. The Peed stockholder will continue to have the right to designate for nomination or appointment, as applicable, up to three individuals (subject to adjustment in the event of a change to the size of the UIHC board) to be members of the UIHC board (which we refer to as a “stockholder designee”), until the time that the Peed stockholder, its affiliates and permitted transferees no longer own (beneficially or of record) voting securities representing 15% of the issued and outstanding voting securities. Each stockholder designee must meet certain requirements as described in the stockholders agreement, including, among others, that the individual:

•	would not be required to disclose information pursuant to Item 2(d) or (e) of Schedule 13D if such person were a “filing person” under Schedule 13D;

•	has not engaged in a proxy contest or other activist campaign;

•	is not disqualified from serving as a director of a public company by the rules of the SEC or Nasdaq;

•	is not an employee or director, or does not own 5% or more, of any competitor; and

•	other than in the case of Mr. Peed, is an “independent director” for purposes of the Nasdaq listing rules.

In addition, UIHC will not be required to nominate any individual for election by the stockholders of UIHC if the UIHC board reasonably determines that recommending such individual for election would be inconsistent with its fiduciary obligations, or if the nominating and corporate governance committee of the UIHC board reasonably determines that recommending such individual for election would be reasonably likely to be inconsistent with its fiduciary obligations. In such case, the Peed stockholder may designate another individual for nomination.

Transfer Restrictions

The right of the Peed stockholder to transfer any voting securities is subject to a number of restrictions, including the following:

•	Through the first year anniversary of the closing, the Peed stockholder may not transfer any of its voting securities without the UIHC board’s prior written consent. From the first through third year anniversary of the closing, the Peed stockholder may transfer up to 25% of its voting securities without the prior written consent of the UIHC board. After the third year anniversary of the closing, the Peed stockholder may transfer the rest of its voting securities without the UIHC’s board’s prior written consent; and

•	If the Peed stockholder knowingly transfers its voting securities to a person or group that is not a permitted transferee (as defined in the stockholders agreement), it is limited to transferring up to 4.9% of the total voting securities then outstanding, subject to certain exceptions.

Voting Restrictions

Subject to certain exceptions, the voting provisions in the stockholders agreement limit the number of voting securities of UIHC voted by the Peed stockholder at its discretion to no more than 25% of the total outstanding voting securities of UIHC until the earlier of the five year anniversary of the closing and the date the Peed stockholder beneficially owns less than 25% of UIHC’s total outstanding voting securities. Until such time, any shares held by the Peed stockholder in excess of 25% of the voting securities of UIHC must be voted in proportion with the votes cast by UIHC stockholders other than the Peed stockholder and its affiliates. However, if the Peed stockholder has the right to designate the stockholder designees as described in the section of this proxy statement titled “Stockholders Agreement—Board Representation” beginning on page 87, the Peed stockholder may vote all of its beneficially owned voting securities in favor of the election of such stockholder designees nominated and recommended by UIHC’s board for election or re-election to the UIHC board.

The stockholders agreement also includes customary standstill provisions that prohibit the Peed stockholder and its affiliates from taking certain actions (subject to limited exceptions) until it, its affiliates and permitted transferees no longer beneficially own voting securities representing 15% of the outstanding voting securities. These standstill restrictions prohibit the Peed stockholder and its affiliates from, subject to certain limited exceptions:

•	purchasing or otherwise acquiring beneficial ownership of any voting securities of UIHC other than (a) the stockholder shares or (b) securities knowingly issued by UIHC directly to either the Peed stockholder or affiliates known by UIHC to be affiliates of the Peed stockholder with the consent or approval of a majority of the full UIHC board;

•	participating in or publicly proposing any effort to acquire UIHC or any of its subsidiaries;

•	seeking to or knowingly inducing any third party to propose, offer or participate in any effort to acquire beneficial ownership of voting securities other than the stockholder shares;

•	participating in or publicly proposing or offering any tender offer, exchange offer, merger, acquisition, share exchange or other business combination or change of control transaction involving UIHC or any of its subsidiaries, or any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving UIHC and its subsidiaries;

•	seeking to call or calling a special meeting of UIHC’s stockholders, making or seeking to make a stockholder proposal at any stockholder meeting or requesting a list of the UIHC stockholders;

•	seeking election to the UIHC board or the removal of any director from the UIHC board (in each case other than as contemplated by the stockholders agreement), or otherwise seeking to control or influence the governance or policies of UIHC;

•	soliciting proxies, designations or written consents of stockholders, conducting any binding or nonbinding referendum with respect to voting securities, or becoming a participant in any contested solicitation for the election of UIHC directors;

•	making or issuing any public disclosure or announcement (i) in support of any statement described in the previous bullet point (other than solicitations on behalf of the UIHC board), (ii) in support of any matter described in the fifth bullet point, (iii) concerning any matter described in the fourth bullet point, or (iv) negatively commenting about UIHC;

•	forming, joining or participating in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the voting securities;

•	publicly disclosing any intent, purpose or plan to obtain a waiver or amendment of, or consent under, the standstill, voting or non-competition provision of the stockholders agreement; or

•	entering into any discussions, negotiations, agreements or understandings with respect to the foregoing.

Registration Rights

Pursuant to the stockholders agreement, the holders of the stockholder shares are provided with customary “demand” registration rights and “piggyback” registration rights. Additionally, subject to certain exceptions, UIHC will pay all expenses incidental to its performance of or compliance with the stockholders agreement, including any registration and filing fees, and will indemnify the registration rights holders against certain liabilities relating to or arising out of any registration statement, prospectus, amendment or supplement thereto or document incorporated by reference therein.

Restrictive Covenants; Use of Information

The stockholders agreement contains a customary non-competition provision that restricts the Peed stockholder and its affiliates and remains in effect until the date that is five years after the closing. The stockholders agreement contains customary confidentiality provisions that restrict the Peed stockholder (and any stockholder designee, affiliate or representative that receives confidential information directly or indirectly from or on behalf of the Peed stockholder or UIHC) for as long as such confidential information is not required to be disclosed under specified circumstances.

Termination

The stockholders agreement (other than the confidentiality provisions) will terminate and be of no further force and effect upon the earlier of (i) the date that is three years after the first date on which the last of the Peed stockholder ceases to beneficially own voting securities representing at least 2% of the voting securities outstanding at such time; (ii) the termination of the merger agreement prior to the effective time of the first merger; and (iii) the consummation of a change of control of UIHC in which all of its voting securities are exchanged for cash consideration.

BUSINESS OF AMCO

Introduction

As previously described, AmCo is an insurance holding company and is the sole equityholder of American Coastal and BlueLine Cayman Holdings.

American Coastal is engaged in the commercial residential property and casualty insurance business and writes coverage for Florida condominiums, homeowners associations, apartments and townhomes through AmRisc, its managing general agent. AmRisc is a managing general agent focused on middle-market, catastrophe exposed commercial property insurance policies written on both admitted and excess and surplus forms. Because American Coastal has no employees, it relies almost entirely on AmRisc’s services in connection with the subject business, including as to the management of assets, implementation of underwriting strategies and pricing of risk. With the exception of certain financial services provided by Peed Management, LLC, AmRisc provides services for all aspects of American Coastal’s insurance business, including for the distribution of its insurance policies, as well as for underwriting, claims, marketing and other services that are essential to the overall business, financial condition and results of operations of AmCo and its subsidiaries. For more information about risks related to American Coastal’s relationship with AmRisc, see the section of this proxy statement titled “Risk Factors—Risks Relating to the Business of AmCo” beginning on page 28. AmRisc manages American Coastal’s risk of catastrophic loss utilizing portfolio diversification, a comprehensive catastrophe reinsurance program and a multiple model approach to catastrophe modeling, incorporating a combination of vendor and internal models. American Coastal has been operating continuously in Florida since 2007 and has successfully managed its business through a number of changes in the commercial residential market in Florida. American Coastal believes its association with AmRisc, commercial lines expertise and favorable reinsurance relationships provide American Coastal a competitive advantage as it seeks to grow its business in other states and continues to diversify its portfolio.

BlueLine Cayman Holdings is a Cayman Islands holding company that holds an interest in BlueLine Re and does not hold interests in any other entities. BlueLine Re is a protected cell whose sole business is the entry into and performance of quota share agreements to participate in AmRisc’s excess and surplus book of business. BlueLine Re began participating in AmRisc’s excess and surplus book of business in June 2016.

AmCo and its subsidiaries have no employees, although two employees of Peed Management, LLC provide certain financial services to AmCo and its subsidiaries on a full-time basis in accordance with management services agreements amended effective February 1, 2016. In light of the relationships with Peed Management, LLC and AmRisc, references to actions or activities of AmCo or American Coastal in this section of the proxy statement and in the section of this proxy statement titled “AmCo Management’s Discussion and Analysis of Financial Condition and Results of Operation” beginning on page 100 should be interpreted as actions or activities taken by Peed Management, LLC or AmRisc on behalf of AmCo or American Coastal, as applicable,

Corporate Information

American Coastal was issued its Certificate of Authority on June 21, 2007 and is a domestic stock insurer with 100,000 authorized shares of common stock, par value $1.00. One hundred shares are currently issued and outstanding, all of which are held by AmCo, a North Carolina corporation and insurance holding company also formed in 2007. AmCo is a wholly-owned subsidiary of RDX, which was formed in 2015.

RDX was formed in order to acquire AmCo and its subsidiaries from BB&T. RDX completed the acquisition of AmCo and its subsidiaries in June of 2015. AmCo and its subsidiaries have no employees, although two employees of Peed Management, LLC provide services to AmCo and its subsidiaries on a full-time basis. Since RDX’s acquisition of AmCo, all functions of AmCo and American Coastal other than those conducted by AmRisc have been conducted by entities affiliated with Mr. Peed.

In December 2015, BlueLine Cayman Holdings was formed. BlueLine Cayman Holdings is a Cayman Islands holding company formed to own AmCo’s interest in BlueLine Re. BlueLine Re is a protected cell whose sole business is the entry into and performance of quota share agreements to participate in AmRisc’s excess and surplus book of business.

AmCo’s primary executive office is located at 20405 State Highway 249, Suite 430, Houston, Texas 77070, and AmCo’s telephone number at that location is (281) 257-5118.

Strategy

AmCo’s mission is to continue to build a sustainable company that delivers quality insurance products in select markets in order to produce above-average risk-adjusted returns for investors. AmCo’s strategy is to grow in its target markets by providing agents and policyholders quality insurance products with excellent service and systems; to manage capital to support business growth; and to build and maintain relationships with external partners, such as reinsurers and managing general agents.

AmCo’s emphasis on growing in areas with an ongoing threat of natural catastrophes exposes it to risk and volatility. AmCo plans to manage the inherent volatility associated with this risk profile in three primary ways: (1) strategically, through geographic and product diversification; (2) financially, through the use of reinsurance programs, low financial and operating leverage, and a conservative investment approach; and (3) operationally, by leveraging its longstanding relationship with AmRisc.

To achieve its goals in 2017, American Coastal seeks to expand its product offerings in states outside of Florida and to add new and utilize existing strategic partnerships to expand its distribution and service capabilities.

Competition

American Coastal’s competition in its current target market includes commercial residential underwriters active in Florida. The following table summarizes the top ten companies in the Florida commercial residential market as of March 31, 2016 based on total insured value and direct written premium in-force for policies including wind coverage. American Coastal competes to varying degrees with all of these companies and others, including large national carriers:

Rank	Insurer Name	Total $ value of exposure for policies in force that include wind coverage		Direct premium written for policies in force that include wind coverage
1	AMERICAN COASTAL INSURANCE COMPANY	52,133,301,950	30.54%	293,277,842	37.28%
2	CITIZENS PROPERTY INSURANCE CORPORATION	27,997,172,446	16.40%	127,416,618	16.20%
3	HERITAGE PROPERTY & CASUALTY INSURANCE COMPANY	25,506,986,725	14.94%	123,890,263	15.75%
4	AMERICAN CAPITAL ASSURANCE CORP	25,236,471,993	14.78%	62,411,559	7.93%
5	QBE INSURANCE CORPORATION	13,233,844,829	7.75%	59,301,354	7.54%
6	WESTON INSURANCE COMPANY	8,144,866,158	4.77%	44,136,907	5.61%
7	UNITED PROPERTY & CASUALTY INSURANCE COMPANY	3,063,847,828	1.79%	24,884,594	3.16%
8	EVEREST NATIONAL INSURANCE COMPANY	1,613,062,739	0.94%	9,960,893	1.27%
9	PHILADELPHIA INDEMNITY INSURANCE COMPANY	1,754,620,402	1.03%	6,043,994	0.77%
10	SERVICE INSURANCE COMPANY	1,698,650,000	1%	5,724,949	0.73%

*	The information displayed in the table above is compiled from the Florida Office of Insurance Regulation Market Share Report.

American Coastal competes primarily on the strength of its significant underwriting expertise, the strength of its distribution network, high-quality service to its agents and policyholders and its reputation for long-term financial stability and commitment to policyholders. American Coastal’s proven track record, sophisticated multi-model underwriting approach, strong reinsurance program and relationship with AmRisc are why it continues to be the largest provider of policies in the commercial residential market in Florida.

Products and Distribution

Commercial residential policies and related coverage account for the vast majority of the business that American Coastal writes, but American Coastal is seeking to diversify by product as well as geography. American Coastal offers commercial residential and equipment breakdown insurance products.

Product Pricing

The systems employed on behalf of American Coastal allow for risks to be efficiently inspected and verified. AmRisc manages American Coastal’s risk by using a sophisticated multiple model underwriting approach to evaluate the impact of each risk on the overall portfolio prior to releasing a quote to a potential policyholder. American Coastal is seeking to optimize its portfolio by diversifying its geographic exposure to limit its PML, total insured value and average annual loss.

AmRisc has established underwriting guidelines on behalf of American Coastal that provide a uniform approach to American Coastal’s risk selection and achievement of underwriting profitability. As part of those guidelines, AmRisc underwriters review property inspection reports when evaluating the risk of a policy, and, if the policy does not meet the underwriting criteria established on American Coastal’s behalf, American Coastal may cancel the policy within ninety days.

Distribution

American Coastal currently markets and distributes its policies through AmRisc. AmRisc provides production, underwriting, policy issuance, inspection coordination, portfolio management, claims and catastrophe control services to American Coastal. AmRisc is compensated for these services based on a fixed rate commission (ranging from 22.5% to 27.5%) on premium written and a profit commission based on a percent of pretax underwriting profit on an annual basis.

Business is written through AmRisc’s appointed wholesale and retail producers. AmRisc compensates its producers with fixed-rate commissions that are consistent with market practices. American Coastal pays AmRisc a commission pursuant to the MGA contract for its services, which has been filed with and approved by the Florida Office of Insurance Regulation.

Geographic Markets

American Coastal began operations in Florida in 2007, and has operated continuously there since that time.

American Coastal continues to explore opportunities to modify its 2017 business plan by placing greater emphasis on expanding into additional lines and states and placing less emphasis on Florida Condominium and Homeowner Association Coverage using ISO Policy forms. American Coastal plans to continue with the same underwriting discipline and strives to provide stable and secure capacity to its market.

American Coastal has always maintained a conservative reinsurance treaty structure. American Coastal’s program consists of traditional reinsurance markets that are AmBest rated “A” or better and carriers that provide fully collateralized limits, as well as the Florida Hurricane Catastrophe Fund (which we refer to as the “FHCF”). American Coastal continues to place a strong, reliable reinsurance program that delivers consistent reinsurance protection to its insureds. Since American Coastal began operating in Florida in 2007, its overall reinsurance limit has been well beyond the state-mandated minimum required amount of reinsurance.

For 2016, the maximum single event coverage limit was increased to approximately $1.337 billion for the 2016-2017 wind season. This puts the total coverage limit above the 200 year return period when the AIRv3.0 and RMSv15 wind models project American Coastal’s PML. American Coastal elected a 45% reimbursement option for the mandatory FHCF layer, which comprises approximately $401 million of the $1.337 billion total maximum single event coverage limit.

American Coastal’s reinsurance program is purchased with an aggregate perspective in mind, allowing for maximum single event coverage while providing significant sideways protection for multiple event coverage through a continuous cascading feature. American Coastal maintains a retention of $25,000,000 for the first event and $10,000,000 for subsequent events.

American Coastal believes that its individual account-based view of risk, conservative modeling approach and long-term strategy makes it a strong competitor in the admitted Florida domestic insurance marketplace. American Coastal intends to continue its underwriting selection and expertise, while maintaining conservative portfolio management strategies and strong capitalization to allow for future storms and provide secure and sound insurance capacity after any future events.

Loss Reserves

Reserves for Reported Losses

CJW & Associates Inc. (which we refer to as “CJW”) and AmRisc entered into a claims handling agreement for business insured by American Coastal and its affiliates. AmRisc and American Coastal receive loss notices from brokers and agents, establish a claim number, and file for the claim in accordance with AmRisc’s claims handling procedures. They then forward required materials to CJW for handling.

CJW processes and handles claims in accordance with the claims handling agreement and the agreed-upon claims procedures among AmRisc, American Coastal and CJW. CJW establishes an initial loss reserve upon first review of the claim and adjusts reserves as needed as a result of CJW’s review. Reserves for losses and LAE are reported weekly to American Coastal through weekly claims feeds received from CJW. Reserves exceeding CJW’s authorization threshold of $100,000 are reviewed by AmRisc’s chief claims officer monthly for accuracy and reasonableness. General ledger entries to update the reserves are made monthly.

Reserves for Incurred But Not Reported Losses

Reserves for incurred but not reported losses (which we refer to as “IBNR”) are established using direct earned premium. The established loss ratio is applied to direct earned premium to determine monthly loss expense (excluding managing general agent claims handling expenses). Amounts recorded for reported losses and LAE (excluding managing general agent claims handling expenses) are deducted from the monthly loss expense, the difference of which is recorded as IBNR.

The officers of American Coastal, who are also employees of AmRisc and Peed Management, LLC, regularly review the loss reserves of American Coastal. The reviews are intended to determine the adequacy and appropriateness of such loss reserves and to detect any trends. At least once a year, a report on American Coastal’s reserving practices is prepared by such officers for American Coastal’s board of directors. American Coastal’s board of directors gives final approval to the loss and loss reserve expenses presented in such report. The board of directors also reviews and approves American Coastal’s loss reserve policy annually.

On an annual basis, American Coastal’s consulting actuary issues a statement of actuarial opinion that documents the actuary’s evaluation of the adequacy of its unpaid loss obligations under the terms of its policies. American Coastal reviews the analysis underlying the actuary’s opinion and compares the projected ultimate losses set forth in the actuary’s analysis to its own projection of ultimate losses to ensure that its reserve for unpaid losses recorded at each annual balance sheet date is based upon its analysis of all internal and external factors related to known and unknown claims against it and to ensure its reserve is within guidelines promulgated by the National Association of Insurance Commissioners (which we refer to as the “NAIC”).

The table below shows the analysis of American Coastal’s reserve for loss and LAE for each of the last three fiscal years on a GAAP basis:

	Year Ended December 31,
	2015	2014	2013
Balance at January 1
Less: reinsurance recoverable on unpaid losses	$51,257,000	$38,079,291	$40,286,701
Net balance at January 1	27,063,999	21,333,446	29,744,876

Incurred related to:
Current year	33,369,523	32,463,714	27,527,041
Prior years	—	—	—
Total incurred	33,369,523	32,463,714	27,527,041

Paid related to:
Current year	25,620,240	21,703,976	17,544,779
Prior years	5,855,782	3,312,582	3,778,243

Total paid	31,476,022	25,016,558	21,323,022

Net balance at December 31	26,086,502	24,193,001	16,745,844
Plus: reinsurance recoverable on unpaid losses	23,989,891	27,063,999	21,333,447

Balance at December 31	$50,076,393	$51,257,000	$38,079,291

In August 2016, AmCo identified a material weakness in its internal controls due to its failure to properly apply GAAP related to the appropriate application of subsequent event considerations for a first- time issuance of GAAP-based financials. Specifically, AmCo determined that it had not considered subsequent events in accordance with GAAP during the preparation of its 2015 financial statements. AmCo determined during 2015 that it had approximately $8 million in adverse development related to losses in prior years. As loss reserves are an estimate and the information supporting the increase in losses was not known until 2015, AmCo had originally recorded the additional losses as adverse development during the 2015 year. However, during the preparation of the 2015 GAAP financial statements it was determined that, for GAAP reporting purposes, the adverse development should have been allocated to the prior years. The impact of the re-estimation for each year was determined based upon known information determined during the preparation of the financial statements for the year ended December 31, 2015. The subsequent re-estimation of loss and LAE reserves resulted in a material adjustment to AmCo’s consolidated statements of comprehensive income for the years ended December 31, 2014, 2013 and 2012. See the section titled “Risk Factors—Risks Relating to the Business of AmCo” beginning on page 28 of this proxy statement.

Regulation

American Coastal is subject to extensive regulation in the markets it serves, primarily at the state level, and will be subject to the regulations of any other states in which it seeks to conduct business in the future. In general, these regulations cover all aspects of American Coastal’s business and are designed to protect the interests of insurance policyholders, as opposed to the interests of shareholders. These rules have a substantial effect on American Coastal’s business and relate to a wide variety of matters, including insurer solvency, reserve adequacy, insurance company licensing and examination, agent and adjuster licensing, policy forms, rate setting, the nature and amount of investments, claims practices, participation in shared markets and guaranty funds, transactions with affiliates, the payment of dividends, underwriting standards, statutory accounting methods, trade practices, and corporate governance. Some of these matters are discussed in more detail below. From time to time, individual states and / or the NAIC propose new regulations and / or legislation that affect American Coastal. AmCo can neither predict whether any of these proposals in various jurisdictions may be adopted, nor what effect, if any, their adoption may have on AmCo’s results of operations or financial condition.

In order to execute American Coastal’s plans to expand to additional geographic markets beyond Florida, American Coastal will be required to obtain and maintain the necessary licenses, permits and authorizations to operate in such states, including from the applicable state insurance departments. The process to apply for and obtain such licenses, permits and authorizations can be expensive and time consuming, and there can be no assurances that American Coastal will be granted such licenses, permits and authorizations by the applicable regulatory authorities.

American Coastal provides audited statutory financial statements to the Florida Office of Insurance Regulation. These statutory financial statements are prepared in accordance with SAP, which differs from GAAP. With regard to periodic examinations of an insurance company’s affairs, insurance regulatory authorities generally defer to the insurance regulatory authority in the state in which the insurer is domiciled; however, insurance regulatory authorities from any state in which American Coastal operates may conduct examinations at their discretion. American Coastal is domiciled in Florida and examinations occur every year for the first three years of business and every five years thereafter, although the Florida Office of Insurance Regulation may conduct limited or full-scope reviews more frequently.

Florida state law requires American Coastal to maintain adequate surplus as to policyholders on a statutory basis of accounting, such that 90% of written premiums divided by surplus does not exceed the ratio of 10:1 for gross written premiums or 4.5:1 for net written premiums. American Coastal’s statutory surplus as regards policyholders of $174,749,292 exceeded the minimum capital of $5,000,000 required by Florida law.

American Coastal is subject to various assessments imposed by governmental agencies or certain quasi-governmental entities. While American Coastal may be able to recover some of the assessments imposed upon it from policyholders, American Coastal’s payment of the assessments and American Coastal’s recoveries through policy surcharges may not offset each other in the same fiscal period in its financial statements.

Limitations on Dividends by Insurance Subsidiaries

American Coastal is regulated as a property and casualty insurance company and its ability to pay dividends is restricted by the laws of the state of Florida. State insurance laws govern the payment of dividends by insurance companies. The maximum amount of dividends that can be paid by Florida insurance companies without prior approval of the Commissioner of the Florida Office of Insurance Regulation is subject to restrictions relating to statutory surplus. The maximum dividend that may be paid by American Coastal to AmCo without prior approval is limited to the larger of (a) the lesser of 10% of surplus or net income (not including realized capital gains) plus a two-year carryforward, (b) 10% of surplus (with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains) and (c) the lesser of 10% of surplus or net investment income plus a three-year carryforward (with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains), with additional details set forth in the applicable statutes and regulations.

In March 2016, American Coastal’s board of directors declared an annual dividend of $32,000,000 payable to AmCo, which then paid the dividend to its parent, RDX.

Risk-Based Capital Requirements

American Coastal is subject to risk-based capital (which we refer to as “RBC”) requirements. RBC is a method developed by the NAIC to determine the minimum amount of statutory capital appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile.

The NAIC RBC guidelines generally require an insurer to have capital in excess of 200% of its RBC. Most states, including Florida, have enacted the NAIC guidelines as statutory requirements, and insurers having less statutory surplus than required will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. The formula for determining the amount of RBC specifies various factors, weighted based on the perceived degree of risk, which are applied to certain financial balances and financial activity. The adequacy of a company’s actual capital is evaluated by a comparison to RBC results, as determined by the formula. Companies below minimum RBC requirements are classified within certain levels, each of which requires specified corrective action.

At December 31, 2015, the RBC ratio for American Coastal was 645%.

Insurance Holding Company Regulation

As a holding company of an insurance subsidiary, AmCo is subject to laws governing insurance holding companies in Florida. These laws, among other things, (i) require AmCo to file periodic information with the insurance regulatory authority, including information concerning its capital structure, ownership, financial condition and general business operations, (ii) regulate certain transactions between it and its affiliates, including the amount of dividends and other distributions and the terms of surplus notes and (iii) restrict the ability of any one person to acquire certain levels of its voting securities without prior regulatory approval. Any purchaser of 10% or more of AmCo’s outstanding voting shares could be presumed to have acquired control of American Coastal unless the insurance regulatory authority, upon application, determines otherwise.

Insurance holding company regulations also govern the amount any affiliate of the holding company may charge its insurance affiliates for services (e.g., management fees and commissions). The MGA contract between American Coastal and AmRisc provides for management fees to be paid to AmRisc. The Florida Office of Insurance Regulation must approve any changes to this agreement.

Underwriting and Marketing Restrictions

During the past several years, various regulatory and legislative bodies have adopted or proposed new laws or regulations to address the cyclical nature of the insurance industry, catastrophic events and insurance capacity and pricing. These regulations (i) created “market assistance plans” under which insurers are induced to provide certain coverage; (ii) restrict the ability of insurers to reject insurance coverage applications, to rescind or otherwise cancel certain policies in mid-term, and to terminate agents; (iii) restrict certain policy non-renewals and require advance notice on certain policy non-renewals; and (iv) limit rate increases or decreases permitted to be charged.

Most states, including Florida, also have insurance laws requiring that rate schedules and other information be filed with the insurance regulatory authority, either directly or through a rating organization with which the insurer is affiliated. The insurance regulatory authority may disapprove a rate filing if it finds that the rates are inadequate, excessive or unfairly discriminatory.

Most states, including Florida, require licensure or insurance regulatory authority approval prior to the marketing of new insurance products. Typically, licensure review is comprehensive and includes a review of a company’s business plan, solvency, reinsurance, character of its officers and directors, rates, forms and other financial and non-financial aspects of a company. The insurance regulatory authorities may prohibit entry into a new market by not granting a license or by withholding approval.

Financial Stability Rating

Financial stability ratings are important to insurance companies in establishing their competitive position and such ratings may impact an insurance company’s ability to write policies. Demotech maintains a letter-scale financial stability rating system ranging from A** (A double prime) to L (licensed by insurance regulatory authorities). American Coastal has earned a financial stability rating of A’ Unsurpassed, which is the second highest of six rating levels. With a financial stability rating of A’ Unsurpassed, American Coastal expects its property insurance policies will be acceptable to the secondary mortgage marketplace and mortgage lenders. This rating is intended to provide an independent opinion of an insurer’s financial strength and is not an evaluation directed at its investors. At least annually, based on year-to-date results as of the third quarter, Demotech reviews American Coastal’s rating and may revise it upward or downward or revoke it at its sole discretion

Financial stability ratings assigned by rating agencies to American Coastal represent independent opinions of American Coastal’s financial strength and its ability to meet ongoing obligations to policyholders. Such ratings are not directed toward the protection of investors.

AMCO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion in conjunction with the sections of this proxy statement titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31, “Business of AmCo” beginning on page 91, “AmCo Selected Historical Financial Information” beginning on page 17, “Summary Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 21, “Unaudited Pro Forma Combined Per Share Information” beginning on page 22, “Risk Factors” beginning on page 23, AmCo’s financial statements and related notes attached as Annex D-1 and Annex D-2 to this proxy statement, and the financial statement schedules of AmCo attached as Annex D-3 to this proxy statement. AmCo’s fiscal year ends December 31 and, unless otherwise noted, references to years or fiscal years are for fiscal years ended December 31.

Overview

As previously described, AmCo is an insurance holding company and is the sole equityholder of American Coastal and BlueLine Cayman Holdings. AmCo and its subsidiaries have no employees, although two employees of Peed Management, LLC provide services to AmCo and its subsidiaries on a full-time basis in accordance with management services agreements.

BlueLine Cayman Holdings is a Cayman Islands holding company that holds an interest in BlueLine Re and does not hold interests in any other entities. BlueLine Re is a protected cell whose sole business is the entry into and performance of quota share agreements to participate in AmRisc’s excess and surplus book of business. BlueLine Re began participating in AmRisc’s excess and surplus book of business in June 2016.

American Coastal is engaged in the commercial residential property and casualty insurance business and writes coverage for Florida condominiums, homeowners associations, apartments and townhomes through AmRisc, its managing general agent. Because American Coastal has no employees, it relies entirely on AmRisc’s services in connection with the subject business, including as to the management of assets, implementation of underwriting strategies and pricing of risk. For more information about risks related to American Coastal’s relationship with AmRisc, see the section of this proxy statement titled “Risk Factors—Risks Relating to the Business of AmCo” beginning on page 28. AmRisc manages American Coastal’s risk of catastrophic loss utilizing portfolio diversification, a comprehensive catastrophe reinsurance program and a multiple model approach to catastrophe modeling, incorporating a combination of vendor and internal models. American Coastal has been operating continuously in Florida since 2007 and has successfully managed its business through a number of changes in the commercial residential market in Florida. American Coastal believes its association with AmRisc, commercial lines expertise and favorable reinsurance relationships provide American Coastal a competitive advantage as it seeks to grow its business in other states and continues to diversify its portfolio.

Factors Impacting Financial Condition and Results of Operations

The following discussion highlights significant factors influencing the consolidated financial position and results of operations of AmCo. This discussion should be read in conjunction with AmCo’s audited consolidated financial statements and related notes attached as Annex D-1 to this proxy statement and AmCo’s unaudited interim consolidated financial statements and related notes attached as Annex D-2 to this proxy statement.

The most important factors AmCo monitors to evaluate the financial condition and performance of AmCo include:

•	for results of operations:

•	premiums written;

•	policies in force;

•	premiums earned;

•	retention;

•	changes in premium rates;

•	claim frequency (rate of claim occurrence per policies in-force);

•	severity (average cost per claim);

•	catastrophes;

•	loss ratio;

•	the fixed commission rate paid to AmRisc;

•	the profit commission, if any, paid to AmRisc for favorable underwriting results;

•	other expenses;

•	combined ratio;

•	underwriting results;

•	reinsurance costs;

•	premium to PML; and

•	geographic concentration.

•	for investments:

•	credit quality;

•	maximizing total return;

•	investment income;

•	cash flows;

•	realized gains and losses;

•	unrealized gains and losses;

•	asset diversification; and

•	portfolio duration.

•	for financial condition:

•	liquidity;

•	reserve strength;

•	financial strength;

•	ratings;

•	operating leverage;

•	book value per share;

•	capital preservation;

•	return on investment; and

•	return on equity.

2015 Highlights

•	Consolidated net income was $36,476,044 in 2015, compared to $44,962,888 in 2014.

•	AmCo’s combined ratio (calculated as losses and LAE and operating expenses less interest expense relative to net premiums earned) was 67.5% in 2015, compared to 63.9% in 2014.

•	Total revenues were $178,281,722 in 2015, compared to $182,155,575 in 2014.

•	Investment and cash holdings were $273,669,779 at December 31, 2015, compared to $265,391,041 at December 31, 2014.

•	Net investment income was $2,667,059 in 2015, compared to $1,948,181 in 2014.

•	Net realized gains were $3,436 in 2015, compared to none in 2014.

•	Return on average equity for the twelve months ended December 31, 2015 was 18.1%, compared to 21.6% for the twelve months ended December 31, 2014.

•	Policies in force were 4,683 at December 31, 2015, compared to 4,335 policies in force at December 31, 2014.

	Years Ended December 31,			Six Months Ended June 30,		Three Months Ended June 30,
	2015	2014	2013	2016	2015	2016	2015
REVENUE:
Gross premiums written	$308,512	$311,397	$303,367	$168,940	$206,464	$96,514	$119,851
Decrease (increase) in gross unearned premiums	4,786	(1,614)	(17,765)	(24,444)	(53,015)	(25,853)	(42,443)

Gross premiums earned	313,298	309,783	285,602	144,496	153,449	70,661	77,408
Ceded premiums earned	(137,887)	(129,850)	(112,485)	(48,069)	(63,856)	(11,146)	(32,304)

Net premiums earned	175,411	179,933	173,117	96,427	89,593	59,515	45,104
Net investment income	2,867	2,223	2,438	1,943	1,050	999	486
Net realized gains (losses)	4	—	—	14		5
Other revenue	—	—	—	—

Total revenue	$178,282	$182,156	$175,555	$98,384	$90,643	$60,519	$45,590

OPERATING EXPENSES:
Losses and loss adjustment expenses	33,370	32,464	27,527	22,650	15,786	6,554	7,947
Policy acquisition costs	75,618	74,496	70,019	38,088	38,512	20,083	20,066
Operating and underwriting	—	—	—	—
General and administrative expenses	9,419	7,933	6,866	2,144	1,577	1,205	766
Interest expense	—		—	—

Total operating expenses	$118,407	$114,893	$104,412	$62,882	$55,875	$27,842	$28,779

Income before income taxes	59,875	67,263	71,143	35,502	34,768	32,677	16,811
Provision for income taxes	23,399	22,300	24,938	13,816	13,590	12,778	6,571

Net income (loss)	$36,476	$44,963	$46,205	$21,686	$21,178	$19,899	$10,240

Return on average equity	18.1%	21.6%	24.9%	11.6%	11.7%	11.6%	11.7%
Loss ratio, net[1]	19.0%	18.0%	15.9%	23.5%	17.6%	11.0%	17.6%
Expense ratio[2]	48.5%	45.8%	44.4%	41.7%	44.7%	35.8%	46.2%
Combined ratio (CR)[3]	67.5%	63.8%	60.3%	65.2%	62.3%	46.8%	63.8%

[1]	Loss ratio, net is losses and LAE as a percentage of net premiums earned.
[2]	Expense ratio is calculated as the sum of all operating expenses less interest expense as a percentage of net premiums earned.
[3]	Combined ratio is the sum of loss ratio, net and expense ratio.

Recent Accounting Standards

Please refer to AmCo’s audited consolidated financial statements and related notes attached as Annex D-1 to this proxy statement and AmCo’s unaudited interim consolidated financial statements and related notes attached as Annex D-2 to this proxy statement for a discussion of recent accounting standards that may affect AmCo.

Application of Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires AmCo’s management to adopt accounting policies and make estimates and assumptions that affect amounts reported in the consolidated financial statements. The most critical estimates include those used in determining:

•	reserves for unpaid losses;

•	reinsurance recoverables on unpaid claims;

•	fair value of investments; and

•	investment portfolio impairments.

In making these determinations, AmCo’s management makes subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance industry, but AmCo can give no assurance that management of other insurance companies would agree with AmCo’s estimates and assumptions. No assurance can be given that changes in these estimates could not occur from time to time, which could result in a material impact on AmCo’s consolidated financial statements.

Reserves for Unpaid Losses and LAE

General Discussion of Loss Reserving Process

The reserve for loss and LAE reflects AmCo’s best estimate for future amounts needed to pay losses and related settlement expenses with respect to insured events. The process of establishing the ultimate claims liability is necessarily a complex and imprecise process, requiring the use of informed estimates and judgments using data currently available. Reserves are recorded on an undiscounted basis. The liability includes an amount determined on the basis of claim adjusters’ evaluations with respect to insured events that have occurred and been reported and an amount for losses incurred that have not yet been reported. In addition, the liability includes an estimate for unknown events based upon probability of occurrence. In some cases, significant periods of time, up to several years or more, may elapse between the occurrence of an insured loss and the reporting of a claim. Estimates for unpaid loss and LAE are based on AmCo management’s assessment of known facts and circumstances, industry loss ratios and third-party actuarial opinions. These estimates are reviewed regularly and any resulting adjustments are made in the accounting period in which the adjustment arose.

Estimation of the Reserves for Unpaid Losses and Allocated LAE

AmCo calculates its estimate of ultimate losses by using the following actuarial methods.

Loss Analysis Methods

•	Incurred Development Method – Under this method, ultimate losses are estimated based on the historical development patterns of incurred losses by accident year. Incurred losses are defined as paid losses plus case reserves.

•	Paid Loss Development Method – Under this method, ultimate losses are estimated based on the historical development patterns of paid losses by accident year.

•	Incurred Bornhuetter-Ferguson Severity Method – Under this method, ultimate losses are estimated as the sum of cumulative incurred losses and estimated IBNR losses. IBNR losses are estimated based on expected average severity, estimated ultimate claim counts and the historical development patterns of incurred losses.

•	Incurred Bornhuetter-Ferguson Pure Premium Method – Under this method, ultimate losses are estimated as the sum of cumulative incurred losses and estimated IBNR losses. IBNR losses are estimated based on expected pure premium and the historical development patterns of incurred losses.

Allocated LAE (which we refer to as “ALAE”) Analysis Methods

•	Paid ALAE Development Method – Under this method, ultimate ALAE is estimated based on the historical development patterns of paid ALAE by accident year.

•	Paid ALAE to Paid Loss Method – Under this method, ultimate ALAE is estimated as the product of estimated ultimate losses and estimated ALAE to loss ratios. The ALAE to loss ratios are estimated based on the historical development patterns of paid ALAE to paid loss ratios.

•	Paid Bornhuetter-Ferguson ALAE Pure Premium Method – Under this method, ultimate ALAE is estimated as the sum of cumulative paid ALAE and estimated unpaid ALAE. Unpaid ALAE is estimated based on expected ALAE pure premium ratios and the historical development patterns of paid ALAE.

Unallocated LAE (which we refer to as “ULAE”) Analysis Methods

•	The ULAE is estimated based on the application of ULAE ratio to estimated unpaid loss and ALAE. This method is intended to estimate the amount to adjust all open and unreported claims regardless of pre-payments made to third party claims administrators.

Reliance and Selection of Methods

The various methods AmCo uses have strengths and weaknesses that depend upon the circumstances of the segment and the age of the claims experience analyzed. The nature of AmCo’s book of business allows it to place substantial, but not exclusive, reliance on the loss development methods. Ultimately, this means the main assumptions of the loss development methods, the selected loss determination factors (which we refer to as “LDFs”), represent the most critical aspect of AmCo’s loss reserving process. AmCo uses the same set of LDFs in the methods during its loss reserving process that it also uses to calculate the premium necessary to pay expected ultimate losses.

Reasonably Likely Changes in Variables

AmCo evaluates several factors when exercising its judgment in the selection of the loss development factors that ultimately drive the determination of its loss reserves. The process of establishing AmCo’s reserves is complex and necessarily imprecise, as it involves using judgment that is affected by many variables. AmCo believes that a reasonably likely change in almost any of these aforementioned factors would have an impact on its reported results, financial condition and liquidity.

Fair Value of Investments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. AmCo is responsible for the determination of fair value of financial assets and the supporting assumptions and methodologies. AmCo uses quoted prices from active markets and an independent third-party valuation service to assist it in determining fair value. AmCo obtains only one single quote or price for each financial instrument.

AmCo values its investments at fair value using quoted prices from active markets, to the extent available. For securities for which quoted prices in active markets are unavailable, AmCo uses observable inputs such as quoted prices in inactive markets, quoted prices in active markets for similar instruments, benchmark interest rates, broker quotes and other relevant inputs. AmCo has an investment in a limited partnership that it has valued on a cost basis, as it is just beginning operations.

Investment Portfolio Impairments

For investments classified as available for sale, the difference between fair value and cost or amortized cost for fixed income securities and cost for equity securities is reported as a component of accumulated other comprehensive income on AmCo’s consolidated balance sheet and is not reflected in net income of any period until reclassified to net income upon the consummation of a transaction with an unrelated third party or when a write-down is recorded due to an other-than-temporary decline in fair value. AmCo has a portfolio monitoring process to identify and evaluate each fixed income and equity security whose carrying value may be other-than-temporarily impaired.

For each fixed income security in an unrealized loss position, AmCo assesses whether management with the appropriate authority has made the decision to sell or whether it is more likely than not that AmCo will be required to sell the security before recovery of the amortized cost basis for reasons such as liquidity, contractual or regulatory purposes. If a security meets either of these criteria, the security’s decline in fair value is considered other-than-temporary and is recorded in earnings.

If AmCo has not made the decision to sell the fixed income security and it is not more likely than not that AmCo will be required to sell the fixed income security before recovery of its amortized cost basis, AmCo will evaluate whether there is an expectation to receive cash flows sufficient to recover the entire amortized cost basis of the security. AmCo uses management’s best estimate of future cash flows expected to be collected from the fixed income security, discounted at the security’s original or current effective rate, as appropriate, to calculate a recovery value and determine whether a credit loss exists. The determination of cash flow estimates is inherently subjective and methodologies may vary depending on facts and circumstances specific to the security. All reasonably available information relevant to the collectability of the security, including past events, current conditions, and reasonable and supportable assumptions and forecasts, are considered when developing the estimate of cash flows expected to be collected. That information generally includes, but is not limited to, the remaining payment terms of the security, prepayment speeds, the financial condition and future earnings potential of the issue or issuer, expected defaults, expected recoveries, the value of underlying collateral, vintage, geographic concentration, available reserves or escrows, current subordination levels, third party guarantees and other credit enhancements. Other information, such as industry analyst reports and forecasts, sector credit ratings, financial condition of the bond insurer for insured fixed income securities, and other market data relevant to the realizability of contractual cash flows, may also be considered. The estimated fair value of collateral, if any, will be used to estimate recovery value if AmCo determines that the security is dependent on the liquidation of collateral for ultimate settlement. If the estimated recovery value is less than the amortized cost of the security, a credit loss exists and an other-than-temporary impairment for the difference between the estimated recovery value and amortized cost is recorded in earnings as an other-than temporary impairment. The portion of the unrealized loss related to factors other than credit remains classified in accumulated other comprehensive income. If AmCo determines that the fixed income security does not have sufficient cash flow or other information to estimate a recovery value for the security, AmCo may conclude that the entire decline in fair value is deemed to be credit related and the loss is recorded in earnings as an other-than temporary impairment.

There are a number of assumptions and estimates inherent in evaluating impairments of equity securities and determining if they are other-than-temporary, including:

•	AmCo’s ability and intent to hold the investment for a period of time sufficient to allow for an anticipated recovery in value;

•	the length of time and extent to which the fair value has been less than cost;

•	the financial condition, near-term and long-term prospects of the issue or issuer, including relevant industry specific market conditions and trends, geographic location and implications of rating agency actions and offering prices; and

•	the specific reasons that a security is in an unrealized loss position, including overall market conditions which could affect liquidity.

Once assumptions and estimates are made, any number of changes in facts and circumstances could cause AmCo to subsequently determine that a fixed income or equity security is other-than-temporarily impaired, including:

•	general economic conditions that are worse than previously forecasted or that have a greater adverse effect on a particular issuer or industry sector than originally estimated;

•	changes in the facts and circumstances related to a particular issue or issuer’s ability to meet all of its contractual obligations; and

•	changes in facts and circumstances that result in changes to management’s intent to sell or result in AmCo’s assessment that it is more likely than not that AmCo will be required to sell before recovery of the amortized cost basis of a fixed income security or cause a change in its ability or intent to hold an equity security until it recovers in value.

Changes in assumptions, facts and circumstances could result in additional charges to earnings in future periods to the extent that losses are realized. The charge to earnings, while potentially significant to net income, would not have a significant effect on stockholders’ equity, because AmCo’s securities are designated as available for sale and carried at fair value and as a result, any related unrealized loss, net of taxes, would already be reflected as a component of accumulated other comprehensive income in stockholders’ equity.

The determination of the amount of other-than-temporary impairment is an inherently subjective process based on periodic evaluations of the factors described above. Such evaluations and assessments are revised as conditions change and new information becomes available. AmCo evaluates all investments quarterly and reflects changes in other-than-temporary impairments in results of operations as such evaluations are revised. The use of different methodologies and assumptions in the determination of the amount of other-than-temporary impairments may have a material effect on the amounts presented within the consolidated financial statements.

Analysis of Investments and Reinsurance Payable

The following discussion and analysis of AmCo’s investments and reinsurance payable should be read in conjunction with AmCo’s audited consolidated financial statements and related notes attached to this proxy statement as Annex D-1 and AmCo’s unaudited interim consolidated financial statements and related notes attached to this proxy statement as Annex D-2.

Investments

With respect to investments, AmCo primarily attempts to preserve capital, maximize after-tax investment income, maintain liquidity and minimize risk. To accomplish these goals, AmCo purchases debt securities in sectors that represent what AmCo’s management believes to be the most attractive relative value, to maintain a moderate equity exposure. American Coastal must comply with applicable state insurance regulations that prescribe the type, quality and concentrations of investments that insurance companies can make. As a result, the current investment policy limits investment in non-investment-grade fixed maturities and limits total investment amounts in preferred stock, common stock and mortgage notes receivable. AmCo and its subsidiaries do not invest in derivative securities.

An outside asset management company, which has the authority and discretion to buy and sell securities for AmCo and its subsidiaries, manages AmCo’s investments subject to (i) the guidelines established by AmCo’s board of directors, and (ii) the direction of management. AmCo directs the asset manager to make changes and to hold, buy or sell securities in the portfolios.

The investment committee of AmCo’s board of directors reviews and approves the investment policy on a regular basis. AmCo’s cash, cash equivalents and investment portfolios totaled $273,669,779 at December 31, 2015.

The following table summarizes AmCo’s investments, by type:

	December 31, 2015		December 31, 2014
	Fair Value	Percent of Total	Fair Value	Percent of Total
Certificates of deposit	$12,461	4.6%	$81,170	30.6%
States, municipalities and political subdivisions	32,496	11.9%	—	—
Mortgage Backed Securities, Residential	33,985	12.4%	8,988	3.4%
Mortgage Back Securities, Commercial	22,510	8.2%	—	—
Asset Backed Securities	22,203	8.1%	—	—
Corporate Securities	42,519	15.5%	—	—

Total fixed maturities	166,174	60.7%	90,158	34.0%
Mutual fund	1,514	0.6%	—	—

Total investments	$167,688	61.3%	$90,158	34.0%

Cash and cash equivalents	105,982	38.7%	175,233	66.0%

Total cash, cash equivalents and investments	$273,670	100.0%	$265,391	100.0%

AmCo classifies all investments as available-for-sale. The investments at December 31, 2015 consisted of mortgage backed securities, corporate securities, securities issued by states, municipalities and political subdivisions, asset backed securities, and certificates of deposits. Investments at December 31, 2014 consisted mainly of certificates of deposits and U.S. government agency securities. AmCo’s equity holdings consisted of mutual funds. The corporate bonds reflect a diversification in energy, financial, technology and industrial sectors. At December 31, 2015, approximately 86% of AmCo’s fixed maturities were bonds rated “A” or better, and 14% were corporate bonds rated “BBB”. During 2015, AmCo modified its investment philosophy, placing less emphasis on capital preservation and the immediate ability to liquidate investments and greater emphasis on the ability to obtain a reasonable return through a laddered approach to investments, in order to maximize returns while still having the ability to systematically liquidate investments to pay claims from catastrophic events.

AmCo also broadened its investment policy to provide for the addition of investment grade municipalities, asset backed securities, mortgage backed securities, and some equities to allow for the maximizing of investment returns through diversification while protecting principal.

At December 31, 2015, no securities were in an unrealized loss position for a period of twelve months or longer. Approximately $769,000 of unrealized losses for bonds held less than one year existed at December 31, 2015. There are no plans to sell these securities, and it is expected that AmCo will recover the cost basis in these bonds. AmCo has reviewed all of its securities and determined that there was no need to record impairment charges at December 31, 2015. Similarly, AmCo did not record impairment charges at December 31, 2014.

Reinsurance Payable

AmCo follows customary insurance industry practice of reinsuring a portion of its risks. Reinsurance involves transferring, or “ceding”, all or a portion of the risk exposure on policies American Coastal writes to another insurer, known as a reinsurer. To the extent that American Coastal’s reinsurers are unable to meet the obligations they assume under American Coastal’s reinsurance agreements, American Coastal remains liable for the entire insured loss.

During the second quarter of 2016, American Coastal placed its reinsurance program for the 2016 hurricane season. American Coastal purchased catastrophe excess of loss reinsurance protection of approximately $1.337 billion, compared to approximately $1.300 billion for the 2015 hurricane season. This puts its total coverage limit at above the 200 year return period when the AIRv3.0 and RMSv15 wind models (the most recent versions of each) project its PML for both the 2016 and 2015 hurricane seasons. As it did in 2015, American Coastal elected a 45% reimbursement option for the mandatory FHCF layer for 2016. The FHCF comprises approximately $401 million of the $1.337 billion total structure. The contracts reinsure for commercial lines property excess catastrophe losses caused by multiple perils including hurricanes, tropical storms, and tornadoes.

See AmCo’s audited consolidated financial statements and related notes attached to this proxy statement as Annex D-1 and AmCo’s unaudited interim consolidated financial statements and related notes attached as Annex D-2 to this proxy statement for additional information regarding AmCo’s reinsurance program.

Results of Operations – Three months ended June 30, 2016 compared to June 30, 2015

Revenues

AmCo’s gross written premiums for the three months ended June 30, 2016 decreased $23,336,819 to $96,513,979, compared to $119,850,798 for the three months ended June 30, 2015. Its earned gross premiums for the three months ended June 30, 2016 decreased $6,747,629 to $70,660,776, compared to $77,408,405 for the three months ended June 30, 2015. In addition, AmCo’s net earned premium for the three months ended June 30, 2016 increased $14,410,681 to $59,514,649, compared to $45,103,968 for the three months ended June 30, 2015. These decreases were a direct result of competition in the commercial property space, which resulted in a decline in premium rates. Despite this decline in premium, AmCo’s number of insured policies in force did not decline substantially, although AmCo did not renew certain larger policies where the decline in premium rates did not meet underwriting requirements.

Revenues during the three months ended June 30, 2016 include $24,058,763 in reinsurance profit share related to a three year reinsurance agreement, which became recognizable in June 2016.

Investment income increased by $512,958 to $998,987 for the three months ended June 30, 2016, compared to $486,029 for the three months ended June 30, 2015. The increase in investment income was due to an increase in bonds and asset backed securities, offset by a corresponding decrease in cash held and an increase in the interest rate earned on cash during the three months ended June 30, 2016 compared to the three months ended June 30, 2015.

Expenses

Expenses for the three months ended June 30, 2016 decreased $937,064 to $27,842,398, compared to $28,779,462 for the three months ended June 30, 2015. The decrease in expenses was due to a reduction in loss development from spring storms during the three months ended June 30, 2016, which was partially offset by an increase in general and administrative expenses. The calculation of AmCo’s underlying loss and combined ratios is shown below:

	Three Months Ended June 30,
	2016	2015	Change
Net Loss and LAE	$6,553	$7,947	$-1,394
% of Gross earned premiums	9.3%	10.3%	-1.0 pts
% of Net earned premiums	11.0%	17.6%	-6.6 pts
Policy acquisition costs	$20,083	$20,067	$16
General and Administrative Expenses	$1,206	$766	$440

Total Operating Expenses	$21,289	$20,833	$456
% of Gross earned premiums	30.1%	26.9%	3.2 pts
% of Net earned premiums	35.8%	46.2%	-10.4 pts
Combined Ratio - as % of gross earned premiums	39.4%	37.2%	2.2 pts

Combined Ratio - as % of net earned premiums	46.8%	63.8%	-17.0 pts

Losses and LAE decreased by $1,395,077 to $6,553,168 for the three months ended June 30, 2016, compared to $7,948,245 for the three months ended June 30, 2015. The decrease was largely due to a reduction in loss development on various storms that occurred during the first quarter of 2016.

Policy acquisition costs increased $16,769 to $20,083,326 for the three months ended June 30, 2016, compared to $20,066,557 for the three months ended June 30, 2015, due to the AmRisc profit sharing recognized during the three months ended June 30, 2016 compared to the AmRisc profit sharing recognized during the three months ended June 30, 2015. This was partially offset by a decrease in all other policy acquisition costs which are directly related to the reduction in premiums.

General and administrative expenses increased by $440,074 to $1,205,734 for the three months ended June 30, 2016, compared to $765,660 for the three months ended June 30, 2015. This was primarily due to the addition of direct personnel costs and fees paid to BB&T for transitional services and infrastructure development related to the acquisition of AmCo from BB&T Corp on June 1, 2015.

Net Income

Net income for the three month period ended June 30, 2016 increased $9,659,253 to $19,899,200, compared to $10,239,947 for the three months ended June 30, 2015. This increase reflects the lower premium earned in the three months ended June 30, 2016, offset by the reinsurance profit share realized in June 2016.

Results of Operations – Six months ended June 30, 2016 compared to June 30, 2015

Revenues

AmCo’s gross written premiums for the six months ended June 30, 2016 decreased $37,524,219 to $168,939,784, compared to $206,464,003 for the six months ended June 30, 2015. Its earned gross premiums for the six months ended June 30, 2016 decreased $8,952,991 to $144,496,012, compared to $153,449,003 for the six months ended June 30, 2015. In addition, AmCo’s net earned premium for the six months ended June 30, 2016 increased $6,833,833 to $96,426,749, compared to $89,592,916 for the six months ended June 30, 2015. These decreases were a direct result of competition in the commercial property space, which resulted in a decline in premium rates. Despite this decline in premium, AmCo’s number of insured policies in force did not decline substantially, although AmCo did not renew certain larger policies where the decline in premium rates did not meet underwriting requirements.

Revenues during the six months ended June 30, 2016 include $24,058,763 in reinsurance profit share related to a three year reinsurance agreement, which became recognizable in June 2016.

Investment income increased by $893,478 to $1,943,188 for the six months ended June 30, 2016, compared to $1,049,710 for the six months ended June 30, 2015. The increase in investment income was due to an increase in bonds and asset backed securities, offset by a corresponding decrease in cash held and an increase in the interest rate earned on cash during the six months ended June 30, 2016 compared to the six months ended June 30, 2015.

Expenses

Expenses for the six months ended June 30, 2016 increased $7,007,426 to $62,882,107, compared to $55,874,681 for the six months ended June 30, 2015. The increase in expenses was largely due to losses incurred from various storms and a tornado that occurred in the spring of 2016. The calculation of AmCo’s combined ratios is shown below:

	Six Months Ended June 30,
	2016	2015	Change
Net Loss and LAE	$22,650	$15,786	$6,864
% of Gross earned premiums	15.7%	10.3%	5.4 pts
% of Net earned premiums	23.5%	17.6%	5.9 pts
Policy acquisition costs	$38,088	$38,513	$(425)
General and Administrative Expenses	$2,144	$1,576	$568

Total Operating Expenses	$40,232	$40,089	$143
% of Gross earned premiums	27.8%	26.1%	1.7 pts
% of Net earned premiums	41.7%	44.7%	(3.0) pts
Combined Ratio - as % of gross earned premiums	43.5%	36.4%	7.1 pts

Combined Ratio - as % of net earned premiums	65.2%	62.3%	2.9 pts

Losses and LAE increased by $6,863,538 to $22,649,662 for the six months ended June 30, 2016, compared to $15,786,124 for the six months ended June 30, 2015. The increase was largely due to losses incurred from various storms and a tornado that occurred in the spring of 2016.

Policy acquisition costs decreased $424,242 to $38,088,329 for the six months ended June 30, 2016, compared to $38,512,571 for the six months ended June 30, 2015. The decrease was primarily due to the premiums written in 2016 decreasing as compared to 2015, which was partially offset by the increase in the AmRisc profit sharing.

General and administrative expenses increased by $568,130 to $2,144,116 for the six months ended June 30, 2016, compared to $1,575,986 for the six months ended June 30, 2015. This was primarily due to the addition of direct personnel costs and fees paid to BB&T for transitional services as well as infrastructure development related to the acquisition of AmCo from BB&T Corp on June 1, 2015.

Net Income

Net income for the six month period ended June 30, 2016 increased $507,452 to $21,685,919, compared to $21,178,467 for the six months ended June 30, 2015. This comparison reflects the lower premium earned and higher loss ratio realized in the first six months of 2016, offset by the reinsurance profit share realized in June 2016.

Results of Operations – Year ended December 31, 2015 compared to December 31, 2014

Revenues

AmCo’s gross written premiums decreased by $2,884,834 to $308,512,353 for the year ended December 31, 2015, compared to $311,397,187 for the year ended December 31, 2014. Its gross earned premium increased by $3,515,033 to $313,298,085 for the year ended December 31, 2015, compared to $309,783,052 for the year ended December 31, 2014. The decrease in written premium was a direct result of competition in the Florida commercial property space, which resulted in a decline in premium rates beginning in the third quarter of 2015. The increase in gross earned premium was a temporary difference as gross earned premium tends to trail gross written premium. Net earned premium decreased by $4,521,811 to $175,411,063 for the year ended December 31, 2015, compared to $179,932,874 for the year ended December 31, 2014, as a result of the decrease in gross written premium, the increase in gross earned premium and the increase in ceded reinsurance premium.

Expenses

Expenses for the twelve months ended December 31, 2015 increased $3,514,609 to $118,406,972 for the year ended December 31, 2015, compared to $114,892,363 for the same period in 2014. The increase in expenses is largely due to increased losses, policy acquisition costs and general and administrative expenses due to the acquisition of AmCo from BB&T Corp. The calculation of AmCo’s combined ratios is shown below:

	Year Ended December 31,
	2015	2014	Change
Net Loss and LAE	$33,370	$32,464	$906
% of Gross earned premiums	10.7%	10.5%	0.2pts
% of net earned premiums	19.0%	18.0%	1.0pts
Policy acquisition costs	$75,618	$74,496	$1,122
General and administrative expenses	9,419	7,933	1,486

Total operating expenses	$85,037	$82,429	$2,608
% of Gross earned premiums	27.1%	26.6%	0.5pts
% of net earned premiums	48.5%	45.8%	2.7pts
Combined ratio - as % of gross earned premiums	37.8%	37.1%	0.7pts
Combined ratio - as % of net earned premiums	67.5%	63.8%	3.7pts

Losses and LAE increased $905,809, to $33,369,523 for the year ended December 31, 2015, compared to $32,463,714 for the year ended December 31, 2014. This increase was largely due to losses on hail storms that occurred in the spring of 2015 and additional water claims, which losses were partially offset by reduced sinkhole claims in 2015.

Policy acquisition costs increased $1,122,810 to $75,618,314 for the year ended December 31, 2015, compared to $74,495,504 for the year ended December 31, 2014. This increase was primarily due to AmCo’s ongoing growth in gross earned premium.

General and administrative expenses increased $1,485,990 to $9,419,135 for the year ended December 31, 2015, compared to $7,933,145 for the year ended December 31, 2014. This was primarily due to the addition of direct personnel costs and fees paid to BB&T for transitional services as well as infrastructure development related to the acquisition of AmCo from BB&T Corp.

Net Income

Net income for the year ended December 31, 2015 was $36,476,044, compared to $44,962,888 for the year ended December 31, 2014. The decrease in net income was driven by an increase in reinsurance costs combined with a 1.0% increase in loss ratio, an increase in general and administrative costs and a higher state income tax expense, partially offset by higher investment income.

Results of Operations – Year ended December 31, 2014 compared to December 31, 2013

Revenues

Revenues for the year ended December 31, 2014 increased $6,600,402 to $182,155,575, compared to $175,555,173 for the year ended December 31, 2013. The increase was largely due to an increase in direct gross written premiums and a decrease in unearned premiums, partially offset by an increase in ceded premiums.

Expenses

Expenses for the year ended December 31, 2014 increased $10,480,653, primarily due to increased losses, policy acquisition costs and general and administrative expenses.

AmCo’s GAAP combined ratio as a percent of net earned premiums was 63.9% for the year ended December 31, 2014, compared to 60.3% for the year ended December 31, 2013. The calculation of AmCo’s combined ratios is shown below:

	Year Ended December 31,
	2014	2013	Change
Net Loss and LAE	$32,464	$27,527	$4,937
% of Gross earned premiums	10.5%	9.6%	0.9 pts
% of Net earned premiums	18%	15.9%	2.1 pts
Policy acquisition costs	$74,496	$70,019	$4,477
General and Administrative Expenses	$7,933	$6,866	$1,067

Total Operating Expenses	$82,429	$76,885	$5,544
% of Gross earned premiums	26.6%	26.9%	(0.3) pts
% of Net earned premiums	45.8%	44.4%	1.4 pts
Combined Ratio - as % of gross earned premiums	37.1%	36.5%	0.6 pts
Combined Ratio - as % of net earned premiums	63.8%	60.3%	3.5 pts

Losses and LAE increased $4,936,673 to $32,463,714, for the year ended December 31, 2014, from $27,527,041 for the year ended December 31, 2013.

Policy acquisition costs increased $4,476,379 to $74,495,504 for the year ended December 31, 2014, from $70,019,125 for the year ended December 31, 2013. These costs vary directly with the growth in gross premiums earned.

General and administrative expenses increased $1,067,601 in 2014, to $7,933,145, compared to $6,865,544 in 2013. The increase in general and administrative expenses is related to items that vary with the growth in premiums including premium taxes and reporting services as well as increases for services related to consulting and investment management expenses.

Net Income

Net income for the year ended December 31, 2014 increased $1,241,997 to $44,962,888, compared to $46,204,885 for the year ended December 31, 2013. The decrease in net income was driven by increased reinsurance costs, policy acquisition costs and loss development costs that were substantially offset by an increase in earned premiums.

Liquidity and Capital Resources

AmCo generates cash through premium collections, reinsurance recoveries, investment income and the sale or maturity of invested assets. AmCo uses its cash to pay reinsurance premiums, claims and related costs, policy acquisition costs, salaries and employee benefits, other expenses and stockholder dividends, as well as to purchase investments.

As a holding company, AmCo does not conduct any business operations of its own, and, as a result, AmCo relies on cash dividends or intercompany loans from its affiliates to pay general and administrative expenses. As a holding company of an insurance subsidiary, AmCo is subject to laws governing insurance holding companies in Florida. These laws, among other things:

•	require AmCo to file periodic information with the Florida Office of Insurance Regulation, including information concerning its capital structure, ownership, financial condition and general business operations;

•	regulate certain transactions between AmCo and its affiliates, including the amount of dividends and other distributions and the terms of surplus notes; and

•	restrict the ability of any one person to acquire certain levels of AmCo’s voting securities without prior regulatory approval. Any purchaser of 10% or more of AmCo’s outstanding voting shares could be presumed to have acquired control of American Coastal unless the insurance regulatory authority, upon application, determines otherwise.

Insurance holding company regulations also govern the amount any affiliate of the holding company may charge its insurance affiliates for services (e.g., management fees and commissions). The MGA contract between American Coastal and AmRisc provides for management fees to be paid to AmRisc by American Coastal. The Florida Office of Insurance Regulation must approve any changes to this agreement.

As of June 30, 2016, AmCo had $94,801,624 in cash and cash equivalents available. AmCo believes that the funds provided by the sources of cash described above will be adequate to meet its liquidity and capital resource needs for at least the next twelve months under current operating conditions. However, AmCo’s ability to meet its liquidity needs is impacted by many factors outside of its control, including the macroeconomic environment.

As of December 31, 2015, AmCo had no material commitments for capital expenditures. AmCo also is not aware of any material trends, favorable or unfavorable, in its capital resources and does not expect any material changes in the mix and relative cost of such resources.

Operating Activities – Six Month Period Ended June 30, 2016 Compared to June 30, 2015

During the six months ended June 30, 2016, AmCo’s operations generated cash of $39,108,379, compared to $70,679,814 during the six months ended June 30, 2015. The $31,571,435 decrease in operating cash was primarily driven by the differences in timing of reinsurance payments, changes in prepaid reinsurance and a decrease in deferred acquisition costs capitalized, partially offset by the changes in tax payments and premium receivables.

Investing Activities – Six Month Period Ended June 30, 2016 Compared to June 30, 2015

During the six months ended June 30, 2016, AmCo’s investing activities used $25,710,614 of cash, compared to $29,860,779 in the same period of the prior year. The increase in cash used is due to purchasing $50,244,648 in investible assets including long term debt, asset backed securities and equity during the first six months of 2016, compared to purchasing $88,003 in certificates of deposit in the same period of 2015. This increase was partially offset by maturities and payments received of $29,948,782 during the first six months of 2015, compared to $24,534,034 during the same period of 2016.

See AmCo’s audited consolidated financial statements and related notes attached as Annex D-1 to this proxy statement and AmCo’s unaudited interim consolidated financial statements and related notes attached as Annex D-2 of this proxy statement for a table that summarizes its fixed maturities by contractual maturity periods.

Operating Activities – Year Ended December 31, 2015 Compared to December 31, 2014

During the year ended December 31, 2015, AmCo’s operations generated cash of $56,675,152, compared to $54,608,604 during the year ended December 31, 2014. The slight increase in operating cash was driven by various small fluctuations in operating assets and liabilities and deferred income taxes. Claims payments increased due to hail storms occurring in the spring 2015 and payments on claims from current and prior accident years. Operating expenses increased due to the acquisition of AmCo from BB&T Corp.

Investing Activities – Year Ended December 31, 2015 Compared to December 31, 2014

During the year ended December 31, 2015, AmCo’s investing activities used $48,043,022 of cash, compared to $970,093 in the same period of the prior year. The increase in cash used is due to purchasing $155,513,456 in investible assets including long term debt, asset backed securities and equity during the last six months of 2015, compared to purchasing $2,188,920 in certificates of deposit during 2014. This increase was partially offset by maturities and payments received of $77,470,434 during 2015, compared to $3,159,013 during 2014.

American Coastal’s bond portfolio was managed by BB&T Funds Management through June 2015. Effective July 2015, American Coastal hired AAM Insurance Investment Management (which we refer to as “AAM”) as its investment manager under the guidance of American Coastal. With the assistance of AAM, American Coastal has changed its investment philosophy to become more diversified and to lengthen the average duration of its investment portfolio to four years by the end of 2016. The average duration had increased to 3.1 years by the end of 2015. The $166,173,984 long-term bond portfolio consists of a diversified selection of government bonds and commercial bonds, asset backed securities and certificates of deposit. The certificates of deposit consist of three certificates of deposit totaling $12,461,512 that matured in May 2016. All certificates of deposit are with Branch Banking and Trust Company.

American Coastal has renegotiated its custodial arrangement with Branch Banking and Trust Company. Net investment income of $2,867,223 (before federal income tax and investment expenses) increased $644,522 from 2014. Investment yield ratios increased from 0.85% in 2014 to 1.06% in 2015. AmCo continues to have a conservative investment strategy. However, beginning in July 2015, AmCo has changed its strategy to allow some BBB rated investments and to lengthen the average duration of its investment portfolio to slightly above three years by the end of 2015 and to four years by the end of 2016.

Operating Activities – Year Ended December 31, 2014 Compared to December 31, 2013

During the year ended December 31, 2014, AmCo’s operations generated $54,608,604 of cash, compared to $20,511,697 during the year ended December 31, 2013. The increase in operating cash was driven primarily by a decrease in prepaid insurance, reinsurance receivables and the reduced growth during 2014 as compared to 2013.

Investing Activities – Year Ended December 31, 2014 Compared to December 31, 2013

During the year ended December 31, 2014, AmCo’s investing activities provided $970,093 of cash, compared to $53,157,448 in the same period of the prior year. The decrease in cash produced was due to AmCo receiving $3,159,013 in cash proceeds from maturities and payments received in 2014, compared to $54,983,380 during 2013, and cash used to purchase $2,188,920 in certificates of deposits during 2014, compared to $1,825,932 in certificates of deposit during 2013.

Off-Balance Sheet Arrangements

At December 31, 2015, AmCo had no off-balance-sheet arrangements.

Contractual Obligations

The following table summarized AmCo’s expected payments for contractual obligations at December 31, 2015:

	Payment Due by Period (excludes $000)
	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Leases (1)	$441	$63	$189	$126	$63
Service agreements	4,210	1,992	2,218	—	—
Unallocated Loss & LAE Expenses (2)	50,076	22,534	22,033	4,507	1,002

	$54,727	$24,589	$24,440	$4,633	$1,065

(1)	Represents rent to AmRisc for the Sunrise office and for use of office space in Houston. This number is derived from the contract beginning January 1, 2016, but the amounts may change at the beginning of each year.
(2)	As of December 31, 2015, AmCo had unpaid loss and LAE of $50,076,393. The specific amounts and timing of obligations related to known and unknown reserves and related LAE reserves are not set contractually, and the amounts and timing of these obligations are unknown. Nonetheless, based upon the cumulative claims paid over the last 8 years (2007 was excluded as it was a short year), AmCo estimates that the loss and LAE reserves will be paid in the periods shown above. While AmCo believes that historical performance of loss payment patterns is a reasonable source for projecting future claims payments, there is inherent uncertainty in this estimated projected settlement of loss and LAE reserves, and as a result these estimates will differ, perhaps significantly, from actual future payments.

Related Party Transactions

See AmCo’s audited consolidated financial statements and related notes attached as Annex D-1 to this proxy statement and AmCo’s unaudited interim consolidated financial statements and related notes attached as Annex D-2 to this proxy statement for a discussion of AmCo’s related party transactions.

DISCLOSURE CONTROLS AND PROCEDURES / CHANGES IN INTERNAL CONTROLS OF AMCO

Evaluation of Disclosure Controls and Procedures

AmCo maintains a set of disclosure controls and procedures designed to ensure that the information it must disclose in reports that it is required to file or submit under SAP is recorded, processed, summarized and reported within the time periods specified by law. AmCo’s disclosure controls are designed with the objective of ensuring that it accumulates and communicates this information to its management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

As a private company, AmCo has not yet conducted an evaluation of the effectiveness of the design and operations of its disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, as of the end of the period covered by this proxy statement. However, AmCo intends to complete such an evaluation and adhere to all rules set forth by the Exchange Act within the allowable timelines prescribed therein.

Management’s Report on Internal Control over Financial Reporting

AmCo management is responsible for establishing and maintaining adequate internal control over its financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with statutory accounting practices prescribed or permitted by the Florida Department of Financial Services, Office of Insurance Regulation, which is a basis of accounting other than GAAP. Internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with SAP and receipts and expenditures are being made only in accordance with authorizations of AmCo’s management and directors; and (iii) provide reasonable assurance regarding the prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on its financial statements.

AmCo’s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2015. In making this assessment, its management used the criteria set forth in the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Based on the criteria set forth in the Internal Control-Integrated Framework, AmCo’s management believes that, subject to the material weakness described below and in the sections of this proxy statement titled “Risk Factors—Risks Relating to the Business of AmCo” beginning on page 28 and “Business of AmCo—Loss Reserves—Reserves for Incurred But Not Reported Losses” beginning on page 95, as of December 31, 2015, the internal control over AmCo’s financial reporting was effective.

Changes in Internal Control over Financial Reporting

During the fiscal quarter ended December 31, 2015, AmCo made no change in its internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, its internal control over statutory financial reporting. However, in August 2016 AmCo identified a material weakness in its internal controls due to its failure to consider subsequent events in accordance with GAAP during the preparation of its 2015 financial statements. This was due primarily to the fact that AmCo had not previously issued financial reports on a GAAP basis. For additional information on the material weakness, see the sections of this proxy statement titled “Risk Factors—Risks Relating to the Business of AmCo” beginning on page 28 and “Business of AmCo—Loss Reserves—Reserves for Incurred But Not Reported Losses” beginning on page 95.

Limitations on Controls

Because of the inherent limitations of internal controls, AmCo does not expect that its disclosure controls and procedures or its internal control over financial reporting will prevent or detect all errors and fraud. Any control system, no matter how well designed and operated, is based upon certain assumptions and can provide only reasonable, not absolute, assurance that the objectives will be met. Further, no evaluation of controls can provide absolute assurance that AmCo will prevent all misstatements due to error or fraud or that it will detect all control issues and instances of fraud, if any, within the company. This proxy statement does not include a report of AmCo management’s assessment regarding internal control over financial reporting under the Sarbanes-Oxley Act of 2002 or an attestation report of AmCo’s registered public accounting firm because AmCo is not required to do so by the rules of the SEC.

CHANGE IN OR DISAGREEMENTS WITH ACCOUNTANTS OF AMCO

Prior to June 1, 2015, AmCo was audited as part of BB&T’s consolidated annual financial statements by PricewaterhouseCoopers LLP.

After the acquisition by RDX of AmCo from BB&T Corp on June 1, 2015, AmCo engaged RSM US LLP (which we refer to as “RSM”), who audited AmCo’s financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013.

For the reports of RSM on AmCo’s financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, there were: (i) no disagreements between AmCo and RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RSM, would have caused RSM to make reference to the subject matter of the disagreements in connection with its report; and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the two years prior to the date of RSM’s engagement, AmCo did not consult with RSM regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on AmCo’s financial statements, and RSM did not provide either a written report or oral advice to AmCo that was an important factor considered by AmCo in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

QUANTITATIVE / QUALITATIVE DISCLOSURES REGARDING

MARKET RISK OF AMCO

AmCo’s investment objectives are to preserve capital, maximize after-tax investment income, maintain liquidity and minimize risk. AmCo’s current investment policy limits investments in non-investment grade debt securities, and limits total investments in preferred stock, common stock and mortgage notes receivables. AmCo also complies with applicable laws and regulations that further restrict the type, quality and concentration of its investments. In general, these laws and regulations permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, and preferred and common equity securities.

AmCo’s investment policy was established by the investment committee of its board of directors and is reviewed and updated regularly. Pursuant to this investment policy, the entire portfolio is classified as available for sale and any unrealized gains or losses, net of deferred income taxes, are reported as a component of other comprehensive income within stockholders’ equity. AmCo does not hold any securities that are classified as held to maturity and no securities are held for trading or speculation. AmCo does not utilize any swaps, options, futures or forward contracts to hedge or enhance its investment portfolio.

Interest Rate Risk

AmCo’s fixed-maturities are sensitive to potential losses resulting from unfavorable changes in interest rates. This is managed by maintaining a short duration portfolio, analyzing anticipated movements in interest rates and considering future capital and liquidity requirements.

The following table illustrates the impact of hypothetical changes in interest rates on the fair value of AmCo’s fixed-maturities at December 31, 2015:

Hypothetical Change in Interest Rates	Estimated Fair Value	Change in Estimated Fair Value	Percentage Increase (Decrease) in Estimated Fair Value
300 basis point increase	$137,083	$(16,629)	(10.8)%
200 basis point increase	$142,553	$(11,159)	(7.3)%
100 basis point increase	$148,136	$(5,576)	(3.6)%
Fair value	$153,712	$—	—%
100 basis point decrease	$156,124	$5,412	3.5%
200 basis point decrease	$164,385	$10,673	6.9%
300 basis point decrease	$169,660	$15,948	10.4%

Credit Risk

Credit risk can expose AmCo to potential losses arising principally from adverse changes in the financial condition of the issuer of the fixed-maturities. AmCo mitigates this risk by investing in fixed maturities that are generally investment grade and by diversifying the investment portfolio to avoid concentrations in any single issuer or market sector.

The following table presents the composition of AmCo’s fixed maturity portfolio by rating at December 31, 2015:

Comparable Rating	Amortized Cost	% of Total Amortized Cost	Fair Value	% of Total Fair Value
AAA	$62,212	40.4%	$62,262	40.5%
AA	55,482	36.1	55,397	36.0
A	17,740	11.5	17,648	11.5
BBB	18,473	12.0	18,405	12.0
BB	0	0.0	0	0.0

Total	$153,907	100.0%	$153,712	100.0%

Equity Price Risk

AmCo’s equity investment portfolio at December 31, 2015 consists of several exchange-traded funds (which we refer to as “ETFs”). AmCo may incur potential losses due to adverse changes in equity security prices. AmCo manages this risk primarily through the use of ETFs with varying asset allocations.

The following table illustrates the composition of AmCo’s ETF portfolio at December 31, 2015:

By Fund	Amortized Cost	% of Total Amortized Cost	Fair Value	% of Total Fair Value
VANGUARD TOTAL STOCK MARKET ETF	$599	40.0%	$608	40.2%
VANGUARD FTSE EMERGING MARKETS ETF	149	10.0	144	9.5
VANGUARD FTSE ALL WORLD EX US ETF	150	10.0	146	9.7
VANGUARD HIGH DIVIDEND YIELD ETF	599	40.0	615	40.7

Total	$1,497	100.0%	$1,513	100.0%

MARKET PRICE AND DIVIDEND DATA

The following section sets forth the market value per share of UIHC common stock (as reported on Nasdaq) in the table below and the quarterly cash dividends paid per share for the periods indicated, and a description of AmCo common stock and AmCo’s dividends. For current price information with respect to UIHC common stock, you should consult publicly available sources.

	UIHC Common Stock
	High	Low	Dividend

2014
First Quarter	$16.25	$12.00	$0.04
Second Quarter	$18.56	$13.62	$0.04
Third Quarter	$17.77	$12.91	$0.04
Fourth Quarter	$22.41	$14.59	$0.04

2015
First Quarter	$28.43	$20.23	$0.05
Second Quarter	$22.98	$13.78	$0.05
Third Quarter	$16.79	$12.12	$0.05
Fourth Quarter	$19.77	$12.83	$0.05

2016
First Quarter	$20.04	$13.46	$0.05
Second Quarter	$19.73	$14.50	$0.06

UIHC

Our common stock is listed on Nasdaq under the symbol “UIHC”. On August 16, 2016, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of UIHC common stock was $14.81. You are encouraged to obtain current market prices of UIHC common stock in connection with voting your shares. Because the market price of UIHC common stock is subject to fluctuations prior to the closing, the market value of the shares of our common stock that the equityholders of RDX will receive in the mergers may increase or decrease, including after the dates of this proxy statement and the special meeting.

UIHC’s authorized common stock consists of 50,000,000 shares of UIHC common stock, par value $0.0001 per share. As of the close of business on [                    ], the last practicable trading day prior to the filing of this proxy statement, there were approximately [            ] shares of common stock outstanding and entitled to vote, held by approximately [            ] holders of record of UIHC common stock.

The holders of UIHC common stock (who are junior to any holders of Series A Junior Participating Preferred Stock, of which there were none as of the last practicable trading day prior to the filing of this proxy statement) are entitled to receive, when, as and if declared by the UIHC board out of funds legally available for the purpose, quarterly dividends payable in cash. We paid a regular quarterly dividend on UIHC common stock at the rate of $0.05 per share during each of the four fiscal quarters in 2015, $0.05 per share on March 18, 2016 and $0.06 per share on May 26, 2016.

Subject to certain exceptions, the merger agreement prohibits UIHC from declaring, setting aside or paying any dividends on, or making any other distributions in respect of, its capital stock prior to the closing other than quarterly dividends consistent with past practice. On August 9, 2016, we announced that the UIHC board had declared such a quarterly dividend, in the amount of $0.06 per share on shares of UIHC common stock, which we paid on August 31, 2016 to stockholders of record at the close of business on August 23, 2016.

AmCo

There is currently no established public trading market in which AmCo common stock is traded, and RDX is AmCo’s sole shareholder. For information regarding the effect of the mergers on the issued and outstanding common stock of AmCo, see the section of this proxy statement titled “The Mergers—Consideration to be Received in the Mergers” beginning on page 71.

For the two most recent fiscal years, AmCo paid dividends to BB&T of $47,890,240 on March 16, 2015 and $46,435,441 on December 26, 2014. AmCo paid a dividend of $32,000,000 on March 31, 2016 to RDX. American Coastal is subject to certain restrictions on its payment of dividends to AmCo under applicable insurance law and regulation. Additionally, subject to certain exceptions, the merger agreement prohibits AmCo from declaring, setting aside or paying any dividends on, or making any other distributions in respect of, its capital stock prior to the closing other than quarterly dividends not to exceed the aggregate quarterly dividend paid by UIHC to its stockholders in such quarter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of September 14, 2016 except where otherwise noted, the ownership of shares of UIHC common stock of each UIHC director, of each UIHC named executive officer and by all of UIHC’s directors and executive officers as a group.

We calculated the approximate percentage of common stock based upon the 21,643,714 shares of UIHC common stock outstanding on September 14, 2016.

Name of Beneficial Owner	Number of Shares of Common Stock and Nature of Beneficial Ownership	Percentage of Common Stock
Gregory C. Branch (1)	2,175,177	10.0%
Alec L. Poitevint (2)	930,756	4.3%
William H. Hood, III (3)	662,533	3.1%
Kent G. Whittemore (4)	271,945	1.3%
Kern M. Davis	253,538	1.2%
John Forney	116,660	0.5%
Sherrill Hudson	90,000	0.4%
Deepak Menon	66,092	0.3%
B. Bradford Martz	46,006	0.2%
Kimberly Salmon (5)	45,083	0.2%
Andy Swenson	16,017	0.1%
Paul DiFrancesco	—	0.0%
Scott St John	—	0.0%
Directors and Officers as a Group (13)	4,673,807	21.6%

(1)	Includes 1,649,197 shares directly owned by Mr. Branch; 118,588 shares owned by Branch Journey, LLC; and 101,848 shares owned by each of the following four trusts: OC Branch Trust F/B/O Tracy L Drake, OC Branch Trust F/B/O Jennifer L. Branch, OC Branch Trust F/B/O Christina M. Branch and OC Branch Trust F/B/O Overby C. Branch, III. Mr. Branch has voting power over the shares owned by O.C. Branch Trust and by Branch Journey, LLC.
(2)	Represents 469,299 shares directly owned by Mineral Associates, Inc. and 446,457 shares owned by SEM Minerals, LP. Mr. Poitevint has voting and investment power over the securities held by Mineral Associates, Inc. and SEM Minerals, LP. Also includes 15,000 shares held directly by Mr. Poitevint.
(3)	Represents 647,533 shares owned by William H. Hood, III Revocable Trust, of which Mr. Hood is the trustee with voting and dispositive control. Also includes 15,000 shares held directly by Mr. Hood.
(4)	Includes 252,227 shares directly owned by Mr. Whittemore, 19,618 shares in the IRA of Kathryn Whittemore, his spouse, and 100 shares in his daughter’s brokerage account. Of the 252,227 shares directly owned by Mr. Whittemore, 20,000 shares have been pledged as security.
(5)	Represents 24,741 shares directly owned by Ms. Salmon, 19,422 shares indirectly owned by her spouse, David Salmon, and 920 shares in her dependent children’s brokerage account.

PROPOSAL 1: SHARE ISSUANCE PROPOSAL

As discussed elsewhere in this proxy statement, UIHC stockholders will consider and vote on the share issuance proposal, being a proposal to approve the issuance of shares of UIHC common stock as contemplated by the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement, the mergers and the merger consideration. In particular, you should read in its entirety the merger agreement and the stockholders’ agreement, which are attached as Annex A and Annex B, respectively, to this proxy statement. In addition, see the sections of this proxy statement titled “The Mergers” beginning on page 38 and “Merger Agreement” beginning on page 71.

The UIHC board unanimously recommends that UIHC stockholders vote “FOR” the share issuance proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of UIHC common stock represented by such proxy card will be voted “FOR” the share issuance proposal.

Under UIHC’s by-laws, the share issuance proposal requires the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the special meeting.

PROPOSAL 2: ADJOURNMENT PROPOSAL

UIHC stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the share issuance proposal if there are insufficient votes at the time of the special meeting to approve the share issuance proposal.

The UIHC board unanimously recommends that stockholders vote “FOR” the adjournment proposal, being a proposal to transact any other business as may properly come before the special meeting and to adjourn or postpone the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the share issuance proposal if there are insufficient votes at the time of the special meeting to approve the share issuance proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of UIHC common stock represented by such proxy card will be voted “FOR” the adjournment proposal.

Under UIHC’s by-laws, the approval of the adjournment proposal requires the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the special meeting. In addition, even if a quorum is not present or represented by proxy at the meeting, the holders of a majority of the shares entitled to vote at the meeting who are present in person or represented by proxy may adjourn the meeting from time to time until a quorum is present. An adjourned meeting may be held later without notice other than the announcement at the meeting, except that if the adjournment is for more than forty-five days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

OTHER MATTERS

As of the date of this document, the UIHC board knows of no matter that will be presented for consideration at the special meeting other than as described in this document.

Future Stockholder Proposals

UIHC’s 2017 annual meeting of stockholders is tentatively scheduled to take place on May 9, 2017. All proposals or nominations a stockholder wishes to submit at the meeting should be mailed to:

United Insurance Holdings Corp.

800 2nd Avenue S.

St. Petersburg, Florida 33701

Attention: Corporate Secretary

In accordance with SEC regulations, we hereby notify UIHC stockholders that if, pursuant to Rule 14a-8, they wish to include a proposal in our proxy statement and form of proxy relating to our 2017 annual meeting, we must receive a written copy of their proposal no later than December 6, 2016. Proposals must comply with the SEC proxy rules relating to stockholder proposals to be included in our proxy materials. If we receive any notice of a stockholder proposal submitted outside the processes of Rule 14a-8 after December 6, 2016, we will consider such notice untimely. The proxy solicited by the UIHC board for the 2017 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any stockholder proposal presented at that meeting that was not timely submitted to us.

Householding of Proxy Material

Some companies, brokers, banks, and other holders of record may employ procedures, approved by the SEC, known as “householding.” Householding, which reduces costs associated with duplicate printings and mailings, means that we will send only one copy of our notices, proxy statements and annual reports to stockholders who share the same address. Stockholders sharing the same address will continue to receive separate proxy cards.

If you own shares of UIHC common stock and would like to receive additional copies of our notices, proxy statements or annual reports, you may submit a request to us by: (i) mailing a request in writing to United Insurance Holdings Corp., 800 2nd Avenue S., St. Petersburg, Florida 33701, Attention: Corporate Secretary, or (ii) calling us at (727) 895-7737; we will promptly mail the requested copies to you. If you own shares of UIHC common stock in your own name and you want to receive separate copies of our notices, proxy statements or annual reports in the future, or if you receive multiple copies and want to receive only one copy, contact American Stock Transfer & Trust Company, LLC at (800) 937-5449 or 6201 15th Avenue, Brooklyn, NY 11219. If you beneficially own shares of UIHC common stock and you want to receive separate copies of notices, proxy statements or annual reports in the future, or if you receive multiple copies and want to receive only one copy, contact your bank, broker, or other holder of record.

WHERE YOU CAN FIND MORE INFORMATION

UIHC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document UIHC files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. UIHC’s SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows UIHC to “incorporate by reference” into this proxy statement documents UIHC files with the SEC. This means that UIHC can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that UIHC files with the SEC will update and supersede that information. UIHC incorporates by reference the documents listed below and any documents filed by UIHC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

UIHC Filings:	Periods:
Annual Report on Form 10-K	Year ended December 31, 2015
Quarterly Report on Form 10-Q	Quarter ended June 30, 2016
Definitive Proxy Statement	Filed April 5, 2016
Current Reports on Form 8-K	Filed August 17, 2016 and August 19, 2016
Registration of Certain Classes of Securities on Form 8-A	Filed on September 27, 2007
Registration of Certain Classes of Securities on Form 8-A	Filed on July 23, 2012
Registration of Certain Classes of Securities on Form 8-A	Filed on December 10, 2012
Amendment for Registration of Certain Classes of Securities on Form 8-A/A	Filed on August 22, 2016

You may obtain, free of charge, a copy of the documents incorporated by reference into this proxy statement by requesting such documents from UIHC in writing or by telephone. Requests for documents should be directed to:

United Insurance Holdings Corp.

Attention: John Rohloff, Director of Financial Reporting

800 2nd Avenue S.

St. Petersburg, Florida 33701

Telephone: (727) 471-1478

Facsimile: (727) 895-8623

If you would like to request documents from UIHC, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. UIHC has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [             ], 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

AUDITORS’ CONSENTS AND ACKNOWLEDGMENT

Consent of Independent Registered Public Accounting Firm

We have read the proxy statement of United Insurance Holdings Corp., relating to, among other things, the proposed issuance of shares of common stock of United Insurance Holdings Corp. in connection with the acquisition by United Insurance Holdings Corp. of all of the outstanding common shares of AmCo Holding Company to be effected by way of a series of mergers. We have complied with the accounting standards of the Public Company Accounting Oversight Board (US) for an auditor’s involvement with the proxy statement.

We consent to the incorporation by reference in the above mentioned proxy statement of United Insurance Holdings Corp. of our report to the board of directors and stockholders of United Insurance Holdings Corp., dated March 1, 2016, on the consolidated financial statements, the effectiveness of internal control over financial reporting and the financial statement schedules of United Insurance Holdings Corp., included in the Annual Report on Form 10-K of United Insurance Holdings Corp. for the year ended December 31, 2015.

/s/ RSM US LLP

Omaha, NE

October 4, 2016

Consent of Independent Registered Public Accounting Firm

We have read the proxy statement of United Insurance Holdings Corp., relating to, among other things, the proposed issuance of shares of common stock of United Insurance Holdings Corp. in connection with the acquisition by United Insurance Holdings Corp. of all of the outstanding common shares of AmCo Holding Company to be effected by way of a series of mergers. We have complied with the accounting standards of the Public Company Accounting Oversight Board (US) for an auditor’s involvement with the proxy statement.

We consent to the inclusion as Annex D-1 to the above mentioned proxy statement of United Insurance Holdings Corp. of our report dated August 12, 2016, relating to the consolidated financial statements of AmCo Holding Company, for the year ended December 31, 2015.

/s/ RSM US LLP

Omaha, NE

October 4, 2016

Acknowledgment of Independent Registered Public Accounting Firm

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of AmCo Holding Company and its subsidiaries for the period ended June 30, 2016, as indicated in our report dated October 4, 2016; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being used in the proxy statement of United Insurance Holdings Corp., relating to, among other things, the proposed issuance of shares of common stock of United Insurance Holdings Corp. in connection with the acquisition by United Insurance Holdings Corp. of all of the outstanding shares of AmCo Holding Company to be effected by way of a series of mergers.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the above mentioned proxy statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ RSM US LLP

Omaha, NE

October 4, 2016

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

UNITED INSURANCE HOLDINGS CORP.,

KILIMANJARO CORP.,

KILI LLC,

RDX HOLDING, LLC,

the members of RDX HOLDING, LLC party hereto,

and

AMCO HOLDING COMPANY

Dated as of August 17, 2016

A-i

A-ii

A-iii

Schedules

Schedule 7.05	Affiliated Person Contracts
Schedule 7.16	Parent Board
Schedule 7.18	Distribution

Exhibits

Exhibit A	Form of Company Stockholder Consent
Exhibit B	[Intentionally Omitted]
Exhibit C	Form of Company Representations Letter
Exhibit D	Form of Parent Representations Letter

Index of Defined Terms

30-Day Trailing VWAP	A-77
ACIC	A-77
Affiliate	A-77
Affiliated Person	A-23
Affiliated Person Contract	A-23
Agreement	A-1
AmRisc	A-77
AmRisc Agreements	A-77
Ancillary Agreements	A-77
Articles of Merger	A-3
BB&T	A-77
Burdensome Regulatory Action	A-63
Business Day	A-77
Certificate	A-5
Claim	A-65
Closing	A-3
Closing Date	A-3
Code	A-78
Company	A-1
Company Acquisition Transaction	A-55
Company Actuarial Analyses	A-18
Company Adverse Recommendation Change	A-55
Company Ancillary Agreements	A-78
Company Benefit Agreements	A-20
Company Benefit Plans	A-20
Company Board	A-8
Company Business Personnel	A-23
Company By-laws	A-6
Company Charter	A-6
Company Common Stock	A-78
Company Contracts	A-12
Company Convertible Securities	A-7

A-iv

Company Data	A-78
Company Determination	A-8
Company Disclosure Letter	A-6
Company Expenses	A-66
Company Financial Statements	A-10
Company Insurance Approvals	A-9
Company Insurance Policies	A-13
Company Insurance Producers	A-78
Company Insurance Reserves	A-18
Company Insurance Subsidiaries	A-16
Company Intellectual Property	A-78
Company Investment Assets	A-19
Company Investment Guidelines	A-19
Company IT Systems	A-78
Company Material Adverse Effect	A-78
Company Parties	A-1
Company Pension Plans	A-20
Company Permits	A-13
Company Producer	A-19
Company Recommendation	A-8
Company Reinsurance Agreements	A-79
Company Specified Producer	A-79
Company Statutory Financial Statements	A-10
Company Stock Plans	A-79
Company Stockholder Approval	A-79
Company Stockholder Consent	A-1
Company Subsidiaries	A-6
Company Takeover Proposal	A-55
Company Technology	A-79
Confidentiality Agreement	A-80
Consent	A-9, A-27
Consent Agreement	A-2
Contract	A-7
control	A-77
DE Articles of Merger	A-3
Distribution	A-70
DLLCA	A-1
Environmental Laws	A-80
ERISA	A-20
ERISA Affiliate	A-80
Exchange Act	A-80
Exchange Ratio	A-5
Filing	A-9, A-27
First Articles of Merger	A-3
First Effective Time	A-3
First Merger	A-1

A-v

Foreign Corrupt Practices Act	A-16
GAAP	A-80
Governmental Entity	A-80
HSR Act	A-9
Indebtedness	A-80
Insurance Laws	A-80
Insurance Policies	A-13
Insurance Regulators	A-80
Intellectual Property	A-80
IRS	A-14
Judgment	A-81
Knowledge	A-81
L. Peed	A-84
Law	A-81
Lien	A-81
Member Side Letters	A-2
Merger Consideration	A-5
Merger LLC	A-1
Merger Sub	A-1
Mergers	A-1
MGA	A-81
MGA Amendment	A-81
Minimum Tangible Net Worth	A-81
Nasdaq	A-81
NCBCA	A-1
Non-US Parent Pension Plans	A-46
Ordinary Course of Business	A-81
Outside Date	A-73
Parent	A-1
Parent Acquisition Transaction	A-59
Parent Actuarial Analyses	A-43
Parent Adverse Recommendation Change	A-57
Parent Ancillary Agreements	A-81
Parent Benefit Agreements	A-45
Parent Benefit Plans	A-45
Parent Board	A-32
Parent Business Personnel	A-47
Parent By-laws	A-30
Parent Charter	A-30
Parent Closing Stock Price	A-81
Parent Common Stock	A-81
Parent Contracts	A-38
Parent Convertible Securities	A-31
Parent Data	A-82
Parent Determination	A-32
Parent Disclosure Letter	A-29

A-vi

Parent Financial Statements	A-33
Parent Insurance Approvals	A-33
Parent Insurance Policies	A-38
Parent Insurance Producers	A-82
Parent Insurance Reserves	A-43
Parent Insurance Subsidiaries	A-41
Parent Intellectual Property	A-82
Parent Investment Assets	A-43
Parent Investment Guidelines	A-43
Parent IT Systems	A-82
Parent Material Adverse Effect	A-82
Parent Pension Plans	A-47
Parent Permits	A-38
Parent Preferred Stock	A-83
Parent Producer	A-44
Parent Recommendation	A-61
Parent Reinsurance Agreements	A-37
Parent Rights Agreement	A-47
Parent SEC Documents	A-33
Parent Specified Producer	A-37
Parent Statutory Financial Statements	A-34
Parent Stock Plans	A-83
Parent Stockholder Approval	A-32
Parent Stockholders Meeting	A-61
Parent Subsidiary	A-30
Parent Takeover Proposal	A-59
Parent Technology	A-83
Peed	A-2
Peed Termination Agreement	A-83
Per Share Stock Consideration	A-83
Permit	A-83
Permitted Liens	A-11
Permitted Transferee	A-83
Person	A-84
Proceeding	A-84
Proxy Statement	A-84
Regulatory Agreement	A-18
Regulatory Law	A-84
Related Person	A-67
Releasees	A-65
Releasing Parties	A-65
Representatives	A-84
SAP	A-10
SEC	A-84
Second Articles of Merger	A-3
Second Effective Time	A-3

A-vii

Second Merger	A-1
Section 280G Payments	A-60
Securities Act	A-84
Share Issuance	A-3
Significant Parent Subsidiary	A-30
Signing Date Company Ancillary Agreements	A-84
Signing Date Parent Ancillary Agreements	A-84
Sole Stockholder	A-1
Sole Stockholder Financial Statements	A-28
Sole Stockholder Member Parties	A-1
Sole Stockholder Members	A-2
Specified Affiliated Person Contracts and Obligations	A-65
Stockholders Agreement	A-85
subsidiary	A-85
Superior Parent Proposal	A-59
Surviving Corporation	A-2
Surviving LLC	A-3
Takeover Laws	A-8
Tax Return	A-15
Taxes	A-15
Termination Fee	A-66
Third Party	A-85
Transaction Expenses	A-85
Transactions	A-3
Transfer	A-85
Transfer Taxes	A-67
Voting Company Debt	A-7
Voting Parent Debt	A-31

A-viii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 17, 2016 (this “Agreement”), by and among United Insurance Holdings Corp., a Delaware corporation (“Parent”), Kilimanjaro Corp., a North Carolina corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Kili LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger LLC”), RDX Holding, LLC, a Delaware limited liability company (the “Sole Stockholder”), the members of the Sole Stockholder party to this agreement (the “Sole Stockholder Member Parties”), and AmCo Holding Company, a North Carolina corporation (the “Company” and, together with the Sole Stockholder and the Sole Stockholder Member Parties, the “Company Parties”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company and the managing member of Merger LLC have each determined that the transactions described herein are advisable and in the best interests of their respective companies and stockholders;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company, and the managing member of Merger LLC, have approved and declared advisable this Agreement, the merger of Merger Sub with and into the Company (the “First Merger”) in accordance with the applicable provisions of the North Carolina Business Corporation Act (the “NCBCA”) and upon the terms and subject to the conditions set forth in this Agreement, and, following the First Merger in accordance with Section 1.01(d), as part of an integrated plan including the First Merger, the merger of the surviving corporation with and into Merger LLC (the “Second Merger” and together with the First Merger, the “Mergers”) in accordance with the applicable provisions of the NCBCA and Delaware Limited Liability Company Act (the “DLLCA”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is the intention of the parties hereto that, for U.S. federal income tax purposes: (a) the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (b) no gain or loss will be recognized as a result of such transactions for U.S. federal income tax purposes, and (c) this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations;

WHEREAS, Parent, Merger Sub, Merger LLC and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers;

WHEREAS, immediately following the execution and delivery of this Agreement, and as a condition and inducement to Parent, Merger Sub and Merger LLC to enter into this Agreement, the Company shall obtain and deliver to Parent a true, correct and complete copy of an executed action by written consent evidencing the approval of the First Merger, this Agreement and the other Transactions in the form attached hereto as Exhibit A signed by the Sole Stockholder, which written consent shall be executed pursuant to and in accordance with the applicable provisions of the NCBCA and the organizational documents of the Company (such action by written consent, the “Company Stockholder Consent”);

WHEREAS, as a material inducement for Parent to execute and deliver this Agreement, the members of the Sole Stockholder who are not party to this Agreement (together with the Sole Stockholder Member Parties, the “Sole Stockholder Members”), have each signed a letter agreement with Parent (collectively, the “Member Side Letters”); and

WHEREAS, as a material inducement for Parent to execute and deliver this Agreement, simultaneously with the execution and delivery of this Agreement, (a) Parent, the Sole Stockholder and the Sole Stockholder Member Parties are entering into the Stockholders Agreement, (b) Parent, the Sole Stockholder, ACIC, the Company, AmRisc, BB&T and Mr. R. Daniel Peed (“Peed”) are executing and delivering a consent agreement (the “Consent Agreement”) pursuant to which AmRisc and BB&T acknowledge and agree (i) that Peed, Peed FLP1, Ltd., L.L.P., the Company and ACIC may serve in certain capacities, and take certain actions on behalf of, Parent and its Subsidiaries, and (ii) subject to the terms and conditions of the Consent Letter, to cause the term of the MGA to be extended to five (5) years following the consummation of the First Merger, and (c) the Company, Parent, ACIC and Peed Management, LLC are executing and delivering the Peed Termination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

The Mergers

SECTION 1.01. The Mergers.

(a) Immediately prior to the First Effective Time, the issued and outstanding capital stock of Merger Sub shall consist solely of shares of common stock, par value $0.01 per share, all of which shall be owned as of such time directly by Parent free and clear of any Lien.

(b) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NCBCA, Merger Sub shall be merged with and into the Company at the First Effective Time. At the First Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

(c) Immediately prior to the Second Effective Time, the issued and outstanding membership interests of Merger LLC shall consist solely of membership interests owned as of such time directly by Parent free and clear of any Lien.

(d) Immediately following the receipt by the parties hereto of a copy of the file-stamped First Articles of Merger (as hereinafter defined), as part of an integrated plan including the First Merger, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the NCBCA and DLLCA, the Surviving Corporation shall be merged with and into Merger LLC at the Second Effective Time. At the Second Effective Time, the separate corporate existence of the Surviving Corporation shall cease and Merger LLC shall continue as the surviving limited liability company (the “Surviving LLC”). The Mergers, the issuance by Parent of Parent Common Stock in connection with the First Merger (the “Share Issuance”) and the other transactions contemplated by this Agreement, are referred to herein as the “Transactions”.

SECTION 1.02. Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois, at 10:00 a.m. local time, beginning no later than the third Business Day following the date on which each of the conditions set forth in Article VIII is satisfied or, to the extent permitted by Law, waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), or at such other time and place as Parent and the Company shall agree in writing. The date on which the Closing begins is referred to herein as the “Closing Date”.

SECTION 1.03. Effective Times. On the Closing Date, the Company and Merger Sub shall file with the Secretary of State of the State of North Carolina articles of merger or other appropriate documents (in any such case, the “First Articles of Merger”) duly executed in accordance with, and containing such information as is required by, Section 55-11-05 of the NCBCA and shall make all other filings or recordings required under the NCBCA to effectuate the First Merger. The First Merger shall become effective at such time as the First Articles of Merger are duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the First Articles of Merger (the time the First Merger becomes effective being the “First Effective Time”). Immediately following the receipt by the parties hereto of a copy of the file-stamped First Articles of Merger, the Surviving Corporation and Merger LLC shall file with the Secretary of State of the State of Delaware articles of merger or other appropriate documents (in any such case, the “DE Articles of Merger”) duly executed in accordance with, and containing such information as is required by, Section 18-209 of the DLLCA and shall make all other filings or recordings required under the DLLCA to effectuate the Second Merger. Immediately following the receipt by the parties hereto of a copy of the file-stamped DE Articles of Merger, the Surviving Corporation and Merger LLC shall file with the Secretary of State of the State of North Carolina articles of merger or other appropriate documents (in any such case and together with the DE Articles of Merger, the “Second Articles of Merger ” and, together with the First Articles of Merger, the “Articles of Merger”) duly executed in accordance with, and containing such information as is required by, Section 55-11-05 of the NCBCA and shall make all other filings or recordings required under the NCBCA to effectuate the Second Merger. The Second Merger shall become effective at such time as the Second Articles of Merger are duly filed with such Secretaries of State, or at such other time as Parent and the Company shall agree and specify in the Second Articles of Merger (the time the Second Merger becomes effective being the “Second Effective Time”).

SECTION 1.04. Effects. The Mergers shall have the effects set forth in this Agreement, the Articles of Merger and the applicable provisions of the NCBCA and DLLCA.

SECTION 1.05. Articles of Incorporation; By-laws; Etc.

(a) At the First Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the First Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law. At the Second Effective Time, the certificate of formation and limited liability company agreement of Merger LLC, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and limited liability company agreement, respectively, of the Surviving LLC following the Second Merger until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the First Effective Time, the By-laws of Merger Sub as in effect immediately prior to the First Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

SECTION 1.06. Directors. The Company and the Sole Stockholder shall take all necessary actions so that the directors of Merger Sub immediately prior to the First Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The Company and the Sole Stockholder shall take all necessary actions so that (a) the officers of Merger Sub immediately prior to the First Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, and (b) the officers of Merger LLC immediately prior to the Second Effective Time shall be the officers of the Surviving LLC, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.08. Plan of Merger. This Article I and Article II and, solely to the extent necessary under the NCBCA, the other provisions of this Agreement shall constitute a “plan of merger” for the purposes of the NCBCA.

ARTICLE II

Effect on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Each share of Company Common Stock that is owned by the Company, Parent, Merger Sub or any of their respective wholly-owned subsidiaries shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Subject to Sections 2.01(b) and Section 2.01(d), at the First Effective Time each issued and outstanding share (other than shares to be cancelled in accordance with Section 2.01(b)) of Company Common Stock shall automatically be converted into and shall thereafter represent a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Per Share Stock Consideration (subject to adjustment as provided in Section 2.01(d), the “Exchange Ratio”).

(d) Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the First Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock or the securities convertible into or exercisable for shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio, the Per Share Stock Consideration and the Merger Consideration and any other similarly dependent items shall be appropriately adjusted to provide the Sole Stockholder the same economic effect as contemplated by this Agreement prior to such event.

(e) The shares of Parent Common Stock to be issued upon the conversion of shares of Company Common Stock pursuant to Section 2.01(c) are referred to collectively as “Merger Consideration”. As of the First Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.02, the Merger Consideration upon surrender of such Certificate.

SECTION 2.02. Exchange of Certificates.

(a) At the First Effective Time, Parent (on behalf of Merger Sub) shall issue to the Sole Stockholder the shares of Parent Common Stock (which shall be in non-certificated book entry form unless a physical certificate is requested) issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock.

(b) The Merger Consideration issued in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the First Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the First Effective Time. If, after the First Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(c) Parent (on behalf of Merger Sub) shall be entitled to deduct and withhold from the consideration otherwise payable in respect of the Transactions such amounts as may be required to be deducted and withheld with respect to the making of such payment under the

Code, or under any provision of state, federal, provincial, territorial, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated as paid to the Persons otherwise entitled to such amounts. If the amount withheld and paid over is in respect of consideration other than cash, the Surviving Corporation or other payor will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable to the Person entitled to such amount, sold such consideration on behalf of such Person for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

ARTICLE III

Representations and Warranties of the Company

Except as disclosed in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III and Article IV, and the disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to qualify other sections in this Article III and Article IV to the extent (and only to the extent) that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections, the Company represents and warrants to Parent, Merger Sub and Merger LLC as follows:

SECTION 3.01. Organization, Standing and Power.

(a) Each of the Company and the Company’s subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate, limited liability, partnership or other entity power and authority to conduct its businesses as presently conducted. Section 3.01(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. Each of the Company and the Company Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement. The stock certificate and transfer books and the minute books of the Company and each material Company Subsidiary, all of which have been made available to Parent before the date hereof, are true and complete. At the Closing, all such books will be in the possession of the Company or the applicable material Company Subsidiary.

SECTION 3.02. Capital Stock.

(a) The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock. There are (i) 100 shares of Company Common Stock issued and outstanding, all of which are owned beneficially and of record by the Sole Stockholder and (ii) no shares of Company Common Stock held by the Company in its treasury. All of the outstanding equity securities and other securities of each Company Subsidiary are owned of record and beneficially by the Company or one or more Company Subsidiaries, free and clear of all Liens. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock and all the outstanding shares of capital stock of each Company Subsidiary are, and all such shares that may be issued prior to the First Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law (including the NCBCA), the Company Charter, the Company By-laws, the certificate or articles of incorporation or by-laws (or comparable charter and organizational documents) of any Company Subsidiary or any contract, lease, license, indenture, bond, note, mortgage, guarantee, agreement, instrument, obligation, understanding, permit, franchise, commitment or other legally binding arrangement, whether written or oral (“Contract”), to which the Company or any Company Subsidiary is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Sole Stockholder or the holders of common stock of any Company Subsidiary may vote (“Voting Company Debt”). Except as set forth above, there are not any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (A) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (B) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (collectively, “Company Convertible Securities”). There are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other equity interests of the Company or any Company Subsidiary.

(b) Section 3.02(b) of the Company Disclosure Letter sets forth the persons who will own beneficially and of record the shares of Parent Common Stock issued in the First Merger and the number of shares of Parent Common Stock to be owned by such persons immediately following the First Merger and immediately following the Distribution, and no other person has, or immediately following the First Merger and Distribution will have, any direct or indirect economic or voting rights with respect to such shares of Parent Common Stock.

(c) Section 3.02(c) of the Company Disclosure Letter sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests with a fair market value as of the date hereof in excess of $500,000 in any Person (other than a Company Subsidiary) owned as of the date hereof, directly or indirectly, by the Company or any Company Subsidiary.

SECTION 3.03. Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a) The Company has full power and authority to execute and deliver this Agreement and the Company Ancillary Agreements to which it is a party, to perform and comply with each of its obligations under this Agreement and such Company Ancillary Agreements and to consummate the Transactions. The execution and delivery by the Company hereof and thereof, the performance and compliance by the Company with each of its obligations herein and therein and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the First Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and the Signing Date Company Ancillary Agreements and, (i) assuming the due authorization, execution and delivery by Parent, Merger Sub and Merger LLC of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms and (ii) assuming the due authorization, execution and delivery by Parent of such Signing Date Company Ancillary Agreements to which Parent is a party, such Signing Date Company Ancillary Agreements constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except in the case of clauses (i) and (ii) as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Mergers and the other Transactions, (ii) determining that the terms of the Mergers and the other Transactions are fair to and in the best interests of the Company and the Sole Stockholder (the “Company Determination”), (iii) directing that this Agreement, the Mergers and the other Transactions be submitted to the Sole Stockholder for approval, (iv) recommending that the Sole Stockholder approve this Agreement, the Mergers and the other Transactions (the “Company Recommendation”) and (v) declaring that this Agreement and the Mergers are advisable. Such resolutions remain in full force and effect and have not been modified, rescinded, amended or withdrawn. The Company is not subject to the prohibitions on certain business combinations set forth in Article 9 or Article 9A of the NCBCA. Assuming that the representations and warranties of Parent, Merger Sub and Merger LLC contained in Section 5.02(c) are true and correct, no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other antitakeover Laws (collectively, “Takeover Laws”) apply or purport to apply to this Agreement or any other Transaction.

(c) The only vote of holders of any class or series of capital stock of the Company or of any other securities of the Company Parties necessary to approve this

Agreement, the Company Ancillary Agreements, the Mergers and the other Transactions is the approval of this Agreement by the Sole Stockholder. The affirmative vote of the holders of any other securities of the Company Parties is not necessary to consummate any Transaction other than the First Merger.

SECTION 3.04. No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the execution and delivery by the Company of the Company Ancillary Agreements to which it is a party and the consummation of the Mergers and the other Transactions and compliance with and performance of the terms hereof and thereof will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent or any right of termination, cancellation, acceleration or material modification of any obligation or right, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter and organizational documents of any Company Subsidiary, (ii) any Contract or Company Benefit Plan to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or materially impair the ability of the Company Parties to perform their respective obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

(b) No consent, approval, waiver, license, permit, franchise, authorization or Judgment (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery of this Agreement or any of the Company Ancillary Agreements, the performance hereof or thereof or the consummation of the Transactions or the ownership by Parent of the Surviving LLC following the Closing, other than (i) compliance with, and Filings under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any Filings required under other applicable Regulatory Laws, (ii) the filing of the Articles of Merger with the Secretaries of State of the States of North Carolina and Delaware, (iii) filings or approvals under all applicable Insurance Laws as set forth in Section 3.04(b) of the Company Disclosure Letter (the “Company Insurance Approvals”), and (iv) such other Consents and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Sole Stockholder or the Company to perform their respective obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

SECTION 3.05. Financial Statements; Undisclosed Liabilities.

(a) The consolidated financial statements of the Company attached to Section 3.05(a) to the Company Disclosure Letter (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by the

Company’s accountants with respect thereto (the “Company Financial Statements”), comply as to form in all material respects with applicable accounting requirements. The Company Financial Statements fairly present in all material respects the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, and were prepared in accordance with GAAP, subject, in the case of interim Company Financial Statements, to normal year-end adjustments and the absence of notes. No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. Except as required by GAAP, the Company has not, between December 31, 2015 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2015.

(b) The Company and the Company Subsidiaries maintain internal accounting controls sufficient, in light of their size, operations and industry, to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) accounts, notes and other receivables and inventory are recorded accurately.

(c) The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that are required by GAAP to be reflected on a consolidated balance sheet of the Company or in the notes thereto that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Company Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the Company Financial Statements and not in violation hereof and (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Transactions.

(d) Section 3.05(d) of the Company Disclosure Letter sets forth the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Company Statutory Financial Statements”): (i) the annual statement of each Company Insurance Subsidiary as of and for the annual periods ended December 31, 2015 and December 31, 2014, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary, and (ii) the quarterly statements of each Company Insurance Subsidiary as of and for the quarterly periods ended March 31, 2016 and June 30, 2016, in each case, as filed with the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary. The Company Statutory Financial Statements have been prepared in accordance with the statutory accounting practices prescribed or permitted by the Insurance Regulator of the jurisdiction in which the applicable Company Insurance Subsidiary is domiciled (“SAP”) and present fairly, in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the Company Insurance Subsidiaries as at the respective dates of, and for the periods referred to therein.

SECTION 3.06. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 3.07. Absence of Certain Changes or Events.

(a) Since December 31, 2015, there has not occurred any Company Material Adverse Effect.

(b) From December 31, 2015 to the date hereof, (i) the business of the Company and the Company Subsidiaries has been conducted in the Ordinary Course of Business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of or require a consent under Section 6.01(a). The Company has not waived the benefits of, provided any consent under, permitted any noncompliance with, knowingly failed to enforce, or agreed to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party. No confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party, or any covenant or other provision contained therein, has or will be terminated as a result of the execution and delivery hereof.

SECTION 3.08. Properties. The Company or one of the Company Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of the Company’s material real properties and tangible assets, free and clear of all Liens other than (a) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business of the Company or such Company Subsidiary consistent with past practice and (c) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as currently conducted (such Liens described in clauses (a)–(c), “Permitted Liens”). This Section 3.08 does not relate to Company Intellectual Property, which is the subject of Section 3.09.

SECTION 3.09. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all of the Company Intellectual Property and Company Technology. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no pending or, to the Knowledge of the Company, threatened claims by any

Person alleging infringement, misappropriation or dilution by the Company or any of the Company Subsidiaries of the intellectual property rights of any Person, (b) to the Knowledge of the Company, the conduct of the businesses of the Company and the Company Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person and (c) to the Knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property or Company Technology. The Company and the Company Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks.

SECTION 3.10. Information Technology; Security and Privacy. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) since January 1, 2014, (i) there have been, to the Knowledge of the Company, no security breaches in the Company’s or any of the Company Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of the Company’s or the Company Subsidiaries’ information technology systems that adversely affected the Company’s or any of the Company Subsidiaries’ business or operations; and (b) the Company has established and is in compliance with a written information security program or programs covering the Company and the Company Subsidiaries that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Company Data and (ii) is designed to protect against unauthorized access to the Company IT Systems, Company Data, and the systems of any Third Party service providers that have access to (A) Company Data or (B) Company IT Systems.

SECTION 3.11. Contracts.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of (i) each of the Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto) and (ii) to the Knowledge of the Company, each of the Contracts which AmRisc or any of its Affiliates has entered into on behalf of, or in respect of, business written on behalf of the Company or any Company Subsidiary, in each case, excluding insurance contracts or policies which AmRisc or any of its subsidiaries entered into on behalf of, or in respect of, business written on behalf of the Company or any Company Subsidiary in the Ordinary Course of Business.

(b) To the Knowledge of the Company, all Contracts set forth or required to be set forth in Section 3.11(a) of the Company Disclosure Letter (collectively, the “Company Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Company Subsidiary (or in the case of Contracts described in Section 3.11(a)(ii), AmRisc) in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought and except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company or the applicable Company Subsidiary has

(or, to the Knowledge of the Company, in the case of Contracts described in Section 3.11(a)(ii), AmRisc and its Affiliates have) performed all material obligations required to be performed by it (or them, as applicable) under the Company Contracts, and it is (or, to the Knowledge of the Company, in the case of Contracts described in Section 3.11(a)(ii), AmRisc and its Affiliates are) not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Company, no other party to any Company Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Since January 1, 2015, none of the Company or any of the Company Subsidiaries (or, to the Knowledge of the Company, AmRisc or any of its Affiliates) has received written notice of any actual or alleged violation of, or failure to comply with, any term or requirement of any Company Contract. As of the date of this Agreement, none of the Company or any of the Company Subsidiaries (or, to the Knowledge of the Company, AmRisc or any of its Affiliates) has received any written notice of a threatened or actual termination, cancellation, material limitation of, or material adverse modification or change in, any Company Contract or the business relationship of the Company, any of the Company Subsidiaries, AmRisc or any of its Affiliates with any one or more of the counterparties thereto. True and complete copies of all Company Contracts, together with all amendments, supplements and modifications thereto have been made available to Parent before the date hereof.

SECTION 3.12. Permits. Section 3.12 of the Company Disclosure Letter sets forth a true and complete list of all material Permits held by the Company and the Company Subsidiaries (the “Company Permits”), and the Company has delivered to Parent accurate and complete copies of all Company Permits. All Company Permits are valid and in full force and effect, and collectively constitute all Permits necessary for the Company and each Company Subsidiary to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except where the failure to maintain as valid and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, none of the Company Permits will be subject to revocation, withdrawal, suspension, termination, nonrenewal or modification as a result of the execution and delivery hereof or the execution and delivery of the Ancillary Agreements, the performance of the terms hereof or thereof or the consummation of the Transactions.

SECTION 3.13. Insurance. Section 3.13 of the Company Disclosure Letter sets forth a true and complete list of all material errors & omissions insurance, directors & officers liability insurance, comprehensive general liability insurance and fiduciary insurance policies, as well as any such historic occurrence-based policies still in force (collectively, “Insurance Policies”) issued in favor of the Company or any of the Company Subsidiaries, or pursuant to which the Company or any of the Company Subsidiaries is a named insured or otherwise a beneficiary (the “Company Insurance Policies”). All Company Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date) and provide insurance in such amounts and against such risks as are reasonable in accordance with industry practices or as is required by Law. Neither the Company nor any of the Company Subsidiaries is in material breach or default, and neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any Company Insurance Policy. Since January 1, 2015, no notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any Company Insurance Policy, nor will any such cancellation or termination result from the consummation of the Transactions. The Company and the Company Subsidiaries have given notice to each such insurer of all material claims that have arisen since January 1, 2015 and may be insured thereby.

SECTION 3.14. Taxes.

(a) The Company and each Company Subsidiary have timely filed, or have caused to be timely filed, all federal and state income Tax Returns and material state, local and foreign Tax Returns, in each case required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, complete and accurate in all material respects.

(b) All Taxes shown to be due on such Tax Returns, or otherwise owed by the Company or any Company Subsidiary, whether or not shown on any Tax Return, have been timely paid.

(c) The Company and each Company Subsidiary has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

(d) Any Tax Returns referred to in clause (a) relating to federal or material state income Taxes have been examined by and settled with the United States Internal Revenue Service (“IRS”), or relevant state taxing authority, or have been closed by virtue of the expiration of the relevant statute of limitations, for all taxable periods ending on or before December 31, 2015.

(e) No material issues that have been raised in writing, or proposed or threatened in writing, by the IRS or other relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending.

(f) All material deficiencies asserted in writing or assessments made in writing relating to Taxes of the Company or any Company Subsidiary have been fully paid.

(g) During the past three years, neither the Company nor any Company Subsidiary has been a distributing or controlled corporation in a transaction intended to qualify under Section 355 of the Code.

(h) During the last five years, neither the Company nor any Company Subsidiary has participated in any “listed transaction” (as defined in U.S. Treasury Regulations §1.6011-4(b)(2)) that the Company or any Company Subsidiary is or was required to disclose to the IRS.

(i) No requests for waivers of the time to assess any material Taxes of the Company or any Company Subsidiary are pending, and no extension or waiver of the applicable limitations period for the assessment or collection of any Taxes of the Company or any Company Subsidiary is in effect, and no extension of time within which to file any Tax Return of the Company or any Company Subsidiary is in effect.

(j) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

(k) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is the Company) or (ii) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor.

(l) For purposes of this Agreement:

“Taxes” means (i) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity, and (ii) liability for amounts described in (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, or as a result of being a transferee or successor, or otherwise.

“Tax Return” means any return, declaration, statement, report, schedule, form, information return or similar statement required to be filed with respect to any Tax, including any amended Tax return, claim for refund, or declaration of estimated Tax.

SECTION 3.15. Tax Treatment. Neither the Company nor any Company Subsidiary has taken any action or failed to take any action or knows of any fact, agreement, plan or other circumstance, in each case that would, to the Knowledge of the Company, jeopardize the qualification of the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, if they would otherwise so qualify.

SECTION 3.16. Proceedings. Except for Proceedings of the type described in the second sentence of this Section 3.16 (irrespective of whether any such action, claim or Proceeding existed prior to or after the date hereof), there is no action, claim or Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Company Subsidiary any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of the Company or any Company Subsidiary, nor is there any Judgment outstanding against the Company, any Company Subsidiary any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of the Company or any Company Subsidiary that (a) relates to or involves more than $500,000, (b) seeks or imposes any material injunctive relief, (c) was commenced by a Governmental Entity or (d) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no action, claim or Proceeding pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that seeks to prevent, hinder, modify, delay or challenge the Transactions.

SECTION 3.17. Compliance with Laws; Environmental Laws.

(a) The Company and the Company Subsidiaries and their respective businesses are and have been since January 1, 2013 in compliance in all respects with all Laws and all Judgments applicable to the Company, any Company Subsidiary or any assets owned or used by any of them, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past three years from a Governmental Entity that alleges that the Company or a Company Subsidiary or any of their respective businesses is not in compliance in any material respect with any Law that remains unresolved.

(b) The Company and the Company Subsidiaries and their respective businesses are in compliance in all respects with applicable Environmental Laws, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no material claims pursuant to any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

(c) To the Knowledge of the Company, (i) the Company, the Company Subsidiaries and their respective businesses are and have been since January 1, 2013 in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments; (ii) since January 1, 2013, the Company and the Company Subsidiaries have not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments; and (iii) the Company and the Company Subsidiaries have an operational and effective Foreign Corrupt Practices Act/anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by the Company and the Company Subsidiaries with the Foreign Corrupt Practices Act and any other applicable Laws concerning corrupting payments.

SECTION 3.18. Insurance Matters.

(a) Section 3.18(a)(i) of the Company Disclosure Letter contains a true and complete list of each of the Company Subsidiaries which, by virtue of its operations and activities, is required to be licensed as an insurance company or reinsurance company (collectively, the “Company Insurance Subsidiaries”), together with the jurisdiction of domicile thereof and each jurisdiction in which each such Insurance Subsidiary is licensed to conduct the business of insurance or reinsurance. Except as set forth in Section 3.18(a) of the Company Disclosure Letter, none of the Company Insurance Subsidiaries is “commercially domiciled” (as such term is used in such jurisdiction’s insurance holding company statutes) in any other jurisdiction or is otherwise treated as domiciled under applicable Insurance Laws in a jurisdiction other than its jurisdiction of domicile set forth in its articles of incorporation or applicable organizational documents. Without limiting the generality of Section 3.12, each of the Company Insurance Subsidiaries and each of the Company Insurance Producers is licensed or authorized, to the extent required by Insurance Law, in each jurisdiction where it engages in business and where applicable, for each line of business written, marketed, sold or administered therein, except where the failure to be so licensed or authorized would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.18(b) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all benefits due and payable under an insurance contract issued by or on behalf of any of the Company Insurance Subsidiaries have been paid in accordance with the terms of such insurance contract, except for such benefits for which a Company Insurance Subsidiary in its reasonable good faith discretion believes there is a basis to contest payment.

(c) As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no unpaid claims or assessments made against any Company Insurance Subsidiary, whether or not due, by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), risk sharing plan, joint underwriting association, residual market facility, assigned risk pool or similar arrangement, in each case that are not reflected in the Company Financial Statements.

(d) Except as set forth in Section 3.18(d) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, riders and ancillary agreements in connection therewith) issued by any Company Insurance Subsidiary, and any and all marketing materials, agent agreements, broker agreements, service contracts, and managing general agent agreements to which the Company or any of the Company Subsidiaries is a party, are, to the extent required under applicable Laws, on forms approved by the applicable Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection, and all of such forms comply with the Insurance Laws except for such failures to comply with Law that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As to premium rates established by any Company Insurance Subsidiary, which are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Since January 1, 2013, each of the Company Insurance Subsidiaries and each of the Company Insurance Producers has duly and timely filed all reports or other filings required to be filed with any Insurance Regulator in the manner prescribed therefor under applicable Insurance Laws, and no Insurance Regulator has asserted in writing to the Company or any Company Insurance Subsidiary any material deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of such Insurance Regulator, or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, each of the transactions between or among Company Insurance Subsidiaries and their affiliates, and all Contracts and transactions in effect between any Company Insurance Subsidiary and any affiliate that are required to be filed with, and approved or non-disapproved by, an Insurance Regulator under the applicable insurance holding company statutes or other applicable Insurance Laws, have been filed with such applicable Insurance Regulator, and the applicable Company Insurance Subsidiary has obtained any required approvals or deemed approvals of Insurance Regulators with respect thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Neither the Company nor any of the Company Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of any Governmental Entity (each, a “Regulatory Agreement”), that materially restricts the conduct of its business or that in any other manner relates to its capital adequacy or its underwriting policies, nor has the Company or any of the Company Subsidiaries been advised in writing by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

(g) From January 1, 2013 through the date hereof, the Company has not received written notice from any reinsurer party to a Company Reinsurance Agreement of any anticipated default under the terms of the applicable Company Reinsurance Agreement that would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.18(g) of the Company Disclosure Letter, as of the date hereof there are no disputes under any Company Reinsurance Agreement except for such disputes that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Company Insurance Subsidiaries are entitled under SAP to take full credit in their Company Statutory Financial Statements for all amounts reflected therein that are recoverable by them under any Company Reinsurance Agreements pursuant to which they are cedants.

(h) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any material actuarial reports in the Company’s possession and prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary for all periods beginning on or after January 1, 2013 through the date hereof, and all material attachments, addenda, supplements and modifications thereto to the extent in the Company’s possession (the “Company Actuarial Analyses”). The information and data furnished by the Company or any Company Subsidiary to their independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects for the periods covered in such reports. The aggregate insurance policy reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated), and unearned premium for each Company Insurance Subsidiary, as reflected in the Company Statutory Financial Statements (collectively, the “Company Insurance Reserves”), (i) were determined in all material respects in accordance with generally accepted actuarial standards (except as otherwise noted in the Company Statutory Financial Statements and notes thereto included in such Company Statutory Financial Statements); (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the Company

Statutory Financial Statements and notes thereto included in such Company Statutory Financial Statements) and (iii) satisfied the requirements of Insurance Law in all material respects. Notwithstanding the foregoing or anything else contained in this Agreement, the Company and its representatives are not making any representation or warranty in this Agreement in respect of the adequacy or sufficiency of the Company Insurance Reserves of the Company or the Company Insurance Subsidiaries or of the collectability of reinsurance.

(i) The Company has provided Parent with a complete list of all bonds, structured securities, stocks and other investments that were carried on the books and records of the Company and the Company Subsidiaries as of April 30, 2016 (such bonds, structured securities, stocks and other investments, together with all bonds, structured securities, stocks and other investments acquired by the Company and the Company Subsidiaries between such date and the date hereof, the “Company Investment Assets”). Except for Company Investment Assets sold in the Ordinary Course of Business, in compliance with the Company Investment Guidelines or as permitted or otherwise contemplated by this Agreement, each of the Company and the Company Subsidiaries, as applicable, has good and marketable title to all of the material Company Investment Assets it purports to own, free and clear of all Liens other than Permitted Liens. The Company has made available to Parent prior to the execution of this Agreement a true and complete copy of the investment guidelines of the Company and the Company Subsidiaries in place as of the date hereof with respect to the investment of the Investment Assets (the “Company Investment Guidelines”). To the Knowledge of the Company, the composition of the Company Investment Assets complies in all material respects with applicable Law and the Company Investment Guidelines.

(j) The Company has made available to Parent true and complete copies of all written analyses and reports submitted by any Company Insurance Subsidiary to any Insurance Regulator during the past thirty-six (36) months relating to risk-based capital calculations and Insurance Regulatory Information System ratios as determined by the National Association of Insurance Commissioners, and no Insurance Regulator has asserted to the Company or any of the Company Subsidiaries in writing any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of such Insurance Regulator, or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of the Company Insurance Subsidiaries has been notified by any Company Specified Producer or Insurance Regulator in writing of any material non-compliance by any Company Specified Producer with applicable Insurance Laws (including laws, regulations, directives and opinions of Insurance Regulators relating to the soliciting, marketing, administering, negotiating sale or production of the Company’s and the Company Insurance Subsidiaries’ products) in connection with the distribution of insurance policies or contracts issued by a Company Insurance Subsidiary.

(k) To the Knowledge of the Company, each insurance agent, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent, third party administrator, marketer, wholesaler and managing general underwriter that wrote, sold, produced or managed a material amount of insurance business since January 1, 2014 for one or more of the Company Insurance Subsidiaries (each, a “Company Producer”) was, to the extent required by applicable Law, duly licensed for the type of activity and business conducted or written, sold, produced, underwritten or managed for or on behalf of the Company Insurance

Subsidiaries. To the Knowledge of the Company, since January 1, 2014, no Company Producer has materially violated or is currently in violation in any material respect of any term or provision of any Law applicable to the writing, sale, production or underwriting of business for the Company Insurance Subsidiaries, except for such failures or such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Producer was appointed and compensated by the Company or the Company Subsidiaries in compliance in all respects with applicable Insurance Law. None of the Company or any of the Company Insurance Subsidiaries has received written notice of any material disputes with any current or former Company Producer concerning commissions, except for such disputes that (i) have been settled or otherwise fully resolved, or (ii) if resolved fully in the Company Producer’s favor, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, no Company Producer accounting individually for 10% or more of the total gross premiums of all of the Company Insurance Subsidiaries for the year ended December 31, 2015, has indicated to the Company or the Company Insurance Subsidiaries in writing or, to the Knowledge of the Company, orally that such Company Producer will be unable or unwilling to continue its relationship as a Company Producer with any Company Insurance Subsidiary.

SECTION 3.19. Absence of Changes in Benefit Plans and Agreements. Since December 31, 2015 through the date hereof, there has not been (i) any adoption or amendment by the Company or any Company Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, equity or equity-based incentive, phantom stock, retirement, directors’ compensation, holiday pay, vacation, severance, sick leave, disability, death benefit, hospitalization, medical, fringe benefit, insurance or other plan, arrangement or understanding (whether or not legally binding), in each case established or maintained by the Company, any Company Subsidiary or any of their respective ERISA Affiliates or as to which the Company, any Company Subsidiary or any of their respective ERISA Affiliates has contributed or otherwise may have any liability (collectively, “Company Benefit Plans”) or (ii) any entering into or amendment of any employment, incentive compensation, retention, consulting, indemnification, severance or termination, or other similar Contract between the Company or any Company Subsidiary and any current or former employee, executive officer, director or consultant of the Company or any Company Subsidiary (collectively, the “Company Benefit Agreements”). Neither the Company nor any Company Subsidiary maintains or has any obligation or liability under any general severance plan or policy.

SECTION 3.20. ERISA Compliance; Excess Parachute Payments.

(a) Section 3.20(a) of the Company Disclosure Letter contains a list of all Company Benefit Plans and Company Benefit Agreements, including any “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) (“Company Pension Plans”) and “employee welfare benefit plans” (as defined in Section 3(1) of ERISA). Each Company Benefit Plan and Company Benefit Agreement has

been administered in material compliance with its terms and with the requirements of Law, including ERISA and the Code. No action, claim or Proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or Company Benefit Agreement that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All contributions required to be made to each Company Benefit Plan and Company Benefit Agreement have been timely made and all obligations in respect of each Company Benefit Plan and Company Benefit Agreement have been properly accrued and reflected on the Company’s financial statements that would not result in a material liability to the Company. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan and Company Benefit Agreement and all amendments thereto (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a description thereof), (ii) with respect to each Company Benefit Plan, to the extent applicable, for the two most recent plan years (A) the annual report on Form 5500 and attached schedules, (B) audited financial statements of such Company Benefit Plan and (C) actuarial valuation reports, (iii) the most recent summary plan description for each Company Benefit Plan (or other written explanation provided to employees in the case of a Company Benefit Plan for which such summary plan description is not required), (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (v) any request for a determination currently pending before the IRS, (vi) all correspondence with the IRS, the Department of Labor, the SEC, Pension Benefit Guaranty Corporation or other Governmental Entity relating to any outstanding controversy or audit relating to a Company Benefit Plan or Company Benefit Agreement, and (vii) each trust, insurance, administrative or group annuity contract relating to any Company Benefit Plan.

(b) All Company Pension Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have been the subject of determination or opinion letters from the IRS to the effect that such Company Pension Plans are so qualified and all related trusts that are intended to be exempt from federal income taxes under Section 501(a) of the Code have been the subject of determination or opinion letters from the IRS to the effect that such trusts are so exempt, and no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened or any fact or event occurred that would reasonably be expected to adversely affect the qualified status of any such Company Pension Plan or the exempt status of any such trust, nor has any such Company Pension Plan been amended since the date of its most recent determination or opinion letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. Neither the Company nor any Company Subsidiary has any liability or obligation under any Company Benefit Plan or Company Benefit Agreement to provide benefits after termination of employment to any current or former employee (including retirees) or dependent other than as required by Section 4980B of the Code. None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has any liability for a failure to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

(c) None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any plan which is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. None of the Company, any Company Subsidiary or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or multiple employer plan (as described in Section 413 of the Code). None of the Company, any Company Subsidiary, any officer of the Company, or any Company Subsidiary, any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility. No Company Benefit Plan is or has been funded by, associated with or related to a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code). No Company Benefit Plan holds the stock of the Company or any Company Subsidiary as a plan asset.

(d) Neither AmRisc nor any other Person that is not a Company Subsidiary is an ERISA Affiliate with respect to the Company or any Company Subsidiary.

(e) No Company Benefit Plan or Company Benefit Agreement is subject to or governed by the Laws of any jurisdiction other than the United States.

(f) With respect to any arrangement of the Company or any Company Subsidiary that is subject to Section 409A of the Code, (i) the written terms of such arrangement has at all times since January 1, 2013 been in material compliance with, and (ii) such arrangement has, at all times while subject to Section 409A of the Code, been operated in material compliance with, Section 409A of the Code and all applicable guidance thereunder. Neither the Company nor any Company Subsidiary has any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 409A of the Code.

(g) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code) and (ii) each such Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code.

(h) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Mergers and any other Transactions by any employee, officer or director of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in U.S. Treasury Regulation Section 1.280G-1), either alone or together with any other event, would be characterized as a “parachute payment” (as defined in Section 280G of the Code). Neither the Company nor any Company Subsidiary has any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 4999 of the Code.

(i) The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Mergers and the other Transactions and compliance with the terms hereof and thereof will not (i) entitle any employee, officer or director of the Company or any Company Subsidiary to any severance, transaction bonus, retention or other payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

SECTION 3.21. Employee and Labor Matters. Neither the Company nor any Company Subsidiary is a party to any collective bargaining Contract or any labor Contract. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practice or violation of state or local labor, wage and hour, or employment laws with respect to any Persons employed by or otherwise performing services primarily for the Company or any Company Subsidiary (the “Company Business Personnel”), and there is no material unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries by the National Labor Relations Board, any comparable state or federal agency, or any other Third Party with respect to the Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or any Company Subsidiary. Section 3.21 of the Company Disclosure Letter sets forth as of the date hereof each employee of the Company or any Company Subsidiary.

SECTION 3.22. Affiliated Persons. Except as set forth in Section 3.22 of the Company Disclosure Letter and except pursuant to the AmRisc Agreements, (a) the Company Contracts do not include any obligation or commitment between the Company or any Company Subsidiary, on the one hand, and any Affiliated Person, on the other hand, (b) the assets of the Company and the Company Subsidiaries do not include any receivable or other obligation or commitment from an Affiliated Person to the Company or any Company Subsidiary and (c) the liabilities of the Company and the Company Subsidiaries do not include any payable or other obligation or commitment from the Company or any Company Subsidiary to any Affiliated Person. Section 3.22 of the Company Disclosure Letter sets forth each Contract between the Company or any Company Subsidiary, on the one hand, and an Affiliated Person, on the other hand (each, an “Affiliated Person Contract”). For purposes of this Agreement, the term “Affiliated Person” means (i) any record or beneficial owner of capital stock or other equity securities of the Company, the Sole Stockholder, any member of the Sole Stockholder, (ii) any director or officer of the Company, the Sole Stockholder, any member of the Sole Stockholder, (iii) other than the Company Subsidiaries and AmRisc, any Person that directly or indirectly controls, is controlled by or is under common control with the Company, the Sole Stockholder or (iv) any member of the immediate family of any of such Persons. For the avoidance of doubt, neither AmRisc and its subsidiaries nor BB&T and its subsidiaries shall be considered an Affiliated Person.

SECTION 3.23. Brokers. No broker, investment banker, financial advisor or other Person, other than TigerRisk Partners, LLC and Willis Towers Watson and their respective affiliates, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Mergers or the other Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.24. AmRisc. To the Knowledge of the Company:

(a) AmRisc has, and will continue to have, the financial, operational and other capabilities to perform its obligations under the AmRisc Agreements as performed during the six month period prior to the date hereof in all material respects;

(b) AmRisc owns or has valid licenses to use the assets necessary to perform its obligations under the AmRisc Agreements as performed during the six month period prior to the date hereof in all material respects;

(c) AmRisc and its subsidiaries are and have been since January 1, 2013 in compliance in all respects with all Laws and all Judgments applicable to any of them or any assets owned or used by any of them, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(d) neither AmRisc nor any of its subsidiaries has received any written communication during the past three years from a Governmental Entity that alleges that AmRisc or any of its subsidiaries is not in compliance in any material respect with any Law; and

(e) there is no action, claim or Proceeding pending or threatened, against or affecting AmRisc or any of its subsidiaries or any of its or their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of AmRisc or any of its subsidiaries, nor is there any Judgment outstanding against AmRisc, any of its subsidiaries, any of its or their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of AmRisc or any of its subsidiaries that (i) relates to or involves more than $500,000, (ii) seeks or imposes any material injunctive relief, (iii) was commenced by a Governmental Entity or (iv) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) All services provided by AmRisc or any of its Subsidiaries to the Company or any of its Subsidiaries are provided under the MGA and are paid for by the Company pursuant to the terms of the MGA and no other services have been provided to the Company or any of its Subsidiaries by AmRisc or any of its Subsidiaries.

ARTICLE IV

Representations and Warranties of the

Sole Stockholder and Sole Stockholder Member Parties

Except as disclosed in the Company Disclosure Letter, which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in Article III and this Article IV, and the disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to qualify other sections in Article III and this Article IV to the extent (and only to the extent) that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections, the Sole Stockholder and Sole Stockholder Member Parties severally, and not jointly, represent and warrant to Parent, Merger Sub and Merger LLC as follows (it being understood that no Sole Stockholder Member Party is making any representation or warranty with respect to the Sole Stockholder, including the representations and warranties in Section 4.01, Section 4.02(a) or Section 4.05, or any other Sole Stockholder Member, and the Sole Stockholder is not making any of the representations and warranties with respect to any Sole Stockholder Member, including the representations and warranties in Section 4.02(b)):

SECTION 4.01. Organization, Standing and Power. The Sole Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite limited liability company power and authority to conduct its businesses as presently conducted. The Sole Stockholder is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.02. Capital Stock.

(a) Section 4.02(a) of the Company Disclosure Letter sets forth each record and beneficial owner of any outstanding membership interests, units and other securities of the Sole Stockholder and the number of interests, units and securities owned by such person as of the date hereof. As of the date hereof, all of the outstanding equity securities and other securities of the Sole Stockholder are owned of record and beneficially by the Sole Stockholder Members free and clear of all Liens. Except as set forth above, no membership interests, units or other securities of the Sole Stockholder, are reserved for issuance or outstanding. All securities of the Sole Stockholder of Company are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law or the organizational documents of, or any Contract to which the Sole Stockholder or any member of the Sole Stockholder is a party to or otherwise bound. Except as set forth above, there are not any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Sole Stockholder or any member of the Sole Stockholder is a party or by which any of them is bound (A) obligating the Sole Stockholder to issue, deliver or sell, or cause to be issued, delivered or sold, equity securities or other equity interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, the Sole Stockholder, (B) obligating the Sole Stockholder to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (C) obligating any Sole Stockholder Member to transfer, pledge or otherwise dispose of any of its securities in the Sole Stockholder, other than issuances that constitute Transfers to Permitted Transferees or are in connection with the exercise of options granted by the Sole Stockholder prior to the date hereof. Except as set forth on Section 4.02(a) of the Company Disclosure Letter, the Sole Stockholder is not party to, and none of the Sole Stockholder Members with respect to the Sole Stockholder is party to, any partnership, joint venture, stockholder, proxy or voting agreement. Copies of all such agreements and proxies in effect as of the date hereof, and all operating agreements, trust agreements and similar instruments of the Sole Stockholder have been provided to Parent prior to the date hereof.

(b) Section 4.02(b) of the Company Disclosure Letter sets forth each record and beneficial owner of any outstanding membership interests, units and other securities of such Sole Stockholder Member Party as of the date hereof. As of the date hereof, all of the outstanding equity securities and other securities of such Sole Stockholder Member Party are owned of record and beneficially by the natural persons set forth on Section 4.02(b) of the Company Disclosure Letter free and clear of all Liens. As of the date hereof, except as set forth above, no membership interests, units or other securities of such Sole Stockholder Member Party are reserved for issuance or outstanding. As of the date hereof, all securities of such Sole Stockholder Member Party are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law or the organizational documents of, or any Contract to which such Sole Stockholder Member Party or, to the knowledge of such Sole Stockholder Member Party, any person set forth on Section 4.02(b) of the Company Disclosure Letter is a party to or otherwise bound. Except as set forth above, there are not any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Sole Stockholder Member Party is a party or by which any of them is bound (A) obligating such Sole Stockholder Member Party to issue, deliver or sell, or cause to be issued, delivered or sold, equity securities or other equity interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, such Sole Stockholder Member Party, (B) obligating such Sole Stockholder Member Party to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (C) obligating any person set forth on Section 4.02(b) of the Company Disclosure Letter to transfer, pledge or otherwise dispose of any of its securities in the Sole Stockholder. Except as set forth on Section 4.02(b) of the Company Disclosure Letter, such Sole Stockholder Member Party is not party to any partnership, joint venture, stockholder, proxy or voting agreement. Copies of all such agreements and proxies, and all operating agreements, trust agreements and similar instruments of such Sole Stockholder Member Party, have been provided to Parent prior to the date hereof.

SECTION 4.03. Authority; Execution and Delivery; Enforceability. Such Company Party has full power and authority to execute and deliver this Agreement and the Company Ancillary Agreements to which it, he or she is a party, to perform and comply with each of their respective obligations under this Agreement and such Company Ancillary Agreements and to consummate the Transactions, and no vote of holders of any securities of the Sole Stockholder or any Sole Stockholder Member Party (in each case, other than Peed, who has provided such approval) is necessary to approve this Agreement, the Company Ancillary Agreements, the Mergers or the other Transactions. The execution and delivery by such Company Party hereof and thereof, the performance and compliance by such Company Party with each of its obligations herein and therein and the consummation by such Company Party of the Transactions have been duly authorized by all necessary action on the part of such Company Party, subject, in the case of the First Merger, to receipt of the Company Stockholder Approval.

Such Company Party has duly executed and delivered this Agreement and the Signing Date Company Ancillary Agreements and, (i) assuming the due authorization, execution and delivery by Parent, Merger Sub and Merger LLC of this Agreement, this Agreement constitutes a legal, valid and binding obligation of such Company Party, enforceable against it, him or her in accordance with its terms and (ii) assuming the due authorization, execution and delivery by Parent of such Signing Date Company Ancillary Agreements to which Parent is a party, such Signing Date Company Ancillary Agreements constitutes a legal, valid and binding obligation of such Company Party, enforceable against it, him or her in accordance with their respective terms, except in the case of clause (i) and (ii) as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

SECTION 4.04. No Conflicts; Consents.

(a) The execution and delivery by such Company Party of this Agreement does not, and the execution and delivery by such Company Party of the Company Ancillary Agreements to which it is a party and the consummation of the Mergers and the other Transactions and compliance with and performance of the terms hereof and thereof will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent or any right of termination, cancellation, acceleration or material modification of any obligation or right, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the organizational documents of the Sole Stockholder, (ii) any Contract or Company Benefit Plan to which the Sole Stockholder is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Judgment or Law applicable to the Sole Stockholder or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or materially impair the ability of such Company Party to perform its, his or her obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

(b) No consent, approval, waiver, license, permit, franchise, authorization or Judgment (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any Governmental Entity is required to be obtained or made by or with respect to such Company Party in connection with the execution, delivery of this Agreement or any of the Company Ancillary Agreements to which such Company Party is a party or the performance hereof or thereof or the consummation of the Transactions by such Person, other than the filings and other matters referred to in Section 3.04(b) and such other Consents and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of such Company Party to perform its, his or her obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

SECTION 4.05. Financial Statements; Undisclosed Liabilities.

(a) The consolidated financial statements of the Sole Stockholder attached to Section 4.05(a) to the Company Disclosure Letter (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by the Sole Stockholder’s accountants with respect thereto (the “Sole Stockholder Financial Statements”), comply as to form in all material respects with applicable accounting requirements. The Sole Stockholder Financial Statements fairly present in all material respects the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Sole Stockholder (on a consolidated basis) as of the respective dates of and for the periods referred to in the Sole Stockholder Financial Statements, and were prepared in accordance with GAAP, subject, in the case of interim Sole Stockholder Financial Statements, to normal year-end adjustments and the absence of notes.

(b) The Sole Stockholder maintains internal accounting controls sufficient, in light of its size, operations and industry, to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) accounts, notes and other receivables and inventory are recorded accurately.

(c) The Sole Stockholder does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that are required by GAAP to be reflected on a consolidated balance sheet of the Sole Stockholder or in the notes thereto that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Sole Stockholder Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the Sole Stockholder Financial Statements and not in violation hereof and (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Transactions.

SECTION 4.06. Investment Intent; Investment Experience; Ownership of Parent Common Stock.

(a) The Sole Stockholder and each Sole Stockholder Member Party will acquire shares of Parent Common Stock as set forth in this Agreement for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal or state securities laws. The Sole Stockholder and each Sole Stockholder Member Party acknowledges that the acquisition of the shares of Parent Common Stock hereunder has not been registered under the Securities Act or any state securities laws, and that such Parent Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. In this regard, the Sole Stockholder and each Sole Stockholder Member Party is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Sole Stockholder and each Sole Stockholder Member Party further understands that the resale of shares of Parent Common Stock to be issued pursuant to this Agreement will be subject to the terms and provisions of the

Stockholders Agreement. The Sole Stockholder and each Sole Stockholder Member Party is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act. The Sole Stockholder and each Sole Stockholder Member Party (i) has such knowledge and experience in financial and business matters as are necessary to evaluate the risks and merits of an investment in Parent Common Stock, and is capable of bearing the entire loss of its investment in Parent Common Stock, (ii) confirms that Parent has made available to the Sole Stockholder and each Sole Stockholder Member Party all materials relating to the business, finances and operations of Parent and materials relating to the offer and sale of the Parent Common Stock which have been requested by the Sole Stockholder or any Sole Stockholder Member Party and (iii) has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in Parent Common Stock.

(b) None of the Sole Stockholder, the Sole Stockholder Member Parties or any Affiliate thereof owns beneficially or of record any shares of Parent Common Stock or has any right to vote or control the vote of any shares of Parent Common Stock.

ARTICLE V

Representations and Warranties of Parent, Merger Sub and Merger LLC

Except as disclosed (i) in the Parent SEC Documents filed with the SEC and publicly available on the SEC’s EDGAR website prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature); provided, however, that any disclosures in such Parent SEC Documents that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure; provided, further, that the disclosures in the Parent SEC Documents shall not be deemed to qualify any representations or warranties made in Section 5.02(a), Section 5.03, Section 5.22 or Section 5.23 or (ii) in the disclosure letter delivered by Parent to the Company and the Sole Stockholder immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article V, and the disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed to qualify other sections in this Article V to the extent (and only to the extent) that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections, Parent, Merger Sub and Merger LLC jointly and severally represent and warrant to the Company Parties as follows:

SECTION 5.01. Organization, Standing and Power.

(a) Each of Parent and its Parent Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate, limited liability, partnership or other entity power and authority to conduct its businesses as presently conducted. Section 5.01(a) of the Parent Disclosure Letter lists each Parent Subsidiary and its jurisdiction of organization. Each of Parent and the Parent

Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Subsidiary” means any subsidiary of Parent and “Significant Parent Subsidiary” means any Parent Subsidiary that constitutes a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC.

(b) Parent has made available to the Company true and complete copies of the articles of continuance of Parent (the “Parent Charter”), the by-laws of Parent, as amended to the date of this Agreement (as so amended, the “Parent By-laws”), the articles of incorporation and by-laws of Merger Sub, and the limited liability company agreement (or other organizational documents) of Merger LLC, in each case as amended to the date of this Agreement, and the comparable charter and organizational documents of each other Significant Parent Subsidiary, in each case as amended to the date of this Agreement.

SECTION 5.02. Capital Stock of Parent and the Parent Subsidiaries.

(a) The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. At the close of business on August 15, 2016, (i) 21,812,916 shares of Parent Common Stock were issued and outstanding (including 169,202 restricted shares subject to forfeiture), (ii) 212,083 shares of Parent Common Stock are held in the treasury of Parent, (iii) 691,137 additional shares of Parent Common Stock were reserved for issuance under the Parent Stock Plans, (vi) 125,000 shares of Parent Preferred Stock, designated as “Series A Junior Participating Preferred Stock”, were reserved for issuance under the Parent Rights Agreement, and (vii) no shares of Parent Preferred Stock were issued and outstanding. The Parent Common Stock to be issued in connection with the First Merger will, when issued pursuant to the First Merger, be duly and validly issued as fully paid and non-assessable common shares in the capital of Parent and be free and clear of any Liens applicable to Parent. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. The issued and outstanding membership interests of Merger LLC consist solely of membership interests owned as of such time directly by Parent free and clear of any Lien. All outstanding shares of Parent Common Stock and all the outstanding shares of capital stock of each Significant Parent Subsidiary are, and all such shares that may be issued prior to the First Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law, the Parent Charter, the Parent By-laws, the certificate or articles of incorporation or by-laws (or comparable charter and organizational documents) of any such Significant Parent Subsidiary or any Contract to which Parent or any Significant Parent Subsidiary is a party or otherwise bound. There are not any bonds, debentures, notes or other Indebtedness of Parent or any Significant Parent Subsidiary having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which holders of common stock of Parent or any Significant Parent Subsidiary may vote (“Voting Parent Debt”). Except as set forth above, there are not any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Significant Parent Subsidiary is a party or by which any of them is bound (A) obligating Parent or any Significant Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, Parent or of any Significant Parent Subsidiary or any Voting Parent Debt or (B) obligating Parent or any Significant Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (collectively, “Parent Convertible Securities”). There are not any outstanding contractual obligations of Parent or any Significant Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other equity interests of Parent or any Significant Parent Subsidiary.

(b) Section 5.02(b) of the Parent Disclosure Letter sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other equity interests with a fair market value as of the date hereof in excess of $500,000 in any Person (other than a Parent Subsidiary) owned as of the date hereof, directly or indirectly, by Parent or any Significant Parent Subsidiary.

(c) None of Parent, Merger Sub or Merger LLC “beneficially owns” (as such term is defined for purposes of each of Section 13(d) of the Exchange Act) a number of shares equal to or greater than five percent (5%) of the number of issued and outstanding shares of Company Common Stock.

SECTION 5.03. Authority; Execution and Delivery; Enforceability.

(a) Each of Parent, Merger Sub and Merger LLC has full power and authority to execute and deliver this Agreement and the Parent Ancillary Agreements to which it is a party, to perform and comply with each of its obligations under this Agreement and such Parent Ancillary Agreements and to consummate the Transactions. The execution and delivery by each of Parent, Merger Sub and Merger LLC of this Agreement and such Parent Ancillary Agreements, the performance and compliance by Parent, Merger Sub and Merger LLC with each of its respective obligations herein and therein and the consummation by it of the Transactions have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, Merger Sub and Merger LLC subject, in the case of the Share Issuance, to receipt of the Parent Stockholder Approval. Parent, as sole stockholder of Merger Sub and sole member of Merger LLC, has adopted this Agreement. Each of Parent, Merger Sub and Merger LLC has duly executed and delivered this Agreement and the Signing Date Parent Ancillary Agreements and, (i) assuming the due authorization, execution and delivery by the Company Parties of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and (ii) assuming the due authorization, execution and delivery by the Company Parties of the Signing Date Parent Ancillary Agreements, such Signing Date Parent Ancillary Agreements constitute legal, valid and binding obligations of Parent enforceable against it in accordance with their respective terms, except in the case of clauses (i)

and (ii) as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held duly and unanimously adopted resolutions approving this Agreement, the Mergers, the Share Issuance and the other Transactions, determining that the terms of the Mergers, the Share Issuance and the other Transactions are fair to and in the best interests of Parent and its stockholders (the “Parent Determination”) and (iii) recommending that Parent’s stockholders approve the Share Issuance. Unless a Parent Adverse Recommendation Change has occurred in accordance with Section 6.03(e) or 6.03(f), such resolutions remain in full force and effect and have not been modified, rescinded, amended or withdrawn.

(c) The only vote of holders of any class or series of Parent’s capital stock or of any other securities of Parent necessary to approve this Agreement, the Parent Ancillary Agreements, the Mergers, the Share Issuance and the other Transactions is the approval of the Share Issuance by the holders of a majority of the shares of Parent Common Stock entitled to vote and present in person or represented by proxy at the Parent Stockholders Meeting (the “Parent Stockholder Approval”). The affirmative vote of the holders of Parent Common Stock or of any other securities of Parent is not necessary to consummate any Transaction other than the Share Issuance.

SECTION 5.04. No Conflicts; Consents.

(a) The execution and delivery by each of Parent, Merger Sub and Merger LLC of this Agreement do not, and the execution and delivery by Parent of the Parent Ancillary Agreements and the consummation of the Mergers, the Share Issuance, the other Transactions and compliance with and performance of the terms hereof and thereof will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent or any right of termination, cancellation, acceleration or material modification of any obligation or right, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Charter, Parent By-laws or the comparable charter and organizational documents of any Parent Subsidiary, (ii) any material Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.04(b), any material Judgment or material Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect or materially impair the ability of Parent to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

(b) No Consent of, or Filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery of this Agreement or any of the Parent Ancillary Agreements, the performance hereof or thereof or the consummation of the Transactions, other than (i) compliance with and Filings under the HSR Act and any Filings required under other applicable Regulatory Laws, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Mergers and the other Transactions, (iii) such Filings as are required by Nasdaq or under US state securities or “blue sky” Laws or securities Laws of jurisdictions other than the United States, (iv) the filing of the Articles of Merger with the Secretaries of State of the States of North Carolina and Delaware, (v) filings or approvals under all applicable Insurance Laws as set forth in Section 5.04(b) of the Parent Disclosure Letter (the “Parent Insurance Approvals”), and (vi) such other Consents and Filings the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially impair the ability of Parent to perform its obligations hereunder or prevent or unreasonably delay the consummation of any of the Transactions.

SECTION 5.05. SEC Documents; Statutory Financial Statements; Undisclosed Liabilities.

(a) Parent has filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by Parent with the SEC under the Securities Act or the Exchange Act (the “Parent SEC Documents”) since December 31, 2014. All Contracts required to be filed as exhibits to the Parent SEC Documents have been so filed in a timely manner.

(b) As of its respective filing date, or, if amended, as of the date of the last amendment prior to the date of this Agreement, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Parent Financial Statements fairly present in all material respects the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Parent (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent Financial Statements, and were prepared in accordance with GAAP, subject, in the case of interim Parent Financial Statements, to normal year-end adjustments and the absence of notes. No financial statements of any Person other than Parent and the Parent Subsidiaries are required by GAAP to be included in the consolidated financial statements of Parent. Except as required by GAAP, Parent has not, between December 31, 2015 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on December 31, 2015.

(d) Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2012 relating to the

Parent SEC Documents and all written responses of Parent thereto other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the Knowledge of Parent, none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or to the Knowledge of Parent, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of Parent.

(e) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting prior to the date of this Agreement, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(f) Parent and the Parent Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that are required by GAAP to be reflected on a consolidated balance sheet of Parent or in the notes thereto that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Parent Financial Statements or the notes thereto included in a Parent SEC Document filed with the SEC prior to the date hereof, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the Parent Financial Statements and not in violation hereof and (iii) for liabilities and obligations arising out of or in connection with this Agreement or the Transactions.

(g) Section 5.05(g) of the Parent Disclosure Letter sets forth the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Parent Statutory Financial Statements”): (i) the annual statement of each

Parent Insurance Subsidiary as of and for the annual periods ended December 31, 2014 and December 31, 2015, in each case as filed with the Insurance Regulator of the jurisdiction of domicile of such Parent Insurance Subsidiary, and (ii) the quarterly statements of each Parent Insurance Subsidiary as of and for the quarterly periods ended March 31, 2016 and June 30, 2016, in each case, as filed with the Insurance Regulator of the jurisdiction of domicile of such Parent Insurance Subsidiary. The Parent Statutory Financial Statements have been prepared in accordance with SAP and present fairly, in all material respects, in accordance with SAP, the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the Parent Insurance Subsidiaries as at the respective dates of, and for the periods referred to therein.

SECTION 5.06. Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or Merger LLC for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or the Exchange Act, and the rules and regulations thereunder, and the General Corporation Law of the State of Delaware, except that no representation is made by Parent, Merger Sub or Merger LLC with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 5.07. Absence of Certain Changes or Events.

(a) Since December 31, 2015, there has not occurred any Parent Material Adverse Effect.

(b) From December 31, 2015 to the date hereof, (i) the business of Parent and the Parent Subsidiaries has been conducted in the Ordinary Course of Business and (ii) neither Parent nor any Parent Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of or require a consent under Section 6.01(b). Since the date of its incorporation, neither Merger Sub nor Merger LLC has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

SECTION 5.08. Properties. Parent or one of the Parent Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in all of Parent’s material real properties and tangible assets, free and clear of all Liens other than (a) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business of Parent or such Parent Subsidiary consistent with past practice and (c) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Parent and the Parent Subsidiaries as currently conducted. This Section 5.08 does not relate to Parent Intellectual Property, which is the subject of Section 5.09.

SECTION 5.09. Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Parent Subsidiary owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all of the Parent Intellectual Property and Parent Technology. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no pending or, to the Knowledge of Parent, threatened claims by any Person alleging infringement, misappropriation or dilution by Parent or any of the Parent Subsidiaries of the intellectual property rights of any Person, (b) to the Knowledge of Parent, the conduct of the businesses of Parent and the Parent Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any intellectual property rights of any Person and (c) to the Knowledge of Parent, no Person is infringing, misappropriating or diluting any Parent Intellectual Property or Parent Technology. Parent and the Parent Subsidiaries have taken reasonable steps to protect the confidentiality of their trade secrets and the security of their computer systems and networks.

SECTION 5.10. Information Technology; Security and Privacy. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) since January 1, 2013, (i) there have been, to the Knowledge of Parent, no security breaches in Parent’s or any of the Parent Subsidiaries’ information technology systems, and (ii) there have been no disruptions in any of Parent or the Parent Subsidiaries’ information technology systems that adversely affected Parent’s or any of the Parent Subsidiaries’ business or operations; and (b) Parent has established and is in compliance with a written information security program or programs covering Parent and the Parent Subsidiaries that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Parent Data and (ii) is designed to protect against unauthorized access to the Parent IT Systems, Parent Data, and the systems of any Third Party service providers that have access to (A) Parent Data or (B) Parent IT Systems.

SECTION 5.11. Contracts.

(a) Section 5.11(a) of the Parent Disclosure Letter sets forth a true and complete list of each of the following Contracts to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(1) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(2) any employment Contract that requires aggregate payments with respect to salary and target bonus in excess of $400,000 on an annual basis, or is not terminable without cause by the Parent or a Parent Subsidiary by notice of not more than thirty (30) days or without any termination payment or penalty, or any severance Contract;

(3) any collective bargaining agreement or other Contract with any labor organization, union or association;

(4) any Contract that limits in any material respect the ability of Parent or any Parent Subsidiary (or, following the consummation of the Transactions, would limit in any material respect the ability of Parent or any Parent Subsidiary, including the Surviving Corporation) to (i) compete or engage in any line of business or with any Person or in any geographic area or market segment or (ii) solicit the customers of any Third Party;

(5) any Contract that is required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act;

(6) any Contract or series of related Contracts relating to Indebtedness that is in excess of $500,000;

(7) any Contract under which Parent or a Parent Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, or guaranteed any obligations of, any Person (other than Parent or a Parent Subsidiary) (in each case other than extensions of credit to customers or vendors in the Ordinary Course of Business), in any such case that is in excess of $1,000,000;

(8) is a material reinsurance treaty or agreement, including retrocessional agreements, to which any Parent Insurance Subsidiary is a party or under which any Parent Insurance Subsidiary has any existing rights, obligations or liabilities (collectively, the “Parent Reinsurance Agreements”), or any trust agreement or similar credit support agreement ancillary thereto;

(9) is a material Contract with any Parent Producer that, in the twelve (12) month period ended December 31, 2015, produced insurance policies or contracts issued by a Parent Insurance Subsidiary which resulted in greater than five percent (5%) of the Parent Insurance Subsidiaries’ gross written premiums for such twelve (12) month period ended on December 31, 2015 (each such Parent Producer, a “Parent Specified Producer”);

(10) any material third party administration agreements, administrative services or investment arrangement agreements;

(11) any Contract involving a sale or disposition of a business with ongoing obligations or any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Parent or any Parent Subsidiary with any other Person involving a potential combined commitment or payment by Parent and any Parent Subsidiary in excess of $1,000,000 annually; or

(12) any Contract that is material to the business of Parent and the Parent Subsidiaries, taken as a whole, that requires a consent to, or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, materially delay or impair the consummation of the Transactions or which consent or other provision, if not obtained, would result, individually or in the aggregate, in a Parent Material Adverse Effect.

(b) To the Knowledge of Parent, all Contracts set forth or required to be set forth in Section 5.11(a) of the Parent Disclosure Letter (collectively, the “Parent Contracts”) are valid, binding and in full force and effect and are enforceable by Parent or the applicable Parent Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought and except for such failures to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent or the applicable Parent Subsidiary has performed all material obligations required to be performed by it under the Parent Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder and, to the Knowledge of Parent, no other party to any Parent Contract is (with or without notice or lapse of time, or both) in breach or default in any material respect thereunder. Since January 1, 2015, neither Parent nor any of the Parent Subsidiaries has received written notice of any actual or alleged violation of, or failure to comply with, any term or requirement of any Parent Contract. As of the date of this Agreement, neither Parent nor any of the Parent Subsidiaries has received any written notice of a threatened or actual termination, cancellation, material limitation of, or material adverse modification or change in, any Parent Contract or the business relationship of Parent or any of the Parent Subsidiaries with any one or more of the counterparties thereto. True and complete copies of all Parent Contracts, together with all amendments, supplements and modifications thereto, have been made available to the Company before the date hereof.

SECTION 5.12. Permits. All material Permits held by Parent and the Parent Subsidiaries (the “Parent Permits”) are valid and in full force and effect, and collectively constitute all Permits necessary for Parent and each Parent Subsidiary to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except where the failure to maintain as valid and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, none of the Parent Permits will be subject to revocation, withdrawal, suspension, termination, nonrenewal or modification as a result of the execution and delivery hereof or the execution and delivery of the Ancillary Agreements, the performance of the terms hereof or thereof or the consummation of the Transactions.

SECTION 5.13. Insurance. All Insurance Policies issued in favor of Parent or any of the Parent Subsidiaries, or pursuant to which Parent or any of the Parent Subsidiaries is a named insured or otherwise a beneficiary (the “Parent Insurance Policies”), are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date) and provide insurance in such amounts and against such risks as are reasonable in accordance with industry practices or as is required by Law. Neither Parent nor any of the Parent Subsidiaries is in material breach or default, and neither Parent nor any of the Parent Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of the Parent Insurance Policies. Since January 1, 2015, no notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any Parent Insurance Policy, nor will any such cancellation or termination result from the consummation of the Transactions. Parent and the Parent Subsidiaries have given notice to each such insurer of all material claims that have arisen since January 1, 2015 and may be insured thereby.

SECTION 5.14. Taxes.

(a) Parent and each Parent Subsidiary have timely filed, or have caused to be timely filed, all federal and state income Tax Returns and material state, local and foreign Tax Returns, in each case required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, complete and accurate in all material respects.

(b) All Taxes shown to be due on such Tax Returns, or otherwise owed by Parent or any Parent Subsidiary, whether or not shown on any Tax Return, have been timely paid.

(c) Parent and each Parent Subsidiary has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

(d) Any Tax Returns referred to in clause (a) relating to US federal or material state income Taxes have been examined by and settled with the IRS or relevant state taxing authority, or have been closed by virtue of the expiration of the relevant statute of limitations, for all taxable periods ending on or before December 31, 2015.

(e) No material issues that have been raised in writing, or proposed or threatened in writing, by the IRS or other relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending.

(f) All material deficiencies asserted in writing or assessments made in writing relating to Taxes of Parent or any Parent Subsidiary have been fully paid.

(g) During the past three years, neither Parent nor any Parent Subsidiary has been a distributing or controlled corporation in a transaction intended to qualify under Section 355 of the Code.

(h) During the last five years, neither Parent nor any Parent Subsidiary has participated in any “listed transaction” (as defined in U.S. Treasury Regulations § 1.6011-4(b)(2)) that Parent or any Parent Subsidiary is or was required to disclose to the IRS.

(i) No requests for waivers of the time to assess any material Taxes of Parent or any Parent Subsidiary are pending, and no extension or waiver of the applicable limitations period for the assessment or collection of any Taxes of Parent or any Parent Subsidiary is in effect, and no extension of time within which to file any Tax Return of Parent or any Parent Subsidiary is in effect.

(j) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any Parent Subsidiary.

(k) Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is Parent or one of the Parent Subsidiaries) or (ii) has any material liability (including as a result of any agreement or obligation to reimburse or indemnify) for the Taxes of any other Person (other than Parent or any Parent Subsidiary) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor.

SECTION 5.15. Tax Treatment. Neither Parent nor any Parent Subsidiary has taken any action or failed to take any action or knows of any fact, agreement, plan or other circumstance, in each case that would, to the Knowledge of Parent, jeopardize the qualification of the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code, if they would otherwise so qualify.

SECTION 5.16. Proceedings. Except for Proceedings of the type described in the second sentence of this Section 5.16 (irrespective of whether any such action, claim or Proceeding existed prior to or after the date hereof), there is no action, claim or Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent, any Parent Subsidiary any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of Parent or any Parent Subsidiary, nor is there any Judgment outstanding against Parent, any Parent Subsidiary any of their respective properties or assets, or any present or former officer, director or employee (in their capacity as an employee) of Parent or any Parent Subsidiary that (i) relates to or involves more than $500,000, (ii) seeks or imposes any material injunctive relief, (iii) was commenced by a Governmental Entity or (iv) has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, there is no action, claim or Proceeding pending, or to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that seeks to prevent, hinder, modify, delay or challenge the Transactions.

SECTION 5.17. Compliance with Laws; Environmental Laws.

(a) Parent and the Parent Subsidiaries and their respective businesses are and have been since January 1, 2013 in compliance in all respects with all Laws and all Judgments applicable to Parent, any Parent Subsidiary or any assets owned or used by any of them, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written communication during the past three years from a Governmental Entity that alleges that Parent or a Parent Subsidiary or any of their respective businesses is not in compliance in any material respect with any Law that remains unresolved.

(b) Parent and the Parent Subsidiaries and their respective businesses are in compliance in all respects with applicable Environmental Laws, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. There are no material claims pursuant to any Environmental Law pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary.

(c) To the Knowledge of Parent, (i) it and the Parent Subsidiaries and their respective businesses are and have been since January 1, 2013 in compliance in all material respects with the Foreign Corrupt Practices Act and any other United States and foreign Laws concerning corrupting payments; (ii) since January 1, 2013, Parent and the Parent Subsidiaries have not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by Parent of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments; and (iii) Parent and the Parent Subsidiaries have an operational and effective Foreign Corrupt Practices Act/anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Parent and the Parent Subsidiaries with the Foreign Corrupt Practices Act and any other applicable Laws concerning corrupting payments.

SECTION 5.18. Insurance Matters.

(a) Section 5.18(a) of the Parent Disclosure Letter contains a true and complete list of each of the Parent Subsidiaries which, by virtue of its operations and activities, is required to be licensed as an insurance company or reinsurance company (collectively, the “Parent Insurance Subsidiaries”), together with the jurisdiction of domicile thereof and each jurisdiction in which each such Insurance Subsidiary is licensed to conduct the business of insurance or reinsurance. Except as set forth in Section 5.18(a) of the Parent Disclosure Letter, none of the Parent Insurance Subsidiaries is “commercially domiciled” (as such term is used in such jurisdiction’s insurance holding company statutes) in any other jurisdiction or is otherwise treated as domiciled under applicable Insurance Laws in a jurisdiction other than its jurisdiction of domicile set forth in its articles of incorporation or applicable organizational documents. Without limiting the generality of Section 5.12, each of the Parent Insurance Subsidiaries and each of the Parent Insurance Producers is licensed or authorized, to the extent required by Insurance Law, in each jurisdiction where it engages in business and where applicable, for each line of business written, marketed, sold or administered therein, except where the failure to be so licensed or authorized would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as set forth in Section 5.18(b) of the Parent Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all benefits due and payable under an insurance contract issued by or on behalf of any of the Parent Insurance Subsidiaries have been paid in accordance with the terms of such insurance contract, except for such benefits for which a Parent Insurance Subsidiary in its reasonable good faith discretion believes there is a basis to contest payment.

(c) As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there are no unpaid claims or assessments made against any Parent Insurance Subsidiary, whether or not due, by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), risk sharing plan, joint underwriting association, residual market facility, assigned risk pool or similar arrangement, in each case that are not reflected in the Parent Financial Statements.

(d) Except as set forth in Section 5.18(d) of the Parent Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, riders and ancillary agreements in connection therewith) issued by any Parent Insurance Subsidiary, and any and all marketing materials, agent agreements, broker agreements, service contracts, and managing general agent agreements to which the Parent or any of the Parent Subsidiaries is a party, are, to the extent required under applicable Laws, on forms approved by the applicable Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection, and all of such forms comply with the Insurance Laws except for such failures to comply with Law that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As to premium rates established by any Parent Insurance Subsidiary, which are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(e) Since January 1, 2013, each of the Parent Insurance Subsidiaries and each of the Parent Insurance Producers has duly and timely filed all reports or other filings required to be filed with any Insurance Regulator in the manner prescribed therefor under applicable Insurance Laws, and no Insurance Regulator has asserted in writing to the Parent or any Parent Insurance Subsidiary any material deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of such Insurance Regulator, or except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Without limiting the foregoing, each of the transactions between or among Parent Insurance Subsidiaries and their affiliates, and all Contracts and transactions in effect between any Parent Insurance Subsidiary and any affiliate that are required to be filed with, and approved or non-disapproved by, an Insurance Regulator under the applicable insurance holding company statutes or other applicable Insurance Laws, have been filed with such applicable Insurance Regulator, and the applicable Parent Insurance Subsidiary has obtained any required approvals or deemed approvals of Insurance Regulators with respect thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(f) Neither Parent nor any of Parent Subsidiaries is subject to any Regulatory Agreement, that materially restricts the conduct of its business or that in any other manner relates to its capital adequacy or its underwriting policies, nor has Parent or any of Parent Subsidiaries been advised in writing by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

(g) From January 1, 2013 through the date hereof, Parent has not received written notice from any reinsurer party to a Parent Reinsurance Agreement of any anticipated default under the terms of the applicable Parent Reinsurance Agreement that would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. Except as set forth in Section 5.18(g) of the Parent Disclosure Letter, as of the date hereof there are no disputes under any Parent Reinsurance Agreement except for such disputes that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse

Effect. All Parent Insurance Subsidiaries are entitled under SAP to take full credit in their Parent Statutory Financial Statements for all amounts reflected therein that are recoverable by them under any Parent Reinsurance Agreements pursuant to which they are cedants.

(h) Prior to the date hereof, Parent has delivered or made available to the Company a true and complete copy of any material actuarial reports in Parent’s possession and prepared by actuaries, independent or otherwise, with respect to any Parent Insurance Subsidiary for all periods beginning on or after January 1, 2013 through the date hereof, and all material attachments, addenda, supplements and modifications thereto to the extent in Parent’s possession (the “Parent Actuarial Analyses”). The information and data furnished by Parent or any Parent Subsidiary to their independent actuaries in connection with the preparation of the Parent Actuarial Analyses were accurate in all material respects for the periods covered in such reports. The aggregate insurance policy reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated), and unearned premium for each Parent Insurance Subsidiary, as reflected in the Parent Statutory Financial Statements (collectively, the “Parent Insurance Reserves”), (i) were determined in all material respects in accordance with generally accepted actuarial standards (except as otherwise noted in the Parent Statutory Financial Statements and notes thereto included in such Parent Statutory Financial Statements); (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as otherwise noted in the Parent Statutory Financial Statements and notes thereto included in such Parent Statutory Financial Statements) and (iii) satisfied the requirements of Insurance Law in all material respects; Notwithstanding the foregoing or anything else contained in this Agreement, Parent and its representatives are not making any representation or warranty in this Agreement in respect of the adequacy or sufficiency of the Parent Insurance Reserves of Parent or the Parent Insurance Subsidiaries or of the collectability of reinsurance.

(i) Parent has provided the Company with a complete list of all bonds, structured securities, stocks and other investments that were carried on the books and records of Parent and Parent Subsidiaries as of April 30, 2016 (such bonds, structured securities, stocks and other investments, together with all bonds, structured securities, stocks and other investments acquired by Parent and Parent Subsidiaries between such date and the date hereof, the “Parent Investment Assets”). Except for Parent Investment Assets sold in the Ordinary Course of Business, in compliance with the Parent Investment Guidelines or as permitted or otherwise contemplated by this Agreement, each of Parent and Parent Subsidiaries, as applicable, has good and marketable title to all of the material Parent Investment Assets it purports to own, free and clear of all Liens other than Permitted Liens. Parent has made available to the Company prior to the execution of this Agreement a true and complete copy of the investment guidelines of Parent and Parent Subsidiaries in place as of the date hereof with respect to the investment of the Investment Assets (the “Parent Investment Guidelines”). To the Knowledge of Parent, the composition of the Parent Investment Assets complies in all material respects with applicable Law and the Parent Investment Guidelines.

(j) Parent has made available to the Company true and complete copies of all written analyses and reports submitted by any Parent Insurance Subsidiary to any Insurance Regulator during the past thirty-six (36) months relating to risk-based capital calculations and Insurance Regulatory Information System ratios as determined by the National Association of

Insurance Commissioners, and no Insurance Regulator has asserted to Parent or any of Parent Subsidiaries in writing any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of such Insurance Regulator, or except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of the Parent Insurance Subsidiaries has been notified by any Parent Specified Producer or Insurance Regulator in writing of any material non-compliance by any Parent Specified Producer with applicable Insurance Laws (including laws, regulations, directives and opinions of Insurance Regulators relating to the soliciting, marketing, administering, negotiating sale or production of Parent’s and the Parent Insurance Subsidiaries’ products) in connection with the distribution of insurance policies or contracts issued by a Parent Insurance Subsidiary.

(k) To the Knowledge of Parent, each insurance agent, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent, third party administrator, marketer, wholesaler and managing general underwriter that wrote, sold, produced or managed a material amount of insurance business since January 1, 2014 for one or more of the Parent Insurance Subsidiaries (each, a “Parent Producer”) was, to the extent required by applicable Law, duly licensed for the type of activity and business conducted or written, sold, produced, underwritten or managed for or on behalf of the Parent Insurance Subsidiaries. To the Knowledge of Parent, since January 1, 2014, no Parent Producer has materially violated or is currently in violation in any material respect of any term or provision of any Law applicable to the writing, sale, production or underwriting of business for the Parent Insurance Subsidiaries, except for such failures or such violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each Parent Producer was appointed and compensated by Parent or Parent Subsidiaries in compliance in all respects with applicable Insurance Law. None of Parent or any of the Parent Insurance Subsidiaries has received written notice of any material disputes with any current or former Parent Producer concerning commissions, except for such disputes that (i) have been settled or otherwise fully resolved, or (ii) if resolved fully in the Parent Producer’s favor, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, no Parent Producer accounting individually for 10% or more of the total gross premiums of all of the Parent Insurance Subsidiaries for the year ended December 31, 2015, has indicated to Parent or the Parent Insurance Subsidiaries in writing or, to the Knowledge of Parent, orally that such Parent Producer will be unable or unwilling to continue its relationship as a Parent Producer with any Parent Insurance Subsidiary.

SECTION 5.19. Absence of Changes in Benefit Plans and Agreements. Since December 31, 2015 through the date hereof, there has not been (i) any adoption or amendment in any material respect by Parent or any Parent Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, equity or equity-based incentive, phantom stock, retirement, directors’ compensation, holiday pay, vacation, severance, sick leave, disability, death benefit, hospitalization, medical, fringe benefit, insurance or other plan, arrangement or understanding (whether or not legally binding), in each case established or maintained by Parent, any Parent Subsidiary or any of their respective ERISA Affiliates or as to which Parent, any Parent Subsidiary or any of their respective ERISA

Affiliates has contributed or otherwise may have any liability (collectively, “Parent Benefit Plans”) or (ii) any entering into or amendment of any employment, incentive compensation, retention, consulting, indemnification, severance or termination, or other similar Contract between Parent or any Parent Subsidiary and any current or former employee, executive officer, director or consultant of Parent or any Parent Subsidiary (collectively, the “Parent Benefit Agreements”). Neither Parent nor any Parent Subsidiary maintains or has any obligation or liability under any general severance plan or policy.

SECTION 5.20. ERISA Compliance; Excess Parachute Payments.

(a) Each Parent Benefit Plan and Parent Benefit Agreement has been administered in material compliance with its terms and with the requirements of Law, including ERISA and the Code. No action, claim or Proceeding is pending or, to the Knowledge of Parent, threatened, with respect to any Parent Benefit Plan or Parent Benefit Agreement that would, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. All contributions required to be made to each Parent Benefit Plan and Parent Benefit Agreement have been timely made and all obligations in respect of each Parent Benefit Plan and Parent Benefit Agreement have been properly accrued and reflected on Parent’s financial statements except that would not result in material liability to Parent.

(b) All Parent Pension Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have been the subject of determination or opinion letters from the IRS to the effect that such Parent Pension Plans are so qualified and all related trusts that are intended to be exempt from federal income taxes under Section 501(a) of the Code have been the subject of determination or opinion letters from the IRS to the effect that such trusts are so exempt, and no such determination or opinion letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened or any fact or event occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Pension Plan or the exempt status of any such trust, nor has any such Parent Pension Plan been amended since the date of its most recent determination or opinion letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs. Neither Parent nor any Parent Subsidiary has any liability or obligation under any Parent Benefit Plan or Parent Benefit Agreement to provide benefits after termination of employment to any current or former employee (including retirees) or dependent other than as required by Section 4980B of the Code. None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates has any liability for a failure to comply with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

(c) None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any plan which is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any multiemployer plan (as defined in Section 4001 (a)(3) of ERISA) or multiple employer plan (as described in Section 413 of the Code). None of Parent, any Parent Subsidiary, any officer of

Parent or of any Parent Subsidiary or any of the Parent Benefit Plans which are subject to ERISA, including the Parent Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility. No Parent Benefit Plan is or has been funded by, associated with or related to a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code). No Parent Benefit Plan holds the stock of the Parent or any Parent Subsidiary as a plan asset.

(d) With respect to Parent Pension Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Parent Pension Plans”), except as would not be material individually or in the aggregate, (i) the fair market value of the assets of each funded Non-US Parent Pension Plan, the liability of each insurer for any Non-US Parent Pension Plan funded through insurance or the reserve shown on Parent’s financial statements for any unfunded Non-US Parent Pension Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the First Effective Time, with respect to all current and former participants in such plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) each Non-US Parent Pension Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities and has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law.

(e) With respect to any arrangement of Parent or any Parent Subsidiary that is subject to Section 409A of the Code, (i) the written terms of such arrangement has at all times since January 1, 2013 been in material compliance with, and (ii) such arrangement has, at all times while subject to Section 409A of the Code, been operated in material compliance with, Section 409A of the Code and all applicable guidance thereunder. Neither Parent nor any Parent Subsidiary has any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 409A of the Code.

(f) With respect to any Parent Benefit Plan that is an employee welfare benefit plan, (i) no such Parent Benefit Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code) and (ii) each such Parent Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code.

(g) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Mergers or any other Transactions by any employee, officer or director of Parent or any of its Affiliates who is a “disqualified individual” (as such term is defined in U.S. Treasury Regulation Section 1.280G-1), either alone or together with any other event, would be characterized as a “parachute payment” (as defined in Section 280G of the Code). Neither Parent nor any Parent Subsidiary has any obligation to provide any gross-up payment to any individual with respect to any income tax, additional tax or interest charge imposed pursuant to Section 4999 of the Code.

(h) The execution, delivery and performance by Parent of this Agreement do not, and the consummation of the Mergers and the other Transactions and compliance with the terms hereof and thereof will not (i) entitle any employee, officer or director of Parent or any Parent Subsidiary to any severance, transaction bonus, retention or other payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Benefit Plan or Parent Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Parent Benefit Plan or Parent Benefit Agreement.

(i) For purposes of this Agreement, “Parent Pension Plans” means all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) established or maintained by Parent or any Parent Subsidiary.

SECTION 5.21. Employee and Labor Matters. Neither Parent nor any Parent Subsidiary is a party to any collective bargaining Contract or any labor Contract. Neither Parent nor any Parent Subsidiary has engaged in any unfair labor practice or violation of state or local labor, wage and hour, or employment laws with respect to any Persons employed by or otherwise performing services primarily for Parent or any Parent Subsidiary (the “Parent Business Personnel”), and there is no material unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Parent, threatened in writing against Parent or any of Parent Subsidiaries by the National Labor Relations Board, any comparable state or federal agency, or any other Third Party with respect to Parent Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary which may interfere with the respective business activities of Parent or any Parent Subsidiary.

SECTION 5.22. Opinions of Financial Advisors. The Parent Board has received the oral opinion of Raymond James & Associates, Inc., to be confirmed in writing (with a copy provided solely for informational purposes to the Company promptly after Parent receiving such confirmation), to the effect that, as of such date, the Exchange Ratio applicable to the shares of Parent Common Stock to be issued in the First Merger by Parent is fair to Parent from a financial point of view.

SECTION 5.23. Brokers. No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, Inc. and their respective affiliates, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Mergers or the other Transactions based upon arrangements made by or on behalf of Parent.

SECTION 5.24. Rights Plan. Parent has taken all action necessary (a) to render the Rights Agreement, dated July 20, 2012 (the “Parent Rights Agreement”), between Parent and Continental Stock Transfer & Trust Company, as Rights Agent, inapplicable to the Mergers, the other Transactions, this Agreement and the Stockholders Agreement, and (b) to ensure that (i) neither the Sole Stockholder nor any Sole Stockholder Member will become an “Acquiring Person” or “Adverse Person” (as such terms are defined in the Parent Rights Agreement) by reason of the approval, execution, announcement or consummation of this Agreement, the

Stockholders Agreement or the Transactions, and (ii) neither a “Share Acquisition Date” nor a “Distribution Date” (each as defined in the Parent Rights Agreement) shall occur, in each case, by reason of the approval, execution, announcement or consummation of this Agreement, the Stockholders Agreement or the Transactions.

ARTICLE VI

Interim Covenants

SECTION 6.01. Conduct of Business.

(a) Except for matters set forth in Section 6.01(a) of the Company Disclosure Letter or otherwise expressly required by this Agreement or by Law, from the date of this Agreement to the First Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, maintain in effect all material Permits, keep available the services of its current officers and key employees and preserve intact its goodwill and ongoing business relationships with policyholders, suppliers, reinsurers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01(a) of the Company Disclosure Letter or otherwise expressly required by this Agreement or by Law, from the date of this Agreement to the First Effective Time, the Company shall not, and shall not permit any Company Subsidiary to (or permit any other person to on behalf of the Company or any Company Subsidiary), do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed, except that such consent may be withheld in Parent’s sole discretion with respect to Section 6.01(a)(i)(A)):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent or, after June 30, 2016, quarterly dividends not to exceed the aggregate quarterly dividend paid by Parent to its stockholders in such quarter, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities or (C) any Company Convertible Securities, in each case, as applicable;

(iii) amend, authorize or propose to amend its certificate or articles of incorporation, by-laws, limited liability company operating agreement or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity interest in, or by reinsurance or any other manner, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

(v) except (1) to the extent required by applicable Law or as required by existing plans and arrangements as of the date of this Agreement set forth in Section 6.01(a)(v)(1) of the Company Disclosure Letter, or (2) as set forth on Section 6.01(a)(v)(2) of the Company Disclosure Letter, (A) grant to any executive officer or director of the Company or any Company Subsidiary any increase in compensation, (B) grant to any employee who is not an executive officer or director of the Company or any Company Subsidiary any increase in compensation other than in the Ordinary Course of Business, (C) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement included in or as described in the Company Disclosure Letter, (D) enter into any employment, consulting, indemnification, severance or termination agreement with any executive officer or director (except as contemplated by this Agreement), (E) establish, adopt, extend, renew, enter into or amend in any material respect any collective bargaining agreement, Company Benefit Agreement or Company Benefit Plan or (F) take any action to accelerate any rights or benefits, or make any material determinations, under any collective bargaining agreement, Company Benefit Agreement or Company Benefit Plan;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or SAP or as advised by the Company’s regular public independent accountant is required by GAAP or SAP;

(vii) sell, lease (as lessor), license or otherwise dispose of, or subject to any material Lien, any of its properties or assets, other than (A) the transfer of properties or assets from one wholly-owned Company Subsidiary to another pursuant to internal reorganizations or consolidations involving existing wholly-owned Company Subsidiaries that would not present a substantial risk of the failure to receive or any material delay in the receipt of the approvals required under Section 8.01(c), (B) sales of properties or assets with a sale price that does not exceed $1,000,000 in the aggregate, or (C) dispositions of obsolete or worthless assets;

(viii) (A) incur, create, assume or otherwise become liable for, or prepay, any Indebtedness owed to a Third Party (excluding, for the avoidance of doubt, ordinary course trade payables or performance bonds entered into or provided in the Ordinary Course of Business), or guarantee any such Indebtedness of any Third Party, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of any Third Party, enter into any “keep well” or other agreement to maintain any financial statement condition of any Third Party or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any such Indebtedness other than in the Ordinary Course of Business or (B) other than in the Ordinary Course of Business in an amount not to exceed $100,000 in the aggregate, make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in the Company or any Company Subsidiary;

(ix) make or agree to make any new capital expenditure or expenditures that, individually or in the aggregate, is in excess of $250,000 in any fiscal quarter;

(x) (A) settle or compromise any liability for Taxes, enter into any closing agreement or similar agreement relating to Taxes or otherwise settle any dispute relating to Taxes, (B) make any material Tax election, (C) prepare or file any Tax Return inconsistent with past practice, (D) take any material position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with positions taken in prior periods, (E) file any amended material Tax Return, (F) make any change in any method of accounting for Tax purposes or (G) request any ruling or similar guidance with respect to Taxes;

(xi) adopt or enter into a plan of complete or partial liquidation or dissolution of the Company or any of the Company Subsidiaries;

(xii) settle any material action, claim or Proceeding relating to claims made under any insurance Contracts, policies, binders, slips or certificates issued by the Company or any Company Subsidiary, except in the Ordinary Course of Business;

(xiii) other than in the case of an action, claim or Proceeding described in clause (xii), compromise, settle or agree to settle any action, claim or Proceeding (A) for an amount in excess of $1,000,000 individually or in the aggregate or (B) that would include any non-monetary relief that would materially affect the operations of the Company, the Company Subsidiaries or its Affiliates from and after the Closing Date;

(xiv) (1) enter into, modify, amend, cancel, or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, cancelled, renewed, terminated, waived, released or assigned would reasonably be expected to (A) prevent or materially delay or impair the ability of the Company and the Company Subsidiaries to consummate the Mergers or (B) materially impair the ability of the Company and the Company Subsidiaries, taken as a whole, to conduct their business in the Ordinary Course of Business, (2) modify, amend, terminate, cancel, extend or grant any material Consent or waiver under, any Company Contract; provided, however, that this clause (2) shall not prevent AmRisc from taking any such action on behalf of the Company with respect to Company Contracts in the Ordinary Course of Business and pursuant to and in accordance with the terms of the MGA or (3) enter into, amend, modify or waive any term under any Contract with BB&T or any of its Subsidiaries, AmRisc or any of its Subsidiaries or any Affiliated Person;

(xv) make any material change in internal accounting controls or disclosure controls and procedures;

(xvi) change its fiscal year;

(xvii) waive, extend, renew or enter into any non-compete, exclusivity, non-solicitation or similar Contract that would restrict or limit, in any material respect, the operations of the Company or the Company Subsidiaries, as the case may be, or any of their respective subsidiaries or Affiliates (whether before or after the Closing);

(xviii) enter into (including via any acquisition) any new line of business that represents a material change in its operations and which is material to it and the Company Subsidiaries taken as a whole, or make any material change to its or the Company Subsidiaries’ businesses, except as required by Law;

(xix) other than in the Ordinary Course of Business, make any material change in its investment, underwriting, claims management or reinsurance practices, policies and procedures; or

(xx) authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

(b) Except for matters set forth in Section 6.01(b) of the Parent Disclosure Letter or otherwise expressly required by this Agreement or by Law, from the date of this Agreement to the Second Effective Time, Parent shall, and shall cause each Parent Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, maintain in effect all material Permits, keep available the services of its current officers and key employees and preserve intact its goodwill and ongoing business relationships with policyholders, suppliers, reinsurers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01(b) of the Parent Disclosure Letter or otherwise expressly required by this Agreement or by Law, from the date of this Agreement to the Second Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to (or permit any other person to on behalf of Parent or any Parent Subsidiary), do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Parent to its parent or quarterly dividends consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any non-wholly-owned Parent Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Parent Debt or other voting securities or (C) any Parent Convertible Securities, in each case, as applicable, other than (x) the issuance of Parent Common Stock upon the exercise of Parent Convertible Securities in accordance with their present terms under the Parent Stock Plans or (y) pursuant to a Parent Stock Plan in accordance with its present terms;

(iii) amend, authorize or propose to amend the certificate or articles of incorporation, by-laws or other comparable charter or organizational documents of Parent;

(iv) adopt or enter into a plan of complete or partial liquidation or dissolution of Parent or any of the Significant Parent Subsidiaries;

(v) enter into any agreement to acquire another business or effect any similar transaction that, at the time thereof, would reasonably be expected to prevent or delay the Closing beyond the Outside Date (as the same may be extended) or would reasonably be expected to materially increase the likelihood of a failure to satisfy the conditions set forth in Sections 8.01(c) or 8.01(d);

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in GAAP or SAP or as advised by Parent’s regular public independent accountant is required by GAAP or SAP;

(vii) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of or any equity interest in, or by reinsurance or any other manner, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to Parent and the Parent Subsidiaries, taken as a whole; provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing wholly-owned Parent Subsidiaries that would not present a material risk of any delay in the receipt of any approval required to be obtained under Section 8.01(c) or (y) the creation of new wholly-owned Parent Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

(viii) except to the extent required by applicable Law, as required by existing plans and arrangements as of the date of this Agreement or as permitted by Section 6.01(b)(ii), grant to any executive officer or director of the Parent or any Parent Subsidiary any increase in compensation other than in the Ordinary Course of Business not to exceed $1,000,000 in the aggregate;

(ix) sell, lease (as lessor), license or otherwise dispose of, or subject to any material Lien, any of its properties or assets, other than (A) the transfer of properties or assets from one wholly-owned Parent Subsidiary to another pursuant to internal reorganizations or consolidations involving existing wholly-owned Parent Subsidiaries that would not present a substantial risk of the failure to receive or any material delay in the receipt of the approvals required under Section 8.01(c), (B) sales of properties or assets with a sale price that does not exceed $1,000,000 in the aggregate, or (C) dispositions of obsolete or worthless assets;

(x) (A) incur, create, assume or otherwise become liable for, or prepay, any Indebtedness owed to a Third Party (excluding, for the avoidance of doubt, ordinary course trade payables or performance bonds entered into or provided in the Ordinary Course of Business), or guarantee any such Indebtedness of any Third Party, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of Parent or any Parent Subsidiary, guarantee any debt securities of any Third Party, enter into any “keep well” or other agreement to maintain any financial statement condition of any Third Party or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any such Indebtedness other than in the Ordinary Course of Business or (B) other than in the Ordinary Course of Business in an amount not to exceed $50,000 in the aggregate, make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in Parent or any Parent Subsidiary;

(xi) enter into (including via any acquisition) any new line of business that represents a material change in its operations and which is material to Parent and the Parent Subsidiaries taken as a whole, or make any material change to Parent’s or Parent Subsidiaries’ businesses, except as required by Law;

(xii) make or agree to make any new capital expenditure or expenditures that, individually or in the aggregate, is in excess of $2,500,000 in any fiscal quarter;

(xiii) (A) settle or compromise any liability for Taxes, enter into any closing agreement or similar agreement relating to Taxes or otherwise settle any dispute relating to Taxes, (B) make any material Tax election, (C) prepare or file any Tax Return inconsistent with past practice, (D) take any material position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with positions taken in prior periods, (E) file any amended material Tax Return, (F) make any change in any method of accounting for Tax purposes or (G) request any ruling or similar guidance with respect to Taxes;

(xiv) other than in the Ordinary Course of Business, make any material change in its investment, underwriting, claims management or reinsurance practices, policies and procedures;

(xv) settle any material action, claim or Proceeding relating to claims made under any insurance Contracts, policies, binders, slips or certificates issued by Parent or any Parent Subsidiary, except in the Ordinary Course of Business;

(xvi) other than in the case of an action, claim or Proceeding described in clause (xv), compromise, settle or agree to settle any action, claim or Proceeding

(A) for an amount in excess of $1,000,000 individually or in the aggregate or (B) that would include any non-monetary relief that would materially affect the operations of Parent, the Parent Subsidiaries or its Affiliates from and after the Closing Date;

(xvii) make any material change in internal accounting controls or disclosure controls and procedures;

(xviii) waive, extend, renew or enter into any non-compete, exclusivity, non-solicitation or similar Contract that would restrict or limit, in any material respect, the operations of Parent or the Parent Subsidiaries, as the case may be, or any of their respective subsidiaries or Affiliates (whether before or after the Closing); or

(xix) authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

(c) The Company and Parent shall promptly advise the other orally and in writing if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any Person alleging that the Consent of such Third Party is or may be required in connection with the Transactions; (ii) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market) in connection with the Transactions; or (iii) such party becoming aware of the occurrence of an event that could prevent or materially delay the consummation of the Transactions or that would reasonably be expected to result in any of the conditions set forth in Article VIII not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.01(c) shall not limit or otherwise affect the remedies of the Company, Parent, Merger Sub or Merger LLC available hereunder and no information delivered pursuant to this Section 6.01(c) shall update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

SECTION 6.02. No Solicitation by the Company Parties.

(a) From the date of this Agreement until the earlier of the First Effective Time or the date of termination of this Agreement, the Company Parties shall not, nor shall they permit any Company Subsidiary to, nor shall they authorize or knowingly permit any of their Representatives or the Representatives of the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Company Takeover Proposal (as hereinafter defined) or any proposal or offer or inquiry that would reasonably be expected to lead to a Company Takeover Proposal; (ii) enter into any letter of intent or agreement in principle or any Contract providing for any Company Takeover Proposal or any proposal, offer or inquiry that would reasonably be expected to lead to a Company Takeover Proposal; or (iii) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Company Takeover Proposal or any proposal or offer or inquiry that would reasonably be expected to lead to a Company Takeover Proposal.

(b) Each Company Party shall promptly, and in any event no later than thirty-six (36) hours after it or any Company Subsidiary or any of its or their respective Representatives receives any Company Takeover Proposal, advise Parent orally and in writing of such Company

Takeover Proposal, including providing the identity of the Third Party making or submitting such Company Takeover Proposal, and, (i) if it is in writing, a copy of such Company Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Company Takeover Proposal and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Third Party during the period between the date hereof and the Closing. Each such Company Party shall keep Parent informed in all material respects on a prompt basis of any change to the material terms of any such Company Takeover Proposal.

(c) Immediately following the execution of this Agreement, each Company Party shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, immediately cease and terminate any activities, discussions or negotiations existing as of the date of this Agreement between the Company or any of the Company Subsidiaries or any of its or their respective Representatives, on the one hand, and any Third Party or any of its Representatives, on the other hand, with respect to any Company Takeover Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Takeover Proposal and shall seek to have returned to it any confidential information that has been provided in connection with such activities, discussions or negotiations.

(d) Neither the Company Board nor any committee thereof shall (A) withhold or withdraw (or modify in a manner adverse to Parent), or propose publicly to withhold or withdraw (or so modify) the Company Recommendation or the Company Determination, (B) recommend, endorse, adopt or approve, or publicly propose to recommend, endorse, adopt or approve, any Company Takeover Proposal or any letter of intent or agreement in principle or any Contract providing for any Company Takeover Proposal or (C) take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable antitakeover provision in the Company Charter or Company By-laws, inapplicable to any transactions contemplated by a Company Takeover Proposal (any action described in clause (A), (B) or (C) being referred to as a “Company Adverse Recommendation Change”).

(e) Certain Definitions. For purposes of this Agreement:

“Company Acquisition Transaction” means any transaction or series of related transactions other than the Mergers involving: (i) any acquisition or purchase by any Third Party of more than 20% of the total outstanding voting securities of the Company or any of the Company Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning more than 20% of the total outstanding voting securities of the Sole Stockholder, the Company or any of the Company Subsidiaries; (iii) any merger, amalgamation, plan of arrangement, consolidation, business combination, share exchange, recapitalization or similar transaction involving the Sole Stockholder, the Company or any Company Subsidiary pursuant to which the Sole Stockholder or the members of the Sole Stockholder as of the date hereof holds less than 80% of the equity interests in the surviving or resulting entity of such transaction; (iv) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Company Subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Sole Stockholder, the Company and the Company Subsidiaries, taken as a whole; or (v) any liquidation or dissolution of the Company or any of the Company Subsidiaries.

“Company Takeover Proposal” means any offer or proposal by a Third Party relating to any Company Acquisition Transaction.

SECTION 6.03. No Solicitation by Parent; Change in Recommendation.

(a) From the date of this Agreement until the earlier of the Second Effective Time or the date of termination of this Agreement, Parent shall not, nor shall it permit any Parent Subsidiary to, nor shall it authorize or knowingly permit any Representatives of Parent or any Parent Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of, any Parent Takeover Proposal (as hereinafter defined) or any proposal or offer or inquiry that would reasonably be expected to lead to a Parent Takeover Proposal; (ii) enter into any letter of intent or agreement in principle or any Contract (other than a confidentiality agreement in accordance with this Section 6.03(a)) providing for any Parent Takeover Proposal or any proposal, offer or inquiry that would reasonably be expected to lead to a Parent Takeover Proposal; or (iii) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Parent Takeover Proposal or any proposal or offer or inquiry that would reasonably be expected to lead to a Parent Takeover Proposal; provided, however, that (A) nothing in this Agreement shall prevent Parent or any of its Representatives from contacting, prior to obtaining Parent Stockholder Approval, a Third Party that has made or submitted a Parent Takeover Proposal (or its advisors) solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether such Parent Takeover Proposal would reasonably be expected to result in a Superior Parent Proposal and (B) nothing contained in this Agreement shall prohibit Parent or the Parent Board, directly or indirectly through any of its Representatives, prior to obtaining Parent Stockholder Approval, from taking any of the actions described in clause (ii) or (iii) above in response to any Parent Takeover Proposal received by Parent after the date hereof that was not solicited in violation of Section 6.03(a)(i) if, in the case of this clause (B), (1) the Parent Board concludes in good faith, after consultation with its outside legal and financial advisors, that such Parent Takeover Proposal constitutes a Superior Parent Proposal or would reasonably be expected to lead to a Superior Parent Proposal and (2) prior to furnishing any non-public information to, or entering into discussions or negotiations with, such Third Party Parent receives from such Third Party an executed confidentiality agreement with provisions not less favorable in the aggregate to Parent than those contained in the Confidentiality Agreement. Parent agrees that it and the Parent Subsidiaries shall not enter into any Contract with any Person that prohibits Parent from providing information to the Company that is required to be provided to the Company under this Section 6.03.

(b) Parent shall promptly, and in any event no later than thirty-six (36) hours after it or any Parent Subsidiary or any of its or their respective Representatives receives any Parent Takeover Proposal, advise the Company orally and in writing of such Parent Takeover Proposal, including providing the identity of the Third Party making or submitting such Parent Takeover Proposal, and, (i) if it is in writing, a copy of such Parent Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Parent Takeover Proposal and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Third Party during the period between the date hereof and the Closing. Parent shall keep the Company informed in all material respects on a prompt basis of any change to the material terms of any such Parent Takeover Proposal. Parent agrees that it shall, prior to or concurrent with the time it is provided to any Third Parties, provide or make available to the Company any non-public information concerning Parent and the Parent Subsidiaries that Parent provides to any Third Party in connection with any Parent Takeover Proposal which was not previously provided to the Company.

(c) Immediately following the execution of this Agreement, Parent shall, and shall cause the Parent Subsidiaries and its and their respective Representatives to, immediately cease and terminate any discussions or negotiations existing as of the date of this Agreement between Parent or any of the Parent Subsidiaries or any of its or their respective Representatives, on the one hand, and any Third Party or any of its Representatives, on the other hand, with respect to any Parent Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Takeover Proposal and shall seek to have returned to it any confidential information that has been provided in connection with such activities, discussions or negotiations.

(d) Except as otherwise provided in Section 6.03(e) or 6.03(f), neither the Parent Board nor any committee thereof shall (A) withhold or withdraw (or modify in a manner adverse to the Company), or propose publicly to withhold or withdraw (or so modify) the Parent Recommendation or the Parent Determination, (B) recommend, endorse, adopt or approve, or publicly propose to recommend, endorse, adopt or approve, any Parent Takeover Proposal or any letter of intent or agreement in principle or any Contract (other than a confidentiality agreement executed in accordance with Section 6.03(a)) providing for any Parent Takeover Proposal or (C) take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable anti-takeover provision in the Parent Charter or Parent By-laws, inapplicable to any transactions contemplated by a Parent Takeover Proposal (any action described in clause (A), (B) or (C) being referred to as a “Parent Adverse Recommendation Change”).

(e) Notwithstanding anything in this Agreement to the contrary, in response to a Parent Takeover Proposal, the Parent Board may at any time prior to receipt of Parent Stockholder Approval, effect a Parent Adverse Recommendation Change, and, subject to compliance with the requirements of this Section 6.03(e) and Section 7.07(c), terminate this Agreement in order to concurrently enter into a binding definitive agreement to effect a Superior Parent Proposal, if (and only if): (i) such Parent Takeover Proposal was not solicited in violation of Section 6.03(a); (ii) such Parent Takeover Proposal constitutes a Superior Parent Proposal; and (iii) Parent provides the Company at least three (3) Business Days’ prior written notice of the Parent Board’s intention to take such action, which notice shall include the information with respect to such Superior Parent Proposal that is specified in Section 6.03(b) (it being agreed that neither the delivery of such notice by Parent nor any public announcement thereof that Parent determines that it is required to make under applicable Law shall constitute a Parent Adverse Recommendation Change unless and until the Parent Board shall have failed to, within twenty-four (24) hours after such three (3) Business Day period, publicly announce that it is recommending the Transactions (taking into account any adjustment or modification of the terms of this Agreement and the Transactions agreed to by the parties hereto in writing)); (iv) during such three (3) Business Day period, Parent and its Representatives have negotiated in good faith with the Company regarding any revisions to the terms of this Agreement and the Transactions proposed by the Company in response to such Superior Parent Proposal; (v) at the end of the three (3) Business Day period described in the foregoing clause (iv) (and taking into account any adjustment or modification of the terms of this Agreement and the Transactions proposed by the Company) the Parent Board determines in good faith, after consultation with its outside legal and financial advisors, that the Parent Takeover Proposal continues to be a Superior Parent Proposal; (vi) concurrently with the termination of this Agreement, Parent pays to the Company the Termination Fee; and (vii) concurrently with the termination of this Agreement (or, if not determined at such time, as soon thereafter as the amount of Company Expenses is determined), Parent pays to the Company any Company Expenses due pursuant to Section 7.07(c)(iii). Any material amendment or modification to any Superior Parent Proposal (it being understood and agreed that any change in the consideration to be received is a material modification) will be deemed to be a new Parent Takeover Proposal for purposes of this Section 6.03; provided, however, that with respect to each and every material amendment or modification, the notice period and the period during which Parent and its Representatives are required to negotiate in good faith with the Company regarding any revisions to the terms of this Agreement and the Transactions pursuant to clause (v) above shall expire on the second (2nd) Business Day after the Parent Board provides written notice of such new Parent Takeover Proposal to the Company.

(f) Nothing in this Agreement shall prohibit or restrict the Parent Board, in circumstances not involving or relating to a Parent Takeover Proposal, from effecting prior to obtaining the Parent Stockholder Approval a Parent Adverse Recommendation Change of the type described in clause (A) of the definition thereof, if (and only if): (i) the Parent Board concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable Laws; (ii) Parent provides the Company at least three (3) Business Days’ prior written notice advising the Company that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail (it being agreed that neither the delivery of such notice by Parent nor any public announcement thereof that the Parent Board determines that it is required to make under applicable Law shall constitute a Parent Adverse Recommendation Change unless and until the Parent Board shall have failed to, within twenty-four (24) hours after such three (3) Business Day period, publicly announce that it is recommending the Transactions (taking into account any adjustment or modification of the terms of this Agreement and the Transactions agreed to by the parties hereto in writing)); (iii) during such three (3) Business Day period, Parent and its Representatives have negotiated in good faith with the Company regarding any revisions to the terms of this Agreement and the Transactions proposed by the Company in response to such conclusion that the failure to take such action would be inconsistent with the exercise of its fiduciary duties to the stockholders of Parent under applicable Laws; and (iv) at the end of the three (3) Business Day period described in the foregoing clause (iii), the Parent Board again concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement and the Transactions proposed by the Company), that the failure to make a Parent Adverse Recommendation Change would be reasonably likely to be inconsistent with the exercise by the Parent Board of its fiduciary duties under applicable Laws.

(g) During the period from the date of this Agreement through the earlier of the Second Effective Time and the date of termination of this Agreement, Parent shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Parent Takeover Proposal or standstill agreement to which Parent or any of the Parent Subsidiaries is a party (other than any involving the Company) except to the extent the Parent Board determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary obligations under applicable Law.

(h) Nothing contained in this Section 6.03 shall prohibit the Parent Board from (i) taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Parent if the Parent Board determines in good faith, after consultation with its outside counsel, that such disclosure is required by applicable Law; provided, however, that (A) any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Parent Takeover Proposal or an express reaffirmation of the Parent Recommendation, shall be deemed to be a Parent Adverse Recommendation Change and (B) neither Parent nor the Parent Board (nor any committee thereof) shall make any Parent Adverse Recommendation Change except in accordance with the other provisions of this Section 6.03.

(i) Certain Definitions. For purposes of this Agreement:

“Parent Acquisition Transaction” means any transaction or series of related transactions other than the Mergers involving: (i) any acquisition or purchase by any Third Party of more than 20% of the total outstanding voting securities of Parent or any of the Significant Parent Subsidiaries; (ii) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning more than 20% of the total outstanding voting securities of Parent or any of the Parent Subsidiaries; (iii) any merger, amalgamation, plan of arrangement, consolidation, business combination, share exchange, recapitalization or similar transaction involving Parent or any Parent Subsidiary pursuant to which the stockholders of Parent immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (iv) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Parent Subsidiary) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Parent and the Parent Subsidiaries, taken as a whole; or (v) any liquidation or dissolution of Parent or any of the Parent Subsidiaries.

“Parent Takeover Proposal” means any offer or proposal by a Third Party relating to any Parent Acquisition Transaction.

“Superior Parent Proposal” means a bona fide written Parent Takeover Proposal (with (1) references therein to “20%” changed to “50%”, except in the case of any Parent Acquisition Transaction by an individual Person or group of Persons (as described in

Rule 13d-5(b)(1) under the Exchange Act), in which case references to “20%” shall be changed to “40%”, and (2) references therein to “80%” changed to “50%”, except in the case of any Parent Acquisition Transaction by an individual Person or group of Persons (as described in Rule 13d-5(b)(1) under the Exchange Act), in which case references to “80%” shall be changed to “60%”) that, in the good faith judgment of the Parent Board, after consultation with its outside financial advisors and its outside legal counsel, taking into account relevant legal, financial and regulatory aspects of the proposal, the identity of the Third Party making such proposal and the conditions for completion of such proposal (i) if consummated, would be more favorable to the stockholders of Parent than the Mergers, taken together, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by the Company in response to such proposal or otherwise), and (ii) is reasonably likely to be consummated.

SECTION 6.04. Section 280G. If the Company or Parent reasonably determines that any payment or benefit in connection with the transactions contemplated by this Agreement could be deemed a Section 280G Payment (as defined below) by more than a de minimis amount, prior to the Closing, the Sole Stockholder shall, in advance of the Closing Date, seek waivers of the right to receive such payments or benefits (“Section 280G Payments”) from “disqualified individuals” (as defined in Section 280G(c) of the Code), to the extent necessary and appropriate to avoid any loss of Tax deduction by reason of Section 280G of the Code and the regulations thereunder or any excise Tax under Section 4999 of the Code, and, if such waivers are received, deliver to its equityholders (whether direct or indirect to the extent required) a disclosure statement which is intended to satisfy, and which is intended to solicit approval by its equityholders, in each case in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations thereunder, of the right of any “disqualified individual” to receive or retain any payments or benefits that would reasonably be expected, in the absence of such approval by such equityholders, to constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Code). The Sole Stockholder shall provide Parent and its Representatives with a copy of such disclosure statement prior to delivery to the members of the Sole Stockholder and shall consider in good faith any reasonable comments timely made by Parent or its Representatives regarding the content of such disclosure statement.

ARTICLE VII

Additional Agreements

SECTION 7.01. Preparation of the Proxy Statement; Stockholders Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Proxy Statement. Each of Parent and the Company shall cooperate in the preparation and filing of the Proxy Statement (including by the Company providing Parent with the financial statements and financial data of the Company necessary for inclusion in the Proxy Statement as well as any other information necessary for Parent to prepare the pro forma financial statements required for the Proxy Statement). Parent shall provide the Company with the opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. No filing of, or amendment or supplement to, the Proxy Statement will be made by Parent without providing the Company the opportunity to review and comment thereon. Parent will advise the Company promptly after it receives oral or written notice of any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Company with copies of any written communication from the SEC or any state securities commission. If at any time prior to the First Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC, after the Company has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the respective stockholders of Parent.

(b) Subject to applicable Law, Parent shall, as soon as reasonably practicable following date of this Agreement, but in no event later than thirty (30) days after distribution of the Proxy Statement to Parent’s stockholders, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of seeking the Parent Stockholder Approval. Subject to Section 6.03(e) and 6.03(f), Parent shall, through the Parent Board, recommend that its stockholders approve the Share Issuance (the “Parent Recommendation”), and shall use reasonable best efforts to solicit from its stockholders proxies in favor of the Share Issuance. Notwithstanding anything to the contrary in this Agreement, Parent may adjourn, recess or postpone the Parent Stockholders Meeting from time to time (a) with the prior written consent of the Company; (b) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required by applicable Law (as determined by Parent in good faith after consultation with its outside legal counsel) is provided to the stockholders of Parent a reasonable amount of time in advance of the Parent Stockholders Meeting to permit such stockholders to review such supplement or amendment prior to the Parent Stockholders Meeting; (c) if as of the time at which the Parent Stockholders Meeting is to be held, (x) there is an absence of a quorum (either in person or by proxy) necessary to conduct the business of the Parent Stockholders Meeting, or (y) it is necessary to solicit additional proxies in order to obtain approval of the Share Issuance; or (d) if required by Law or any court of competent jurisdiction.

SECTION 7.02. Access to Information; Confidentiality. Subject to contractual and legal restrictions applicable to Parent or the Company or any of their respective subsidiaries with respect to the exchange of information, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the Representatives of such other party, reasonable access during normal business hours during the period prior to the First Effective Time or the termination of this Agreement to all their respective properties, books, contracts, commitments, personnel and records (including the work papers of independent accountants, if available, and subject to the consent of such independent accountants), including for purposes of Parent and its Representatives, to conduct audits from time to time of the Company’s and the Company Subsidiaries’ practices and procedures pursuant to applicable

Insurance Laws and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that (A) such access does not unreasonably disrupt the normal operations of the Company and the Company Subsidiaries, or Parent and the Parent Subsidiaries, as applicable, and (B) if either Parent or the Company requests detailed information on a per-insured basis contained in electronic databases, the other party shall be obligated only to provide such information to TigerRisk Partners, LLC for analysis. No investigation pursuant to this Section 7.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. This Section 7.02 shall not require the Company or any Company Subsidiary, or Parent or any Parent Subsidiary, to permit any access, or to disclose any information, that in the reasonable judgment of such party, would reasonably be expected to result in (i) the disclosure of any trade secrets of Third Parties or a violation of any of its obligations with respect to confidentiality if such party shall have used its reasonable best efforts to obtain the consent of such Third Party to such inspection or disclosure, (ii) the loss of attorney-client privilege with respect to such information, (iii) in the case of documents or portions of documents relating to pricing or other matters that are highly sensitive, a Governmental Entity alleging that providing such information violates any Regulatory Law or (iv) a violation of applicable privacy Laws. If any material is withheld by such party pursuant to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 7.02 shall be subject to the Confidentiality Agreement.

SECTION 7.03. Commercially Reasonable Efforts; Notification.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts (subject to, and in accordance with, applicable Law), to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers and the other Transactions, including (i) the obtaining of all necessary actions or nonactions and Consents from Governmental Entities and Nasdaq and the making of all necessary registrations and Filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Entity or Nasdaq, (ii) the obtaining of all necessary Consents from Third Parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall Parent, Merger Sub, Merger LLC or the Company Parties or any of their respective subsidiaries be required to (and in no event shall the Company or any Company Subsidiary without the prior written consent of Parent, or Parent or any Parent Subsidiary without the prior written consent of the Company) pay any fee, penalty or other consideration to any Third Party or make any other concession to any Third Party for any Consent required for the consummation of the Transactions under any Contract.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) to the extent required, (A) promptly, but in no event later than fifteen (15) Business Days after the date hereof, make their respective Filings under the HSR Act and (B) as promptly as reasonably practicable after the date hereof, make any other required submissions under the HSR Act (which submissions shall be in substantial compliance with the requirements of the HSR Act and any other applicable Law), (ii) promptly, but in no event later than thirty (30) calendar days after the date hereof, make, or cause their respective “ultimate controlling persons” to make, all filings necessary under the Insurance Laws, including the Company Insurance Approvals and Parent Insurance Approvals (including filings on Form A seeking approval of Parent’s acquisition of control of each applicable Company Insurance Subsidiary and Peed’s and the Sole Stockholder’s acquisition of control of each applicable Parent Insurance Subsidiary), with the Insurance Regulators in Florida, Hawaii and New York, as applicable, and promptly make any further filings pursuant thereto as may be necessary or advisable, (iii) use commercially reasonable efforts to cooperate with each other in (A) determining whether any Filings are required to be made with, or Consents are required to be obtained from, any Third Parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such Filings (which Filings shall be in substantial compliance with the requirements of applicable Law) and timely seeking all such Consents and (iv) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction, any Insurance Regulator, or any other Governmental Entity may assert under Regulatory Law with respect to the Transactions. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or any Company Party be required to (and in no event shall the Company or any Company Subsidiary agree to without the prior written consent of Parent, or Parent or any Parent Subsidiary agree to without the prior written consent of the Company) divest any assets, provide any guaranty, contribution of capital, keepwell agreement or capital maintenance arrangement, restrict dividends or distributions, or agree to divest any assets or consent to or take any other action or agree to any limitation or make any concession or other undertaking which would individually, or together with all other such divestitures, agreements, consents, actions, limitations or concessions, be reasonably likely to materially and adversely affect (x) the benefits expected to be derived by Parent or the Sole Stockholder and the Sole Stockholder Members, as applicable, as a result of the Mergers, (y) the business of Parent and the Parent Subsidiaries or of the Company and the Company Subsidiaries, in each case as currently conducted, or (z) the business of the Company and the Company Subsidiaries as contemplated to be conducted on a combined basis with Parent and the Parent Subsidiaries following the Mergers (any such requirement, individually or together with all other such requirements, a “Burdensome Regulatory Action”). Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective subsidiaries, from any Third Party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith, the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees, to the extent reasonably feasible, not to participate in any meeting or discussion (other than relating to non-substantive matters such as the scheduling of any meetings or of any discussions), either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. The Company and Parent shall furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary Filings or submissions of information to any Governmental Entity. Subject to applicable Laws relating to the exchange of information, Parent or the Company shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder. Either Parent or the Company may designate any competitively sensitive information provided to the other under this Agreement as “outside counsel only”. Such materials and the information contained therein shall be given only to outside legal counsel of the other and will not be disclosed by such outside counsel to employees, officers or directors of their client unless express written permission is obtained in advance from the disclosing party or its legal counsel.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.03, if any Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging any Transaction as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any Judgment that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.03 shall limit a party’s right to terminate this Agreement pursuant to Section 9.01(b)(i) or 9.01(b)(ii).

SECTION 7.04. AmRisc Agreements. Prior to the First Effective Time, the Company shall, and shall cause the Company Subsidiaries to, enforce all of the terms of the AmRisc Agreements. Prior to the First Effective Time, without the prior written consent of Parent, the Company shall not (or permit any of the Company Subsidiaries to), (a) amend, waive or modify any AmRisc Agreement in a manner adverse to the Company or (b) terminate any AmRisc Agreement. The Company shall, and shall cause the Company Subsidiaries to, comply with all AmRisc Agreements. The Company shall keep Parent informed on a reasonably current basis of any material changes in the relationship with or developments with respect to AmRisc or any of its subsidiaries, including delivering to Parent copies of all material notices the Company receives under the AmRisc Agreements, and shall furnish promptly to Parent such information concerning the status of the relationship with AmRisc and its subsidiaries as Parent may reasonably request.

SECTION 7.05. Termination of Affiliated Person Contracts. Except as otherwise determined by Parent, the Company, the Sole Stockholder and the Sole Stockholder Member Parties shall cause all Affiliated Person Contracts and all obligations of the Company or any Company Subsidiary, if any, required to be listed on Section 3.22 of the Company Disclosure Letter (except those Affiliated Person Contracts and obligations set forth on Schedule 7.05), and any Affiliated Person Contracts or obligations arising between the date hereof and the Closing Date which would have been required to be included on Section 3.22 of the Company Disclosure

Letter if they had existed as of the date hereof, to be terminated immediately prior to the Closing, in each case, without any recourse or liability to the Company or any Company Subsidiary or any of its or their respective officers, directors or employees (such Affiliated Person Contracts and obligations to be terminated, the “Specified Affiliated Person Contracts and Obligations”). The Sole Stockholder and the Company shall provide Parent with documentation reasonably satisfactory to Parent of the termination of such Affiliated Person Contracts and Obligations.

SECTION 7.06. Releases; Director and Officer Indemnification.

(a) In consideration of the benefits derived herefrom for the Sole Stockholder and the Sole Stockholder Member Parties, the Sole Stockholder and each Sole Stockholder Member Party, on behalf of itself, himself or herself and each of its, his or her Affiliates (collectively for purposes of this Section 7.06, the “Releasing Parties”) hereby consents to the transactions contemplated under this Agreement and each Ancillary Agreement. Effective as of the Closing, each of the Releasing Parties hereby irrevocably, unconditionally and completely forever releases, acquits and discharges each of the Releasees (as defined below) from and against any and all Claims (as defined below), whether at law or in equity, that such Releasing Party may have against any of the Releasees, directly or indirectly relating to or arising out of any events, matters, causes, things, acts, omissions or conduct occurring or existing at any time up to and including the Closing Date and relating directly or indirectly to such Releasing Party’s current or former employment or consulting relationship with the Company or any Company Subsidiary or current or former status as a manager, director, member, equity holder, option holder, warrant holder or debt holder of the Company or any Company Subsidiary, other than any Claim arising under this Agreement or any Ancillary Agreement. For purposes of this Agreement, (a) “Releasees” means the Company and each Company Subsidiary, and each of their respective officers, directors, employees, shareholders, members, Affiliates, agents, representatives, successors and assigns, and (b) “Claim” means all past, present and future disputes, claims, controversies, demands, rights, liabilities and Proceedings of every kind and nature, including: (i) any unknown, unripe, inchoate, unsuspected or undisclosed claim; and (ii) any claim, right or Proceeding based upon any breach of any express or implied Contract (excluding, in each case, all obligations in respect of such Releasee’s position as an employee, officer or director (or similar role) of the Company or any Company Subsidiary with respect to indemnification rights under any Contract or organizational document of the Company or any Company Subsidiary made available to Parent prior to the date of this Agreement.

(b) Parent agrees that all rights to indemnification, advancement of expenses and exculpation by the Company or any Company Subsidiaries now existing in favor of each Person who is now, or has been prior to the date hereof, a Person eligible for such indemnification, advancement of expenses and exculpation as provided in the articles of incorporation, by-laws or indemnification agreements of the Company or any Company Subsidiary, in each case as in effect on the date hereof and in the forms made available to Parent prior to the date hereof, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms to the fullest extent permissible under Delaware Law. For a period of six (6) years following the Closing Date, Parent and the Company shall not, and shall not permit any Parent Subsidiary or Company Subsidiary to, take any action to disaffirm or adversely affect the provisions of such organizational documents or other written agreements of the Company or such Company Subsidiary that provide indemnification of and expense reimbursement to such Persons.

SECTION 7.07. Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with the Mergers and the other Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

(b) Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated by the Company or Parent pursuant to Section 9.01(b)(iii) then the Parent shall reimburse the Company upon demand by wire transfer of immediately available funds to an account specified in writing by the Company for all Transaction Expenses of the Company and its Affiliates, not to exceed $1,500,000 (the “Company Expenses”), within two (2) Business Days after receipt of notice by the Company of all such Transaction Expenses.

(c) Notwithstanding anything in this Agreement to the contrary, if (i)(A) this Agreement is terminated by the Company or Parent pursuant to Section 9.01(b)(iii), (B) (1) a Parent Takeover Proposal existed between the date hereof and the Parent Stockholders Meeting (or the postponement or adjournment thereof) and had been publicly announced or otherwise publicly made known to the stockholders of Parent during such period and (2) such Parent Takeover Proposal was not publicly withdrawn prior to the Parent Stockholder Meeting, and (C) concurrently with, or within twelve (12) months after any such termination any Parent Acquisition Transaction is consummated or Parent or any of the Parent Subsidiaries enters into any definitive agreement to effect any Parent Acquisition Transaction (which, in either case, need not be pursuant to such Parent Takeover Proposal), (ii) this Agreement is terminated by the Company pursuant to Section 9.01(f) or (iii) this Agreement is terminated by Parent pursuant to Section 9.01(g) then, in each case, Parent shall pay to the Sole Stockholder a fee equal to $9,311,000.00 (the “Termination Fee”) by wire transfer of immediately available funds to an account specified in writing by the Company, plus, if not previously paid pursuant to Section 7.07(b), the aggregate amount of any Company Expenses and such payments to be made promptly, but in no event later than, in the case of clause (i), the earlier to occur of (A) the date on which such Parent Acquisition Transaction is consummated and (B) the date on which Parent enters into such definitive agreement to effect a Parent Acquisition Transaction or effects such Parent Acquisition Transaction or, in the case of clause (ii), two (2) Business Days after such termination or, in the case of clause (iii), concurrently with the termination of this Agreement; provided, however, that if Parent terminates this Agreement pursuant to Section 9.01(g) within forty-five (45) days of the date of this Agreement, the Termination Fee shall be $4,655,000.00.

(d) Parent acknowledges that the agreements contained in this Section 7.07 are an integral part of the Transactions, and that, without these agreements the Company would not have entered into this Agreement; accordingly, if Parent fails to promptly pay the amounts due pursuant to Section 7.07(b) or 7.07(c), and, in order to obtain such payment the Company commences a suit which results in a Judgment against Parent for any of the amounts set forth in Section 7.07(b) or Section 7.07(c) then Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due pursuant to Section 7.07(b) or Section 7.07(c) at the prime rate of interest reported in The Wall Street Journal in effect on the date of payment plus 5% per annum from the date such amounts were required to be paid until the date actually received by such party.

(e) For purposes of this Section 7.07, “Parent Acquisition Transaction” shall have the meaning ascribed thereto in Section 6.03(i), except that references in such definition to “20%” and “80%” shall be replaced by “50%” (including with respect to the definition of “Parent Takeover Proposal” for purposes of this Section 7.07).

SECTION 7.08. Public Announcements. Parent, Merger Sub and Merger LLC, on the one hand, and the Company Parties, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Mergers and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by Law, court process, by obligations pursuant to any listing agreement with any national securities exchange, or with respect to any Parent Adverse Recommendation Change or Parent Takeover Proposal in accordance with Section 6.03.

SECTION 7.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes imposed on Merger Sub, Merger LLC, the Company or the Surviving Corporation (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by any of Merger Sub, Merger LLC or the Surviving Corporation, and the Company shall cooperate with Merger Sub, Merger LLC and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 7.10. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First Merger and under the Company Stock Plans to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the First Effective Time.

SECTION 7.11. Tax Matters.

(a) If there is a determination within the meaning of Section 1313(a) of the Code that the First Merger by itself or taken together with the Second Merger, does not qualify as a reorganization described in Section 368(a) of the Code, Parent, the Parent Subsidiaries, the Sole Stockholder, and the Sole Stockholder Member Parties shall take the position for federal income tax purposes that the First Merger was a qualified stock purchase within the meaning of Section 338 of the Code and the Second Merger qualified as a liquidation described in Section 332 of the Code.

(b) Parent shall ensure that the continuity of business enterprise requirement of U.S. Treasury Regulations Section 1.368-1(d) is satisfied in connection with the transactions provided for herein.

(c) Parent covenants that neither Parent, the Parent Subsidiaries, nor a “related person” (as defined for purposes of U.S. Treasury Regulations Section 1.368-1(e)(4)) with respect to Parent (a “Related Person”), nor any entity or arrangement that is treated as a partnership for federal income tax purposes and in which Parent, the Parent Subsidiaries, or a Related Person is treated for federal income tax purposes as owning a direct or indirect interest, will, in connection with the Mergers (as determined for purposes of Treasury Regulations Section 1.368-1(e)), redeem or otherwise acquire any of the shares of Parent Common Stock transferred in connection with the Mergers, such that the continuity of interest requirement of U.S. Treasury Regulations Section 1.368-1(e) is not satisfied.

(d) Parent covenants that neither Parent, the Parent Subsidiaries, nor any of their Affiliates, nor a Related Person, nor any entity or arrangement that is treated as a partnership for federal income tax purposes and in which Parent, the Parent Subsidiaries, or a Related Person is treated for federal income tax purposes as owning a direct or indirect interest will take any action that would cause the First Merger, taken together with the Second Merger, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) Parent shall not undertake, and shall not permit the Parent Subsidiaries to undertake, any transaction in connection with or otherwise as part of a plan including the Mergers, after the Second Effective Time, that would cause it directly to own less than 100% of the interests in Merger LLC.

(f) Each of Parent, Merger Sub, Merger LLC and the Company hereby adopt this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.

SECTION 7.12. Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 7.13. Sole Stockholder Matters.

(a) The Sole Stockholder shall not transfer, assign, pledge, encumber or dispose of any shares of capital stock of the Company. The Sole Stockholder shall not issue any securities or any rights or Contracts exercisable or exchangeable for, or convertible into, securities of the Sole Stockholder.

(b) No Sole Stockholder Member Party shall Transfer any securities of the Sole Stockholder owned by such Sole Stockholder Member Party as of the time of the execution of this Agreement, other than Transfers to Permitted Transferees. No Sole Stockholder Member Party shall issue any securities or any rights or Contracts exercisable or exchangeable for, or convertible into, securities of the Sole Stockholder Member Party, other than issuances to Permitted Transferees of such Sole Stockholder Member Party or in connection with the exercise of options granted by the Sole Stockholder prior to the date hereof.

(c) Immediately following the execution of this Agreement, the Sole Stockholder shall duly execute and deliver to the Company and Parent in accordance with the applicable provisions of the NCBCA and the organizational documents of the Company the Company Stockholder Consent. The Sole Stockholder shall not revoke the Company Stockholder Consent.

(d) None of the Sole Stockholder Member Parties shall, nor shall any of them knowingly permit any of their Affiliates to, (i) acquire, directly or indirectly (of record or beneficially), any shares of capital stock of Parent or any securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of Parent, (ii) acquire, directly or indirectly any economic interest in, or voting control over, any shares of capital stock of Parent or (iii) attempt to manipulate the price per share of the capital stock of Parent.

(e) Prior to the filing by Parent of the Proxy Statement the Stockholder Member Parties and the Company shall have caused L. Peed to deliver to R. Daniel Peed a duly executed irrevocable proxy to vote the shares of Parent Common Stock to be received by L. Peed and her Affiliates in the Distribution, which proxy shall be in form and substance reasonably acceptable to Parent.

SECTION 7.14. Takeover Laws. Parent, the Company, the Parent Board and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Mergers or any of the Transactions and (b) if any Takeover Law is or becomes applicable to this Agreement, the Mergers or any of the Transactions, use its reasonable best efforts to ensure that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Mergers and the other Transactions.

SECTION 7.15. Section 16 Matters. Prior to the First Effective Time, Parent and the Company shall take all such steps as may be required to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Parent and the Company shall provide to counsel to the other party copies of the resolutions to be adopted by their respective Boards of Directors to implement the foregoing.

SECTION 7.16. Parent Board. Parent shall use its reasonable best efforts to take all actions as may be necessary to cause, as of the First Effective Time, (i) the Parent Board to be increased to ten (10) directors and (ii) be comprised of (A) the directors of the Parent Board as of immediately prior to the First Effective Time and (B) the natural persons set forth on Schedule 7.16.

SECTION 7.17. Financial Statements and Other Information.

(a) The Company shall promptly (and in no event later than seven (7) Business Days prior to the anticipated Closing Date) provide to Parent all financial statements and other information reasonably requested by Parent in order for Parent to determine whether the condition in Section 8.02(h) has been satisfied.

(b) The Company shall (i) deliver to Parent no later than seven (7) Business Days prior to the anticipated Closing Date, the historical financial statements of the Company and the auditor consents necessary for Parent to satisfy the financial statement obligations requirements under Form 8-K promulgated under the Exchange Act (without giving effect to the grace period contemplated thereby) and (ii) use its reasonable best efforts to cause its independent auditors to provide all consent letters with respect to the financial statements of the Company or any of its Subsidiaries that are reasonably requested by Parent or required in order for Parent to file the Proxy Statement or comply with applicable Law.

SECTION 7.18. Distribution of Merger Consideration. Immediately following the Closing, the Sole Stockholder will distribute the shares of Parent Common Stock issued in the First Merger to the members of the Sole Stockholder in accordance with Schedule 7.18 pursuant to instruments in form and substance reasonably acceptable to Parent (the “Distribution”).

ARTICLE VIII

Conditions Precedent

SECTION 8.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) The Company shall have obtained the Company Stockholder Approval, and Parent shall have obtained the Parent Stockholder Approval.

(b) The shares of Parent Common Stock issuable to the Sole Stockholder pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(c) Any applicable waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have expired or been earlier terminated. Except as set forth in Section 8.02(e) and Section 8.03(d), all other Consents of or Filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, including under applicable Regulatory Laws, which the failure to obtain, make or occur would have the effect of making the Mergers or any of the other Transactions illegal or would, individually or in the aggregate, have a Company Material Adverse Effect or a Parent Material Adverse Effect, shall have been obtained, shall have been made or shall have occurred, as applicable.

(d) No temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) preventing the consummation of the Mergers or the other Transactions or that constitutes or would require a Burdensome Regulatory Action or (ii) preventing, restraining or otherwise limiting the performance by any party thereto of any of the Ancillary Agreements. There shall not be any Proceeding pending or threatened seeking an order or injunction that would have the effect described in clause (ii).

(e) The Sole Stockholder and the Sole Stockholder Members shall be ready, willing and able to effect the Distribution and Parent shall be reasonably satisfied that the Distribution shall occur immediately following the Second Effective Time.

SECTION 8.02. Conditions to Obligations of Parent, Merger Sub and Merger LLC. The obligations of Parent, Merger Sub and Merger LLC to effect the Mergers are further subject to the satisfaction or waiver by Parent on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in (i) Section 3.02(a), Section 4.02(a), Section 3.07(a) and Section 4.06(b) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, (ii) Section 3.03, Section 3.06, Section 3.22, Section 3.23 and Section 4.06(a) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, and (iii) this Agreement (other than those contained in the preceding clauses (i) and (ii)), when read without any exception or qualification as to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, except where the failure to be so true and correct, individually or in the aggregate with respect to all such failures, has not had and would not reasonably be expected to have a Company Material Adverse Effect or would not reasonably be likely to materially adversely affect the ability of the Company to effect the Mergers in accordance with this Agreement; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

(b) Performance of Obligations of the Company. The Company and the Sole Stockholder Member Parties shall have performed in all material respects all obligations required to be performed by any of them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Section 8.02(a), Section 8.02(b), Section 8.02(f) and Section 8.02(h).

(d) FIRPTA Certificate. The Sole Stockholder shall have delivered to Parent a certification of non-foreign status, in form and substance reasonably satisfactory to Parent, in accordance with U.S. Treasury Regulations § 1.1445-2(b), with respect to which Parent shall not have actual knowledge that such certification is false and shall not have received a notice that such certification is false pursuant to U.S. Treasury Regulations § 1.1445-4.

(e) Form A Approvals. The parties shall have obtained the approval without the imposition of a Burdensome Regulatory Action on Parent or any Parent Subsidiary of (i) Parent’s acquisition of control (filed on Form A) of each applicable Company Insurance Subsidiary from the Insurance Regulator of the State of Florida and (ii) Peed’s and the Sole Stockholder’s acquisition of control (filed on Form A) of each applicable Parent Insurance Subsidiary from the Insurance Regulators of the States of Florida, Hawaii and New York.

(f) AmRisc Agreements. Each of the AmRisc Agreements shall be in full force and effect, no Company Party to any of the AmRisc Agreements shall have (with notice or lapse of time or both), and no other party to any of the AmRisc Agreements, shall have (with notice or lapse of time or both), materially breached the terms thereof or have the right (with notice or lapse of time or both) to terminate any of the AmRisc Agreements. No temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing, restraining or otherwise limiting the performance by any Company Party thereto, or any other party thereto, of any of the AmRisc Agreements shall be in effect and there shall not be any Proceedings pending or threatened seeking any such an order or injunction.

(g) Florida Approval of MGA Amendment. AmRisc and ACIC shall have obtained the approval from the Insurance Regulator of the State of Florida without imposition of a Burdensome Regulatory Action on AmRisc or ACIC of the amendment to the MGA contemplated by Section 2 of the Consent Agreement.

(h) Company Minimum Tangible Net Worth. The Minimum Tangible Net Worth of the Company, measured as of immediately prior to the Closing, shall be no less than $154,500,000.

(i) Specified Affiliated Person Contracts and Obligations. The Specified Affiliated Person Contracts and Obligations shall have been terminated in a manner reasonably acceptable to Parent and in accordance with Section 7.05.

(j) Stockholders Agreement; Company Ancillary Agreements. The Signing Date Company Ancillary Agreements shall be in full force and effect and all of the representations therein of the parties thereto (other than Parent) shall be true and correct in all respects as of the Closing.

SECTION 8.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Mergers is further subject to the satisfaction or waiver by the Company on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub and Merger LLC set forth in (i) Sections 5.02(a) and 5.07(a) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (other than, in case of Section 5.02(a), de minimis inaccuracies), (ii) Section 5.03, 5.06 and 5.23 shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, and (iii) this Agreement (other than those contained in the preceding clauses (i) and (ii)), when read without any exception or qualification as to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date, except where the failure to be so true and correct, individually or in the aggregate with respect to all such failures, has not had and would not reasonably be expected to have a Parent Material Adverse Effect or would not reasonably be likely to materially adversely affect the ability of Parent, Merger Sub and Merger LLC to effect the Mergers in accordance with this Agreement; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

(b) Performance of Obligations of Parent, Merger Sub and Merger LLC. Parent, Merger Sub and Merger LLC shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Sections 8.03(a) and 8.03(b).

(d) Form A Approvals. The parties shall have obtained the approval without the imposition of a Burdensome Regulatory Action on the Sole Stockholder, any Sole Stockholder Member or Parent of (i) Parent’s acquisition of control (filed on Form A) of each applicable Company Insurance Subsidiary from the Insurance Regulator of the State of Florida and (ii) Peed’s and the Sole Stockholder’s acquisition of control (filed on Form A) of each applicable Parent Insurance Subsidiary from the Insurance Regulators of the States of Florida, Hawaii and New York.

(e) Parent Stock Price. The 30-Day Trailing VWAP of the Parent Common Stock at Closing shall be no less than $10.367.

(f) Stockholders Agreement; Parent Ancillary Agreements. The Stockholders Agreement and Signing Date Parent Ancillary Agreements shall be in full force and effect and all of the representations of Parent therein shall be true and correct in all respects as of the Closing.

(g) Tax Opinion. The Sole Stockholder shall have received an opinion from Debevoise & Plimpton LLP or another nationally recognized law firm selected by the Company, dated as of the Closing Date, to the effect that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel for the Company shall be entitled to rely upon information, representations and assumptions provided by the Company, the Sole Stockholder and Parent substantially in the form of Exhibit C and Exhibit D (allowing for such amendments to the representations as counsel to the Company reasonably deems necessary).

ARTICLE IX

Termination, Amendment and Waiver

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the First Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if the First Merger is not consummated on or before May 17, 2017 (as such date may be extended in accordance with the first proviso of this Section 9.01(b)(i), the “Outside Date”); provided, however, that if, by the fifth

(5th) Business Day prior to May 17, 2017 all of the conditions set forth in Article VIII have been satisfied or, to the extent permitted by Law, waived by the party entitled to waive such condition (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) other than the condition set forth in Section 8.01(c), 8.01(d), Section 8.02(e) or Section 8.03(d), either Parent or the Company may, by written notice delivered to the other party, extend the Outside Date from time to time to a date not later than the 180th day following May 17, 2017; provided, further, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.01(b)(i) if the failure to consummate the First Merger by the Outside Date (as the same may be extended) results from a material breach by Parent, Merger Sub or Merger LLC (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or agreements contained herein;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Mergers or the other Transactions or imposing, either individually or together with any other orders, decrees, rulings or actions, a Burdensome Regulatory Action and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party (A) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such order, decree, ruling or other action to have been enacted, issued, promulgated, enforced or entered or (B) that, subject to the terms and conditions of this Agreement, did not use reasonable best efforts to have such order, decree, ruling or other action vacated prior to its becoming final and non-appealable; or

(iii) if the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach or failure to perform or failure to be true (i) would give rise to the failure of a condition set forth in Section 8.02(a) or 8.02(b) (assuming, in the case of any untruth, that such subsequent date was the Closing Date) and (ii) cannot be or has not been cured within 30 days after the giving by Parent of written notice to the Company of such breach or failure to perform or failure to be true (such notice to describe such breach or failure to perform or failure to be true in reasonable detail);

(d) by the Company, if Parent, Merger Sub or Merger LLC breaches or fails to perform any of its respective representations, warranties or covenants contained in this Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach or failure to perform or failure to be true (i) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b)

(assuming, in the case of any untruth, that such subsequent date was the Closing Date) and (ii) cannot be or has not been cured within 30 days after the giving by the Company of written notice to Parent, Merger Sub and Merger LLC of such breach or failure to perform or failure to be true (such notice to describe such breach or failure to perform or failure to be true in reasonable detail);

(e) by Parent if Company Stockholder Consent is not delivered to the Company and Parent within 30 minutes after the execution of this Agreement;

(f) by the Company, prior to the receipt by Parent of the Parent Stockholder Approval, if the Parent Board or any committee thereof shall have effected a Parent Adverse Recommendation Change; or

(g) by Parent, prior to the receipt of the Parent Stockholder Approval, in accordance with Section 6.03(e).

The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

SECTION 9.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, Merger LLC or the Company Parties, other than Section 7.07, this Section 9.02 and Article X, which provisions shall survive such termination; provided, however, that, except as provided in Section 7.07(d), nothing contained in this Section 9.02 shall relieve any party hereto from any liability for any willful and material breach of a representation or warranty or any willful and material breach of any covenant contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the First Merger by the Sole Stockholder or the Share Issuance by the stockholders of Parent; provided, however, that after receipt of the Parent Stockholder Approval, if any such amendment shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the Parent stockholders, the effectiveness of such amendment shall be subject to the approval of the Parent stockholders by the requisite vote. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.04. Extension; Waiver. At any time prior to the First Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived; provided, however, that after receipt of the Parent Stockholder Approval, if any such waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the Parent stockholders, the effectiveness of such waiver shall be subject to the approval of the Parent stockholders by the requisite vote. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

General Provisions

SECTION 10.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the First Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties set forth in Section 7.11 or which by its terms contemplates performance after the First Effective Time or the Second Effective Time.

SECTION 10.02. Notices. Any notice required to be given hereunder shall be sufficient if in writing and shall be deemed to have been duly given (a) if sent by facsimile transmission, when delivered or sent (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-business day or any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), (b) if by reliable overnight delivery service (with proof of service) or hand delivery, on the next Business Day or (c) if sent by email, on the date delivered (provided some form of confirmation email receipt is obtained), in each case as addressed as follows:

(a) if to Parent, Merger Sub or Merger LLC, to

United Insurance Holdings Corp.
800 2nd Avenue S.
St. Petersburg, Florida 33701
Email:	ksalmon@upcinsurance.com
Attention:	Kimberly A. Salmon, General Counsel & Chief Legal Officer

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Facsimile: (312) 853-7036
Email:	bfahrney@sidley.com
swilliams@sidley.com
Attention:	Brian J. Fahrney
Scott R. Williams

(b) if to the Sole Stockholder or the Company, to

c/o AmRisc, LLC
20405 Hwy 249, Ste. 430
Houston, TX 77070
Facsimile:	866-535-4375
Email:	dpeed@amrisc.com
Attention:	R. Daniel Peed

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Facsimile:	(212) 909-6836
Email:	ggooding@debevoise.com
mddevins@debevoise.com
Attention:	Gregory V. Gooding
Michael D. Devins

SECTION 10.03. Definitions. For purposes of this Agreement:

“30-Day Trailing VWAP” means an amount equal to the volume-weighted average of the closing sale prices of the Parent Common Stock on Nasdaq for each of the thirty (30) trading days immediately prior to the date on which the 30-Day Trailing VWAP is measured.

“ACIC” means American Costal Insurance Company, a Florida corporation.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, it being understood and agreed that BB&T and its subsidiaries shall not be deemed Affiliates of the Company. “control” has the meaning specified in Rule 405 under the Securities Act.

“AmRisc” means AmRisc, LLC, a Delaware limited liability company.

“AmRisc Agreements” means the MGA, the Sublease entered into August 1, 2013 between AmRisc and ACIC.

“Ancillary Agreements” means the Company Ancillary Agreements and the Parent Ancillary Agreements.

“BB&T” means BB&T Corporation and BB&T Insurance Services, Inc., each a North Carolina corporation.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by Law or regulation to close in The City of New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreements” means the Signing Date Company Ancillary Agreements.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Data” means the data (i) managed and maintained by the Company and the Company Subsidiaries on behalf of their respective clients and customers or (ii) included in the Company Intellectual Property that is material to the business of the Company and the Company Subsidiaries and contained in any database used or maintained by the Company or the Company Subsidiaries.

“Company Insurance Producers” means each of the Company Subsidiaries which, by virtue of its operations and activities, is required to be licensed as an insurance agent, intermediary, third party administrator, managing general agent or similar service provider to insurers, reinsurers or self-insured groups.

“Company Intellectual Property” means all Intellectual Property, owned, used, filed by or licensed to the Company or any Company Subsidiary, other than unregistered designs and copyrights that, individually or in the aggregate, are not material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

“Company IT Systems” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company and the Company Subsidiaries.

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the (a) business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) the benefits expected to be derived by the Company and the Company Subsidiaries from the AmRisc Agreements, but in the case of clauses (a) and (b), shall not be deemed to include any event, change, effect, development, state of facts, condition, circumstance or occurrence: (i) in or affecting economic conditions (including changes in interest rates) or the financial or securities markets in the United States or elsewhere in the world, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (ii) in or affecting the industries in which the Company or the Company Subsidiaries operate generally, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate or (iii) resulting from or arising out of (A) other than in the case of Sections 3.04, Section 4.04 and Section 8.02(a) (insofar as it relates to Section 3.04 or Section 4.04), the compliance with, or taking any action required by this Agreement or the Transactions, (B) any taking of any action at the written request of Parent, Merger Sub or Merger LLC, (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions, (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of this Agreement, of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (E) any changes in GAAP or SAP or accounting standards or interpretations thereof, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (F) any outbreak or escalation of hostilities or acts of war or terrorism, to the extent the Company and the Company Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which the Company or the Company Subsidiaries operate, (G) any change in the share price or trading volume of the Company Common Stock, in the Company’s credit rating or in any analyst’s recommendations, in each case in and of itself, or the failure of the Company to meet projections or forecasts (including any analyst’s projections), in and of itself (provided in each case that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there is or would reasonably be expected to be a Company Material Adverse Effect), or (H) other than for purposes of Sections 3.04, Section 4.04 and Section 8.02(a) (insofar as it relates to Section 3.04 or Section 4.04), the announcement of the execution of this Agreement (including the threatened or actual impact on relationships with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual loss, termination, suspension, modification or reduction of, or adverse change in, such relationships) but only, in each case, to the extent caused by the announcement of the execution of this Agreement.

“Company Reinsurance Agreements” means a material reinsurance treaty or agreement, including retrocessional agreements, to which any Company Insurance Subsidiary is a party or under which any Company Insurance Subsidiary has any existing rights, obligations or liabilities.

“Company Specified Producer” means a material Contract with any Company Producer that, in the twelve (12) month period ended December 31, 2015, produced insurance policies or contracts issued by a Company Insurance Subsidiary which resulted in greater than five percent (5%) of the Company Insurance Subsidiaries’ gross written premiums for such twelve (12) month period ended on December 31, 2015.

“Company Stock Plans” means the Company’s equity and equity-based compensation plans and forms of award agreements thereunder.

“Company Stockholder Approval” means the adoption of this Agreement by the Sole Stockholder.

“Company Technology” means all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of the Company and the Company Subsidiaries.

“Confidentiality Agreement” means the confidentiality agreement between the Company and Parent, as amended, supplemented or otherwise modified from time to time.

“Environmental Laws” means any Laws of any Governmental Entity relating to (i) the protection, investigation or restoration of the environment, or natural resources, or exposure to any harmful or hazardous material, including petroleum and petroleum-based products, urea formaldehyde, PCBs and asbestos, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any chemical substance, hazardous material or hazardous waste or (iii) noise, odor, wetlands, pollution or contamination, or any injury or threat of injury to persons or property as a result thereof.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” means any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency or commission or enforcement body or other governmental or quasi-governmental authority or instrumentality (in each case whether federal, state, provincial, territorial, local, foreign, international or multinational).

“Indebtedness” means (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (ii) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks; (iv) any capitalized lease obligations; and (v) all guaranties, endorsements and assumptions in respect of the foregoing clauses (i) through (iv).

“Insurance Laws” means all Laws applicable to the business of insurance or the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Entities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.

“Insurance Regulators” means all Governmental Entities regulating the business of insurance under the Insurance Laws.

“Intellectual Property” means any patent (including any reissue, division, continuation or extension thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, copyright, copyright registration, design or design registration, or any right to any of the foregoing.

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity (in each case whether temporary, preliminary or permanent).

“Knowledge” when used with respect to (i) Parent, means the actual knowledge of any fact, circumstance or condition of those officers of Parent, Merger Sub and Merger LLC set forth in Section 10.03 of the Parent Disclosure Letter and (ii) the Company, means the actual knowledge of any fact, circumstance or condition of those officers of the Company set forth in Section 10.03 of the Company Disclosure Letter.

“Law” means any federal, state, provincial, territorial, local, foreign, international or multinational treaty, constitution, statute or other law, ordinance, rule or regulation.

“Lien” means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

“MGA” means the Amended and Restated Managing Agency Contract, dated June 1, 2015, by and between ACIC and AmRisc, as amended by the MGA Amendment and as in effect on the date hereof.

“MGA Amendment” means Amendment No. 1 to the Amended and Restated Managing Agency Contract, dated June 1, 2015, by and between ACIC and AmRisc.

“Minimum Tangible Net Worth” means as of any date of determination, an amount equal to the total assets of the Company and the Company Subsidiaries (including deferred acquisition costs and deferred tax assets but excluding goodwill, value of business acquired, value of contracts, patents, trademarks, trade names, copyrights, licenses and other intangible assets), on a consolidated basis, minus total liabilities of the Company and the Company Subsidiaries, on a consolidated basis, in each case, calculated in accordance with GAAP.

“Nasdaq” means The NASDAQ Global Select Market.

“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“Parent Ancillary Agreements” means the Signing Date Parent Ancillary Agreements.

“Parent Closing Stock Price” means the 30-Day Trailing VWAP of Parent Common Stock as of the Closing Date.

“Parent Common Stock” means the shares of common stock, par value $0.0001 per share, of Parent.

“Parent Data” means the data (i) managed and maintained by Parent and the Parent Subsidiaries on behalf of their respective clients and customers or (ii) included in the Parent Intellectual Property that is material to the business of Parent and the Parent Subsidiaries and contained in any database used or maintained by Parent or the Parent Subsidiaries.

“Parent Insurance Producers” means each of Parent Subsidiaries which, by virtue of its operations and activities, is required to be licensed as an insurance agent, intermediary, third party administrator, managing general agent or similar service provider to insurers, reinsurers or self-insured groups.

“Parent Intellectual Property” means all Intellectual Property, owned, used, filed by or licensed to Parent or any Parent Subsidiary, other than unregistered designs and copyrights that, individually or in the aggregate, are not material to the conduct of the business of Parent and the Parent Subsidiaries as presently conducted.

“Parent IT Systems” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Parent and the Parent Subsidiaries.

“Parent Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole, but shall not be deemed to include any event, change, effect, development, state of facts, condition, circumstance or occurrence: (i) in or affecting economic conditions (including changes in interest rates) or the financial or securities markets in the United States or elsewhere in the world, to the extent Parent and the Parent Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (ii) in or affecting the industries in which Parent or the Parent Subsidiaries operate generally, to the extent Parent and the Parent Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate or (iii) resulting from or arising out of (A) other than in the case of Sections 5.04 and 8.03(a) (insofar as it relates to Section 5.04), the compliance with, or taking any action required by this Agreement or the Transactions, (B) any taking of any action at the written request of the Company, (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions, (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal, in each case after the date of this Agreement, of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, to the extent Parent and the Parent Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (E) any changes in GAAP or SAP or accounting standards or interpretations thereof, to the extent Parent and the Parent Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (F) any outbreak or escalation of hostilities or acts of war or terrorism, to the extent Parent and the Parent Subsidiaries are not adversely affected in a disproportionate manner relative to other participants in the industries in which Parent and the Parent Subsidiaries operate, (G) any change in the share price or trading volume of the Parent Common Stock, in Parent’s credit rating or in any analyst’s recommendations, in each case in and of itself, or the failure of Parent to meet projections or forecasts (including any analyst’s projections), in and of itself (provided in each case that the event, change, effect, development, condition, circumstance or occurrence underlying such change or failure shall not be excluded, and may be taken into account, in determining whether there is or would reasonably be expected to be a Parent Material Adverse Effect), or (H) other than for purposes of Sections 5.04 and 8.03(a) (insofar as it relates to Section 5.04), the announcement of the execution of this Agreement (including the threatened or actual impact on relationships with customers, vendors, suppliers, distributors, landlords or employees (including the threatened or actual loss, termination, suspension, modification or reduction of, or adverse change in, such relationships) but only, in each case, to the extent caused by the announcement of the execution of this Agreement.

“Parent Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Parent.

“Parent Stock Plans” means Parent’s equity or equity-based compensation plans and forms of award agreements thereunder.

“Parent Technology” means all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how of Parent and the Parent Subsidiaries.

“Peed Termination Agreement” means the Termination Agreement, dated as of the date hereof, among Peed Management, LLC, the Company, ACIC and Parent, terminating effective as of the Closing the (a) Management Services Agreement, effective as of July 1, 2015, by and between Peed Management, LLC and ACIC, and (b) Management Services Agreement, effective as of July 1, 2015, by and between Peed Management, LLC and the Company.

“Per Share Stock Consideration” means (i) 209,563.55 multiplied by (ii) the lesser of (x) one (1) and (y) a fraction, the numerator of which is 130% of $14.81 and the denominator of which is the Parent Closing Stock Price.

“Permit” means any permit, license, variance, consent, grant, registration, immunity, exemption, authorization, operating certificate, franchise, order and approval of a Governmental Entity.

“Permitted Transferee” of any Person shall mean: (a) such Person’s spouse (other than in the case of the Sole Stockholder Member Parties, L. Peed), siblings and/or descendants (whether natural or adopted), the spouses of such siblings and such descendants, and the estates of any of the foregoing; (b) any trust established solely for the benefit of such Person, such Person’s spouse (other than in the case of the Sole Stockholder Member Parties, L. Peed), siblings and/or descendants (whether natural or adopted), and such siblings’ or such descendants’ spouses (determined ignoring any remainder or similar interest coming into effect only upon the death of all such Persons); or (c) any partnerships, corporations or limited liability companies where the only partners, shareholders or members are the Persons referred to in the preceding clauses (a)

and (b) and the governance documents of such partnership, corporation or limited liability company contains a prohibition that is enforced on the transfer of any partnership interests, shares of capital stock or limited liability company interests in such partnership, corporation or limited liability company, respectively, to any Person other than a Person described in the preceding clauses (a) and (b); or (d) solely in the case of the Sole Stockholder Member Parties, Ms. Leah Peed (“L. Peed ”); provided, that, solely with respect to this clause (d) (i) no Transfer of securities of the Sole Stockholder to L. Peed shall be permitted if such Transfer (together with all other Transfers to L. Peed by the Sole Stockholder Member Parties) would result in the beneficial ownership by L. Peed of greater than 9.9 percent of the issued and outstanding Parent Common Stock immediately following the Distribution, and (ii) L. Peed grants to Peed an irrevocable proxy in form and substance reasonably satisfactory to Parent giving Peed the right to vote, subject to the terms and conditions of the Stockholders Agreement, all of such Parent Common Stock during the time that such Parent Common Stock is held by L. Peed or a “Permitted Transferee” (as defined in the Stockholders Agreement) of L. Peed.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, investigation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Proxy Statement” means a proxy statement relating to the approval of this Agreement and the approval of the Share Issuance by Parent’s stockholders.

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

“Representatives” means, with respect to any Person, any officer, director and/or employee of such Person or any financial advisor, attorney, accountant or other agent, advisor or representative of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Signing Date Company Ancillary Agreements” means the Stockholders Agreement, the Consent Agreement, the Peed Termination Agreement and the Member Side Letters.

“Signing Date Parent Ancillary Agreements” means the Stockholders Agreement, the Consent Agreement, the Peed Termination Agreement and the Member Side Letters.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the date hereof among Parent, the Sole Stockholder and the Sole Stockholder Member Parties.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than, in the case of the Company, Parent and its Affiliates, and, in the case of Parent, the Company and its Affiliates.

“Transaction Expenses” means all documented fees and expenses incurred or paid by or on behalf of Parent or any Affiliate of Parent or the Company or any Affiliate of the Company, as the case may be, in connection with the Mergers or the other Transactions or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all fees and expenses of counsel, investment banking firms, financing sources, accountants, actuaries, experts and consultants; provided, however, that the amount required to be reimbursed by Parent in respect of Transaction Expenses shall not exceed $1,500,000 in the aggregate.

“Transfer” has the meaning ascribed to it in the Stockholders Agreement.

SECTION 10.04. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 10.06. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, e-mail or otherwise) to the other parties.

SECTION 10.07. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be governed by this Agreement), (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions, and (b) except for solely with respect to each Affiliate and Representative of Parent and its successors and assigns, are not intended to confer upon any Person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the First Effective Time (i) the provisions of Article II shall be enforceable by holders of Certificates, (ii) the covenants set forth in Section 7.06(b) shall be enforceable by the Persons referred to therein and (iii) the covenants set forth in Section 7.11 shall be enforceable by the Sole Stockholder Member Parties.

SECTION 10.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 10.09. Governing Law. This Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of law principles of the State of Delaware or any other jurisdiction, except that matters related to the filings necessary to effectuate the Mergers and the fiduciary obligations of the Company Board shall be governed by the laws of the State of North Carolina.

SECTION 10.10. Jurisdiction; Enforcement. Except as set forth in Section 7.07(d), the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as set forth in Section 7.07(d), each of the parties shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware. In addition, each of the parties irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any Judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.10 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 10.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Company, Parent, Merger Sub and Merger LLC hereby consents to service being made through the notice procedures set forth in Section 10.02 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 10.02 shall be effective service of process for any Proceeding in connection with this Agreement or the Transactions.

SECTION 10.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures follow on next page]

IN WITNESS WHEREOF, Parent, Merger Sub, Merger LLC the Sole Stockholder, the Sole Stockholder Member Parties and the Company have duly executed this Agreement, all as of the date first written above.

PARENT:

UNITED INSURANCE HOLDINGS CORP.

By:	/s/ John Forney
Name:	John Forney
Title:	Chief Executive Officer

MERGER SUB:

KILIMANJARO CORP.

By:	/s/ B. Bradford Martz
Name:	B. Bradford Martz
Title:	Treasurer

MERGER LLC:

KILI LLC

By:	/s/ B. Bradford Martz
Name:	B. Bradford Martz
Title:	Treasurer

Agreement and Plan of Merger

SOLE STOCKHOLDER:

RDX HOLDING, LLC

By:	/s/ R. Daniel Peed
Name:	R. Daniel Peed
Title:	Director & Sole Managing Member

SOLE STOCKHOLDER MEMBER PARTIES:

/s/ R. Daniel Peed
R. Daniel Peed

PEED FLP1, LTD., L.L.P.

By:	Peed Management, LLC
Title:	Managing Member

By:	/s/ R. Daniel Peed
Name:	R. Daniel Peed
Title:	Manager

COMPANY:

AMCO HOLDING COMPANY

By:	/s/ R. Daniel Peed
Name:	R. Daniel Peed
Title:	President & CEO

Agreement and Plan of Merger

Annex B

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

dated as of August 17, 2016

among

UNITED INSURANCE HOLDINGS CORP.

and

THE STOCKHOLDERS NAMED HEREIN

Page

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	B-2
Section 1.2	Other Definitional Provisions	B-8

ARTICLE II

REPRESENTATIONS AND WARRANTIES; DISTRIBUTION

Section 2.1	Representations and Warranties of the Corporation	B-9
Section 2.2	Representations and Warranties of the Peed Stockholder	B-10
Section 2.3	Representations and Warranties of AmCo Stockholder	B-10
Section 2.4	Distribution	B-11

ARTICLE III

CORPORATE GOVERNANCE

Section 3.1	Board Representation	B-11
Section 3.2	Use of Information	B-14
Section 3.3	Strategic Business Development Committee	B-15

ARTICLE IV

STANDSTILL; VOTING

Section 4.1	Standstill Restrictions	B-15
Section 4.2	Attendance at Meetings	B-18
Section 4.3	Voting	B-18
Section 4.4	Non-Competition	B-18

ARTICLE V

TRANSFER RESTRICTIONS

Section 5.1	Transfer Restrictions	B-19
Section 5.2	Legends on Voting Securities; Securities Act Compliance	B-21

B-i

EXHIBITS

Exhibit A	Form of Director Resignation
Exhibit B	Form of Joinder

SCHEDULE

Schedule 3.1(b)	Approved Stockholder Designee Persons

B-ii

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT is dated as of August 17, 2016 (this “Agreement”), by and among United Insurance Holdings Corp., a Delaware corporation (the “Corporation”), RDX Holding, LLC, a Delaware limited liability company (the “AmCo Stockholder”), R. Daniel Peed, an individual residing in Texas (“Peed”), and Peed FLP1, Ltd., L.L.P., a Texas limited liability partnership that is wholly-owned by Peed (collectively with Peed, the “Peed Stockholder”).

R E C I T A L S:

WHEREAS, the Corporation, Kilimanjaro Corp., a North Carolina corporation and direct wholly-owned subsidiary of the Corporation (“Merger Sub”), Kili LLC a Delaware limited liability company and a direct wholly-owned subsidiary of the Corporation (“Merger LLC”), AmCo Holding Company, a North Carolina corporation (“AmCo”), and the AmCo Stockholder, have, together with the other parties thereto, entered into that certain Agreement and Plan of Merger, dated as of August 17, 2016 (the “Merger Agreement”), pursuant to which (a) as of the First Effective Time, Merger Sub will be merged with and into AmCo in accordance with the terms and provisions of the Merger Agreement and applicable Law (the “Merger”) and the separate corporate existence of Merger Sub will cease and AmCo will continue as the surviving corporation of the Merger as a wholly-owned subsidiary of the Corporation (the “Surviving Corporation”), and (b) immediately following the First Effective Time and as of the Second Effective Time, as part of an integrated plan including the Merger, the Surviving Corporation will be merged with and into Merger LLC in accordance with the terms and provisions of the Merger Agreement and applicable Law (the “Second Merger” and, together with the Merger, the “Mergers”) and the separate corporate existence of the Surviving Corporation will cease and Merger LLC will continue as the surviving limited liability company of the Second Merger as a wholly-owned subsidiary of the Corporation;

WHEREAS, immediately prior to the consummation of the Merger, (a) the AmCo Stockholder will be the owner of all of the issued and outstanding capital stock of AmCo and (b) the Peed Stockholder, the other members of the AmCo Stockholder as of the date of the Merger Agreement and their respective permitted transferees under the Merger Agreement will be the owners of all of the issued and outstanding equity interests of the AmCo Stockholder;

WHEREAS, (a) pursuant to the terms of the Merger Agreement, at the First Effective Time and as a result of the consummation of the Merger, the issued and outstanding shares of common stock of AmCo will be converted into validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of the Corporation (the “Common Stock”) and (b) immediately following the Closing, the AmCo Stockholder will distribute to the Peed Stockholder and the other Sole Stockholder Members (as defined in the Merger Agreement) the shares of Common Stock issued in the Merger;

WHEREAS, the Corporation and the Peed Stockholder desire to establish in this Agreement certain terms and conditions concerning the Stockholder Shares to be owned by the Peed Stockholder as and from the Closing and related provisions concerning the Peed Stockholder’s relationship with and investment in the Corporation as and from the Closing; and

WHEREAS, the Corporation and the Peed Stockholder desire to establish in this Agreement certain rights concerning the offer and sale of the Registrable Shares by the Peed Stockholder in accordance with the methods of distribution promulgated under the Securities Act and this Agreement;

WHEREAS, it is a condition to the obligation of the Corporation to consummate the transactions contemplated by the Merger Agreement that this Agreement be in full force and effect, and that all representations of the parties hereto be true and correct in all respects as of the Closing; and

WHEREAS, this Agreement shall take effect at and as of the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means, as to any Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that the Peed Stockholder shall not be deemed to be an Affiliate of the Corporation and vice versa. For purposes of this definition, “control” has the meaning specified in Rule 405 under the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble.

“AmCo” shall have the meaning set forth in the Recitals.

“AmCo Stockholder” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall have the same meaning as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a Person will also be deemed to beneficially own (a) all equity securities of the Corporation which such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (b) all equity securities of the Corporation in which such Person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of any equity securities of the Corporation. For the avoidance of doubt, (y) all Voting Securities held directly by the Peed Stockholder or any Permitted Transferee will be deemed to be Beneficially Owned by such Person regardless of whether such Person has or shares (or is deemed to have or share) the power to vote or dispose of such Voting Securities, and (z) the Peed Stockholder shall be deemed to Beneficially Own any Voting Securities that the Peed Stockholder is entitled to vote under a proxy delivered pursuant to Section 5.1(f) or the definition of “Permitted Transferee” in the Merger Agreement. The terms “Beneficially Owned”, “Beneficial Owner” and “Beneficial Ownership” or any similar term shall have a correlative meaning.

“Board” shall mean, as of any date, the Board of Directors of the Corporation.

“Board Right Period” shall mean the period from the date of the Closing until the date on which the Board Right Termination Event has occurred.

“Board Right Termination Event” shall be deemed to have occurred with respect to all Stockholder Designees at such time as the Peed Stockholder (together with his Affiliates and Permitted Transferees) ceases to own of record or Beneficially Own Voting Securities representing at least fifteen percent (15%) of the then issued and outstanding Voting Securities.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by Law or regulation to close in the City of New York, New York.

“Change of Control” shall mean, with respect to any specified Person, any of the following: (a) the sale, lease, transfer, conveyance or other disposition (including by way of liquidation or dissolution of such specified Person or one or more of its Subsidiaries), in a single transaction or in a related series of transactions, a majority of the assets of such specified Person and its Subsidiaries, whether individually or taken as a whole, to any other Person (or Group) which is not, immediately after giving effect thereto, a Subsidiary of such specified Person; (b) any Person or Group becomes, in a single transaction or in a related series of transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction, the Beneficial Owner of more than fifty percent (50%) of the combined voting power of the outstanding voting capital stock entitled to vote generally in the election of directors (or Persons performing a similar function) of such specified Person; or (c) the consummation of any recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction immediately following which the Beneficial Owners of the voting capital stock of such specified Person immediately prior to the consummation of such transaction do not Beneficially Own more than fifty percent (50%) of the combined voting power of the outstanding voting capital stock entitled to vote generally in the election of directors (or Persons performing a similar function) of the entity resulting from such transaction (including an entity that, as a result of such transaction, owns such specified Person or all of substantially all of the assets of such specified Person and its Subsidiaries, taken as a whole, either directly or indirectly through one or more Subsidiaries of such entity) in substantially the same proportion as their Beneficial Ownership of the voting capital stock of such specified Person immediately prior to such transaction.

“Claim Notice” shall have the meaning set forth in Section 6.8(a).

“Claims” shall have the meaning set forth in Section 6.7(a).

“Closing” shall mean the closing of the Mergers pursuant to the terms of the Merger Agreement.

“Closing Date” shall mean the date on which the Closing occurs.

“Common Stock” shall have the meaning set forth in the Recitals.

“Competition” shall have the meaning set forth in Section 4.4 (a).

“Confidential Information” shall mean any and all confidential or proprietary information, including business information, intellectual property, know-how, research and development information, plans, proposals, technical data, copyright works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists of the Corporation or any Subsidiary of the Corporation, including AmCo.

“Corporation” shall have the meaning set forth in the Preamble.

“Deferral Notice” shall have the meaning set forth in Section 6.1(d)(ii).

“Deferral Period” shall have the meaning set forth in Section 6.1(d)(ii).

“Director” shall mean any member of the Board.

“Distribution” shall have the meaning set forth in the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Effective Time” shall have the meaning set forth in the Merger Agreement.

“Free Writing Prospectus” shall have the meaning set forth in Section 6.4(a).

“Governmental Authority” means any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency or commission or enforcement body or other governmental or quasi-governmental authority or instrumentality (in each case whether federal, state, provincial, territorial, local, foreign, international or multinational).

“Group” shall mean two or more Persons acting together, pursuant to any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting or disposing of securities as contemplated by Rule 13d-5(b) of the Exchange Act.

“Holdback Period” means ninety (90) days (or such shorter period as the managing underwriter(s) permit) after the date of the Prospectus supplement filed with the SEC in connection with a sale of securities under a Registration Statement.

“Indemnifying Party” shall have the meaning set forth in Section 6.8(a).

“L. Peed” shall mean Ms. Leah Peed.

“Laws” means any federal, state, provincial, territorial, local, foreign, international or multinational treaty, constitution, statute or other law, ordinance, rule or regulation.

“Merger” shall have the meaning set forth in the Recitals.

“Mergers” shall have the meaning set forth in the Recitals.

“Merger LLC” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“NASDAQ” shall mean The Nasdaq Global Select Market.

“Nominating Committee” shall have the meaning set forth in Section 3.1(d).

“Organizational Documents” shall mean, with respect to any Person, such Person’s memorandum and articles of association, articles or certificate of incorporation, formation or organization, by-laws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Other Voting Shares” shall mean shares of any class of capital stock of the Corporation (other than the Common Stock) that are entitled to vote generally in the election of Directors.

“Peed” shall have the meaning set forth in the Preamble.

“Peed Stockholder” shall have the meaning set forth in the Preamble and, in the event that any Voting Securities of the Peed Stockholder are Transferred to any Permitted (other than L. Peed) Transferee in accordance with Section 5.1(f), such Permitted Transferee.

“Permitted Transferee” of any Person shall mean (a) such Person’s spouse (other than, in the case of the Peed Stockholder, L. Peed), siblings and/or descendants (whether natural or adopted), the spouses of such siblings and such descendants, and the estates of any of the foregoing; (b) any trust established solely for the benefit of such Person, such Person’s spouse (other than, in the case of the Peed Stockholder, L. Peed), siblings and/or descendants (whether natural or adopted), and such siblings’ or such descendants’ spouses (determined ignoring any remainder or similar interest coming into effect only upon the death of all such Persons); or (c) any partnerships, corporations or limited liability companies where the only partners, shareholders or members are the Persons referred to in the preceding clauses (a) and (b) and the governance documents of such partnership, corporation or limited liability company contains a prohibition that is enforced on the transfer of any partnership interests, shares of capital stock or limited liability company interests in such partnership, corporation or limited liability company, respectively, to any Person other than a Person described in the preceding clauses (a) and (b); or (d) in the case of the Peed Stockholder and subject to the restrictions set forth in clause (i)(z)(1) of Section 5.1(f), L. Peed.

“Person” means any individual, firm, corporation, general or limited partnership, limited liability partnership, firm, company (including any limited liability company or joint stock company), trust, association, organization, joint venture, Governmental Authority or other entity.

“Piggyback Registration” shall have the meaning set forth in Section 6.2.

“Piggyback Registration Statement” shall have the meaning set forth in Section 6.2.

“Proceeding” shall have the meaning set forth in Section 7.12.

“Prospectus” shall mean the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Shares, as amended or supplemented and including all material, if any, incorporated by reference in such prospectus or prospectuses.

“Registrable Shares” shall mean, at any time of determination, the Stockholder Shares.

“Registration Rights Termination Date” shall have the meaning set forth in Section 6.3.

“Registration Statement” shall mean any registration statement of the Corporation which covers any of the Registrable Shares pursuant to the provisions of this Agreement, including any Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents, if any, incorporated by reference in such Registration Statement.

“Registration Stockholders” shall have the meaning set forth in Section 6.1(a).

“Representatives” shall, with respect to any Person, mean any officer, director and/or employee of such Person or any financial advisor, attorney, accountant or other agent, advisor or representative of such Person; provided, however, that, with respect to the Peed Stockholder, no underwriter, broker-dealer or placement agent shall be deemed to be a Representative of the Peed Stockholder solely as a result of such underwriter, broker-dealer or placement agent participating in the distribution of any Registrable Shares, unless such underwriter, broker-dealer or placement agent is otherwise an Affiliate of the Peed Stockholder.

“Restricted Period” shall have the meaning set forth in Section 4.4(a).

“Rule 415 Limitation” shall have the meaning set forth in Section 6.1(a).

“Sales Process” shall have the meaning set forth in Section 4.1(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Effective Time” shall have the meaning set forth in the Merger Agreement.

“Second Merger” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” shall have the meaning set forth in Section 6.6.

“Shelf Registration” shall have the meaning set forth in Section 6.1(a).

“Shelf Registration Period” shall have the meaning set forth in Section 6.1(b).

“Sole Stockholder Members” shall have the meaning set forth in the Merger Agreement.

“Standstill Period” shall mean the period commencing on the Closing Date and ending on the first date after the Closing Date on which the Peed Stockholder (together with his Affiliates and Permitted Transferees) ceases to Beneficially Own Voting Securities representing at least fifteen percent (15%) of the Voting Securities outstanding at such time.

“Stockholder Designees” shall have the meaning set forth in Section 3.1(b).

“Stockholder Shares” shall mean (a) all Common Stock Beneficially Owned by the Peed Stockholder on the Closing Date immediately after giving effect to the Closing, and (b) all equity securities of the Corporation issued to the Peed Stockholder in respect of any such Common Stock or into which any such Common Stock shall be converted or exchanged in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or any similar recapitalizations, reclassifications or capital reorganizations occurring after the date of this Agreement. For the avoidance of doubt, Stockholder Shares shall include any of the foregoing equity securities of the Corporation specified in clause (a) or (b) of the immediately preceding sentence that are Beneficially Owned by a Permitted Transferee following the Closing Date.

“Subsidiary” shall mean, of a specified Person, any other Person (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person or (b) of which the specified Person controls the management.

“Surviving Corporation” shall have the meaning set forth in the Recitals.

“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, encumbrance or other disposition to any Person, including those by way of hedging or derivative transactions. The term “Transferred” shall have a correlative meaning.

“Valid Business Reason” shall have the meaning set forth in Section 6.1(d).

“Voting Securities” shall mean (a) Common Stock, (b) Other Voting Shares and (c) all equity securities of the Corporation in respect of any such Common Stock or Other Voting Shares or into which any such Common Stock or Other Voting Shares shall be converted or exchanged in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or any similar recapitalizations, reclassifications or capital reorganizations occurring after the date of this Agreement. For the avoidance of doubt, Voting Securities shall include any of the foregoing equity securities of the Corporation specified in clause (a) or (b) of the immediately preceding sentence that are Beneficially Owned by a Permitted Transferee following the Closing Date.

Section 1.2 Other Definitional Provisions. Except as expressly set forth in this Agreement or unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section shall refer to Sections of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” and such words shall not be construed to limit any general statement to the specific or similar items or matters immediately following such words;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(k) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(l) when calculating the number of days before which, within which or following which any act is to be done or any step is to be taken pursuant to this Agreement, the initial reference date in calculating such number of days shall be excluded; provided, if the last day of the applicable number of days is not a Business Day, the specified period in question shall end on the next succeeding Business Day;

(m) for purposes of any calculation hereunder, the number of Voting Securities then outstanding shall be the number most recently identified by the Corporation as outstanding in any filing of the Corporation made with the SEC after the date of this Agreement under the Exchange Act or the Securities Act; and

(n) each of the Corporation and the Peed Stockholder have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by such parties and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the purported authorship of any provision of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; DISTRIBUTION

Section 2.1 Representations and Warranties of the Corporation. The Corporation represents and warrants to the Peed Stockholder as of the date hereof and as of the Closing that:

(a) The Corporation is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Corporation has all requisite corporate authority and power to execute, deliver and perform its obligations under this Agreement. This Agreement and the performance by the Corporation of the obligations contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Corporation and no other corporate proceedings on the part of the Corporation are necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Corporation and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (ii) general principles of equity.

(c) The execution and delivery of this Agreement by the Corporation and the performance by the Corporation of its obligations hereunder (i) do not result in any violation of the certificate of incorporation or by-laws or other constituent documents of the Corporation, and (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which the Corporation is a party or by which it is bound or to which its properties may be subject and (iii) do not violate any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Corporation or any of its properties.

Section 2.2 Representations and Warranties of the Peed Stockholder. The Peed Stockholder represents and warrants to the Corporation severally, and not jointly, as of the date hereof and as of the Closing that:

(a) This Agreement and the performance by the Peed Stockholder of his or its obligations contemplated hereby have been duly and validly authorized by all necessary action on the part of the Peed Stockholder and no other proceedings on the part of the Peed Stockholder is necessary to authorize the execution and delivery of this Agreement or the performance of his or its obligations hereunder. This Agreement has been duly executed and delivered by the Peed Stockholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Corporation, constitutes the legal, valid and binding obligation of the Peed Stockholder enforceable against the Peed Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (ii) general principles of equity.

(b) The execution and delivery of this Agreement by the Peed Stockholder and the performance by the Peed Stockholder of his or its obligations hereunder (i) do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which the Peed Stockholder is a party or by which the Peed Stockholder is bound or to which his, her or its properties may be subject and (ii) do not violate any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Peed Stockholder or any of his or its properties.

(c) Except for the Common Stock to be issued pursuant to the Merger Agreement, the Peed Stockholder does not Beneficially Own any Voting Securities.

Section 2.3 Representations and Warranties of AmCo Stockholder. The AmCo Stockholder represents and warrants to the Corporation as of the date hereof and as of the Closing that:

(a) The AmCo Stockholder is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The AmCo Stockholder has all requisite limited liability company authority and power to execute, deliver and perform its obligations under this Agreement. This Agreement and the performance by the AmCo Stockholder of the obligations contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the AmCo Stockholder and no other limited liability company proceedings on the part of the AmCo Stockholder are necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the AmCo Stockholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of the AmCo Stockholder, enforceable against the AmCo Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (ii) general principles of equity.

(c) The execution and delivery of this Agreement by the AmCo Stockholder and the performance by the AmCo Stockholder of its obligations hereunder (i) do not result in any violation of the certificate of formation and limited liability company agreement or other constituent documents of the AmCo Stockholder, and (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which the AmCo Stockholder is a party or by which it is bound or to which its properties may be subject and (iii) do not violate any existing applicable Law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the AmCo Stockholder or any of its properties.

Section 2.4 Distribution. Immediately following the Closing, the AmCo Stockholder shall effect the Distribution (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement.

ARTICLE III

CORPORATE GOVERNANCE

Section 3.1 Board Representation

(a) Contemporaneously with the Closing, the Board shall (i) increase the number of Directors that comprise the entire Board from seven (7) directors to ten (10) directors, (ii) subject to the terms of this Article III, appoint as directors the three individuals designated by the Peed Stockholder pursuant to Section 7.16 of the Merger Agreement (each of whom shall be considered a Stockholder Designee for all purposes of this Agreement) and (iii) appoint Peed as the Non-Executive Vice Chairman of the Board; provided, however, that each Stockholder Designee shall satisfy the applicable requirements set forth in Section 3.1(c).

(b) During the Board Right Period, the Peed Stockholder shall have the right to designate up to three individuals (each, a “Stockholder Designee”), who may include Peed, to be members of the Board. In the event that the Corporation at any time or from time to time increases or decreases the size of the Board, (i) the number of Stockholder Designees that the Peed Stockholder is entitled to designate shall be increased or decreased proportionately as the case may be (rounding up to the nearest whole number); provided that if the size of the Board is decreased to seven individuals, the Peed Stockholder shall only have the right to designate two Stockholder Designees; (ii) if the size of the Board is increased, such increase will not affect the tenure, term or other rights to serve as a member of the Board of any Stockholder Designee then serving on the Board, and (iii) if the size of the Board is decreased such that the number Stockholder Designees that the Peed Stockholder is entitled to designate is decreased, then the Peed Stockholder shall cause one or more Stockholder Designees then serving on the Board to resign from the Board so that the number of Stockholder Designees serving on the Board equals the number of Stockholder Designees that the Peed Stockholder is entitled to designate following such decrease in the size of the Board.

(c) Any person designated by the Peed Stockholder as a Stockholder Designee (i)(A) shall not be a person that would be required to disclose any information pursuant to Item 2(d) or (e) of Schedule 13D if such Stockholder Designee were the “person filing” such Schedule 13D, (B) shall not have engaged in a proxy contest or other activist campaign and (C) shall not be an employee, director or 5.0% or greater equity holder of any Person that is in Competition with the Corporation or any of its Subsidiaries, (ii) shall not be prohibited or disqualified from serving as a director of a public company pursuant to any applicable rule or regulation of the SEC or NASDAQ or pursuant to applicable Law (including applicable insurance Laws), (iii) shall, prior to his or her appointment to the Board, provide an executed resignation letter in substantially the form set forth in Exhibit A hereto automatically resigning from the Board and from any committees or subcommittees of the Board or the Corporation to which he or she is then appointed or on which he or she is then serving upon the occurrence of the Board Right Termination Event, in the event that he or she no longer meets the qualifications set forth in this Section 3.1(c) and (iv) other than the Peed Stockholder, shall qualify as an “independent director” (as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules, or any successor rule thereto, as amended).

(d) During the Board Right Period, the Corporation shall use its reasonable best efforts to procure, at each annual general meeting of stockholders of the Corporation occurring during the Board Right Period at which the term of an applicable Stockholder Designee will expire in accordance with the Corporation’s Organizational Documents, the election or re-election, as the case may be, of the Stockholder Designees, including by (i) nominating such Stockholder Designees for election to serve as Directors as provided in this Agreement, (ii) subject to compliance by the Peed Stockholder with Section 3.1(f), including such nomination and other required information regarding such Stockholder Designee in the Corporation’s proxy materials for such meeting of stockholders and (iii) soliciting or causing the solicitation of proxies in favor of the election of such Stockholder Designees as Directors, for a term expiring at the next annual general meeting of stockholders of the Corporation, or at such earlier time, if any, as any Stockholder Designee may resign, retire, die or be removed (for any reason) as a Director (other than upon the occurrence of the Board Right Termination Event). Notwithstanding the foregoing, the Corporation shall not be obligated to nominate or to use its reasonable best efforts to cause to be elected as a Director any Stockholder Designee (1) who in the reasonable judgment (including with respect to applicable fiduciary duties) of the

Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) fails to satisfy (i) the requirements set forth in Section 3.1(c) or (ii) the requirements set forth in the Corporation’s Organizational Documents, Corporate Governance Guidelines and Code of Conduct and Ethics included in the Investor Relations – Corporate Overview section of the Corporation’s website (located at http://www.upcinsurance.com) as in effect (and as may be amended and amended and restated) from time to time, or because the Nominating Committee determines that recommending such Stockholder Designee for nomination for election as a Director would be reasonably likely to be inconsistent with its fiduciary obligations, or (2) if the Board reasonably determines that recommending such Stockholder Designee for election as a Director would be inconsistent with its fiduciary obligations; provided that if the Nominating Committee determines not to recommend a Stockholder Designee to the Board because the Nominating Committee determines such Stockholder Designee fails to meet the qualifications set forth above or because the Nominating Committee reasonably determines that recommending such Stockholder Designee for nomination for election as a Director would be inconsistent with its fiduciary obligations or if the Board determines not to nominate such Stockholder Designee for election to the Board because it has reasonably determined that recommending such Stockholder Designee for nomination for election as a Director would be inconsistent with its fiduciary obligations, the Peed Stockholder shall be entitled to designate another natural person as a replacement Stockholder Designee (subject to compliance with the terms of this Article III with respect to such Stockholder Designee), and the Corporation shall (subject to the terms and conditions of this Section 3.1) use its reasonable best efforts to cause such Stockholder Designee to be elected or appointed to the Board.

(e) In furtherance of, and not in limitation to, the Peed Stockholder’s rights in this Section 3.1, during the Board Right Period, (i) the Peed Stockholder shall have the right (but not the obligation), upon written notice to the Corporation as provided in Section 3.1(f), to designate a Stockholder Designee to replace any Stockholder Designee who shall have resigned, retired, died or been removed from office (for any reason) (other than upon the occurrence of the Board Right Termination Event) or who, following the voting of stockholders at a meeting of stockholders of the Corporation shall have failed to be elected or re-elected, as the case may be, by the requisite vote of the Corporation’s stockholders; and (ii) subject to the provisions of this Article III, the Corporation shall promptly following the receipt of written notice from the Peed Stockholder as contemplated above following the resignation, retirement, death or removal from office of such Stockholder Designee, appoint such replacement Stockholder Designee to serve on the Board; provided, that the Board shall not be obligated to appoint such Stockholder Designee unless the Peed Stockholder or such Stockholder Designee has delivered to the Board the information that would be required to be delivered pursuant to Section 3.1(f)(ii) if such Stockholder Designee were up for election.

(f) Not less than ninety (90) days prior to the anniversary of the prior year’s annual general meeting of stockholders of the Corporation occurring during the Board Right Period at which one or more Stockholder Designees are to be elected, the Peed Stockholder shall (i) notify the Corporation in writing of the name of the Stockholder Designees to be nominated for election at such meeting and (ii) provide, or cause such Stockholder Designees to provide, to the Corporation, all information concerning the Stockholder Designees and his or her nomination to be elected as Directors at such meeting as shall reasonably be required by the Corporation’s standard director and officer questionnaire (including any reasonable follow-up requests by the Corporation for additional information).

(g) During the Board Right Period, the Corporation agrees that any Stockholder Designee serving as a Director shall be entitled to the same rights, privileges and compensation applicable to all other non-employee Directors generally or to which all such non-employee Directors are entitled, including any rights with respect to indemnification arrangements, directors and officers insurance coverage and other similar protections and expense reimbursement rights.

(h) The Peed Stockholder acknowledges that the Board may from time to time establish procedures that the Board reasonably determines are appropriate to address any conflicts of interest that a Stockholder Designee may have, including as a result of such person’s service in any capacity at AmRisc, LLC or any of its Affiliates.

(i) Notwithstanding anything in this Agreement to the contrary, the Corporation will not be obligated to take any action in respect of any Stockholder Designee pursuant to Section 3.1(d) or Section 3.1(e) until the Peed Stockholder provides, or causes to be provided, in all material respects, the notice and information required by Section 3.1(f).

(j) Notwithstanding anything to the contrary in this Agreement, each Stockholder Designee (including Peed), during the term of any service as a Director, shall not be prohibited from acting in his or her capacity as a Director and complying with his or her fiduciary duties as a Director.

Section 3.2 Use of Information.

(a) The Peed Stockholder shall hold, and shall cause the Stockholder Designees, his or its Affiliates and his or its Representatives who receive any Confidential Information directly or indirectly from or on behalf of the Peed Stockholder or the Corporation (including, without limitation, any Director of the Corporation) to hold, in strict confidence any and all Confidential Information concerning or related to the Corporation or any Subsidiary of the Corporation (including AmCo), except to the extent that such Confidential Information (i) is or becomes generally available to the public, other than as a result of a disclosure by the Peed Stockholder, the Stockholder Designees or their Affiliates or Representatives in violation of this Section 3.2(a), or (ii) is or becomes available to the Peed Stockholder on a non-confidential basis from another Person who is not known to the Peed Stockholder to be bound by a confidentiality agreement with the Corporation or any Subsidiary of the Corporation (including the AmCo). In the event that the Peed Stockholder, the Stockholder Designees, or any of his or its respective Affiliates or Representatives is required by Law to disclose any Confidential Information, such person shall promptly notify the Corporation in writing so that the Corporation may, at its own cost and expense, seek a protective order and/or other motion filed to prevent the production or disclosure of Confidential Information. If such motion has been denied, then such person may disclose only such portion of the Confidential Information which is required by Law to be disclosed; provided, that (A) such person shall use commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (B) such person shall not oppose any motion for confidentiality brought by the Corporation in accordance with this

Section 3.2(a). For the avoidance of doubt, the Peed Stockholder will continue to be bound by his and its obligations pursuant to this Section 3.2(a) for any Confidential Information that is not required to be disclosed pursuant to the immediately preceding sentence above, or that has been afforded protective treatment pursuant to such motion.

(b) The Peed Stockholder shall not, and shall cause his or its Representatives and Affiliates not to, use material non-public information obtained at any meetings of the Board or Board committees in a manner prohibited by applicable Law, including trading any securities of the Corporation while in possession of such material non-public information to the extent such trading would violate applicable Law. The Peed Stockholder shall be responsible for any breach of this Agreement by any of his Representatives and Affiliates.

Section 3.3 Strategic Business Development Committee. At or promptly following the Closing, the Corporation shall form a Strategic Business Development Committee (which shall not be a committee of the Board), which shall initially consist of Peed (as its Chairman), Gregory Branch, John Forney and Andy Gray. The committee shall have the authority to review and make recommendations to the Board with respect to potential mergers, acquisitions and other similar activities of the Corporation (subject to customary conflicts of interest and confidentiality policies established by the Board).

ARTICLE IV

STANDSTILL; VOTING

Section 4.1 Standstill Restrictions.

(a) During the Standstill Period, the Peed Stockholder shall not, and shall cause each of his Affiliates not to, directly or indirectly, alone or in concert with any other Person, except with the consent or approval of the Board or as expressly set forth in this Section 4.1 or Section 5.1(f)(iii):

(i) purchase or cause to be purchased or otherwise acquire or agree to acquire Beneficial Ownership of (A) any Voting Securities other than the Stockholder Shares or (B) any other securities issued by the Corporation, in each case other than any such Voting Securities or other securities that the Corporation knowingly issues directly to the Peed Stockholder or his Affiliates known by the Corporation to be his Affiliates (including but not limited to in connection with services as an officer or director of the Corporation) with the consent or approval of a majority of the full Board (for the avoidance of doubt securities issued in an underwritten transaction shall not be considered issued directly by the Corporation);

(ii) participate in, publicly propose or publicly offer any effort to acquire the Corporation or any of its Subsidiaries or any assets or operations of the Corporation or any of its Subsidiaries;

(iii) seek to or knowingly induce any third party to propose, offer or participate in any effort to acquire Beneficial Ownership of Voting Securities (other than the

Stockholder Shares as and to the extent permitted in accordance with Article V) (for the avoidance of doubt, enhancing the operations of the Company shall not in and of itself be considered a violation of this clause (iii))

(iv) participate in, publicly propose or publicly offer any tender offer, exchange offer, merger, acquisition, share exchange or other business combination or Change of Control transaction involving the Corporation or any of its Subsidiaries, or any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving the Corporation, any of its Subsidiaries or any material portion of their businesses;

(v) seek to call, request the call of, or call a special meeting of the stockholders of the Corporation, make or seek to make a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Corporation or in connection with any action by consent in lieu of a meeting, or make a request for a list of the Corporation’s stockholders;

(vi) (A) seek election to the Board or seek to place a Director or seek the removal of any Director (in each case other than as expressly contemplated by this Agreement), or (B) otherwise acting alone or in concert with others seek to control or influence the governance or policies of the Corporation (except, in the case of this clause (B), in his capacity as a member of the Board);

(vii) solicit proxies, designations or written consents of stockholders, or conduct any binding or nonbinding referendum with respect to Voting Securities, or make or in any way participate in any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any Voting Securities with respect to any matter, or become a participant in any contested solicitation for the election of directors with respect to the Corporation (as such terms are defined or used in the Exchange Act and the rules promulgated thereunder), other than solicitations or acting as a participant in support of the voting obligations of the Peed Stockholder pursuant to Section 4.3;

(viii) make or issue or cause to be made or issued any public disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (A) in support of any solicitation described in clause (vii) above (other than solicitations on behalf of the Board), (B) in support of any matter described in clause (v) above, (C) concerning any potential matter described in clause (iv) above or (D) negatively or disparagingly commenting about the Corporation or any of the Corporation’s directors, officers, key employees, businesses, operations or strategic plans or strategic directions;

(ix) form, join, or in any other way participate in, a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Voting Securities, or deposit any Voting Securities in a voting trust or similar arrangement, or subject any Voting Securities to any voting agreement or pooling arrangement, or grant any proxy, designation or consent with respect to any Voting Securities (other than to a designated representative of the Corporation pursuant to a proxy or consent solicitation on behalf of the Board);

(x) publicly disclose, or cause or facilitate the public disclosure (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, consent under, or amendment of, any of the provisions of Sections 4.1, 4.2 or 4.3, or otherwise (A) seek in any manner to obtain any waiver, consent under, or amendment of, any provision of this Agreement or (B) bring any action or otherwise act to contest the validity or enforceability of Sections 4.1, 4.2 or 4.3 or seek a release from the restrictions or obligations contained in Sections 4.1, 4.2 or 4.3; or

(xi) enter into any discussions, negotiations, agreements or understandings with any Person with respect to the foregoing, or advise, assist, encourage, support, provide financing to or seek to persuade others to take any action with respect to any of the foregoing, or act in concert with others or as part of a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of the foregoing.

(b) This Section 4.1 shall not, in any way, prevent, restrict, encumber or limit (i) the Peed Stockholder and his Affiliates from (A) exercising their respective rights, performing their respective obligations or otherwise consummating the transactions contemplated by this Agreement and the Merger Agreement, in each case in accordance with the terms hereof or thereof, (B) if the Board has previously authorized or approved the solicitation by the Corporation of bids or indications of interest in the potential acquisition of the Corporation or any of its assets or operations by auction or other sales process (each, a “Sales Process”), participating in such Sales Process in accordance with the procedures established by the Board and, if selected as the successful bidder by the Corporation, completing the acquisition contemplated thereby; provided, that, unless this Agreement has terminated, the Peed Stockholder and his Affiliates shall otherwise remain subject to the provisions of this Section 4.1 in all respects during and following the completion of the Sales Process, (C) engaging in confidential discussions with the Board or any of its members regarding a private proposal by the Peed Stockholder to acquire assets of the Corporation or a material portion of the outstanding shares of capital stock of the Corporation, provided, that the Peed Stockholder may only take the actions contemplated by this Section 4.1(b) if he and his Affiliates do not (and are not required to) publicly disclose any such matters and such actions shall not require the Corporation to make any public disclosure of such matters prior to the announcement of a definitive agreement, or (D) voting or transferring the Stockholder Shares or other Voting Securities in any manner not otherwise specifically prohibited by this Agreement, or (ii) any Stockholder Designee then serving as a Director from acting as a Director or exercising and performing his or her duties (fiduciary and otherwise) as a Director in accordance with the Corporation’s Organizational Documents, all codes and policies of the Corporation and all Laws, rules, regulations and codes of practice, in each case as may be applicable and in effect from time to time.

Section 4.2 Attendance at Meetings. For so long as the Peed Stockholder (together with his Affiliates and Permitted Transferees) Beneficially Owns Voting Securities representing at least fifteen percent (15%) of the Voting Securities outstanding at such time, the Peed Stockholder shall cause all Voting Securities then Beneficially Owned by the Peed Stockholder to be present, in person or by proxy, at any meeting of the stockholders of the Corporation occurring at which an election of Directors is to be held, so that all such Voting Securities shall be counted for the purpose of determining the presence of a quorum at such meeting.

Section 4.3 Voting. Subject to Section 4.1, from and after the Closing until the earlier of (a) the fifth (5th) year anniversary of the Closing Date and (b) the date that the Peed Stockholder Beneficially Owns less than twenty-five percent (25%) of the outstanding Voting Securities, (i) the Peed Stockholder shall be entitled to vote (and cause to be voted) Voting Securities then Beneficially Owned by the Peed Stockholder representing up to twenty five percent (25%) of the outstanding Voting Securities of the Corporation in his sole discretion with respect to any business or proposal on which the stockholders of the Corporation are entitled to vote and (ii) the Peed Stockholder shall vote and cause to be voted all other Voting Securities then Beneficially Owned by the Peed Stockholder in proportion to the votes cast with respect to the Voting Securities not Beneficially Owned by the Peed Stockholder or any of his Affiliates with respect to any business or proposal on which the stockholders of the Corporation are entitled to vote; provided, at any time in which the Peed Stockholder has the right to designate the Stockholder Designees pursuant to Section 3.1, the Peed Stockholder shall have the right to vote (or cause to be voted) all of the Voting Securities then Beneficially Owned by the Peed Stockholder in favor of the election of the Stockholder Designees nominated and recommended by the Board for election or re-election to the Board.

Section 4.4 Non-Competition.

(a) Until such date that is five years from the Closing Date (the “Restricted Period”), the Peed Stockholder agrees that he shall not, and he shall cause his Affiliates not to, engage, directly or indirectly (whether as an officer, director, securityholder, owner, co-owner, partner, promoter, employee, agent, independent contractor, representative, consultant, investor, advisor, manager or otherwise), in any business activities that compete with the business activities engaged in by AmCo and its subsidiaries as of the date hereof (“Competition”), provided, for the avoidance of doubt, that being an securityholder, owner, co-owner, partner or investor in or of or serving as an officer, director, promoter, employee, agent, independent contractor, representative, consultant, advisor, manager or otherwise of AmRisc or its Subsidiaries shall not be considered to be Competition. Notwithstanding anything to the contrary in this Section 4.4(a), it shall not be a violation of this Section 4.4(a), and the Peed Stockholder or any of his respective Affiliates shall not be prohibited in any manner from, but only to the extent consistent with the Corporation’s Insider Trading Policy, Code of Conduct and Ethics and any other internal policies governing the ownership of equity securities (to the extent applicable to the Peed Stockholder), directly or indirectly, acquiring, holding or otherwise investing in or Beneficially Owning (or causing any of his Affiliates to, directly or indirectly, acquire, hold or otherwise invest in or Beneficially Own) (A) any securities or assets of any Person through any employee benefit plan or pension plan, (B) securities of any Person engaged in Competition having less than five percent (5%) of the outstanding voting power of such Person, so long as neither the Peed Stockholder nor any of his Affiliates control such Person engaged in Competition, or (C) any securities of any Person or any assets that, in either case, are disposed of by a Person engaged in Competition in a divesture or similar transaction where such Person or assets so disposed of by such Person is not engaged in Competition.

(b) The covenants contained in this Section 4.4 shall be deemed to apply separately, not collectively, to each city, county, state and country of any geographic area in which the Corporation or any of its Subsidiaries (including AmCo) conducts its respective business and shall be severable as to each such city, county, state and country of any such geographic area. It is the desire and intent of the parties hereto that the provisions of this Section 4.4 shall be enforced to the fullest extent permitted under the Laws and public policies of each jurisdiction in which enforcement is sought.

(c) If any court determines that any provision of this Section 4.4 is unenforceable, such court will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid, enforceable and reasonable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and, in reduced form, such provision shall be enforceable; provided, that, it is the intention of the parties hereto that the provisions of this Section 4.4 shall not be terminated, unless so terminated by a court, but shall be deemed amended only to the extent required to render them valid and enforceable, and such amendment to apply only with respect to the operation of this Section 4.4 in the jurisdiction of the court that has made such adjudication.

(d) The Peed Stockholder acknowledges and agrees that, in connection with his duties and relationship with AmCo prior to the Merger, the Peed Stockholder has had access to, been provided with and/or prepared and created Confidential Information of AmCo and its business and assets, as well as other business information and trade secrets belonging to AmCo, and as a condition to the consummation of the Merger and to enable the Corporation to secure more fully the benefits of the transactions contemplated by the Merger Agreement, the Corporation has required that the Peed Stockholder enter into the provisions contained in this Article IV in order to induce the Corporation to consummate the Merger, as the Corporation believes that the Peed Stockholder’s agreement to the provisions contained in this Article IV are important to protect the goodwill of AmCo and its business.

ARTICLE V

TRANSFER RESTRICTIONS

Section 5.1 Transfer Restrictions.

(a) The right of the Peed Stockholder to Transfer any Voting Securities, including any Stockholder Shares, is subject to the restrictions set forth in this Article V. No Transfer of Voting Securities, including any Stockholder Shares, by the Peed Stockholder may be effected except in compliance with the restrictions set forth in this Article V and with the requirements of the Securities Act and any other applicable securities Laws. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Corporation.

(b) Until the one (1) year anniversary of the Closing Date, the Peed Stockholder shall not Transfer any Voting Securities Beneficially Owned by him without the prior written consent of the Board (which such consent may be withheld in the sole discretion of the Board with the Stockholder Designees, in their capacity as Directors, recusing themselves from such Board determination).

(c) Subject to this Section 5.1, (i) from the one (1) year anniversary of the Closing Date and until the three (3) year anniversary of the Closing Date, the Peed Stockholder may Transfer up to an aggregate of twenty five (25%) of the Stockholder Shares, in one (1) or more Transfers, without the prior consent of the Corporation, and (ii) following the three (3) year anniversary of the Closing Date, the Peed Stockholder may Transfer the remaining Voting Securities Beneficially Owned by him, in whole or in part from time to time, without the prior consent of the Board.

(d) Notwithstanding anything in this Agreement to the contrary, (i) any Transfer of Voting Securities effected pursuant to a Registration Statement shall be subject to the requirements of Article VI and (ii) the Peed Stockholder shall not knowingly Transfer to any Person or Group (whether such Person or Group is purchasing Voting Securities for its or their own account(s) or as fiduciary on behalf of one (1) or more accounts) Voting Securities (A) other than in the case of a Transfer to a Permitted Transferee, that represent more than four and nine-tenths percent (4.9%) of the Voting Securities then outstanding in a single Transfer or series of related Transfers; provided, that, notwithstanding the foregoing, the Peed Stockholder may Transfer Voting Securities representing more than four and nine-tenths percent (4.9%) of the Voting Securities then outstanding in a single Transfer or series of related Transfers in one (1) or more block trades with one (1) or more registered broker-dealers or (B) to (a) a Person engaged in Competition, or (b) a Person that has engaged in a proxy contest or other activist campaign (with respect to the Corporation or any other Person) or who is or has filed a Schedule 13D that disclosed any plan or proposal with respect to any issuer which plan or proposal (1) relates to or would result in any of the matters set forth in clauses (b) through (j) of Item 4 of Schedule 13D and (2) was not authorized or approved by the board of directors of the issuer or was not entered into pursuant to an agreement with the issuer. For the avoidance of doubt, none of Section 5.1(b) or Section 5.1(c) shall apply to, and nothing therein shall directly or indirectly prohibit, restrict or otherwise limit, to the extent otherwise permitted by Law, any Transfer of Voting Securities made in accordance with Section 5.1(f).

(e) Notwithstanding the foregoing, the Peed Stockholder shall not effect any Transfer of Voting Securities during any Holdback Period to the extent such Transfer is prohibited under the terms of the lock-up agreement entered in to with a managing underwriter as contemplated by Section 6.10.

(f) Notwithstanding anything to the contrary set forth in Section 5.1(b) or Section 5.1(c), the Peed Stockholder may, at any time, (i) Transfer some or all of the Voting Securities to any Permitted Transferee; provided, that, (x) prior to any such Transfer and except in the case that such Permitted Transferee is L. Peed, such Permitted Transferee executes and delivers to the Corporation a joinder to this Agreement in the form attached hereto as Exhibit B; (y) if, at any time after such Transfer, such Permitted Transferee ceases to qualify as a Permitted Transferee, the Peed Stockholder shall cause all Voting Securities held by such Permitted Transferee to be Transferred to a Person that is, at such time, a Permitted Transferee and that, prior to such Transfer, agrees in writing to acquire and hold such Transferred Voting Securities subject to and in accordance with this Agreement as if such Permitted Transferee were the Peed Stockholder hereunder; and (z) if such Permitted Transferee is L. Peed, (1) such Transfer (combined with all of the Voting Securities received by L. Peed in the Distribution and all other Transfers to L. Peed from the Peed Stockholder (irrespective of whether such Voting Securities are owned by L. Peed as of the time of the applicable Transfer)) does not in the aggregate represent or result in the Beneficial Ownership by L. Peed of more than 9.9% of the Voting Securities of the Corporation; (2) L. Peed grants to the Peed Stockholder an irrevocable proxy in form and substance reasonably satisfactory to the Corporation giving the Peed Stockholder the right to vote all of such Voting Securities during the time that such Voting Securities are held by L. Peed or a Permitted Transferee of L. Peed; and (3) any Transfer of such Voting Securities by L. Peed (other than to the Peed Stockholder or to a Permitted Transferee of L. Peed) will reduce the number of Stockholder Shares that can be transferred by the Peed Stockholder pursuant to Section 5.1(c); (ii) Transfer the Voting Securities, in whole or in part, to the Corporation or any Subsidiary of the Corporation, including pursuant to any redemption, share repurchase program, self-tender offer or otherwise; or (iii) Transfer the Voting Securities, in whole or in part, pursuant to any (A) recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction involving the Corporation, or (B) tender, exchange or other similar offer for any Voting Securities that is commenced by any Person or Group, provided, that the Board has not publicly recommended that stockholders of the Corporation not tender their Voting Securities to the Person or Group making such offer.

(g) Any Transfer of any Voting Securities by L. Peed (other than to the Peed Stockholder or to a Permitted Transferee of L. Peed) will reduce the number of Stockholder Shares that can be transferred by the Peed Stockholder pursuant to Section 5.1(c). The Peed Stockholders shall not revoke or terminate the irrevocable proxy granted by L. Peed to the Peed Stockholder with respect to the Voting Securities Beneficially Owned by L. Peed and her Affiliates.

Section 5.2 Legends on Voting Securities; Securities Act Compliance.

(a) Each share certificate representing Voting Securities shall bear the following legend (and a comparable notation or other arrangement will be made with respect to any uncertificated Voting Securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

(b) In addition, for so long as any restrictions set forth in Section 5.1 remain in effect, such legend or notation shall also include the following language:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT AMONG THE ISSUER AND THE OTHER PARTIES THERETO (AS MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.”

(c) The Peed Stockholder agrees that he will, if reasonably requested by the Corporation, deliver at the Peed Stockholder’s expense to the Corporation an opinion of reputable U.S. counsel selected by the Peed Stockholders and reasonably acceptable to the Corporation, in form and substance reasonably satisfactory to the Corporation and counsel for the Corporation, that any Transfer made, other than in connection with an SEC-registered offering by the Corporation or pursuant to Rule 144 under the Securities Act or a Transfer to a Permitted Transferee, does not require registration under the Securities Act.

(d) At such time all of the Voting Securities Beneficially Owned by the Peed Stockholder may be freely sold without registration under the Securities Act, including under Rule 144 without being subject to the volume limitations and manner of sale restrictions contained therein, the Corporation agrees that it will promptly after the later of (x) if reasonably requested pursuant to Section 5.1(c), the delivery of the opinion described in such section and (y) in the case of certificated Voting Securities, the delivery by the Peed Stockholder to the Corporation or its transfer agent of a certificate or certificates (in the case of a Transfer, in the proper form for Transfer) representing such Voting Securities issued with the legend set forth in Section 5.2(a), deliver or cause to be delivered to the Peed Stockholder a replacement stock certificate or certificates representing such Voting Securities that is free from the legend set forth in Section 5.2(a) (or in the case of uncertificated Voting Securities, free of any notation or arrangement set forth in Section 5.2(a)). At such time as no restrictions set forth in Section 5.1 remain in effect, the Corporation agrees that it will, promptly upon the written request of the Peed Stockholder and, in the case of certificated Voting Securities, the delivery by the Peed Stockholder to the Corporation or its transfer agent of a certificate or certificates (in the case of a Transfer, in the proper form for Transfer) representing Voting Securities issued with the legend set forth in Section 5.2(b), deliver or cause to be delivered to the Peed Stockholder a replacement stock certificate or certificates representing such Voting Securities that is free from the legend set forth in Section 5.2(b) (or in the case of uncertificated Voting Securities, free of any notation or arrangement set forth in Section 5.2(b)).

ARTICLE VI

REGISTRATION RIGHTS

Section 6.1 Shelf Registration.

(a) From and after the Closing, no later than sixty (60) days (or ninety (90) days if Form S-1 is used as contemplated by the fourth sentence of this paragraph) following the written request of holders of at least fifty percent (50%) of the Registrable Shares then outstanding, the Corporation shall use reasonable best efforts to prepare and file with (or confidentially submit to) the SEC a “shelf” Registration Statement on Form S-3 (if the Corporation is then eligible to use Form S-3 or any comparable or successor form or forms or any similar short form registration covering the resale of Registrable Shares for which the Corporation is then eligible) relating to the offer and sale of the Registrable Shares from time to time in accordance with the methods of distribution set forth in the Registration Statement and Rule 415 promulgated under the Securities Act (together with any additional registration statements filed to register any Registrable Shares, including those that were subject to a Rule 415 Limitation, the “Shelf Registration”). Each request for a Shelf Registration shall specify the number of Registrable Shares requested to be included in the Shelf Registration. Upon receipt of any such request, the Corporation shall promptly (but in no event later than ten (10) days following receipt thereof) deliver notice of such request to all other holders of Registrable Shares that did not submit such written request for a Shelf Registration, each of which shall then have twenty (20) days from the date such notice is given by the Corporation to notify the Corporation in writing of their desire to be included in such Shelf Registration (the holders of Registrable Shares that elect to be included in a Shelf Registration or a Piggyback Registration (as defined below), as applicable, together with the holders of Registrable Shares that initially request the Corporation to prepare and file the Shelf Registration, the “Registration Stockholders”). In no event shall the Corporation be obligated to effect any Shelf Registration other than pursuant to a Form S-3 (or any comparable or successor form or forms or any similar short form registration covering the resale of such Registrable Shares) if the Corporation is then eligible to use Form S-3 (or such comparable or successor form) for the registration of the Registrable Shares under the Securities Act. If the Corporation is not eligible to use Form S-3 (or such comparable or successor form) at the time of filing of a Registration Statement pursuant to this Article VI, the Corporation will use Form S-1 (or such comparable or successor form thereto) to effect such registration and will undertake to register the Registrable Shares on Form S-3 (or such comparable or successor form thereto) promptly after such form is available for use by the Corporation; provided, that the Corporation shall not be obligated to keep effective any Shelf Registration on Form S-1 for a period in excess of one hundred eighty (180) days in any twelve (12) month period (treating, for purposes of such determination, any days included in any Deferral Period as days during which such Shelf Registration is not effective); provided, further, that upon regaining eligibility to use Form S-3 (or any comparable or successor form) the Corporation shall promptly file a Shelf Registration on Form S-3 (or such comparable or successor form thereto) covering all of the Registrable Shares previously requested to be included in such Shelf Registration and, subject to the immediately preceding proviso, will maintain the effectiveness of the Shelf Registration on Form S-1 (or such comparable or successor form) then in effect until such time as a Shelf Registration on Form S-3 (or such comparable or successor form thereto) covering the Registrable Shares has been declared effective by the SEC. If the Corporation continues to not be eligible to use Form S-3 (or such comparable or successor form thereto) to register the Registrable Shares after the one hundred eighty (180) day period referred to above has expired in respect of the most recent Shelf Registration on Form S-1 (or such comparable or successor form thereto), the Corporation will, upon the written request of one (1) or more Registration Stockholders, use reasonable best efforts to file another Shelf Registration on Form S-1 (or such comparable or successor form thereto) covering the Registrable Shares subject to the same limitations regarding maintenance of effectiveness as described above; provided, that the Corporation shall not be obligated to file more than one (1) Shelf Registration on Form S-1 (or such comparable or successor form thereto), together with any amendments thereto, in any calendar year and shall not be obligated to file a Shelf Registration on Form S-1 (or such comparable or successor form thereto), other than the initial Shelf Registration on Form S-1, until the date that is ninety (90) days after the expiration of the one hundred eighty (180) day period referred to above in respect of the immediately preceding Shelf Registration on Form S-1 (or such comparable or successor form thereto). Subject to the terms of this Agreement, the Corporation shall use its reasonable best efforts to cause each Registration Statement filed pursuant to this Article VI to be declared effective under the Securities Act as promptly as possible after the filing thereof. The Corporation shall use reasonable best efforts to address any comments from the SEC regarding any such Registration Statement and to advocate with the SEC for the registration of all Registrable Shares requested to be included in such Registration Statement. Notwithstanding the foregoing, if the SEC prevents the Corporation from including any or all of such Registrable Shares on a Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Shares by the Registration Stockholders (a “Rule 415 Limitation”) or otherwise, such Registration Statement shall register the resale of a number of Registrable Shares which is equal to the maximum number of shares as is permitted by the SEC, and, subject to the provisions of this Section 6.1, the Corporation shall continue to use its reasonable best efforts to register all remaining Registrable Shares requested to be included in such Registration Statement as promptly as practicable in accordance with the applicable rules, regulations and guidance of the SEC. In such event, the number of Registrable Shares requested to be registered for each Registration Stockholder in such Registration Statement shall be reduced pro rata among all such Registration Stockholders.

(b) The Corporation shall use its reasonable best efforts to keep the Registration Statement requested under Section 6.1(a) continuously effective under the Securities Act, to re-file such Registration Statement upon its expiration, to file another Registration Statement to register such Registrable Shares subject to a Rule 415 Limitation promptly upon the occurrence of any circumstance or event that would permit the registration of such Registrable Shares (and to cause such additional Registration Statement to become effective) and to cooperate in any shelf take down, whether or not underwritten, by amending or supplementing the Prospectus related to such Registration Statement as may be reasonably requested by the Registration Stockholders included in such Registration Statement, or as otherwise required for it to be available for resales by such Registration Stockholders of Registrable Shares, until the earlier of (i) the date that all such Registrable Shares (including, for the avoidance of doubt, any Registrable Shares that were subject to any Rule 415 Limitation) have been sold and (ii) the Registration Rights Termination Date. Such period during which the Registration Statement shall remain effective shall be referred to herein as the “Shelf Registration Period.”

(c) Notwithstanding any other provisions of this Agreement to the contrary, the Corporation shall use its reasonable best efforts to cause (i) the Registration Statement (as of the effective date of the Registration Statement), any amendment thereof (as of the effective date thereof) or supplement thereto (as of its date), (A) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC and (B)

not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, (ii) any related Prospectus, preliminary Prospectus or Free Writing Prospectus and any amendment thereof or supplement thereto, as of its date, (A) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC and (B) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, the Corporation shall have no such obligations or liabilities with respect to any information pertaining to the Registration Stockholders and furnished to the Corporation by or on behalf of such Registration Stockholders specifically for inclusion therein, and (iii) the Shelf Registration to be effective and useable for resale of all Registrable Shares requested to be included therein, subject to any Rule 415 Limitation, during the Shelf Registration Period.

(d) If (A) the SEC issues a stop order suspending the effectiveness of the Registration Statement or initiates proceedings with respect to the Registration Statement under Section 8(d) or 8(e) of the Securities Act or (B) the Board, in its good faith judgment, determines that the registration of Registrable Shares pursuant to this Section 6.1 should be delayed or offers and/or sales of Registrable Shares suspended because the filing, initial effectiveness or continued use of the Registration Statement would (1) materially interfere with a significant confidential acquisition, corporate organization, financing, securities offering or other similar transaction in which the Corporation was materially involved; (2) require premature disclosure of material information that the Corporation has a bona fide business purpose for preserving as confidential (and if disclosure would not otherwise be required if such Shelf Registration were not filed); (3) render the Corporation unable to materially comply with requirements under the Securities Act or Exchange Act or (4) otherwise be materially detrimental to the Corporation (each, a “Valid Business Reason”):

(i) in the case of clause (d)(A) above, but subject to clause (ii) immediately below, as promptly as practicable, the Corporation shall use its reasonable best efforts to eliminate the stop order and cause the Registration Statement to become effective, including preparing and filing, if necessary pursuant to applicable Law, a post-effective amendment to such Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into such Registration Statement and related Prospectus;

(ii) the Corporation shall promptly notify the Registration Stockholders in writing that the availability of the Registration Statement is suspended (a “Deferral Notice”) and the expected duration of the suspension (such period during which the availability of the Registration Statement and any related Prospectus is suspended, a “Deferral Period”). Upon receipt of any Deferral Notice, the Registration Stockholders shall immediately suspend making any offers or sales pursuant to the Registration Statement until such Registration Stockholders’ receipt of copies of the supplemented or amended Prospectus provided for in clause (d)(A) above, or until they are advised in writing by the Corporation that the Prospectus may be used, and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus; and

(iii) the Corporation will use its reasonable best efforts to ensure that the use of the Prospectus with respect to such Registration Statement may be resumed (x) in the case of clause (d)(A) above, as promptly as is practicable and (y) in the case of clause (d)(B) above, as soon as, in the reasonable good faith judgment of the Corporation, there is no Valid Business Reason to continue such suspension and postponement. The Corporation shall give written notice to the Registration Stockholders of the termination of the Deferral Period promptly thereafter. Notwithstanding anything to the contrary contained herein, in no event shall (A) a Deferral Period arising from a single Valid Business Reason be invoked more than once in any six (6) month period, or (B) the aggregate number of days included in Deferral Periods invoked by the Corporation shall not exceed ninety (90) days in any one (1) year period.

Section 6.2 Piggyback Registration. From and after the Closing whenever the Corporation initially proposes to register the offer and sale of any shares of its securities under the Securities Act for its own account in connection with the public offering of such securities solely for cash (other than a registration (a) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Corporation pursuant to any employee stock plan or other employee benefit arrangement), (b) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (c) in connection with any dividend or distribution reinvestment or similar plan) and the form of Registration Statement (a “Piggyback Registration Statement”) to be used may be used for any registration of Registrable Shares (a “Piggyback Registration”), the Corporation shall give prompt written notice (in any event no later than thirty (30) days prior to the filing of such Registration Statement) to the holders of Registrable Shares of its intention to effect such a registration and shall include in such registration all Registrable Shares with respect to which the Corporation has received written requests for inclusion from the Registration Stockholders within twenty (20) days after the Corporation’s notice has been given to each such holder. Any Registration Stockholder shall have the right to withdraw such Registration Stockholder’s request for inclusion of his, her or its Registrable Securities in any Piggyback Registration statement pursuant to this Section 6.2 by giving written notice to the Corporation of such withdrawal prior to the effective time of the applicable Registration Statement. If any Piggyback Registration Statement pursuant to which Registration Stockholders have registered the offer and sale of Registrable Shares is a Registration Statement on Form S-3 or the then appropriate form for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto, such Registration Stockholder(s) shall have the right, but not the obligation, to be notified of and to participate in any offering under such Registration Statement, and the Corporation shall give prompt written notice thereof to the Registration Stockholder(s).

Section 6.3 Termination of Registration Obligation. Notwithstanding anything to the contrary herein, the obligation of the Corporation to register Registrable Shares pursuant to this Article VI and maintain the effectiveness of any Registration Statement shall terminate as to each Registration Stockholder on the earliest of (a) the date on which (i) all remaining

Registrable Shares Beneficially Owned by such Registration Stockholder may be freely sold without registration under the Securities Act, including under Rule 144, without being subject to the volume limitations and manner of sale restrictions contained therein and that any restrictive legend included on the certificates representing such Registrable Shares may be removed and (ii) with respect to the Stockholder, the Corporation releases the Stockholder from any remaining transfer restrictions or other obligations under Article V and causes the Corporation’s transfer agent to deliver to the Stockholder stock certificate(s) representing the Stockholder’s Registrable Shares without any restrictive legends thereon, (b) the first date on which such Registration Stockholder Beneficially Owns Registrable Shares representing less than one percent (1%) of the then outstanding Voting Securities and (c) with respect to any Registrable Shares that are Transferred by such Registration Stockholder, upon the Transfer of such Registrable Shares other than a Transfer to a Permitted Transferee (the earliest date with respect to each Registration Stockholder, the “Registration Rights Termination Date”).

Section 6.4 Registration Procedures. In connection with the registration of the Registrable Shares contemplated by this Article VI, the Corporation shall, until the latest Registration Rights Termination Date with respect to all Registration Stockholders, reasonably cooperate in the sale of such Registrable Shares and shall:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Shares as provided herein and, if such Registration Statement is not automatically effective upon filing, use reasonable best efforts to cause such Registration Statement to be declared effective as promptly as practicable after the filing thereof; provided, however, that, before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including free writing prospectuses under Rule 433 under the Securities Act, each, a “Free Writing Prospectus”), the Corporation shall furnish to the Registration Stockholders and the managing underwriter(s), if any, copies of the Registration Statement and all other documents proposed to be filed (including exhibits thereto), including, upon the reasonable request of the Registration Stockholders and to the extent reasonably practicable, all documents that would be incorporated by reference or deemed to be incorporated by reference therein, which Registration Statement and documents will be subject to the reasonable review and comment of the Registration Stockholders and their counsel. The Corporation shall not file any Registration Statement or Prospectus or any amendments or supplements thereto (including Free Writing Prospectuses) with respect to any registration pursuant to Section 6.1 to which the Registration Stockholders and their counsel or the managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless in the opinion of the Corporation, such filing is necessary to comply with applicable Law;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement, the Prospectus used in connection therewith (including Free Writing Prospectuses) and Exchange Act reports as may be necessary to keep such Registration Statement effective for the period set forth in Section 6.1(b), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(c) furnish to the Registration Stockholders and the managing underwriter(s), if any, such number of conformed copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary and final Prospectus, any Free Writing Prospectus, all exhibits and other documents filed therewith and such other documents as such Persons may reasonably request, including in order to facilitate the disposition of the Registrable Shares in accordance with the intended method or methods of disposition thereof; and the Corporation, subject to Section 6.1(d), hereby consents to the use of such Prospectus and each amendment or supplement thereto by Stockholders and the managing underwriter(s), if any, in connection with the offering and sale of the Registrable Shares covered by such Prospectus and any such amendment or supplement thereto;

(d) use its reasonable best efforts to register or qualify such Registrable Shares under such other securities or “blue sky” Laws of such jurisdictions as the Registration Stockholders reasonably request and do any and all other acts and things that may be necessary or reasonably advisable to enable the Registration Stockholders to consummate the disposition in such jurisdictions of the Registrable Shares in accordance with the intended method of distribution thereof (provided, that the Corporation shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection; (ii) subject itself to taxation in any jurisdiction wherein it is not so subject; or (iii) take any action which would subject it to general service of process in any jurisdiction wherein it is not so subject);

(e) promptly notify the Registration Stockholders and the managing underwriter(s), if any, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event or existence of any fact as a result of which the Prospectus (including any information incorporated by reference therein) included in such Registration Statement, as then in effect, contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as promptly as practicable upon discovery, prepare and furnish to the Registration Stockholders a reasonable number of copies of a supplement or amendment to such Prospectus, or file any other required document, as may be necessary so that, as thereafter delivered to any prospective purchasers of such Registrable Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(f) promptly notify the Registration Stockholders and the managing underwriter(s) of any underwritten offering, if any, (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement or any Free Writing Prospectus has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC for amendments or supplements to such Registration Statement or to such Prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose; and (iv) of the suspension of the qualification of such securities for offering or sale in any jurisdiction, or the institution of any proceedings for any such purposes;

(g) use its reasonable best efforts to cause all such Registrable Shares covered by such Registration Statement to be listed promptly (after notice of issuance) on NASDAQ or the principal securities exchange or interdealer quotation system on which the Common Stock is then listed or quoted;

(h) use its reasonable best efforts to cooperate with the Registration Stockholders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold under the Registration Statement in a form eligible for deposit with the Depository Trust Corporation not bearing any restrictive legends (other than as required by the Depository Trust Corporation) and not subject to any stop transfer order with any transfer agent, and cause such Registrable Shares to be issued in such denominations and registered in such names as the managing underwriter(s), if any, may request in writing or, if not an underwritten offering, in accordance with the instructions of the Registration Stockholders, in each case, at least two (2) Business Days prior to any sale of Registrable Shares;

(i) enter into such agreements (including underwriting agreements with customary provisions) and take all such other actions as the Registration Stockholders or the managing underwriter(s), if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Shares;

(j) make available upon reasonable notice and during normal business hours for inspection by the Registration Stockholders, any managing underwriter(s) participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Registration Stockholders or underwriter(s), all financial and other records, pertinent corporate documents and documents relating to the business of the Corporation; provided, however, that the Registration Stockholders shall, and shall cause each such underwriter(s), accountant or other agent to, (i) enter into a customary confidentiality agreement or arrangement in form and substance reasonably satisfactory to the Corporation; and (ii) minimize, to the extent reasonably practicable, the disruption to the Corporation’s business in connection with the foregoing;

(k) otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve (12) months beginning with the first (1st) day of the Corporation’s first (1st) full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(l) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use reasonable best efforts to obtain the withdrawal of such order as soon as reasonably practicable;

(m) cause its senior management to support the marketing of the Registrable Shares covered by the Registration Statement pursuant to any Registration Statement (including participation in “road shows”); provided, that the Corporation shall not be obligated to participate in any such “road show” more than one (1) time in any one hundred twenty (120) day period; provided, further, that the Corporation may request a change in the dates of any such “road show” by not more than ten (10) Business Days if the Corporation determines, in its good faith reasonable judgment, that the initially proposed dates for such “road show” would adversely interfere with the performance of senior management’s duties to the Corporation (and the Registration Stockholders will give reasonable consideration to accommodating any such request);

(n) obtain one (1) or more comfort letters, addressed to the Registration Stockholders, dated the effective date of such Registration Statement and, if requested by the Peed Stockholders, dated the date of sale by the Registration Stockholders (and, if such registration includes an underwritten public offering, addressed to each of the managing underwriter(s) and dated the date of the closing under the underwriting agreement for such offering), signed by the independent public accountants who have issued an audit report on the Corporation’s financial statements included in such Registration Statement in customary form and covering such matters of the type customarily covered by comfort letters as the Registration Stockholders reasonably request;

(o) provide legal opinions of the Corporation’s outside counsel (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter(s), if any, and the Registration Stockholders’ counsel), addressed to the Registration Stockholders, dated as of the date of sale by the Registration Stockholders (and, if such registration includes an underwritten public offering, addressed to each of the managing underwriter(s)), with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary Prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature and such other matters as may be reasonably requested by the Registration Stockholders’ counsel (and, if applicable, by the managing underwriter(s)); and

(p) use its reasonable best efforts to take or cause to be taken all other actions, and do and cause to be done all other things, necessary or reasonably advisable in the opinion of the Registration Stockholders’ counsel to effect the registration of such Registrable Shares contemplated hereby.

In the case of any underwritten offering of Registrable Shares registered under a Registration Statement filed pursuant to Section 6.1(a), (i) all Registrable Shares included therein shall be subject to the applicable underwriting agreement with customary terms and a Registration Stockholder may not participate in such offering or registration unless such Registration Stockholder agrees to sell such Registration Stockholder’s securities on the basis provided therein; and (ii) a Registration Stockholder may not participate in such offering or registration unless such Registration Stockholder completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) reasonably required by the managing underwriter(s) to be executed in connection therewith, and provide such other information to the Corporation or the underwriter(s) as may be reasonably requested to offer or register such Stockholder’s Registrable Shares; provided, however, that the aggregate amount of liability of each Registration Stockholder pursuant to any indemnification obligation thereunder (which, for the avoidance of doubt, shall be on a several and not joint basis) shall not exceed the net proceeds received by such Registration Stockholder from such offering.

Section 6.5 Underwritten Offerings.

(a) At any time that a Shelf Registration covering Registrable Shares is effective, if the Registration Stockholders deliver notice to the Corporation stating that they intend to effect an underwritten offering of all or part of its Registrable Shares included on the Shelf Registration, the Corporation shall amend or supplement the Shelf Registration or related Prospectus as may be necessary in order to enable such Registrable Shares to be distributed pursuant to the underwritten offering. The lead underwriter to administer a Shelf Registration shall be chosen by the Corporation, subject to the prior written consent, not to be unreasonably withheld, delayed or conditioned, of the Registration Stockholders then holding a majority of the issued and outstanding Registrable Shares. The lead underwriter to administer a Piggyback Registration initiated as a primary underwritten offering on behalf of the Corporation shall be chosen by the Corporation, subject to the prior written consent, not to be unreasonably withheld, delayed or conditioned, of the Registration Stockholders then holding a majority of the issued and outstanding Registrable Shares.

(b) If a Shelf Registration or Piggyback Registration involves an underwritten offering and the managing underwriter of such underwritten offering advises the Corporation and the Registration Stockholders in writing that in its reasonable and good faith opinion the number of Registrable Shares proposed to be included in the Shelf Registration or Piggyback Registration, exceeds the number of Registrable Shares which can be sold in such underwritten offering and/or the number of Registrable Shares proposed to be included in such Shelf Registration or Piggyback Registration would adversely affect the price per share of the Registrable Shares proposed to be sold in such underwritten offering or the success of such offering,

(i) with respect to a Shelf Registration that is not a Piggyback Registration, the Corporation shall include in such Shelf Registration (A) first, the Registrable Shares that the Registration Stockholders propose to sell, and (B) second, the shares of Common Stock proposed to be included therein by any other Persons (including shares of Common Stock to be sold for the account of the Corporation and/or other holders of Common Stock) allocated among such Persons in such manner as they may agree; provided, that, if the managing underwriter determines that less than all of the Registrable Shares requested to be sold can be included in such offering, then the Registrable Shares that are included in such offering shall be allocated pro rata among the respective Registration Stockholders thereof on the basis of the number of Registrable Shares owned by each such Registration Stockholder; and

(ii) with respect to a Piggyback Registration, the Corporation shall include in such Piggyback Registration, (A) first, the shares of Common Stock that the Corporation proposes to sell for its own account; (B) second, the Registrable Shares that the

Registration Stockholders propose to sell, allocated pro rata among all such Registration Stockholders on the basis of the number of Registrable Shares owned by each such holder or in such manner as the Registration Stockholders may otherwise agree; and (C) third, the shares of Common Stock requested to be included therein by holders of Common Stock other than the Registration Stockholders, allocated among such holders the basis of the number of shares of Common Stock owned by each such holder.

Section 6.6 Registration Expenses. Except as otherwise provided in this Agreement, all expenses incidental to the Corporation’s performance of or compliance with this Agreement, including (a) all registration and filing fees (including (i) with respect to filings required to be made with the SEC, all applicable securities exchanges and (ii) compliance with securities or blue sky Laws including any fees and disbursements of counsel for the underwriter(s) in connection with blue sky qualifications of the Registrable Shares pursuant to Section 6.4(d)); (b) word processing, duplicating and printing expenses (including expenses of printing certificates for Registrable Shares in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses, if the printing of Prospectuses is requested by the managing underwriter(s), if any, or by the Registration Stockholders); (c) messenger, telephone and delivery expenses, (d) fees and disbursements of counsel for the Corporation; (e) fees and disbursements of no more than one (1) counsel for the Registration Stockholders and which fees and disbursements shall not exceed, in the aggregate, $50,000 in connection with the review of any single Registration Statement or related documents and the transactions contemplated thereby; (f) fees and disbursements of all independent certified public accountants (including, without limitation, the fees and disbursements in connection with any “cold comfort” letters required by this Agreement), other special experts, retained by the Corporation; and (g) all reasonable expenses incurred with the prior written approval of the Corporation (not to be unreasonably withheld) in connection with up to two (2) “road shows” undertaken pursuant to Section 6.4(m), shall be borne by the Corporation. The Corporation shall, in any event, pay its internal expenses, the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the Registrable Shares to be registered on the applicable securities exchange. All underwriting discounts, selling commissions and transfer taxes incurred in connection with the offering of any Registrable Shares (collectively, “Selling Expenses”) shall be borne by the Registration Stockholder selling the Registrable Shares to which such Selling Expenses relate. For the avoidance of doubt, the Corporation shall not bear any Selling Expenses in connection with its obligations under this Agreement.

Section 6.7 Indemnification; Contribution.

(a) The Corporation shall, and it hereby agrees to, (i) indemnify and hold harmless each Registration Stockholder in any offering or sale of Registrable Shares, and such Registration Stockholder’s partners, members, managers and Affiliates (but not, for the avoidance of doubt, any Stockholder Designee in such person’s capacity as a Director of the Corporation) and each Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act or the Exchange Act, from and against any and all losses, claims, damages, or liabilities, or any actions or proceedings (whether commenced or threatened) in respect thereof and costs and expenses (including reasonable fees of counsel) (collectively, “Claims”) to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement reached in accordance with the requirements for consent as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, or any preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement) contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any preliminary or final Prospectus, including any Free Writing Prospectus, incorporated into such Registration Statement, in the light of the circumstances in which they were made), not misleading; and (ii) reimburse upon written demand each indemnified party for any legal or other out-of-pocket expenses reasonably incurred by such indemnified party in connection with investigating or defending (or preparing to defend) any such Claims; provided, however, that the Corporation shall not be liable to an indemnified party in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, or preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement), or amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Corporation about a Registration Stockholder by or on behalf of such indemnified party expressly for use therein, or if the Registration Stockholder sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable Prospectus (excluding any documents incorporated by reference therein) or of the applicable Prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Corporation had previously furnished copies thereof to such Registration Stockholder a reasonable period of time prior to such sale and such Prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement.

(b) Each Registration Stockholder shall, and hereby agrees to, severally and not jointly (i) indemnify and hold harmless the Corporation in any offering or sale of Registrable Shares, each Director and officer of the Corporation (including any such Director or officer who shall sign the applicable Registration Statement) and each Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act or the Exchange Act, from and against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement reached in accordance with the requirements for consent as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, or any preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement) contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement), in the light of the circumstances in which they were made), not misleading; and (ii) reimburse upon written demand each indemnified party for any legal or other out-of-pocket expenses reasonably incurred by such indemnified party in connection with investigating or defending (or preparing to defend) any such Claims, in each case, to the extent, that such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information about such Registration Stockholder furnished in writing to the Corporation by or on behalf of such Registration Stockholder expressly for use therein, or if such Registration Stockholder sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable Prospectus (excluding any documents incorporated by reference therein) or of the applicable Prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Corporation had previously furnished copies thereof to the Registration Stockholders a reasonable period of time prior to such sale and such Prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement.

(c) Each Registration Stockholder, on the one hand, and the Corporation, on the other hand, agrees that if, for any reason, the indemnification provisions contemplated by Section 6.7(a) or Section 6.7(b) are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to statements or omissions that that resulted in such Claims. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 6.7(c) is not permitted by applicable Law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative benefits received by the Corporation, on the one hand, and a Registration Stockholder, on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the offering of securities (net of discounts and commissions but before deducting expenses) giving rise to the applicable Claim bears to the net proceeds received by such Registration Stockholder with respect to its sale of Registrable Shares giving rise to such Claim. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 6.7(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 6.7(c). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 6.8) any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending (or preparing to defend) any such Proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Registration Stockholders obligations to contribute as provided in this Section 6.7(c) are several and not joint.

Section 6.8 Indemnification Procedures.

(a) If an indemnified party shall desire to assert any claim for indemnification provided for under Section 6.7 in respect of, arising out of or involving a Claim against the indemnified party, such indemnified party shall notify the Corporation or the Registration Stockholders, as the case may be (the “Indemnifying Party”), in writing of such Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”) promptly after receipt by such indemnified party of written notice of the Claim; provided, however, that failure to provide a Claim Notice shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. The indemnified party shall deliver to the Indemnifying Party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Claim; provided, however, that failure to provide any such copies shall not affect the indemnification obligations provided hereunder, except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b) If a Claim is made against an indemnified party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with separate counsel selected by the Indemnifying Party and reasonably satisfactory to the indemnified party. Should the Indemnifying Party so elect to, and in fact, assume the defense of a Claim with counsel reasonably satisfactory to the indemnified party, the Indemnifying Party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Claim involves conflicts of interest or different defenses for the indemnified party and the Indemnifying Party. If the Indemnifying Party assumes such defense, the indemnified party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two (2) immediately preceding sentences. If the Indemnifying Party chooses to defend any Claim, the indemnified party shall cooperate, at the expense of the Indemnifying Party, in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Claim, and the indemnified party shall use commercially reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with its written consent, the Indemnifying Party agrees to indemnify and hold harmless the indemnified parties from and against any Claim by reason of such settlement or judgment. The Indemnifying Party may pay, settle or compromise a Claim without the written consent of the indemnified party, so long as such settlement includes (i) an unconditional release of the indemnified party from all liability in respect of such Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

Section 6.9 Rule 144; Rule 144A. The Corporation covenants that it will use its reasonable best efforts to timely file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and to take such further action as the Registration Stockholders may reasonably request, all to the extent required from time to time to enable the Registration Stockholders to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 or Rule 144A or Regulation S under the Securities Act; or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of the Registration Stockholders, the Corporation will deliver to the Registration Stockholders a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 6.10 Lock-Up Agreement. In consideration for the Corporation agreeing to its obligations under this Agreement, each Registration Stockholder agrees, in connection with any underwritten offering made pursuant to a Registration Statement, upon the written request of the managing underwriter(s) of such offering, it will enter into a customary lock-up agreement with such managing underwriter(s) agreeing not to, without the prior written consent of such managing underwriter, during the Holdback Period (a) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of (including any sale pursuant to Rule 144 or Rule 144A), directly or indirectly, any Registrable Shares or any securities convertible into, exercisable for or exchangeable for shares of Registrable Shares held immediately before the effectiveness of the Registration Statement for such offering, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Registrable Shares or such other securities, in cash or otherwise. Each holder of Registrable Shares agrees to execute and deliver such other agreements as may be reasonably requested by the Corporation or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of: (a) the date that is three (3) years after the first date on which the last of the Peed Stockholder ceases to Beneficially Own Voting Securities representing at least two percent (2%) of the Voting Securities outstanding at such time; (b) the termination of the Merger Agreement prior to the First Effective Time and (c) the consummation of a Change of Control with respect to the Corporation in which all Voting Securities of the Corporation are exchanged for cash consideration; provided, however, that Section 3.2 shall survive for the period set forth therein.

Section 7.2 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto that will be affected by such amendment.

Section 7.4 Entire Agreement; No Inconsistent Agreements. This Agreement, the Merger Agreement and the other documents delivered pursuant to this Agreement and the Merger Agreement, collectively constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the matters described herein.

Section 7.5 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 7.6 Notices. Any notice required to be given hereunder shall be sufficient if in writing and shall be deemed to have been duly given (a) if sent by facsimile transmission, on the date sent with confirmation of receipt (provided, that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), (b) if by nationwide overnight delivery service (with proof of delivery) or hand delivery, when received or (c) if sent by email, on the date delivered (with confirmation of receipt), in each case as addressed as follows:

If to the Corporation:

United Insurance Holdings Corp.

800 2nd Avenue S.

St. Petersburg, Florida 33701

Email: ksalmon@upcinsurance.com

Attention: Kimberly A. Salmon, General Counsel & Chief Legal Officer

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Facsimile: (312) 853-7036

Email: bfahrney@sidley.com

            swilliams@sidley.com

Attention: Brian J. Fahrney

                 Scott R. Williams

If to the Peed Stockholder:

R. Daniel Peed

c/o AmRisc, LLC

20405 Hwy 249, Ste. 430

Houston, TX 77070

Facsimile: 866-535-4375

Email: dpeed@amrisc.com

With a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Facsimile: (212) 909-6836

Email: ggooding@debevoise.com

            mddevins@debevoise.com

Attention: Gregory V. Gooding

                   Michael D. Devins

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 7.6.

Section 7.7 Waiver. Waivers under this Agreement are only valid and binding if in writing and duly executed by the party against whom enforcement of the waiver is sought. Waivers shall only waive the specific matter described in the written waiver and do not impair the rights of the party granting the waiver in other respects or at other times. A party’s waiver of a breach of any provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, will not constitute a continuing waiver of the same or of a similar breach, or of such provision or right at another time or in another context.

Section 7.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Except as contemplated by Section 5.1(f), no party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement (a) with respect to any assignment or delegation by the Peed Stockholder, without the prior written consent of the Corporation, and (b) with respect to any assignment or delegation by the Corporation, without the prior written consent of the Peed Stockholder, in each case, which any such party may withhold in his, her or its sole and absolute discretion. Any purported assignment without such prior written consents shall be void.

Section 7.9 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except as set forth in Section 6.7 and Section 6.8.

Section 7.10 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, e-mail or otherwise) to the other parties.

Section 7.11 Governing Law and Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort, in law or in equity, or otherwise) that may be based upon, arise out of or relate to this Agreement, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of law principles of the State of Delaware or any other jurisdiction.

Section 7.12 Consent to Jurisdiction and Service of Process. Each of the parties irrevocably agrees that any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry, investigation or other proceeding (whether in contract or tort, in law or in equity, or otherwise) (a “Proceeding”) with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment or award in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.12 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7.12, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereby consents to service being made through the notice procedures set forth in Section 7.6 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 7.6 shall be effective service of process for any Proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 7.13 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.14 Specific Performance. Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief (exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware)) in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

Section 7.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 7.16 Effectiveness. This Section 7.16 and Section 7.1 shall be effective from and after the execution and delivery of this Agreement. The other terms of this Agreement shall become effective at and as of the First Effective Time.

Section 7.17 Relationship of the Parties. No provision of this Agreement creates a partnership between any of the parties or makes a party the agent of any other party for any purpose. A party has no authority or power to bind, to contract in the name of, or to create a liability for, another party in any way or for any purpose.

Section 7.18 Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing Date, the parties hereto shall each use commercially reasonable efforts to promptly (a) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (b) obtain from any Governmental Authority or third party any and all necessary clearances, waivers, consents, authorizations, approvals, permits or orders required to be obtained in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby; and (c) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

[The reminder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

THE CORPORATION:

UNITED INSURANCE HOLDINGS CORP.

By:	/s/ John Forney
	Name:	John Forney
	Title:	Chief Executive Officer

Stockholders Agreement

THE AMCO STOCKHOLDER

RDX HOLDING, LLC

By:	/s/ R. Daniel Peed
	Name:	R. Daniel Peed
	Title:	Director & Sole Managing Member

Stockholders Agreement

THE PEED STOCKHOLDER:

/s/ R. Daniel Peed
R. Daniel Peed

PEED FLP1, LTD., L.L.P.

By:	Peed Management, LLC
Title:	Managing Member

By:	/s/ R. Daniel Peed
	Name:	R. Daniel Peed
	Title:	Manager

Stockholders Agreement

Annex C

August 17, 2016

Board of Directors

United Insurance Holdings Corp.

800 2nd Avenue South

Saint Petersburg, FL 33701

Members of the Board of Directors:

We understand that United Insurance Holdings Corp. (the “Company”) and AmCo Holding Company (“ACIC”) propose to enter into the Agreement (defined below) pursuant to which, among other things, a subsidiary of the Company will be merged with and into ACIC (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, no par value, of ACIC will be converted into 209,563.55 (the “Exchange Ratio”) shares of the Company’s common stock (the “Common Shares”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James” or “we”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft dated as of August 16, 2016 of the Agreement and Plan of Merger among the Company, Parent and the other parties named therein (the “Agreement”);

2.	reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company and ACIC made available to us by the Company and ACIC, including, but not limited to, financial projections prepared by the management of the Company and ACIC relating to the Company and ACIC for the periods ending December 31, 2016 - 2020, as approved for our use by the Company (the “Projections”);

3.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

4.	reviewed financial, operating and other information regarding the Company and ACIC and the industry in which they operate;

5.	reviewed the financial and operating performance of the Company and ACIC and that of other selected public companies that we deemed to be relevant;

222 South Riverside Plaza – 7th Floor // Chicago, IL 60606

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

United Insurance Holdings Corp.

August 17, 2016

6.	reviewed the current and historical market prices and trading volume for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

8.	reviewed a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

9.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters that we deemed relevant to our analysis.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company and ACIC or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or ACIC. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement will be substantially similar to the draft of the Agreement reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, (ii) the Transaction will constitute a tax-free reorganization and (iii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

222 South Riverside Plaza – 7th Floor // Chicago, IL 60606

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

United Insurance Holdings Corp.

August 17, 2016

We have relied upon, without independent verification, the assessment of the Company’s management and its legal, tax, accounting and regulatory advisors with respect to all legal, tax, accounting and regulatory matters, including without limitation that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of the initial delivery of this Opinion (in oral or written form) and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or ACIC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Board with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. We did not advise the Company with respect to its strategic alternatives. This letter does not express any opinion as to the likely trading range of the Company’s stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio in the Transaction to the Company.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.

222 South Riverside Plaza – 7th Floor // Chicago, IL 60606

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

United Insurance Holdings Corp.

August 17, 2016

In formulating our opinion, we have considered only what we understand to be the Exchange Ratio in the Transaction as described above, and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of ACIC’s officers, directors or employees, or class of such persons, whether relative to the Exchange Ratio or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things, the fairness of the Transaction, relative or otherwise, to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or ACIC or the ability of the Company or ACIC to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain services to the Company, including serving as its advisor in its acquisition of Interboro Insurance Company, completed in 2016 and for which it was paid a fee. Raymond James also was compensated for serving as an underwriter in the Company’s $31.2 million common equity offering in 2012 and in the Company’s $57.5 million common equity offering in 2014. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or ACIC or other participants in the Transaction in the future, for which Raymond James may receive compensation. Finally, a member of the Raymond James deal team assigned to this engagement is an owner of 62,777 of the Company’s Common Shares.

It is understood that this letter is for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not

222 South Riverside Plaza – 7th Floor // Chicago, IL 60606

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Board of Directors

United Insurance Holdings Corp.

August 17, 2016

constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be described in any proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is included in its entirety in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

222 South Riverside Plaza – 7th Floor // Chicago, IL 60606

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC

Annex D-1

AmCo Holding Company

Consolidated Financial Statements with Independent

Auditor’s report thereon for the reporting periods of

December 31, 2015, 2014, 2013

RSM SU LLP

Report of Independent Registered Public Accounting Firm

To the Board of Directors

AmCo Holding Company

Houston, Texas

We have audited the accompanying consolidated balance sheets of AmCo Holding Company and Subsidiary (the Company) as of December 31, 2015, 2014, and 2013, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmCo Holding Company and Subsidiary as of December 31, 2015, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Omaha, NE

August 12, 2016

AmCo Holding Company

Consolidated Balance Sheets

	December 31,
	2015	2014	2013
ASSETS
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $166,368,581, $90,091,771 and $91,059,231, respectively)	$166,173,984	$90,157,511	$91,013,245
Equity securities (adjusted cost of $1,497,087, $0, and $0, respectively)	1,513,503	—	—

Total investments	167,687,487	90,157,511	91,013,245
Cash and cash equivalents	105,982,292	175,233,530	166,090,274
Accrued investment income	908,419	938,924	921,834
Premiums receivable, net	23,752,210	24,802,435	28,443,536
Reinsurance recoverable on paid and unpaid losses	30,173,187	27,281,763	29,681,727
Prepaid reinsurance	67,699,453	79,380,748	85,155,273
Income tax receivables	9,218,733	4,415,973	—
Deferred acquisition costs	31,332,600	33,164,565	32,705,430
Other assets	136,027	2,030	2,171

Total assets	$436,890,408	$435,377,479	$434,013,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$50,076,393	$51,257,000	$38,079,291
Unearned premiums	132,259,143	137,044,875	135,430,740
Reinsurance payable	45,561,000	30,081,184	37,922,391
Deferred income taxes	6,080,331	2,083,531	3,128,007
Income taxes payable	—	—	2,539,951
Other liabilities	7,090,860	7,519,827	8,122,478

Total liabilities	$241,067,727	$227,986,417	$225,222,858

Commitments and Contingencies (Note 14)
Stockholders’ Equity:
Common Stock, $0 par value; 100,000 shares authorized; 100 issued and outstanding	$—	$—	$—
Additional paid-in capital	50,025,000	50,025,000	50,025,000
Accumulated other comprehensive income (loss)	(109,449)	44,736	(28,247)
Retained earnings	145,907,130	157,321,326	158,793,879

Total Stockholders’ Equity	195,822,681	207,391,062	208,790,632

Total Liabilities and Stockholders’ Equity	$436,890,408	$435,377,479	$434,013,490

See Notes to Consolidated Financial Statements

AmCo Holding Company

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2015	2014	2013
REVENUE:
Gross premiums written	$308,512,353	$311,397,187	$303,367,026
Decrease (Increase) in gross unearned premiums	4,785,732	(1,614,135)	(17,764,865)

Gross premiums earned	313,298,085	309,783,052	285,602,161
Ceded premiums earned	(137,887,022)	(129,850,178)	(112,485,474)

Net premiums earned	175,411,063	179,932,874	173,116,687
Investment income	2,867,223	2,222,701	2,438,486
Net realized gains on sales of investments	3,436	—	—

Total revenue	178,281,722	182,155,575	175,555,173
EXPENSES:
Losses and loss adjustment expenses	33,369,523	32,463,714	27,527,041
Policy acquisition costs	75,618,314	74,495,504	70,019,125
General and administrative expense	9,419,135	7,933,145	6,865,544

Total expenses	118,406,972	114,892,363	104,411,710

Income before income taxes	59,874,750	67,263,212	71,143,463
Provision for income taxes	23,398,706	22,300,324	24,938,578

Net income	36,476,044	44,962,888	46,204,885
OTHER COMPREHENSIVE INCOME
Change in unrealized gain (loss) on investments	(243,921)	111,726	(393,018)
Reclassification adjustment for net realized investment (gains) losses	(3,436)	—	—
Income tax benefit (expense) related to items of other comprehensive income	93,172	(38,743)	151,607

Total comprehensive income	$36,321,859	$45,035,871	$45,963,474

See Notes to Consolidated Financial Statements

AmCo Holding Company

Consolidated Statements of Changes in Stockholders’ Equity

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount

December 31, 2012	100	—	$50,025,000	$213,164	$112,588,994	$162,827,158

Net Income	—	—	—	—	46,204,885	46,204,885

Other comprehensive income (loss)	—	—	—	(241,411)	—	(241,411)

Balance at December 31, 2013	100	—	50,025,000	(28,247)	158,793,879	208,790,632

Net Income	—	—	—	—	44,962,888	44,962,888

Other comprehensive income (loss)	—	—	—	72,983	—	72,983

Dividends	—	—	—	—	(46,435,441)	(46,435,441)

Balance at December 31, 2014	100	—	50,025,000	44,736	157,321,326	207,391,062

Net Income	—	—	—	—	36,476,044	36,476,044

Other comprehensive income (loss)	—	—	—	(154,185)	—	(154,185)

Dividends	—	—	—	—	(47,890,240)	(47,890,240)

Balance at December 31, 2015	100	—	$50,025,000	$(109,449)	$145,907,130	$195,822,681

See Notes to Consolidated Financial Statements

AmCo Holding Company

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2015	2014	2013
Operating Activities
Net income	$36,476,044	$44,962,888	$46,204,885
Adjustments to reconcile net income to net cash provided by operating activities
Bond amortization and accretion	262,877	—	—
Net realized (gains)	(3,436)	—	—
Deferred income taxes, net	4,089,348	(1,085,852)	(2,570,622)
Deferred acquisition costs capitalized	(73,786,349)	(74,954,639)	(74,190,580)
Amortization of deferred acquisition costs	75,618,314	74,495,504	70,019,125
Changes in operating assets and liabilities
Premiums receivable, net	1,050,225	3,641,101	(7,959,110)
Accrued investment income	30,505	(17,090)	(5,404)
Reinsurance recoverable on paid and unpaid loses	(2,891,424)	2,399,964	738,679
Prepaid reinsurance & unearned premiums	6,895,563	7,388,660	(15,001,769)
Other assets	(133,997)	141	44,498
Unpaid loss and loss adjustment expenses	(1,180,607)	13,177,709	(2,207,410)
Reinsurance payable	15,479,816	(7,841,207)	(3,190,298)
Income taxes receivable (payable)	(4,802,760)	(6,955,924)	5,871,301
Other liabilities	(428,967)	(602,651)	2,758,430

Net cash from operating activities	56,675,152	54,608,604	20,511,725
Investing Activities
Proceeds from sales & maturities of investments available for sale	77,470,434	3,159,013	54,983,380
Purchases of investments available for sale	(155,506,584)	(2,188,920)	(1,825,960)

Net cash (used in) provided by investing activities	(78,036,150)	970,093	53,157,420
Financing Activities
Dividends	(47,890,240)	(46,435,441)	—

Net cash used in financing activities	(47,890,240)	(46,435,441)	—
Increase (decrease) in cash and cash equivalents	(69,251,238)	9,143,256	73,669,145
Cash and cash equivalents at beginning of period	175,233,530	166,090,274	92,421,129

Cash and cash equivalents at end of period	$105,982,292	$175,233,530	$166,090,274

Supplemental Cash Flows Information
Income taxes paid	$24,112,118	$30,342,100	$21,637,898

See Notes to Consolidated Financial Statements

AmCo Holding Company

Notes to Consolidated Financial Statements

1.	Description of Business

AmCo Holding Company (“Company” or “AmCo”), is wholly owned by RDX Holdings, LLC (RDX), a Delaware Limited Liability Company as of June 1, 2015. Previously, the Company was owned by BB&T Corporation (BB&T). See Note 8 Related Parties for a discussion regarding the change in ownership that occurred during 2015. The Company was incorporated in North Carolina on June 1, 2007.

The Company owns American Coastal Insurance Company (ACIC), which is licensed in the State of Florida and provides commercial multi-peril property insurance, including wind, for residential condominium associations since 2007. The Company has been writing Allied Lines since 2011.

AmRisc, LLC (AmRisc), a Managing General Underwriter, handles the underwriting, claims processing, premium collection and reinsurance review for the Company.

The Company attempts to mitigate its exposure to losses from storms by purchasing catastrophe reinsurance coverage. However, a catastrophe, depending on its path and severity, could result in losses to the Company exceeding its reinsurance protection and could have a material adverse effect on the financial condition and results of operations of the Company. The Company has purchased catastrophe reinsurance protection based upon expected losses during hurricane season, which are derived from sophisticated models approved for use in the State of Florida. Further detail regarding the Company’s reinsurance programs can be found in Note 12.

2.	Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) in the United States of America. While preparing the consolidated financial statements, management has made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Reported amounts that require the Company to make extensive use of estimates include reserves for unpaid losses and loss adjustment expenses, reinsurance recoverables, deferred policy acquisition costs, and investments. Except for the captions on the Consolidated Balance Sheets and Consolidated Statements of Comprehensive Income, the term loss(es) is generally used to collectively refer to both loss and loss adjustment expenses.

3.	Summary of Accounting Policies

Cash and cash equivalents

Cash and cash equivalents include demand deposits with financial institutions and other highly liquid investments with original maturities of three months or less when purchased. The carrying amounts reported in the Consolidated Balance Sheets for interest bearing deposits approximate their fair value because of the short maturity of these investments.

AmCo Holding Company

Notes to Consolidated Financial Statements

Investments

The Company currently classifies all investments in fixed maturities, equity securities and other investments as available-for-sale, and reports them at fair value. Changes in fair value through the date of disposition are recorded as unrealized holding gains and losses, net of tax effects, and included as a component of other comprehensive income.

The Company includes realized gains and losses, which are calculated using the specific – identification method for determining the cost of securities sold, in net income. Any premium or discount on fixed maturities is amortized over the remaining maturity period of the related securities using the effective interest method, and reported in net investment income. Dividends and interest income is recognized as earned.

Quarterly, the Company performs an assessment of its investments to determine if any are other-than-temporarily impaired. An investment is impaired when the fair value of the investment declines to an amount less than the cost or amortized cost of that investment. As part of the assessment process, the Company determines whether the impairment is temporary or other-than-temporary. The Company bases its assessments on both quantitative criteria and qualitative information, considering a number of factors including, but not limited to: how long the security has been impaired; the amount of the impairment; whether, in the case of equity securities, the Company intends to hold, and has the ability to hold, the security for a period sufficient to recover the cost basis, or whether, in the case of debt securities, the Company intends to sell the security or it is more likely than not that the security will be required to be sold before complete recovery of the amortized cost; the financial condition and near-term prospects of the issuer; whether the issuer is current on contractually-obligated interest and principal payments; key corporate events pertaining to the issuer and whether the market decline was affected by macroeconomic conditions.

If it is determined that an equity security has incurred an other-than-temporary impairment, the Company permanently reduces the cost of the security to fair value and recognizes an impairment charge in net income. If a debt security is impaired and either there is an intent to sell the security or it is more likely than not that the security will have to be sold before recovery of the amortized cost, then the Company records the full amount of the impairment in net income. If it is determined that an impairment of a debt security is other-than-temporary and the Company neither intends to sell the security nor is it more likely than not that the security will be sold before amortized cost is recovered, then the impairment is separated into (a) the amount of impairment related to credit loss and (b) the amount of impairment related to all other factors. The Company records the amount of the impairment related to the credit loss as an impairment charge in net income, and the amount of the impairment related to all other factors in accumulated other comprehensive income.

A large portion of the Company’s investment portfolio consists of fixed maturities, which may be adversely affected by changes in interest rates as a result of governmental monetary policies, domestic and international economic and political conditions and other factors beyond its control. A rise in interest rates would decrease the net unrealized holding gains of the investment portfolio, offset by an ability to earn higher rates of return on funds reinvested. Conversely, a decline in interest rates would increase the net unrealized holding gains in investment portfolio, offset by lower rates of return on funds reinvested.

AmCo Holding Company

Notes to Consolidated Financial Statements

Premiums

Premiums are recorded as earned on a daily pro rata basis over the contract period that the related policies are expected to be in force. All premiums are collected by AmRisc and remitted to the Company weekly. The portion of premiums not earned at the end of the year is recorded as unearned premiums.

Premiums receivable are recorded when written premiums are recorded and are net of any commissions or fees due to the managing general agent or producer. The Company performs a policy-level evaluation to determine the extent to which the balances of premium receivable exceeds the balance of unearned premium. Premiums receivable is charged to bad debt expense in the period determined uncollectible. Management examines write-offs annually to determine if an allowance account should be established.

Recoveries received on amounts previously charged-off are credited to bad debt expense in the period received.

No material write-offs were incurred in the years ended December 31, 2015, 2014, and 2013. The Company has not recorded an allowance for doubtful accounts as of December 31, 2015, 2014, and 2013.

Policy Acquisition Costs

The Company incurs policy acquisition costs that vary with, and are directly related to, the production of new business. These costs are capitalized to the extent recoverable and amortized over the contract period of the related policies.

The Company actively evaluates if a premium deficiency exists. A premium deficiency would result if the sum of the expected losses, deferred acquisition costs, and policy maintenance costs (such as costs to store records and costs incurred to collect premiums and pay commissions) exceeded the related unearned premiums plus investment income. Should a premium deficiency exist, the unrecoverable portion of the deferred acquisition costs would be written off and a liability to the extent of the exceeded deficiency would be recorded.

Loss and Loss Adjustment Expenses Reserves

The reserve for loss and loss adjustment expense (LAE) reflects the Company’s best estimate for future amounts needed to pay losses and related settlement expenses with respect to insured events. The process of establishing the ultimate claims liability is necessarily a complex and imprecise process, requiring the use of informed estimates and judgments using data currently available. Reserves are recorded on an undiscounted basis. The liability includes an amount determined on the basis of claim adjusters’ evaluations with respect to insured events that have occurred and been reported to the Company and an amount for losses incurred that have not yet been reported to the Company. In some cases, significant periods of time, up to several years or more, may elapse between the occurrence of an insured loss and the reporting of such to the Company. Estimates for unpaid loss and LAE are based on management’s assessment of known facts and circumstances, industry loss ratios and third-party actuarial opinions. These estimates are reviewed regularly and any resulting adjustments are made in the accounting period in which the adjustment arose.

The Company reports its reserves for unpaid losses gross of the amounts related to unpaid losses recoverable from reinsurers and reports losses net of amounts ceded to reinsurers. The Company does not discount its loss reserves for financial statement purposes.

AmCo Holding Company

Notes to Consolidated Financial Statements

Reinsurance

The Company follows the industry practice of reinsuring a portion of its risks. Reinsurance involves transferring, or “ceding”, all or a portion of the risk exposure on policies to another insurer, known as a reinsurer. To the extent that any reinsurers are unable to meet the obligations they assume under its reinsurance agreements, the Company remains liable for the entire insured loss.

Reinsurance agreements are short-term, prospective contracts. The Company records an asset, prepaid reinsurance premiums, and a liability, reinsurance payable, for the entire contract amount upon commencement of new reinsurance agreements. Reinsurance premiums are amortized over the contract period.

The Company records amounts recoverable from reinsurers on paid losses plus an estimate of amounts recoverable on unpaid losses. The estimate of amounts recoverable on unpaid losses is a function of the liability for unpaid losses associated with the reinsured policies; therefore, the amount changes in conjunction with any changes to the estimate of unpaid losses. Though estimates of amounts recoverable from reinsurers on unpaid losses may change at any point in the future because of its relation to the reserves for unpaid losses, a reasonable possibility exists that estimates may change significantly in the near term from the amounts included in the consolidated financial statements.

Assessments

The Company is subject to assessments by a state guaranty fund, residual market pools, and a state catastrophe reinsurance pool. The activities of these funds include assessing and collecting funds from solvent insurance companies to cover losses resulting from the insolvency or rehabilitation of other insurance companies or deficits generated by them.

For assessments imposed on the Company, the Company’s policy is to recognize its obligation for these assessments when it has the information available to reasonably estimate its liabilities. Guaranty fund assessments are generally available for recoupment from policyholders. The Company recognizes its obligations upon assessment and records the recoverable from policies as received. No assessments were received during 2015, 2014, or 2013.

Certain assessments are imposed upon policyholders and are collected prior to remitting payments to the assessing entity as the policyholder is liable for the assessment. As of December 31, 2015, 2014, and 2013, the Company has collected but not yet remitted $7,472, $1,209,329, and $1,234,853, respectively.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income to recover or settle those temporary differences. Realization of deferred income tax assets depends upon the generation of sufficient future taxable income.

The financial statement benefit of a tax position is realized only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions

AmCo Holding Company

Notes to Consolidated Financial Statements

meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority.

Income tax penalties and income-tax-related interest are recorded as income tax expense in the period incurred. No material tax penalties or income-tax-related interest were incurred during the years ended December 31, 2015, 2014, or 2013.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the period. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and described in the consolidated financial statements.

Concentration of Risk

The Company’s current operations subject it to the following concentrations of risk:

•	Revenue – The Company writes commercial property for residential condominium associations exclusively.

•	Geographic – The Company writes 100% of its premium in Florida.

•	Group concentration of credit risk – All the reinsurers engage in similar activities and have similar economic characteristics that could cause their ability to repay the Company to be similarly affected by changes in economic or other conditions.

•	A concentration of credit risk with regard to cash as all of its cash is at two financial institutions throughout 2015, 2014, and 2013.

The Company mitigates its geographic and group concentrations of risk by entering into reinsurance contracts with financially-stable reinsurers, and by securing irrevocable letters of credit or trust accounts from reinsurers when necessary.

The Company has deposits with two certain financial institutions that exceed federally insured limits. The Company has reviewed the credit worthiness of these financial institutions, and believes there is minimal risk of a material loss.

Accounting Pronouncements

In May 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2015-09 (ASU 2015-09), Financial Services - Insurance (Topic 944), which improves disclosure requirements for all insurance entities that issue short-duration contracts. The amendments in ASU 2015-09 increase transparency of significant estimates made in measuring the liability for unpaid claims and claim adjustment expenses, improve comparability by requiring consistent disclosure of information, and provide financial statement users with additional information to facilitate analysis of the amount, timing, and uncertainty of cash flows and the development of loss reserve estimates. ASU 2015-09 is effective for all public entities for annual periods, beginning after December 15, 2015 and interim periods within annual periods beginning after December 15, 2016. For all other entities, the amendments are effective for annual years beginning after December 15,

AmCo Holding Company

Notes to Consolidated Financial Statements

2016, and for interim periods within annual years beginning after December 15, 2017. Early adoption is permitted. The Company does not expect that the adoption of ASU 2015-09 will have a material effect on its consolidated financial statements.

In January 2016, the FASB issued Accounting Standards Update No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (ASU 2016-01). This update substantially revises standards for the recognition, measurement and presentation of financial instruments. This standard revises an entity’s accounting related to (1) the classification and measurement of investments in equity securities and (2) the presentation of certain fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. ASU 2016-01 is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods, with early adoption permitted for certain requirements. The Company is currently assessing the impact of adopting this new accounting standard on its consolidated financial statements and related disclosures.

4.	Investments

The following table details the difference between cost or adjusted/amortized cost and estimated fair value, by major investment category at December 31, 2015, 2014, and 2013:

December 31, 2015	Costs or Adjusted/Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Certificates of deposit	$12,461,512	$—	$—	$12,461,512
States, municipalities and political subdivisions	31,993,029	511,906	(9,171)	32,495,764
Mortgage Backed Securities, Residential	34,207,152	3,030	(224,965)	33,985,217
Mortgage Backed Securities, Commercial	22,721,990	4,650	(216,767)	22,509,873
Asset Backed Securities	22,291,887	808	(89,787)	22,202,908
Corporate securities	42,693,011	54,006	(228,307)	42,518,710

Total Fixed Maturities	166,368,581	574,400	(768,997)	166,173,984

Mutual Funds	1,497,087	16,416	—	1,513,503

Total investments	$167,865,668	$590,816	$(768,997)	$167,687,487

December 31, 2014	Costs or Adjusted/Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Certificates of deposit	$81,169,927	$—	$—	$81,169,927
Mortgage Backed Securities, Residential	8,921,844	65,740	—	8,987,584

Total investments	$90,091,771	$65,740	$—	$90,157,511

December 31, 2013	Costs or Adjusted/Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Certificates of deposit	$79,150,954	$—	$—	$79,150,954
Mortgage Backed Securities, Residential	11,908,277	—	(45,986)	11,862,291

Total investments	$91,059,231	$—	$(45,986)	$91,013,245

AmCo Holding Company

Notes to Consolidated Financial Statements

A summary of the aggregate carrying value (amortized cost) and fair value of investments, by contractual maturity, is as follows:

	December 31, 2015
	Amortized Cost	Percent of Total	Fair Value	Percent of Total
Due in one year or less	$13,884,475	8%	$13,885,154	8%
Due after one year through five years	47,378,533	28%	47,264,522	28%
Due after five years through ten years	25,884,544	16%	26,326,310	16%
Loan backed securities	79,221,029	48%	78,697,998	48%

Total	$166,368,581	100%	$166,173,984	100%

The expected maturities in the foregoing table may differ from the contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties. The Company is exposed to certain risks and uncertainties as a result of the fluctuations within the market. The nature of those risks and uncertainties may affect the liquidity of the Company’s investments. At December 31, 2015, 2014, and 2013, the Company determined that none of its equity securities or fixed maturities investments reflected an unrealized loss that was other-than-temporarily impaired.

During management’s analysis of the investment portfolio, management determined that none of the investments in debt and equity securities that reflected an unrealized loss position were other-than-temporarily impaired. The issuers of the Company’s debt securities continue to make interest payments on a timely basis and have not suffered a material credit rating reduction. The Company does not intend to sell nor is it likely that it would be required to sell the debt securities before it recovered its amortized cost basis. All the issuers of the equity securities the Company owns had near-term prospects that indicated cost basis could be recovered, and the Company also has the ability and the intent to hold these securities until their value equals or exceeds their cost.

The major categories of the Company’s net investment income are summarized as follows:

	Year Ended December 31,
	2015	2014	2013
Cash, cash equivalents	$203,368	$48,054	$24,702
Fixed maturities	2,642,529	2,174,647	2,413,784
Equity securities	21,326	—	—

Investment income	2,867,223	2,222,701	2,438,486
Investment expenses	(200,163)	(274,521)	(406,923)

Net investment income	$2,667,060	$1,948,180	$2,031,563

Proceeds from the sales of bonds during 2015, 2014, and 2013 were $1,813,080, $0, and $0, respectively. There was $3,436 in net realized gains, $18,555 in realized gains less $15,119 in realized losses from bond sales in 2015 and none in 2014 and 2013, respectively.

5.	Fair Value Financial Instruments

The fair value for common stocks are obtained from active markets. The fair value for bond securities are estimated based on values received from third-party securities dealers. The Company’s estimates of fair value reflect the interest rate environment that existed as of the close of business on December 31, 2015, 2014, and 2013. Changes in interest rates subsequent to December 31, 2015 may affect the fair value of the fixed maturity securities.

AmCo Holding Company

Notes to Consolidated Financial Statements

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2015, 2014 and 2013. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these statutory financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

The following methods and assumptions were used to estimate the fair value of each class of significant financial instruments for which it is practical to estimate that value:

Cash and cash equivalents: The carrying amounts reported in the Consolidated Balance Sheets approximate their fair value due to their short maturity.

Fixed maturities and mutual funds: Fair values are based on quoted market prices, or dealer quotes. For bonds not actively traded, fair values are estimated using values obtained from independent pricing services.

The Company’s financial assets and liabilities carried at fair value have been classified, for disclosure purposes, based on a hierarchy that prioritized the inputs to valuation techniques used to measure fair value into three broad levels. The hierarchy gives the highest priority to fair values determined using unadjusted quote prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values determined using unobservable inputs (Level 3). An asset’s or liability’s classification is determined based on the lowest level input that is significant to its measurement. For example, a Level 3 fair value measurement may include inputs that are both observable (Levels 1 and 2) and unobservable (Level 3). The levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2: Valuations derived from inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as:

•	Quoted prices for similar assets or liabilities in active markets.

•	Quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Inputs other than quoted prices that are observable for the asset or liability.

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3: Valuations are derived from techniques that require significant unobservable inputs. The unobservable inputs reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

AmCo Holding Company

Notes to Consolidated Financial Statements

The following table presents the Company’s fair value hierarchy:

December 31, 2015	Fair Value	Level 1	Level 2	Level 3
Certificates of deposit	$12,461,512	$—	$12,461,512	$—
States, municipalities and political subdivisions	32,495,764	—	32,495,764	—
Mortgage Backed Securities, Residential	33,985,217	—	33,985,217	—
Mortgage Backed Securities, Commercial	22,509,873	—	22,509,873	—
Asset Backed Securities	22,202,908	—	22,202,908	—
Corporate securities	42,518,710	—	42,518,710	—

Total Fixed Maturities	$166,173,984	$—	$166,173,984	$—

Equities -Mutual Funds	1,513,503	1,513,503	—	—

Total Investments	$167,687,487	$1,513,503	$166,173,984	$—

December 31, 2014	Fair Value	Level 1	Level 2	Level 3
Certificates of deposit	$81,169,927	$—	$81,169,927	$—
Mortgage Backed Securities, Residential	8,987,584	—	8,987,584	—

Total investments	$90,157,511	$—	$90,157,511	$—

December 31, 2013	Fair Value	Level 1	Level 2	Level 3
Certificates of deposit	$79,150,954	$—	$79,150,954	$—
Mortgage Backed Securities, Residential	11,862,291	—	11,862,291	—

Total investments	$91,013,245	$—	$91,013,245	$—

The fair values of certificates of deposits included in fixed maturities are at fair value. Fair values of fixed maturity securities and common stocks are based on quoted market prices, where available. The Company also utilizes an independent third-party valuation service to gather, analyze, and interpret market information to derive fair value estimates for individual investments, based upon market-accepted methodologies and assumptions. The methodologies used by these independent third-party valuation services are reviewed and understood by management, through periodic discussion with, and information provided by, the valuation services.

6.	Deferred Policy Acquisition Costs

The Company anticipates that the deferred policy acquisition costs will be fully recoverable in the near term. The table below depicts the activity with regard to deferred policy acquisition costs:

	2015	2014	2013
Balance at January 1,	$33,164,565	$32,705,430	$28,533,975
Policy acquisition costs deferred	73,786,349	74,954,639	74,190,580
Amortization	(75,618,314)	(74,495,504)	(70,019,125)

Balance at December 31,	$31,332,600	$33,164,565	$32,705,430

7.	Income Taxes

The following table summarizes the provision for income taxes:

	December 31,
	2015	2014	2013
Federal:
Current	$18,154,071	$23,015,854	$27,096,076
Deferred	3,475,946	(922,974)	(2,185,029)

Provision for Federal income tax expense	21,630,017	22,092,880	24,911,047

State:
Current	1,155,287	370,322	413,124
Deferred	613,402	(162,878)	(385,593)

Provision for State income tax expense	1,768,689	207,444	27,531

Provision for income taxes	$23,398,706	$22,300,324	$24,938,578

AmCo Holding Company

Notes to Consolidated Financial Statements

The actual income tax expense differs from the expected income tax expense computed by applying the combined applicable effective federal and state tax rates to income before the provision for income taxes as follows:

	December 31,
	2015	2014	2013
Expected income tax expense at federal rate	$20,956,163	$23,542,124	$24,900,212
State tax expense, net of federal deduction benefit	1,149,647	134,839	17,895
Prior period adjustment	1,278,196	(1,278,196)	—
Other, net	14,700	(98,443)	20,471

Reported income tax expense	$23,398,706	$22,300,324	$24,938,578

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The table below summarizes the significant components of net deferred tax liability:

	December 31,
	2015	2014	2013
Deferred tax assets:
Unearned premiums	$5,298,043	$6,483,831	$6,022,080
Tax-related discount on loss reserve	520,142	398,907	343,198
Loss reserves	—	3,352,938	1,488,786
Ceding commission	726,554	355,152	797,804
Assessments	—	131,026	764,064
Unrealized loss	68,734	—	17,739
Intangibles	—	67,897	77,052

Total deferred tax assets	6,613,473	10,789,751	9,510,723

Deferred tax liabilities:
Deferred acquisition costs	(12,086,550)	(12,849,645)	(12,638,730)
Unrealized gain	—	(23,637)	—
Intangible asset	(607,254)	—	—

Total deferred tax liabilities	(12,693,804)	(12,873,282)	(12,638,730)

Net deferred tax liability	$(6,080,331)	$(2,083,531)	$(3,128,007)

In assessing the net realizable value of deferred tax assets, management considers whether it is more likely than not that the Company will not realize some portion or all of the deferred tax assets. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

The statute of limitations related to the Company’s consolidated Federal income tax returns and its Florida income tax returns expired for all tax years up to and including 2011; therefore, only the 2012 through 2015 tax years remain subject to examination by taxing authorities. No taxing authorities are currently examining any of the Company’s federal or state income tax returns.

AmCo Holding Company

Notes to Consolidated Financial Statements

As of December 31, 2015, 2014 and 2013, the Company has not taken any uncertain tax positions with regard to its tax returns.

8.	Related Parties

ACIC is a wholly owned subsidiary of AmCo which was wholly owned by BB&T through May 31, 2015. BB&T entered into an agreement with AmCo and RDX whereby effective at 12:01 a.m. June 1, 2015, RDX acquired 100% of the stock of AmCo. RDX is 84.3% owned by Dan Peed or an entity controlled by Dan Peed, the Chief Executive Officer of the Company. No one other than Dan Peed owns 5% or more of RDX.

AmRisc, a Managing General Underwriter, handles the underwriting, claims processing, premium collection and reinsurance review for the Company. Dan Peed owns approximately 7.7% of AmRisc. In addition, he is also the Chief Executive Officer of AmRisc.

BB&T handled the accounting, BB&T Funds Management managed the investments and BB&T Tax Department handled the tax consolidation for tax payments and refunds through the period ending May 31, 2015. A one year consulting arrangement was entered into effective June 1, 2015 for BB&T to provide consulting services through the transition of the accounting services and IT support services through the transition of the IT functions.

Peed Management handled the accounting services for RDX and the Company beginning June 1, 2015 through a consulting services contract entered into effective June 1, 2015. $350,000 was incurred through December 31, 2015.

The Company recorded $308,512,353 of direct written premiums for 2015 in accordance with the managing general agent underwriting contract with AmRisc, a related party, resulting in fees and commission (including a profit commission) of $91,043,931 due to AmRisc. Receivables are stated net of the commission and fees due per the contract.

In addition to the direct premiums written, the Company recorded $9,519,789 in ceded premiums to AmRisc as a reinsurance intermediary. An additional $40,585 was incurred for rent per the sublease with AmRisc.

Through May 31, 2015 the Company had $(128,570,022) in transactions with BB&T, a related party through that date, for net securities purchases and maturities, interest received on investments and certificates of deposits, administrative contract payments and an overnight sweep agreement.

The Company paid a dividend of $47,890,240 on March 16, 2015 and a dividend of $46,435,441 on December 26, 2014.

The Company incurred $143,727, $125,000, and $125,000 of accounting service fees, and $118,165, $274,520, and $406,923 of investment expenses from BB&T for the years ended December 31, 2015, 2014 and 2013, respectively. The fees are due and payable on a monthly basis. These services are no longer provided through BB&T.

AmCo Holding Company

Notes to Consolidated Financial Statements

The Company incurred $12,099,139, $20,888,361, and $30,019,497 in income tax expense per the tax sharing agreement with BB&T in 2015, 2014, and 2013, respectively. Settlement terms are ninety days from the end of the quarter for the tax period. The Company no longer files a consolidated return with BB&T. The Company now files a consolidated return with its subsidiary ACIC and entered into a new tax sharing agreement with ACIC effective June 1, 2015. Settlement terms are ninety days from the end of the quarter for the tax period.

Net premiums receivable of $23,752,210, $24,802,435, and $28,443,536 are due from AmRisc, a related party, as of December 31, 2015, 2014, and 2013, respectively, and are net of commission. Premiums are forwarded to a premium trust account for the Company by wire transfer within 15 days of collection.

The Company owes AmRisc an estimated $5,517,055, $5,095,288, and $5,680,480 in contingent commission based on the profitability of the Company as of December 31, 2015, 2014, and 2013, respectively. The Company owes AmRisc, reinsurance intermediary, $1,646,380, $2,805,897 and $2,816,259 for ceded premiums as of December 31, 2015, 2014, and 2013, respectively.

The Company entered into consulting agreements with BB&T for accounting assistance through the transition and IT services through the transition of up to one year and incurred $156,550 of expense for the year ending December 31, 2015. In addition, the Company entered into an investment management agreement with Scott and Stringfellow effective June 1, 2015, which expired in July 2015 as an independent investment manager was hired. However, BB&T has been retained to provide custodial service for the Company’s invested assets. As of June 1, 2015, BB&T is no longer an affiliated party. Nevertheless, to help a reader follow the transition, this information regarding BB&T is included.

9.	Loss and Loss Adjustment Expense Reserves

The following table provides a reconciliation of the beginning and ending reserve balances for loss and loss adjustment expense reserves:

	Year ended December 31,
	2015	2014	2013
Balance at January 1	$51,257,000	$38,079,291	$40,286,701
Less: reinsurance recoverable on unpaid losses	27,063,999	21,333,446	29,744,876

Net balance at January 1	24,193,001	16,745,845	10,541,825

Incurred related to:
Current year	33,369,523	32,463,714	27,527,041
Prior years	—	—	—

Total incurred	33,369,523	32,463,714	27,527,041

Paid related to:
Current year	25,620,240	21,703,976	17,544,779
Prior years	5,855,782	3,312,582	3,778,243

Total paid	31,476,022	25,016,558	21,323,022

Net balance at December 31	26,086,502	24,193,001	16,745,844
Plus: reinsurance recoverable on unpaid losses	23,989,891	27,063,999	21,333,447

Balance at December 31	$50,076,393	$51,257,000	$38,079,291

As a result of changes in estimates of the ultimate cost to settle all loss and loss adjustment expenses related to insured events in prior years, the loss and loss adjustment expenses incurred has not changed for the years ended December 31, 2015, 2014, and 2013, respectively.

AmCo Holding Company

Notes to Consolidated Financial Statements

10.	Regulatory Requirements

As of December 31, 2015, 2014, and 2013, Florida Statue 624.408 requires ACIC to maintain minimum capital and surplus of $5 million and to meet the risk-based capital requirements. Additionally, Florida Statute 624.4095 requires ACIC to maintain a ratio of the product of written premiums times 0.90 to surplus of no greater than 10-to-1 for gross written premiums and 4-to-1 for net written premiums. ACIC is in compliance with all of these requirements.

11.	Dividend Restrictions

Dividends from ACIC to the Company are restricted per Florida Statute 628.371 to the lesser of 10% of surplus or net income from operations not including realized gains unless advanced notice is provided to the Florida Office of Insurance Regulation (FOIR). Dividends may also be paid if they are equal to or less than the greater of: (a) 10 percent of the insurer’s surplus as to policyholders derived from realized net operating profits on its business and net realized capital gains; or (b) the insurer’s entire net operating profits and realized net capital gains derived during the immediately preceding calendar year, provided the insurer will have surplus as to policyholders equal to or exceeding 115 percent of the minimum required statutory surplus as to policyholders after the dividend is made and the FOIR is given 10 days’ notice in advance. Additional dividends may be issued only with written approval from the FOIR.

The Company paid a dividend of $47,890,240 on March 16, 2015. At December 31, 2015, dividends of $17,474,929 are available to be paid without prior notice to the FOIR. The Company paid a dividend in 2014 of $46,435,441.

12.	Reinsurance

The Company maintains a catastrophe excess of loss reinsurance program to minimize its exposure to losses from significant events that may have an adverse impact on its liquidity and results of operations. The contracts reinsure for property excess catastrophe losses caused by hurricanes. The agreements are effective June 1 for each year for a one-year term and incorporate the mandatory coverage required by and placed with the Florida Hurricane Catastrophe Fund (FHCF). In addition to the FHCF coverage, the Company purchases private reinsurance below, alongside, and above the FHCF layer.

Additionally, the Company is required to maintain an amount on deposit with the State of Florida to secure the payment of claims. A certificate of deposit of $300,000 has been assigned to the FOIR to satisfy this requirement. This certificate is included in cash, cash equivalents, and short-term investments.

For the 2015 hurricane season, the Company purchased catastrophe excess of loss reinsurance protection of approximately $1,200,000,000 excess $10,000,000. The Company has a retention of $10,000,000 for a single hurricane catastrophe. The private catastrophe excess of loss reinsurance agreements structure coverage into layers, with a cascading feature such that the layers drop to attach at $10,000,000.

A portion of the coverage is provided through multi-year contracts, which expire in 2016 and 2017. The Company participation in the FHCF provides 45% coverage for approximately $561,000,000 in excess of approximately $234,600,000 attachment. The total program purchased for 2014 - 2015 was

AmCo Holding Company

Notes to Consolidated Financial Statements

approximately $1.2 billion of coverage. $200,000,000 of the coverage is through a Cat bond set up through Armor Re. The Company is the only cedant to Armor Re and the $200,000,000 is fully collateralized through a trust account. In addition to the collateral required for Armor Re, there are two other participating reinsurers that provide 100% collateral through trust accounts and unpaid ceded premium balances.

In addition to the Catastrophe Treaty, non-cat facultative automatic coverage is in place ranging from $9,500,000 to $73,000,000 excess of an attachment that varies between $500,000 and $2,000,000 depending on the size of the risk. The Company places facultative reinsurance for individual risk exposures as deemed necessary on a specific account by account basis.

The effects of reinsurance on premiums written and earned are as follows for the years ended December 31:

	Year ended December 31,
	2015	2014	2013
Premium written:
Direct	$308,512,353	$311,397,187	$303,367,026
Ceded	(147,296,490)	(127,191,742)	(118,157,776)

Net premium written	$161,215,863	$184,205,445	$185,209,250

Change in unearned premiums:
Direct	$4,785,732	$(1,614,135)	$(17,764,865)
Ceded	9,409,468	(2,658,436)	5,672,302

Net increase	$14,195,200	$(4,272,571)	$(12,092,563)

Premiums earned:
Direct	$313,298,085	$309,783,052	$285,602,161
Ceded	(137,887,022)	(129,850,178)	(112,485,474)

Net premiums earned	$175,411,063	$179,932,874	$173,116,687

Losses and LAE incurred:
Direct	$45,155,345	$38,637,015	$27,571,920
Ceded	(11,785,822)	(6,173,301)	(44,879)

Net losses and LAE incurred	$33,369,523	$32,463,714	$27,527,041

The Company receives commissions from brokers for reinsurance placement for specific policies. During 2015, 2014, and 2013, the Company recognized $2,956,419, $3,560,080, and $5,444,016 respectively, of ceded commission as an offset to commission expense recorded in other underwriting expenses incurred.

As of December 31, 2015, 2014, and 2013, $1,833,484, $920,679, and $2,068,188 in unearned ceded commission would be due to reinsurers if the contracts were cancelled or commuted.

There was $23,989,891 in ceded loss and loss adjustment expense reserves as of December 31, 2015 compared to $27,063,999 at December 31, 2014 and $21,333,447 at December 31, 2013.

AmCo Holding Company

Notes to Consolidated Financial Statements

As of December 31, 2015, the Company had unsecured reinsurance recoverables for losses, IBNR, loss adjustment expenses and unearned premiums of $15,881,000 with Lloyds of London Syndicate Number 510. Additionally, the Company had unsecured unearned premiums of $11,622,000 and $8,540,000, respectively, with the FHCF and Swiss Reinsurance America at December 31, 2015. All amounts are in excess of 3% of policyholders’ surplus.

The following table highlights the effects that reinsurance transactions have on unpaid losses and loss adjustment expenses and unearned premiums in the Consolidated Balance Sheets:

	Year ended December 31,
	2015	2014	2013
Unpaid losses and LAE:
Direct	$50,076,393	$51,257,000	$38,079,291

Gross unpaid losses and LAE	50,076,393	51,257,000	38,079,291
Ceded	(23,989,891)	(27,063,999)	(21,333,447)

Net unpaid losses and LAE	$26,086,502	$24,193,001	$16,745,844

Unearned premiums:
Direct	$132,259,143	$137,044,875	$135,430,740

Gross unearned premiums	132,259,143	137,044,875	135,430,740
Ceded	(61,703,683)	(52,294,214)	(54,952,650)

Net unearned premiums	$70,555,460	$84,750,661	$80,478,090

The Company’s reinsurance arrangements do not relieve the Company from its direct obligation to its insureds.

13.	Leases

In 2013, the Company entered into a sub-lease for office facilities from AmRisc for an initial term of one year through December 31, 2014. Following expiration of the initial term, unless the lease is otherwise terminated, the lease will automatically renew for consecutive one-year terms. The lease may be terminated with 90 days’ advance notice. The lease is subject to a maximum annual increase of 3%. The lease is assigned to AmRisc and the Company has a sublease with AmRisc for its office space. Total rental expense was $40,585, $37,997, and $25,800 for December 31, 2015, 2014, and 2013 respectively. Rental commitments under the lease are $42,396 for 2016.

14.	Other Contingencies and Other Commitments or Guarantees

From time to time, the Company is subject to litigation arising in the ordinary course of business. The Company’s management believes that the resolution of those actions will not have a material effect on the Company’s financial position or results of operations.

15.	Subsequent Events

In preparation of the consolidated financial statements and related disclosures, the Company evaluated events and transactions subsequent to the balance sheet date through August 12, 2016, which is the date the consolidated financial statements were available to be issued.

The Company paid a dividend of $32,000,000 on March 31, 2016.

Annex D-2

AmCo Holding Company

Consolidated Financial Statements for the reporting period ending June 30, 2016

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

AmCo Holding Company

We have reviewed the accompanying consolidated condensed balance sheet of AmCo Holding Company as of June 30, 2016, and the related consolidated condensed statements of comprehensive income for the three- and six-month periods ended June 30, 2016 and 2015, and the related consolidated condensed statements of cash flows for the six-month periods ended June 30, 2016 and 2015. These consolidated condensed financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

Omaha, NE

October 4, 2016

AmCo Holding Company

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS

Investments available for sale, at fair value:
Fixed maturities (amortized cost of $186,219,125, and $166,368,581, respectively)	$190,180,340	$166,173,984
Equity securities (adjusted cost of $2,986,987 and $1,497,087, respectively)	3,333,391	1,513,503
Other Investments	1,992,897	—

Total investments	195,506,628	167,687,487
Cash and cash equivalents	94,801,624	105,982,292
Accrued investment income	1,026,480	908,419
Premiums receivable, net	28,857,314	23,752,210
Reinsurance recoverable on paid and unpaid losses	27,629,934	30,173,187
Prepaid reinsurance	116,159,545	67,699,453
Income tax receivable	1,208,291	9,218,733
Deferred acquisition costs	36,868,329	31,332,600
Other assets	5,909,343	136,027

Total assets	$507,967,488	$436,890,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$53,032,427	$50,076,393
Unearned premiums	156,702,915	132,259,143
Reinsurance payable	91,810,910	45,561,000
Deferred income taxes	8,518,986	6,080,331
Other liabilities	3,952,892	7,090,860

Total liabilities	$314,018,130	$241,067,727

Commitments and Contigencies (Note 10)

Stockholders’ Equity:
Common Stock, $0 par value; 100,000 shares authorized; 100 issued and outstanding	$—	$—
Additional paid-in capital	55,713,171	50,025,000
Accumulated other comprehensive income (loss)	2,642,955	(109,449)
Retained earnings	135,593,232	145,907,130

Total Stockholders’ Equity	193,949,358	195,822,681

Total Liabilities and Stockholders’ Equity	$507,967,488	$436,890,408

See Notes to Consolidated Financial Statements

AmCo Holding Company

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
REVENUE:
Gross premiums written	$96,513,979	$119,850,798	$168,939,784	$206,464,003
Decrease (Increase) in gross unearned premiums	(25,853,203)	(42,442,393)	(24,443,772)	(53,015,000)

Gross premiums earned	70,660,776	77,408,405	144,496,012	153,449,003
Ceded premiums earned	(11,146,127)	(32,304,437)	(48,069,263)	(63,856,087)

Net premiums earned	59,514,649	45,103,968	96,426,749	89,592,916
Investment income	998,987	486,029	1,943,188	1,049,710
Net realized gains on sales of investments	5,266	—	13,972	—

Total revenue	60,518,902	45,589,997	98,383,909	90,642,626

EXPENSES:
Losses and loss adjustment expenses	6,553,168	7,947,245	22,649,662	15,786,124
Policy acquisition costs	20,083,496	20,066,557	38,088,329	38,512,571
General and administrative expense	1,205,734	765,660	2,144,116	1,575,986

Total expenses	27,842,398	28,779,462	62,882,107	55,874,681

Income before income taxes	32,676,504	16,810,535	35,501,802	34,767,945
Provision for income taxes	12,777,304	6,570,588	13,815,883	13,589,478

Net income	19,899,200	10,239,947	21,685,919	21,178,467

OTHER COMPREHENSIVE INCOME
Change in unrealized gain (loss) on investments	1,673,877	(8,675)	4,499,773	47,196
Reclassification adjustment for net realized investment (gains) losses	(5,266)	—	(13,972)	—
Income tax benefit (expense) related to items of other comprehensive income	(646,665)	(1,199)	(1,733,396)	(20,944)

Total comprehensive income	$20,921,146	$10,230,073	$24,438,324	$21,204,719

Weighted average shares outstanding
Basic	100	100	100	100

Diluted	100	100	100	100

Earnings per share
Basic	$198,992	$102,399	$216,859	$211,785

Diluted	$198,992	$102,399	$216,859	$211,785

Dividends declared per share	$320,000	$478,902	$320,000	$478,902

See Notes to Consolidated Financial Statements

AmCo Holding Company

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
	2016	2015
Operating Activities
Net income	$21,685,919	$21,178,467
Adjustments to reconcile net income to net cash provided by operating activities
Bond amortization and accretion	657,849	(100,965)
Net realized (gains)	(13,972)	—
Deferred income taxes, net	705,259	7,803,586
Deferred acquisition costs capitalized	(43,624,058)	(51,200,517)
Amortization of deferred acquisition costs	38,088,329	38,512,571
Changes in operating assets and liabilities
Premiums receivable, net	(5,105,104)	(11,911,682)
Accrued investment income	(118,061)	237,717
Reinsurance recoverable on paid and unpaid loses	2,543,253	(1,409,306)
Prepaid reinsurance & unearned premiums	(24,016,320)	10,042,491
Other assets	(85,145)	(231,296)
Unpaid loss and loss adjustment expenses	2,956,034	(5,738,563)
Reinsurance payable	46,249,910	70,450,204
Income taxes receivable (payable)	8,010,442	(1,115,353)
Other liabilities	(3,137,785)	(5,837,539)

Net cash from operating activities	44,796,550	70,679,814

Investing Activities
Proceeds from sales & maturities of investments available for sale	24,534,034	29,948,782
Purchases of investments available for sale	(48,511,252)	(88,003)

Net cash (used in) provided by investing activities	(23,977,218)	29,860,779

Financing Activities
Dividends	(32,000,000)	(47,890,240)

Increase (decrease) in cash and cash equivalents	(11,180,668)	52,650,353

Cash and cash equivalents at beginning of period	105,982,292	175,233,530

Cash and cash equivalents at end of period	$94,801,624	$227,883,883

Supplemental Cash Flows Information
Income taxes paid	$5,100,000	$7,012,118
Capital contribution receivable from Parent (Note 6)	$5,688,171	$—

See Notes to Consolidated Financial Statements

AmCo Holding Company

Notes to Consolidated Financial Statements

(Unaudited)

1.	Description of Business

AmCo Holding Company (“Company” or “AmCo”), is wholly owned by RDX Holdings, LLC (RDX), a Delaware Limited Liability Company as of June 1, 2015. Previously, the Company was owned by BB&T Corporation (BB&T). See Note 6 Related Parties for a discussion regarding the change in ownership that occurred during 2015. The Company was incorporated in North Carolina on June 1, 2007.

The Company owns American Coastal Insurance Company (ACIC), which is licensed in the State of Florida and provides commercial multi-peril property insurance, including wind, for residential condominium associations since 2007. The Company has been writing Allied Lines since 2011.

AmRisc, LLC (AmRisc), a Managing General Underwriter, handles the underwriting, claims processing, premium collection and reinsurance review for the Company.

The Company also owns BlueLine Cayman Holdings, a Cayman Islands holding company that owns BlueLine Re. BlueLine Re is a protected cell (also known as a separate account) of Horseshoe Re Limited. Horseshoe Re Limited is a licensed Bermuda Class 3 separate account reinsurer incorporated under a Bermuda Private Act. The purpose of acquiring a protected cell was to allow the Company through BlueLine Re to participate in the AmRisc excess and surplus book of business.

Effective June 1, 2016, the Company entered into a quota share reinsurance agreement through BlueLine Re with Lexington Insurance Company a subsidiary of American International Group, Inc. to participate in the AmRisc excess and surplus book of business. The AmRisc excess and surplus book of business consist of commercial property and related coverages throughout the United States.

The Company attempts to mitigate its exposure to losses from storms by purchasing catastrophe reinsurance coverage. However, a catastrophe, depending on its path and severity, could result in losses to the Company exceeding its reinsurance protection and could have a material adverse effect on the financial condition and results of operations of the Company. The Company has purchased catastrophe reinsurance protection based upon expected losses during hurricane season, which are derived from sophisticated models approved for use in the State of Florida. Further detail regarding the Company’s reinsurance programs can be found in Note 8.

The Company also purchases catastrophe reinsurance coverage for its participation in the excess and surplus market through BlueLine Re. The Company has purchased catastrophe reinsurance protection based upon expected losses which are derived from sophisticated models. Further detail regarding the Company’s reinsurance programs can be found in Note 8.

2.	Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles (GAAP) in the United States of America. While preparing the consolidated financial statements, management has made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

AmCo Holding Company

Notes to Consolidated Financial Statements

(Unaudited)

Reported amounts that require the Company to make extensive use of estimates include reserves for unpaid losses and loss adjustment expenses, reinsurance recoverables, deferred policy acquisition costs, and investments. Except for the captions on the Consolidated Balance Sheets and Consolidated Statements of Comprehensive Income, the term loss(es) is generally used to collectively refer to both loss and loss adjustment expenses.

The Company includes all of its subsidiaries in the unaudited consolidated financial statements, eliminating all significant intercompany balances and transactions during consolidation.

The Company prepared the accompanying Unaudited Consolidated Balance Sheet as of June 30, 2016, with the Audited Consolidated Balance Sheet amounts as of December 31, 2015, presented for comparative purposes, and the related Unaudited Consolidated Statements of Comprehensive Income and Statements of Cash Flows in accordance with the instructions of Article 10-01 of Regulation S-X. In compliance with those instructions, the Company has omitted certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP, though management believes the disclosures made herein are sufficient to ensure that the information presented is not misleading.

The results of operations and cash flows as of the end of the interim periods reported herein do not necessarily indicate the results we may experience for the remainder of the year or for any other future period.

The Company believes that the unaudited consolidated interim financial statements include all the normal recurring adjustments necessary to fairly present the Unaudited Consolidated Balance Sheet as of June 30, 2016, the Unaudited Consolidated Statements of Comprehensive Income and the Unaudited Consolidated Statements of Cash Flows for all periods presented. The unaudited consolidated interim financial statements and footnotes should be read in conjunction with the consolidated financial statements and footnotes in the audited Consolidated Financial Statements for the year ended December 31, 2015.

3.	Summary of Accounting Policies

(a)	Changes to significant accounting policies

The Company has made no material changes to its significant accounting policies as reported in the Audited Financial Statements as of December 31, 2015

(b)	Fair value assumptions

The carrying amounts for the following financial instrument categories approximate their fair values at June 30, 2016 and December 31, 2015, because of their short-term nature: cash and cash equivalents, accrued investment income, premiums receivable, reinsurance recoverable, reinsurance payable, other assets, and other liabilities.

(c)	Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update No. 2016-13, Financial Instruments- Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13). This update is intended to replace the incurred loss impairment methodology in current GAAP with a method that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU

AmCo Holding Company

Notes to Consolidated Financial Statements

(Unaudited)

2016-13 will provide users with more useful information regarding the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. In addition, credit losses on available-for-sale debt securities will now have to be presented as an allowance rather than as a write-down. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years with early adoption permitted for certain requirements. The Company does not intend to early adopt and is assessing the impact of adopting this new accounting standard on the consolidated financial statements and related disclosures.

In March 2016, the FASB issued Accounting Standards Update No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). This update is intended to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2016, including interim periods within those annual periods, with early adoption permitted for certain requirements. The Company does not intend to early adopt and are assessing the impact of adopting this new accounting standard on its consolidated financial statements and related disclosures.

4.	Investments

The following table details the difference between cost or adjusted/amortized cost and estimated fair value, by major investment category, at June 30, 2016 and December 31, 2015:

June 30, 2016	Costs or Adjusted/Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Certificates of deposit	$300,000	$—	$—	$300,000
States, municipalities and political subdivisions	33,206,091	1,438,517	—	34,644,608
Mortgage Backed Securities, Residential	33,011,221	363,923	(12,481)	33,362,663
Mortgage Backed Securities, Commercial	28,322,725	558,101	(40,636)	28,840,190
Asset Backed Securities	29,678,517	96,867	(44,657)	29,730,727
Corporate securities	61,700,571	1,630,952	(29,371)	63,302,152

Total Fixed Maturities	186,219,125	4,088,360	(127,145)	190,180,340
Mutual Funds	2,986,987	346,404	—	3,333,391
Other Investments	1,992,897	—	—	1,992,897

Total investments	$191,199,009	$4,434,764	$(127,145)	$195,506,628

December 31, 2015	Costs or Adjusted/Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Certificates of deposit	$12,461,512	$—	$—	$12,461,512
States, municipalities and political subdivisions	31,993,029	511,906	(9,171)	32,495,764
Mortgage Backed Securities, Residential	34,207,152	3,030	(224,965)	33,985,217
Mortgage Backed Securities, Commercial	22,721,990	4,650	(216,767)	22,509,873
Asset Backed Securities	22,291,887	808	(89,787)	22,202,908
Corporate securities	42,693,011	54,006	(228,307)	42,518,710

Total Fixed Maturities	166,368,581	574,400	(768,997)	166,173,984
Mutual Funds	1,497,087	16,416	—	1,513,503

Total investments	$167,865,668	$590,816	$(768,997)	$167,687,487

AmCo Holding Company

Notes to Consolidated Financial Statements

(Unaudited)

When the Company sells investments, it calculates the gain or loss realized on the sale by comparing the sales price (fair value) to the cost or adjusted/amortized cost of the security sold. The Company determines the cost or adjusted/amortized cost of the security sold using the specific-identification method. The following table details our realized gains (losses) by major investment category for the three and six month periods ended June 30, 2016 and 2015:

	2016		2015
	Gains (Losses)	Fair Value at Sale	Gains (Losses)	Fair Value at Sale
Three Months Ended June 30,
Fixed maturities	$5,266	$1,409,463	$—	$—
Equity securities	—	—	—	—

Total realized gains	5,266	1,409,463	—	—

Fixed maturities	—	—	—	—
Equity securities	—	—	—	—

Total realized losses	—	—	—	—

Net realized investment gains (losses)	$5,266	$1,409,463	$—	$—

Six Months Ended June 30,
Fixed maturities	$13,972	$2,664,988	$—	$—
Equity securities	—	—	—	—

Total realized gains	13,972	2,664,988	—	—

Fixed maturities	—	—	—	—
Equity securities	—	—	—	—

Total realized losses	—	—	—	—

Net realized investment gains (losses)	$13,972	$2,664,988	$—	$—

The table below summarizes the Company’s fixed maturities at June 30, 2016 by contractual maturity periods. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturity of those obligations:

	Amortized Cost	Percent of Total	Fair Value	Percent of Total

Due in one year or less	$1,301,832	1%	$1,303,030	1%
Due after one year through five years	50,870,318	27%	51,993,187	27%
Due after five years through ten years	43,034,513	23%	44,950,544	23%
Loan backed securities	91,012,462	49%	91,933,579	49%

Total fixed maturities	$186,219,125	100%	$190,180,340	100%

The Company is exposed to certain risks and uncertainties as a result of the fluctuations within the market. The nature of those risks and uncertainties may affect the liquidity of the Company’s investments.

AmCo Holding Company

Notes to Consolidated Financial Statements

(Unaudited)

The major categories of the Company’s net investment income are summarized as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash, cash equivalents	$66,832	$9,553	$163,193	$20,779
Fixed maturities	961,553	476,476	1,840,491	1,028,931
Equity securities	22,790	—	39,428	—
Other investments	9,676	—	9,676	—

Investment income	1,060,851	486,029	2,052,788	1,049,710
Investment expenses	(61,864)	—	(109,600)	—

Net investment income	$998,987	$486,029	$1,943,188	$1,049,710

Portfolio monitoring

The Company has a comprehensive portfolio monitoring process to identify and evaluate each fixed income and equity security whose carrying value may be other-than-temporarily impaired.

For each fixed income security in an unrealized loss position, the Company will determine if the loss is temporary or other-than-temporary. If the Company decides to sell the security or determines that it is more likely than not that it will be required to sell the security before recovery of the cost or amortized cost basis for reasons such as liquidity needs or contractual or regulatory requirements, then the security’s decline in fair value is considered other-than-temporary and is recorded in earnings.

The Company has no investments at June 30, 2016 that have been in a loss position greater than twelve months.

If the Company has not made the decision to sell the fixed income security and it is uncertain whether or not it will be required to sell the fixed income security before recovery of its amortized cost basis, it will evaluate whether there is an expectation that cash flows will be sufficient to recover the entire cost or amortized cost basis of the security. The estimated recovery value is calculated by discounting the best estimate of future cash flows at the security’s original or current effective rate, as appropriate, and compare this to the cost or amortized cost of the security. If the Company does not expect to receive cash flows sufficient to recover the entire cost or amortized cost basis of the fixed income security, the credit loss component of the impairment is recorded in earnings, with the remaining amount of the unrealized loss related to other factors recognized in other comprehensive income.

For equity securities, the Company considers various factors, including whether it has the intent and ability to hold the equity security for a period of time sufficient to recover its cost basis. If the Company lacks the intent and ability to hold to recovery, or if it is expected that the recovery period is extended, the equity security’s decline in fair value is considered other-than-temporary and is recorded in earnings.

The portfolio monitoring process includes a quarterly review of all securities to identify instances where the fair value of a security compared to its cost or amortized cost (for fixed income securities) or cost (for equity securities) is below established thresholds. The process also includes the monitoring of other impairment indicators such as ratings, ratings downgrades and payment defaults. The securities identified, in addition to other securities for which there may be a concern, are evaluated for potential other-than-temporary impairment using all reasonably available information relevant to the collectability or recovery of the security. Inherent in the evaluation of other-than-temporary impairment for these fixed income and equity securities are assumptions and estimates about the financial condition and future earnings potential of the issue

AmCo Holding Company

Notes to Consolidated Financial Statements

(Unaudited)

or issuer. Some of the factors that may be considered in evaluating whether a decline in fair value is other-than-temporary are: (1) the financial condition, near-term and long-term prospects of the issue or issuer, including relevant industry specific market conditions and trends, geographic location and implications of rating agency actions and offering prices; (2) the specific reasons that a security is in an unrealized loss position, including overall market conditions which could affect liquidity; and (3) the length of time and extent to which the fair value has been less than amortized cost or cost.

The Company determined during its quarterly evaluations of securities for impairment that no investments held in debt and equity securities reflected an unrealized loss position that would be considered other-than-temporarily impaired. The issuers of the Company’s debt securities continue to make interest payments on a timely basis and there is no intent to sell nor is it likely that the Company would be required to sell the debt securities before the recovery of its amortized cost basis. The near-term prospects of all the issuers of the equity securities currently held indicate that the company could recover its cost basis.

During the three and six months ended June 30, 2016 and 2015, the Company recorded no other-than-temporary impairment charges.

Fair Value Financial Instruments

The fair value for common stocks is obtained from active markets. The fair value for bond securities are estimated based on values received from third-party securities dealers. The Company’s estimates of fair value reflect the interest rate environment that existed as of the close of business on June 30, 2016. Changes in interest rates subsequent to June 30, 2016 may affect the fair value of the fixed maturity securities.

The fair value estimates presented herein are based on pertinent information available to management as of June 30, 2016. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these statutory financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

The following methods and assumptions were used to estimate the fair value of each class of significant financial instruments for which it is practical to estimate that value:

Cash and cash equivalents: The carrying amounts reported in the Consolidated Balance Sheets approximate their fair value due to their short maturity.

Fixed maturities and mutual funds: Fair values are based on quoted market prices, or dealer quotes. For bonds not actively traded, fair values are estimated using values obtained from independent pricing services.

Other Investments are carried at cost which approximates fair value.

AmCo Holding Company

Notes to Consolidated Financial Statements

(Unaudited)

The Company’s financial assets and liabilities carried at fair value have been classified, for disclosure purposes, based on a hierarchy that prioritized the inputs to valuation techniques used to measure fair value into three broad levels. The hierarchy gives the highest priority to fair values determined using unadjusted quote prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values determined using unobservable inputs (Level 3). An asset’s or liability’s classification is determined based on the lowest level input that is significant to its measurement. For example, a Level 3 fair value measurement may include inputs that are both observable (Levels 1 and 2) and unobservable (Level 3). The levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2: Valuations derived from inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as:

•	Quoted prices for similar assets or liabilities in active markets.

•	Quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Inputs other than quoted prices that are observable for the asset or liability.

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3: Valuations are derived from techniques that require significant unobservable inputs. The unobservable inputs reflect the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The following tables present the Company’s fair value hierarchy:

June 30, 2016	Fair Value	Level 1	Level 2	Level 3
Certificates of deposit	$300,000	$—	$300,000	$—
States, municipalities and political subdivisions	34,644,608	—	34,644,608	—
Mortgage Backed Securities, Residential	33,362,663	—	33,362,663	—
Mortgage Backed Securities, Commercial	28,840,190	—	28,840,190	—
Asset Backed Securities	29,730,727	—	29,730,727	—
Corporate securities	63,302,152	—	63,302,152	—

Total Fixed Maturities	$190,180,340	$—	$190,180,340	$—
Equities -Mutual Funds	3,333,391	3,333,391	—	—
Other Investments	1,992,897	—	1,992,897	—

Total Investments	$195,506,628	$3,333,391	$192,173,237	$—

December 31, 2015	Fair Value	Level 1	Level 2	Level 3
Certificates of deposit	$12,461,512	$—	$12,461,512	$—
States, municipalities and political subdivisions	32,495,764	—	32,495,764	—
Mortgage Backed Securities, Residential	33,985,217	—	33,985,217	—
Mortgage Backed Securities, Commercial	22,509,873	—	22,509,873	—
Asset Backed Securities	22,202,908	—	22,202,908	—
Corporate securities	42,518,710	—	42,518,710	—

Total Fixed Maturities	$166,173,984	$—	$166,173,984	$—
Equities -Mutual Funds	1,513,503	1,513,503	—	—

Total Investments	$167,687,487	$1,513,503	$166,173,984	$—

AmCo Holding Company

Notes to Consolidated Financial Statements

(Unaudited)

The fair values of certificates of deposits included in fixed maturities are at fair value. Fair values of fixed maturity securities and common stocks are based on quoted market prices, where available. The Company also utilizes an independent third-party valuation service to gather, analyze, and interpret market information to derive fair value estimates for individual investments, based upon market-accepted methodologies and assumptions. The methodologies used by these independent third-party valuation services are reviewed and understood by management, through periodic discussion with, and information provided by, the valuation services.

Other investments

In March, 2016 the Company acquired investments in a limited partnership, recorded in the other investments line of our Unaudited Consolidated Balance Sheets. These are currently accounted for at fair value which is estimated to be equal to its cost basis. The cost and carrying value of the Company’s investments in the limited partnership DCR Partners, VII, L. P. was $1,992,897 at June 30, 2016.

5.	Deferred Policy Acquisition Costs

The Company anticipates that the deferred policy acquisition costs will be fully recoverable in the near term. The table below depicts the activity with regard to deferred policy acquisition costs:

2016
Balance at January 1,	$31,332,600
Policy acquisition costs deferred	43,624,058
Amortization	(38,088,329)

Balance at June 30,	$36,868,329

6.	Related Parties

ACIC is a wholly owned subsidiary of AmCo which was wholly owned by BB&T through May 31, 2015. BB&T entered into an agreement with AmCo and RDX whereby effective at 12:01 a.m. June 1, 2015, RDX acquired 100% of the stock of AmCo. RDX is 84.3% owned by Dan Peed or an entity controlled by Dan Peed, the Chief Executive Officer of the Company. No one other than Dan Peed owns 5% or more of RDX.

AmRisc, a Managing General Underwriter, handles the underwriting, claims processing, premium collection and reinsurance review for the Company. Dan Peed owns approximately 7.7% of AmRisc. In addition, he is also the Chief Executive Officer of AmRisc.

Peed Management provides accounting services for the Company through a consulting services contract entered into effective June 1, 2015. $196,244 was incurred through June 30, 2016.

The Company recorded $168,939,784 of direct written premiums for the period ended June 30, 2016 in accordance with the managing general agent underwriting contract with AmRisc, a related party, resulting in fees and commission (including a profit commission) of $43,388,051 due to AmRisc. Receivables are stated net of the commission and fees due per the contracts.

In addition to the direct premiums written, the Company recorded $4,368,071 in ceded premiums to AmRisc as a reinsurance intermediary. An additional $31,843 was incurred for rent per the sublease with AmRisc.

The Company paid a dividend of $32,000,000 on March 31, 2016.

AmCo Holding Company

Notes to Consolidated Financial Statements

(Unaudited)

Net premiums receivable of $26,253,088 are due from AmRisc, a related party, as of June 30, 2016 and are net of commission. Premiums are forwarded to a premium trust account for the Company by wire transfer within 15 days of collection.

The Company owes AmRisc an estimated $3,589,085 in contingent commission based on the profitability of the Company as of June 30, 2016. The Company owes AmRisc, reinsurance intermediary, $1,368,301 for ceded premiums as of June 30, 2016.

The Company has a receivable of $5,688,171 from RDX as of June 30, 2016 related to BlueLine Re. This amount was received in July 2016.

7.	Regulatory Requirements

The insurance industry is heavily regulated. State laws and regulations, as well as national regulatory agency requirements, govern the operations of all insurers such as the Company’s insurance affiliates. The various laws and regulations require that insurers maintain minimum amounts of statutory surplus and risk-based capital, restrict insurers’ ability to pay dividends, specify allowable investment types and investment mixes, and subject insurers to assessments. At June 30, 2016, and during the three and six months then ended, the Company’s insurance affiliates met all regulatory requirements of the state of Florida and Bermuda and they did not incur any material assessments.

The National Association of Insurance Commissioners (NAIC) published Risk-Based Capital (RBC) guidelines for insurance companies that are designed to assess capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. Most states, including Florida have enacted statutory requirements adopting the NAIC RBC guidelines, and insurers having less statutory surplus than required will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. State insurance regulatory authorities could require an insurer to cease operations in the event the insurer fails to maintain the required statutory capital.

The state laws of Florida permit an insurer to pay dividends or make distributions out of that part of statutory surplus derived from net operating profit and net realized capital gains. The state laws further provide calculations to determine the amount of dividends or distributions that can be made without the prior approval of the insurance regulatory authority and the amount of dividends or distributions that would require prior approval of the insurance regulatory authority. Statutory risk-based capital requirements may further restrict our insurance affiliates’ ability to pay dividends or make distributions if the amount of the intended dividend or distribution would cause statutory surplus to fall below minimum risk-based capital requirements.

The Company has reported its insurance affiliates’ assets, liabilities and results of operations in accordance with GAAP, which varies from statutory accounting principles prescribed or permitted by state laws and regulations, as well as by general industry practices. The following items are principal differences between statutory accounting and GAAP:

•	Statutory accounting requires that we exclude certain assets, called non-admitted assets, from the balance sheet.

•	Statutory accounting requires us to expense policy acquisition costs when incurred, while GAAP allows us to defer to the extent realizable, and amortize policy acquisition costs over the estimated life of the policies.

AmCo Holding Company

Notes to Consolidated Financial Statements

(Unaudited)

•	Statutory accounting allows certain investments to be carried at amortized cost or fair value based on the rating received from the Securities Valuation Office of the National Association of Insurance Commissioners, while they are recorded at fair value for GAAP because the investments are held as available for sale.

•	Statutory accounting allows ceding commission income to be recognized when written if the cost of acquiring and renewing the associated business exceeds the ceding commissions, but under GAAP such income is deferred and recognized over the coverage period.

•	Statutory accounting requires that unearned premiums and loss reserves are presented net of related reinsurance rather than on a gross basis under GAAP.

•	Statutory accounting requires that a provision for reinsurance liability be established for reinsurance recoverable on paid losses aged over 90 days and for unsecured amounts recoverable from unauthorized reinsurers. Under GAAP there is no charge for uncollateralized amounts ceded to a company not licensed in the insurance affiliate’s domiciliary state and a reserve for uncollectable reinsurance is charged through earnings rather than surplus or equity.

•	Statutory accounting requires an additional admissibility test and the change in deferred income tax is reported directly in capital and surplus, rather than being reported as a component of income tax expense under GAAP.

Florida Statue 624.408 requires ACIC to maintain minimum capital and surplus equal to the greater of 10% of its total liabilities or $5,000,000 million and to meet the risk-based capital requirements. Additionally, Florida Statute 624.4095 requires ACIC to maintain a ratio of the product of written premiums times 0.90 to surplus of no greater than 10-to-1 for gross written premiums and 4-to-1 for net written premiums. ACIC is in compliance with all of these requirements.

BlueLine Re is required to maintain minimum surplus equal to its total exposure from a 250 year event and from multiple events less reinsurance coverage purchased less unearned premium plus loss reserves. BlueLine Re received a capital contribution of $5,668,171 in accordance with the agreements signed in August 2016 to fulfill this requirement.

8.	Reinsurance

The Company maintains a catastrophe excess of loss reinsurance program to minimize its exposure to losses from significant events that may have an adverse impact on its liquidity and results of operations. The contracts reinsure for property excess catastrophe losses caused by hurricanes. The agreements are effective June 1 for each year for a one-year term and incorporate the mandatory coverage required by and placed with the Florida Hurricane Catastrophe Fund (FHCF). In addition to the FHCF coverage, the Company purchases private reinsurance below, alongside, and above the FHCF layer.

Additionally, the Company is required to maintain an amount on deposit with the State of Florida to secure the payment of claims. A certificate of deposit of $300,000 has been assigned to the FOIR to satisfy this requirement. This certificate is included in cash, cash equivalents, and short-term investments.

During the second quarter of 2016, the Company placed its reinsurance program for the 2016 treaty year beginning June 1, 2016 and ending on May 31, 2017. The agreements incorporate

AmCo Holding Company

Notes to Consolidated Financial Statements

(Unaudited)

the mandatory coverage required by and placed with the Florida Hurricane Catastrophe Fund (FHCF). The FHCF is a Florida state-sponsored trust fund that provides reimbursement in Florida against storms that the national Hurricane Center designates as hurricanes.

For the treaty year beginning June 1, 2016 and ending on May 31, 2017, the Company obtained reinsurance protection of approximately $1,377,000,000 excess $25,000,000 providing sufficient protection for a 1-in-100 year hurricane event and a second 1-in-50 year hurricane event in the same year as calculated using a blended model result based upon AIR model version 3 and RMS model version 15. The Company has a retention of $25,000,000 for a single hurricane catastrophe. The private catastrophe excess of loss reinsurance agreements structure coverage into layers, with a cascading feature such that the layers drop to attach at $10,000,000 after the first event. A portion of the coverage is provided through multi-year contracts, which expires in 2017.

The Company participation in the FHCF provides 45% coverage for approximately $400,950,000 (45% of $891,000,000) of aggregate coverage for losses in excess of $278,000,000. In addition to the FHCF coverage, the Company purchased $934,050,000 of aggregate catastrophe reinsurance coverage in excess of $25,000,000.

$200,000,000 of the coverage is through a Cat bond set up through Armor Re. The Company is the only cedant to Armor Re and the $200,000,000 is fully collateralized through a trust account. In addition to the collateral required for Armor Re, there are two other participating reinsurers that provide 100% collateral through trust accounts and unpaid ceded premium balances.

In addition to the Catastrophe Treaty, non-cat facultative automatic coverage is in place ranging from $9,500,000 to $73,000,000 excess of an attachment that varies between $500,000 and $2,000,000 excluding sinkholes, depending on the size of the risk. Sinkholes have an attachment point of $4,000,000 on new and renewed policies after January 31, 2016. The Company places facultative reinsurance for individual risk exposures as deemed necessary on a specific account by account basis.

The total cost of the 2016-2017 reinsurance program for is estimated to be $116,000,000

In addition, during the second quarter of 2016, BlueLine Re entered into a 50% quota share agreement with Lexington Insurance Company to participate in its 20% share of the AmRisc program. As part of the quota share, BlueLine Re has purchased reinsurance protection that limits its losses to a cap of 375% of the gross net written premium net of other reinsurance coverages outlined below.

In order to limit its risk from catastrophic events it has purchased reinsurance effective June 1, 2016 and ending on May 31, 2017. For the treaty year beginning June 1, 2016 and ending on May 31, 2017, the Company obtained reinsurance protection of approximately $75,000,000 excess $5,000,000 per event providing sufficient protection for a 1-in-250 year hurricane event as calculated using a blended model result based upon AIR model version 3 and RMS model version 15. The Company has a retention of $5,000,000 for a single hurricane catastrophe. The coverage includes one prepaid reinstatement of limit within each layer.

In addition to the Catastrophe Treaty, non-cat facultative automatic coverage and an aggregate excess layer to limit of $9,500,000 excess of $500,000.

The total costs of the BlueLine Re reinsurance program is estimated at $6,489,000 excluding the 375% of gross net written premium which is calculated as a percentage of gross net written premium.

AmCo Holding Company

Notes to Consolidated Financial Statements

(Unaudited)

The Company receives commissions from brokers for reinsurance placement for specific policies. During 2016, the Company recognized $2,047,002 of ceded commission as an offset to commission expense recorded in other underwriting expenses incurred.

As of June 30, 2016, $2,846,456.80 in unearned ceded commission would be due to reinsurers if the contracts were cancelled or commuted.

The Company’s reinsurance arrangements do not relieve the Company from its direct obligation to its insureds.

The Company amortizes prepaid reinsurance premiums over the annual agreement period, and records that amortization in ceded premiums earned on our Unaudited Consolidated Statements of Comprehensive Income. The table below summarizes the amounts of ceded premiums written under the various types of agreements, as well as the amortization of prepaid reinsurance premiums:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
ACIC Catastrophe Excess of loss	$110,884,130	$121,872,094	$110,883,981	$120,256,019
ACIC Per Risk Excess of loss	2,258,386	3,659,153	4,368,071	7,209,290
ACIC Profit Sharing CAT XOL	(24,058,763)	—	(24,058,763)	—
Blue Line Re Catastrophe Excess of loss	5,605,380	—	5,605,380	—
Blue Line Re Per Risk Excess of loss	889,000	—	889,000	—

Ceded Premium Written	$95,578,133	$125,531,247	$97,687,669	$127,465,309
Decrease in ceded unearned premium	(84,432,006)	(93,226,810)	(49,618,406)	(63,609,222)

Ceded premium earned	$11,146,127	$32,304,437	$48,069,263	$63,856,087

9.	Leases

In 2013, the Company entered into a sub-lease for office facilities from AmRisc for an initial term of one year through December 31, 2014. Following expiration of the initial term, unless the lease is otherwise terminated, the lease will automatically renew for consecutive one-year terms. The lease may be terminated with 90 days’ advance notice. The lease is subject to a maximum annual increase of 3%. The lease is assigned to AmRisc and the Company has a sublease with AmRisc for its office space. Total rental expense was $31,843 at June 30, 2016.

10.	Other Contingencies and Other Commitments or Guarantees

From time to time, the Company is subject to litigation arising in the ordinary course of business. The Company’s management believes that the resolution of those actions will not have a material effect on the Company’s financial position or results of operations.

11.	Subsequent Events

In preparation of the consolidated financial statements and related disclosures, the Company evaluated events and transactions subsequent to the balance sheet date through September 21, 2016, which is the date the consolidated financial statements were available to be issued.

Annex D-3

FINANCIAL STATEMENT SCHEDULES

Summary of AmCo’s Investments

	December 31, 2015
	Cost or Amortized Cost(1)	Fair Value(1)	Amount Shown in Consolidated Balance Sheet(1)
(In Thousands)
Certificates of deposit	$12,462	$12,462	$12,462
States, municipalities and political subdivisions	31,993	32,496	32,496
Mortgage Back Securities, Residential	34,207	33,773	33,773
Mortgage Back Securities, Commercial	22,722	22,722	22,722
Asset Backed Securities	22,292	22,203	22,203
Corporate Securities	42,693	42,519	42,519

Total fixed maturities	166,369	166,174	166,174
Mutual Funds	1,497	1,514	1,514

Total investments	$167,866	$167,687	$167,687

	June 30, 2016
	Cost or Amortized Cost(1)	Fair Value(1)	Amount Shown in Consolidated Balance Sheet(1)
(In Thousands)
Certificates of deposit	$300	$300	$300
States, municipalities and political subdivisions	33,206	34,645	34,645
Mortgage Back Securities, Residential	33,011	33,363	33,636
Mortgage Back Securities, Commercial	28,323	28,840	28,840
Asset Backed Securities	26,679	29,731	29,731
Corporate Securities	61,701	63,302	63,302

Total fixed maturities	186,219	190,180	190,180
Mutual Funds	2,987	2,987	2,987
Other Investments	1,993	1,993	1,993

Total investments	$191,199	$195,507	$195,507

(1)	Fair value accounts for unrealized gains or losses of securities held, whereas cost or amortized cost does not account for unrealized gains or losses of securities held. The amounts reflected in the consolidated balance sheet are consistent with fair value as more fully described in the investment note of the financial statements and related footnotes included elsewhere in this proxy statement.

Summary of AmCo’s Real Estate and Accumulated Depreciation (as of June 30, 2016)

		Initial Cost	Cost Capitalized Subsequent to Acquisition		Gross Amount of Which Carried At Close of Period
Description	Encumbrances	Buildings and Land Improvements	Improvements	Carrying Costs	Buildings and Land Improvements Total	Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Latest Income Statements is Computed
Wholly-Owned Properties	$0	$0	$0	$0	$0	$0	$0	$0	$0

Total	$0	$0	$0	$0	$0	$0	$0	$0	$0

Summary of Mortgage Loans on AmCo’s Real Estate (as of June 30, 2016)

Description	Interest Rate	Final Maturity Date	Periodic Payment Term	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages	Principal Amount of Loans Subject to Delinquent Principal or Interest

	$0	$0	$0	$0	$0	$0	$0

Total	$0	$0	$0	$0	$0	$0	$0

PRELIMINARY PROXY CARD, SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS OF

UNITED INSURANCE HOLDINGS CORP.

[                 ], 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

[                 ], 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John Forney, B. Bradford Martz and Kimberly Salmon as Proxies of the undersigned, with full power of substitution, and hereby authorizes Mr. Forney, Mr. Martz and Ms. Salmon to represent and to vote, as designated on the reverse side and in their discretion and upon any other business that may properly come before the meeting, all of the shares of common stock of United Insurance Holdings Corp., held of record by the undersigned on [                 ], 2016 at the Special Meeting of Stockholders of United Insurance Holdings Corp., to be held at the office of United Insurance Holdings Corp. located at 800 2nd Avenue S., St. Petersburg, Florida, 33701 on [                 ], 2016 at [         AM/PM] Local Time, or at any postponement or adjournment thereof.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Authorization of the issuance of shares of common stock of United Insurance Holdings Corp. as contemplated by the Merger Agreement, dated as of August 17, 2016, by and among United Insurance Holdings Corp., Kilimanjaro Corp., Kili LLC, RDX Holding, LLC, R. Daniel Peed, Peed FLP1, Ltd., L.L.P. and AmCo Holding Company, as the same may be amended from time to time.	☐	☐	☐	2.	Authorization to transact such other business as may properly come before the special meeting and to adjourn or postpone the special meeting to solicit additional proxies.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ISSUANCE OF SHARES OF COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND FOR THE ADJOURNMENT OF THE SPECIAL MEETING, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY MATTER WHICH IS TO BE PRESENTED FOR ACTION AT THE MEETING OTHER THAN THE MATTERS SET FORTH HEREIN.

Address:
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder Date: Signature of Stockholder Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized signer.

(Continued on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

UNITED INSURANCE HOLDINGS CORP.

[                 ], 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page

Vote online until 11:59 PM ET the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. ê